Form 10-K, Exhibit 13
period 1996-12-28
THERMO FIBERTEK INC
filed 1997-03-14
CIK 886346

Exhibit 13























                              THERMO FIBERTEK INC.

                        Consolidated Financial Statements

                                      1996
PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                        Consolidated Statement of Income

    (In thousands except per share amounts)        1996       1995      1994
    ------------------------------------------------------------------------
    Revenues (includes $1,876 and
      $14,737 from related party
      in 1996 and 1995; Notes 9 and 12)        $192,209  $206,743   $162,625
                                               --------  --------   --------
    Costs and Operating Expenses:
      Cost of revenues (includes $639
        and $8,797 for related party
        revenues in 1996 and 1995; Note 9)      109,537   123,094     96,581
      Selling, general, and administrative
        expenses (Note 9)                        47,093    48,659     43,316
      Research and development expenses           5,460     4,061      3,812
                                               --------  --------   --------
                                                162,090   175,814    143,709
                                               --------  --------   --------

    Operating Income                             30,119    30,929     18,916

    Interest Income                               3,568     3,497      1,952
    Interest Expense                               (123)     (188)      (229)
    Interest Expense, Related Party (Note 8)       (540)   (1,178)      (708)
                                               --------  --------   --------
    Income Before Provision for Income Taxes
      and Minority Interest                      33,024    33,060     19,931
    Provision for Income Taxes (Note 7)          12,684    12,578      7,570
    Minority Interest Expense                       446       233      1,467
                                               --------  --------   --------
    Net Income                                 $ 19,894  $ 20,249   $ 10,894
                                               ========  ========   ========
    Earnings per Share:
      Primary                                  $    .33  $    .33   $    .18
                                               ========  ========   ========
      Fully diluted                            $    .31  $    .32   $    .18
                                               ========  ========   ========
    Weighted Average Shares:
      Primary                                    61,040    60,785     60,394
                                               ========  ========   ========
      Fully diluted                              64,343    64,263     63,024
                                               ========  ========   ========


    The accompanying notes are an integral part of these consolidated financial statements.

                                        2PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                           Consolidated Balance Sheet

    (In thousands)                                           1996       1995
    ------------------------------------------------------------------------
    Assets
    Current Assets:
      Cash and cash equivalents                          $109,805  $ 57,028
      Available-for-sale investments, at quoted
        market value (amortized cost of $2,781 in
        1995; Note 2)                                           -     2,784
      Accounts receivable, less allowances of
        $1,948 and $2,552                                  38,115    43,085
      Unbilled contract costs and fees                      1,236     1,921
      Inventories                                          24,467    27,102
      Prepaid income taxes (Note 7)                         7,220     9,069
      Other current assets                                  1,582     1,287
                                                         --------  --------
                                                          182,425   142,276
                                                         --------  --------
    Property, Plant, and Equipment, at Cost, Net           26,540    21,209
                                                         --------  --------
    Other Assets (Note 4)                                   8,720     1,298
                                                         --------  --------
    Cost in Excess of Net Assets of Acquired
      Companies (Notes 3 and 7)                            39,547    34,888
                                                         --------  --------
                                                         $257,232  $199,671
                                                         ========  ========









                                        3PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

    (In thousands except share amounts)                      1996       1995
    ------------------------------------------------------------------------
    Liabilities and Shareholders' Investment
    Current Liabilities:
      Accounts payable                                   $ 16,805  $ 20,747
      Accrued payroll and employee benefits                10,989    11,115
      Billings in excess of contract costs and fees         2,540     3,018
      Accrued warranty costs                                7,752     9,759
      Accrued income taxes (includes $1,340 and
        $1,521 due to parent company)                       2,414     4,430
      Other accrued expenses                                8,707    11,466
      Due to parent company and affiliated
        companies (Note 8)                                 17,609    10,859
                                                         --------  --------
                                                           66,816    71,394
                                                         --------  --------
    Deferred Income Taxes and Other Deferred
      Items (Note 7)                                        3,168     3,031
                                                         --------  --------
    Long-term Obligations (including $15,000 due
      to parent company in 1995; Note 8)                       34    15,041
                                                         --------  --------

    Minority Interest (Note 3)                                277       574
                                                         --------  --------

    Commitments and Contingency (Note 10)

    Common Stock of Subsidiary Subject to Redemption
      ($60,116 redemption value; Note 1)                   56,087         -
                                                         --------  --------

    Shareholders' Investment (Notes 5 and 6):
      Common stock, $.01 par value, 75,000,000
        shares authorized; 61,154,930 and
        40,623,919 shares issued                              612       406
      Capital in excess of par value                       65,951    65,222
      Retained earnings                                    66,181    46,287
      Treasury stock at cost, 23,550 and 33,223
        shares                                               (360)     (446)
      Cumulative translation adjustment                    (1,534)   (1,840)
      Net unrealized gain on available-for-sale
        investments (Note 2)                                    -         2
                                                         --------  --------
                                                          130,850   109,631
                                                         --------  --------
                                                         $257,232  $199,671
                                                         ========  ========

    The accompanying notes are an integral part of these consolidated financial statements.


                                        4PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                      Consolidated Statement of Cash Flows

    (In thousands)                                 1996       1995     1994
    -----------------------------------------------------------------------
    Operating Activities:
      Net income                              $ 19,894   $ 20,249  $ 10,894
      Adjustments to reconcile net
        income to net cash provided
        by operating activities:
          Depreciation and amortization          4,983      4,760     4,240
          Provision for losses on
            accounts receivable                   (450)       440       508
          Minority interest expense                446        233     1,467
          Deferred income tax expense
            (benefit)                            2,017     (1,876)     (406)
          Other noncash items                     (316)      (111)      (29)
          Changes in current accounts,
            excluding the effects of
            acquisitions:
              Accounts receivable                5,724     (8,052)   (3,800)
              Inventories and unbilled
                contract costs and fees          3,139     (3,113)   (2,440)
              Other current assets               1,468        398      (995)
              Accounts payable                  (3,436)     3,731       418
              Other current liabilities         (6,417)     1,718     8,098
                                              --------   --------  --------
    Net cash provided by operating activities   27,052     18,377    17,955
                                              --------   --------  --------
    Investing Activities:
      Acquisitions, net of cash acquired
        (Note 3)                               (12,066)   (12,783)        -
      (Issuance) repayment of notes
        receivable (Note 4)                     (6,000)       150       240
      Purchases of available-for-sale
        investments                                  -          -    (4,250)
      Proceeds from sale and maturities of
        available-for-sale investments           2,750      4,700     1,330
      Purchases of property, plant, and
        equipment                               (3,936)    (3,493)   (3,126)
      Other                                       (150)       440       503
                                              --------   --------  --------
    Net cash used in investing activities      (19,402)   (10,986)   (5,303)
                                              --------   --------  --------
    Financing Activities:
      Net proceeds from issuance of Company
        and subsidiary common stock (Note 1)    55,923        235       442
      Issuance (repayment) of short-term
        obligations (Note 8)                   (10,400)    10,400    (5,000)
      Repayment of long-term obligations             -       (385)     (203)
                                              --------   --------  --------
    Net cash provided by (used in) financing
      activities                              $ 45,523   $ 10,250  $ (4,761)
                                              --------   --------  --------
                                        5PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

    (In thousands)                                 1996      1995      1994
    -----------------------------------------------------------------------
    Exchange Rate Effect on Cash              $   (396) $  2,137   $  1,763
                                              --------  --------   --------
    Increase in Cash and Cash Equivalents       52,777    19,778      9,654
    Cash and Cash Equivalents at Beginning
      of Year                                   57,028    37,250     27,596
                                              --------  --------   --------
    Cash and Cash Equivalents at End of Year  $109,805  $ 57,028   $ 37,250
                                              ========  ========   ========

    Cash Paid For:
      Interest                                $    662  $  1,391   $    947
      Income taxes                            $ 12,625  $ 14,760   $  5,472

    Noncash Activities:
      Retirement of subordinated convertible
        note                                  $      -  $      -   $(15,000)
      Issuance of subordinated convertible
        note                                  $      -  $      -   $ 15,000
      Issuance of Company common stock in
        connection with the redemption of
        Fiberprep stock (Note 3)              $      -  $  1,428   $      -

      Fair value of assets of acquired
        company                               $ 12,480  $      -   $      -
      Cash paid for acquired company           (12,070)        -          -
                                              --------  --------   --------

        Liabilities assumed of acquired
          company                             $    410  $      -   $      -
                                              ========  ========   ========


    The accompanying notes are an integral part of these consolidated financial statements.




                                        6PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

               Consolidated Statement of Shareholders' Investment

    (In thousands)                                1996       1995       1994
    ------------------------------------------------------------------------
    Common Stock, $.01 Par Value
      Balance at beginning of year           $    406   $    269    $    268
      Issuance of stock under employees'
        and directors' stock plans                  2          1           1
      Effect of three-for-two stock splits        204        135           -
      Issuance of Company common stock for
        redemption of Fiberprep stock
        (Note 3)                                    -          1           -
                                             --------   --------    --------
        Balance at end of year                    612        406         269
                                             --------   --------    --------

    Capital in Excess of Par Value
      Balance at beginning of year             65,222     62,954      62,072
      Issuance of stock under employees'
        and directors' stock plans                 54        680         441
      Effect of three-for-two stock splits       (204)      (135)          -
      Issuance of Company common stock for
        redemption of Fiberprep stock
        (Note 3)                                    -      1,427           -
      Tax benefit related to employees'
        and directors' stock plans                781        296         428
      Effect of majority-owned subsidiary's
        equity transactions                        98          -          13
                                             --------   --------    --------
        Balance at end of year                 65,951     65,222      62,954
                                             --------   --------    --------

    Retained Earnings
      Balance at beginning of year             46,287     26,038      15,144
      Net income                               19,894     20,249      10,894
                                             --------   --------    --------
        Balance at end of year                 66,181     46,287      26,038
                                             --------   --------    --------

    Treasury Stock
      Balance at beginning of year               (446)         -           -
      Activity under employees' and
        directors' stock plans                     86       (446)          -
                                             --------   --------    --------
        Balance at end of year                   (360)      (446)          -
                                             --------   --------    --------

    Cumulative Translation Adjustment
      Balance at beginning of year             (1,840)    (4,539)     (6,731)
      Translation adjustment                      306      2,699       2,192
                                             --------   --------    --------
      Balance at end of year                 $ (1,534)  $ (1,840)   $ (4,539)
                                             --------   --------    --------

                                        7PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

    (In thousands)                                1996       1995       1994
    ------------------------------------------------------------------------
    Net Unrealized Gain (Loss) on Available-
      for-sale Investments
      Balance at beginning of year            $     2   $    (26)   $      -
      Change in net unrealized gain (loss)
        on available-for-sale investments
        (Note 2)                                   (2)        28         (42)
      Effect of change in accounting
        principle (Note 2)                          -          -          16
                                             --------   --------    --------
      Balance at end of year                        -          2         (26)
                                             --------   --------    --------
    Total Shareholders' Investment           $130,850   $109,631    $ 84,696
                                             ========   ========    ========


    The accompanying notes are an integral part of these consolidated financial statements.

















                                        8PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Summary of Significant Accounting Policies

    Nature of Operations
        Thermo Fibertek Inc. (the Company) designs and manufactures processing machinery and accessories for the paper and paper-recycling industries. The Company's principal products include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper, accessory equipment and related consumables important to the efficient operation of papermaking machines, and water-management systems essential for draining, purifying, and recycling process water.
    Relationship with Thermo Electron Corporation
        The Company was incorporated in November 1991 as a wholly owned subsidiary of Thermo Electron Corporation (Thermo Electron). As of December 28, 1996, Thermo Electron owned 51,520,895 shares of the Company's common stock, representing 84% of such stock outstanding.

    Principles of Consolidation
        The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries, its 68%-owned public subsidiary Thermo Fibergen Inc. (Thermo Fibergen), and its 95%-owned Fiberprep, Inc. (Fiberprep) subsidiary (Note 3). All significant intercompany accounts and transactions have been eliminated.

    Fiscal Year
        The Company has adopted a fiscal year ending the Saturday nearest December 31. References to 1996, 1995, and 1994 are for the fiscal years ended December 28, 1996, December 30, 1995, and December 31, 1994, respectively. The Company's E. & M. Lamort, S.A. (Lamort) subsidiary, based in France, has a fiscal year ending on the Saturday nearest November 30 to allow sufficient time for the Company to receive Lamort's financial statements.
    Revenue Recognition
        The Company recognizes revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty costs at the time of shipment. Revenues and profits on large contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $31,066,000 in 1996, $51,741,000 in 1995, and $42,122,000 in 1994. The percentage of completion is determined by relating the actual costs incurred to date to management's estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees, and amounts billed in excess of revenues are classified as billings in excess of contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.
                                        9PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Stock-based Compensation Plans
        The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 5). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

    Income Taxes
        The Company and Thermo Electron have a tax allocation agreement under which the Company and its subsidiaries, exclusive of its foreign operations, its Fiberprep subsidiary, and, beginning in 1996, its Thermo Fibergen subsidiary, are included in the consolidated federal and certain state income tax returns filed by Thermo Electron. The agreement provides that in years in which these entities have taxable income, the Company will pay to Thermo Electron amounts comparable to the taxes it would have paid if the Company had filed separate tax returns. If Thermo Electron's equity ownership of the Company were to drop below 80%, the Company would be required to file its own federal income tax returns.
        In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

    Earnings per Share
        Primary earnings per share have been computed based on the weighted average number of shares outstanding during the year. Because the effect of the assumed exercise of the Company's stock options would be immaterial, they have been excluded from the primary earnings per share calculation. Fully diluted earnings per share have been computed assuming conversion of the Company's subordinated convertible note and elimination of the related interest expense, where dilutive, as well as the exercise of stock options and their related income tax effects.

    Stock Split
        All share and per share information, except as noted below, has been restated to reflect three-for-two stock splits, effected in the form of 50% stock dividends, which were distributed in June 1996 and September 1995. Share information in the accompanying 1995 balance sheet has not been restated for the stock split distributed in June 1996.

    Cash and Cash Equivalents
        As of December 28, 1996, $75,566,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of U.S. government agency securities, corporate notes, commercial paper, money market funds, and other marketable

                                       10PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. As of year-end 1996 and 1995, the Company's cash equivalents also include money market fund investments of the Company's foreign subsidiaries, which have original maturities of three months or less. Cash equivalents are carried at cost, which approximates market value.

    Inventories
        Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

    (In thousands)                                           1996      1995
    -----------------------------------------------------------------------
    Raw materials and supplies                            $13,778   $14,283
    Work in process                                         4,180     7,577
    Finished goods                                          6,509     5,242
                                                          -------   -------
                                                          $24,467   $27,102
                                                          =======   =======

    Property, Plant, and Equipment
        The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings, 15 to 50 years; machinery and equipment, 2 to 15 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

    (In thousands)                                           1996      1995
    -----------------------------------------------------------------------
    Land and buildings                                    $22,293  $18,891
    Machinery, equipment, and leasehold improvements       35,576   31,085
                                                          -------  -------
                                                           57,869   49,976
    Less: Accumulated depreciation and amortization        31,329   28,767
                                                          -------  -------
                                                          $26,540  $21,209
                                                          =======  =======

                                       11PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Other Assets
        Other assets in the accompanying balance sheet includes the cost of patents acquired in 1996 that are amortized using the straight-line method over an estimated useful life of 12 years. These assets were $958,000, net of accumulated amortization of $42,000, at year-end 1996.

    Cost in Excess of Net Assets of Acquired Companies
        The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over periods ranging between 20 to 40 years. Accumulated amortization was $3,521,000 and $2,523,000 at year-end 1996 and 1995, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

    Common Stock of Subsidiary Subject to Redemption
        In September 1996 Thermo Fibergen sold 4,715,000 units, each unit consisting of one share of Thermo Fibergen common stock and one redemption right, in an initial public offering at $12.75 per unit for net proceeds of $55,781,000. The common stock and redemption rights began trading separately on December 13, 1996. Holders of a redemption right have the option to require Thermo Fibergen to redeem, in September 2000 and 2001, one share of Thermo Fibergen common stock at $12.75 per share. The redemption rights carry terms that generally provide for their expiration if the closing price of Thermo Fibergen's common stock exceeds $19 1/8 for 20 of any 30 consecutive trading days prior to September 2001. The difference between the redemption value and the original carrying amount of common stock of subsidiary subject to redemption is accreted over the period ending September 2000, which corresponds with the first redemption period. The accretion is charged to minority interest expense in the accompanying statement of income. The redemption rights are guaranteed, on a subordinated basis, by Thermo Electron. The Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee.

    Foreign Currency
        All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year, in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholders' investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for the three years presented.
                                       12PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Use of Estimates
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Presentation
        Certain amounts in 1995 and 1994 have been reclassified to conform to the presentation in the 1996 financial statements.

    2.  Available-for-sale Investments

        Effective January 2, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS No. 115, the Company's debt and marketable equity securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded currently as a component of shareholders' investment titled "Net unrealized gain (loss) on available-for-sale investments." Effect of change in accounting principle in the accompanying 1994 statement of shareholders' investment represents the unrealized gain, net of related tax effects, pertaining to available-for-sale investments held by the Company on January 2, 1994.
        Available-for-sale investments in the accompanying 1995 balance sheet represents investments in corporate bonds. The difference between the market value and the cost basis of available-for-sale investments at December 30, 1995, was $3,000, which represents gross unrealized gains on those investments.

    3.  Acquisitions

        In July 1996, Thermo Fibergen acquired substantially all of the assets, subject to certain liabilities, of Granulation Technology, Inc. (Granulation Technology) and Biodac, a division of Edward Lowe Industries, Inc., for $12,070,000 in cash. The acquisition has been accounted for using the purchase method of accounting, and the combined results of operations of Granulation Technology and Biodac have been included in the accompanying financial statements from the date of acquisition. The cost of the acquisition exceeded the estimated fair value of the acquired net assets by $4,862,000, which is being amortized over 20 years. Allocation of the purchase price for the acquisition was based on the estimated fair value of net assets acquired and is subject to adjustment upon finalization of the purchase price allocation. Pro forma data is not presented since the acquisition of Granulation Technology and Biodac was not material to the Company's results of operations.
                                       13PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    3.  Acquisitions (continued)

        In January 1995, the Company increased its ownership of Fiberprep from 51% to 95% through a redemption by Fiberprep of a portion of its stock owned by Aikawa Iron Works Co., Ltd. (Aikawa) for a total purchase price equal to (a) $12,783,000 in cash, which included a royalty payment of $845,000, (b) a ten-year 1% royalty on sales of certain Aikawa products, and (c) the issuance of 225,000 shares of the Company's common stock. The acquisition has been accounted for using the purchase method of accounting. The cost of the acquisition exceeded the estimated fair value of the incremental net assets by $7,516,000, which is being amortized over 40 years. The accompanying statement of income includes royalty expense in connection with this agreement of $66,000 and $258,000 in 1996 and 1995, respectively.
        Based on unaudited data, if the acquisition of the additional 44% ownership in Fiberprep had occurred at the beginning of 1994, net income and earnings per share on a pro forma basis for 1994 would have been $11,468,000 and $.19, respectively. The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the redemption by Fiberprep been made at the beginning of 1994.

    4.  Note Receivable

        In connection with a proposed engineering, procurement, and construction project, the Company loaned $6.0 million to Tree-Free Fiber Company, LLC (Tree-Free) during 1996. The $6.0 million note to the Company is secured by a first priority security interest in the membership (equity) interests of the equity owners of Tree-Free, as well as certain other assets of Tree-Free. This project has been indefinitely delayed due to the current weakness in pulp prices and, therefore, the Company expects the project will not proceed in the near future. Tree-Free was unable to repay the note upon its original maturity and the Company consented to several payment extensions. On March 10, 1997, the Company formally notified Tree-Free that Tree-Free was in default of its obligations, and demanded payment in full within seven days. If Tree-Free is unable to cure the default within seven days, or to make other arrangements acceptable to the Company, the Company intends to exercise its rights under its security agreement to cause all of such membership interests to be transferred to the Company. In such event, the Company expects that it will operate an existing tissue mill owned by Tree-Free, with the intent of either selling the mill or membership interests at one or more public or private sales as soon as practicable thereafter. Although no assurance can be given as to either the timing of any such sale or the amount of the proceeds that may be received therefrom, the Company believes that the fair value of its security exceeds the carrying amount of the note from Tree-Free.

                                       14PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    5.  Employee Benefit Plans

    Stock-based Compensation Plans

    Stock Option Plans
    ------------------
        The Company has stock-based compensation plans for its key employees, directors, and others. Two of these plans, adopted in 1991, permit the grant of nonqualified and incentive stock options. A third plan, adopted in 1994, permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. To date, only nonqualified stock options have been awarded under this plan. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a five to ten year period, depending on the term of the option, which may range from five to twelve years. In addition, under certain options, shares acquired upon exercise are restricted from resale until retirement or other events. Nonqualified options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in 1991, that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and generally expire three or seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron.

    Employee Stock Purchase Program
    -------------------------------
        Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Under this program, shares of the Company's and Thermo Electron's common stock can be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, the applicable shares of common stock could be purchased at 85% of the fair market value at the beginning of the period, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. During 1996, 1995, and 1994, the Company issued 30,830 shares, 38,981 shares, and 67,602 shares, respectively, of its common stock under this program.

                                       15PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    5.  Employee Benefit Plans (continued)

    Pro Forma Stock-based Compensation Expense
        In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted in 1996 and 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been as follows:

    (In thousands except per share amounts)                 1996         1995
    -------------------------------------------------------------------------
    Net income:
      As reported                                       $19,894      $20,249
      Pro forma                                          19,454       20,118
    Primary earnings per share:
      As reported                                           .33          .33
      Pro forma                                             .32          .33
    Fully diluted earnings per share:
      As reported                                           .31          .32
      Pro forma                                             .31          .32

        Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
        The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:
                                                          1996         1995
    -----------------------------------------------------------------------
    Volatility                                             26%          26%
    Risk-free interest rate                               5.9%         5.9%
    Expected life of options                         4.7 years    4.6 years

        The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                       16PAGE

   Thermo Fibertek Inc.                              1996 Financial Statements

                   Notes to Consolidated Financial Statements

   5.  Employee Benefit Plans (continued)

   Stock Option Activity
      A summary of the Company's stock option activity is as follows:

                              1996              1995               1994
                        ----------------  ----------------  -----------------
                                Weighted          Weighted           Range of
                        Number   Average  Number   Average  Number     Option
   (Shares in               of  Exercise      of  Exercise      of     Prices
   thousands)           Shares     Price  Shares     Price  Shares  per Share
   --------------------------------------------------------------------------
   Options outstanding,                                              $ 3.00-
     beginning of year  3,783    $ 4.52    3,782   $ 3.91    3,804     6.88
                                                                       6.28
       Granted            102     11.80      315    10.70        6     6.88

       Exercised         (282)     3.25     (236)    3.08      (27)    3.00

       Forfeited          (33)     6.15      (78)    4.53       (1)    6.15
                        -----              -----             -----
   Options outstanding,                                              $ 3.00-
     end of year        3,570    $ 4.81    3,783   $ 4.52    3,782     6.88
                        =====    ======    =====   ======    =====   ======
                                                                     $ 3.00-
   Options exercisable  3,570    $ 4.81    3,783   $ 4.52    3,780     6.88
                        =====    ======    =====   ======    =====   ======
   Options available
     for grant          2,410              2,478             2,715
                        =====              =====             =====
   Weighted average fair
     value per share of
     options granted
     during year                 $ 3.89            $ 3.60
                                 ======            ======

        A summary of the status of the Company's stock options at December 28, 1996, is as follows:
                                        Options Outstanding and Exercisable
                                        ------------------------------------
                                                       Weighted
                                                        Average     Weighted
                                        Number        Remaining      Average
   Range of                                 of      Contractual     Exercise
   Exercise Prices                      Shares             Life        Price
   -------------------------------------------------------------------------
   (Shares in thousands)
   $ 3.00 - $ 5.83                       2,160        3.2 years      $ 3.00
     5.84 -   8.66                         993        7.8 years        6.16
     8.67 -  11.49                         387        6.0 years       10.71
    11.50 -  14.32                          30       11.2 years       14.32
                                         -----
   $ 3.00 - $14.32                       3,570        4.9 years      $ 4.81
                                         =====
                                       17PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    5.  Employee Benefit Plans (continued)

    401(k) Savings Plan
       Two of the Company's domestic subsidiaries participate in Thermo Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $449,000, $449,000, and $382,000 in 1996, 1995, and 1994, respectively.

    Profit-sharing Plans
        One of the Company's domestic subsidiaries has adopted a profit-sharing plan under which the Company annually contributes 10% of the subsidiary's profit-sharing net income, which equals net income before profit-sharing expense. All contributions are immediately vested. In addition, one of the Company's foreign subsidiaries maintains a state-mandated profit-sharing plan and a voluntary profit-sharing plan, which the Company has agreed with its trade unions to maintain. Under the state-mandated plan, the Company contributes 0-13% of the subsidiary's net profit after taxes reduced by 5% of its shareholders' investment. Contributions become fully vested after five years. The voluntary plan provides for the subsidiary to contribute 8-10% of profit after taxes in excess of 5% of its revenues. Contributions become fully vested in May of the following year. For these plans, the Company contributed and charged to expense $1,263,000, $1,215,000, and $1,189,000 in 1996, 1995, and
    1994, respectively.

    6.  Common Stock

        At December 28, 1996, the Company had reserved 8,630,224 unissued shares of its common stock for possible issuance under stock-based compensation plans and for issuance upon possible conversion of the Company's subordinated convertible note.

    7.  Income Taxes

        The components of income before provision for income taxes and minority interest in the accompanying statement of income are as follows:

    (In thousands)                                1996       1995      1994
    -----------------------------------------------------------------------
    Domestic                                  $17,515    $20,472    $13,831
    Foreign                                    15,509     12,588      6,100
                                              -------    -------    -------

                                              $33,024    $33,060    $19,931
                                              =======    =======    =======


                                       18PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    7.  Income Taxes (continued)

        The components of the provision for income taxes in the accompanying statement of income are as follows:
    (In thousands)                                 1996      1995       1994
    ------------------------------------------------------------------------
    Currently payable:
      Federal                                   $ 5,672   $ 7,915    $ 4,590
      Foreign                                     3,382     4,776      2,205
      State                                       1,613     1,763      1,181
                                                -------   -------   --------
                                                 10,667    14,454      7,976
                                                -------   -------   --------
    Deferred (prepaid), net:
      Federal                                       142    (1,312)      (435)
      Foreign                                     1,813      (286)        95
      State                                          62      (278)       (66)
                                                -------   -------   --------
                                                  2,017    (1,876)      (406)
                                                -------   -------    -------
                                                $12,684   $12,578    $ 7,570
                                                =======   =======    =======

        The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the Company's common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $781,000, $296,000, and $428,000 of tax benefits from exercises of stock options that have been allocated to capital in excess of par value in 1996, 1995, and 1994, respectively.
        The deferred provision for income taxes in 1995 does not reflect $2,409,000 of tax benefits used to reduce cost in excess of net assets of acquired companies.
        The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% in 1996 and 1995 and 34% in 1994 to income before provision for income taxes and minority interest due to the following:

    (In thousands)                                 1996      1995      1994
    -----------------------------------------------------------------------
    Provision for income taxes at
      statutory rate                            $11,558   $11,571   $ 6,777
    Increases (decreases) resulting from:
      State income taxes, net of federal tax      1,089       965       736
      Dividend from foreign subsidiary, net
        of tax credits                                -       709         -
      Foreign tax rate and tax regulation
        differential                               (233)     (434)       95
      Nondeductible expenses                        150       147       192
      Other                                         120      (380)     (230)
                                                -------   -------   -------
                                                $12,684   $12,578   $ 7,570
                                                =======   =======   =======

                                       19PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    7.  Income Taxes (continued)

        Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

    (In thousands)                                          1996      1995
    ----------------------------------------------------------------------
    Prepaid income taxes:
      Reserves and accruals                               $5,087    $5,402
      Inventory basis difference                           1,263     2,835
      Accrued compensation                                   602       408
      Allowance for doubtful accounts                        268       250
      Other, net                                               -       174
                                                          ------    ------
                                                          $7,220    $9,069
                                                          ======    ======

    Deferred income taxes, net:
      Amortization of intangible assets                   $  496    $  494
      Depreciation                                           184       304
      Foreign taxes                                          633       347
                                                          ------    ------
                                                          $1,313    $1,145
                                                          ======    ======

        The Company has not recognized a deferred tax liability for the difference between the book basis and the tax basis of its investment in the stock of its domestic subsidiaries (such difference relates primarily to unremitted earnings by subsidiaries) because it does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its domestic subsidiaries tax free.
        A provision has not been made for U.S. or additional foreign taxes on $50.2 million of undistributed earnings of foreign subsidiaries that could be subject to tax if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.

    8.  Short- and Long-term Obligations

        In 1991, the Company issued to Thermo Electron a $15.0 million principal amount 5% subordinated note due 2001, payable on demand upon 30 days' notice by Thermo Electron any time after January 15, 1994. In February 1994, the Company refinanced this note into a $15.0 million principal amount 3.5% subordinated convertible note due August 1, 1997. The note is held by Thermo Electron and is convertible into shares of the Company's common stock at a conversion price of $7.94 per share. This note is included in "Due to parent company and affiliated companies" in the accompanying 1996 balance sheet.

                                       20PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    8.  Short- and Long-term Obligations (continued)

        In January 1995, in connection with a partial redemption of Fiberprep stock (Note 3), Fiberprep issued to Thermo Electron a $10.4 million promissory note due January 1996, bearing interest at the Commercial Paper Composite Rate plus 25 basis points, which was repaid in 1996. This note is included in "Due to parent company and affiliated companies" in the accompanying 1995 balance sheet. The interest rate was 6.01% at year-end 1995.
        In September 1993, the Company borrowed $5.0 million from Thermo Electron pursuant to a promissory note due September 13, 1994, bearing interest at the Commercial Paper Composite Rate plus 25 basis points, which was repaid in September 1994.
        See Note 11 for fair value information pertaining to the Company's long-term obligations.

    9.  Related Party Transactions

    Corporate Services Agreement
        The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 1.0% of the Company's revenues. The Company paid an annual fee equal to 1.20% and 1.25% of the Company's revenues in 1995 and 1994, respectively. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. For these services, the Company was charged $1,922,000, $2,481,000, and $2,033,000 in 1996, 1995,
    and 1994, respectively. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

    Recycling Equipment Subcontract
        In December 1994, Thermo Electron subcontracted with Fiberprep to supply equipment and services to Thermo Electron, in its role as general contractor on a turnkey contract with a customer for an office wastepaper de-inking facility. During 1996 and 1995, the Company recorded revenues of $1,876,000 and $14,737,000, respectively, and cost of revenues of $639,000 and $8,797,000, respectively, under this two-year subcontract. No revenues were recorded under this subcontract during 1994.

                                       21PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    9.  Related Party Transactions (continued)

    Repurchase Agreement
        The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

    Short- and Long-term Obligations
        See Note 8 for obligations of the Company held by Thermo Electron.

    10. Commitments and Contingency

    Operating Leases
        The Company occupies office and operating facilities under various operating leases. The accompanying statement of income includes expenses from operating leases of $1,252,000, $1,167,000, and $1,407,000 in 1996,
    1995, and 1994, respectively. The future minimum payments due under noncancellable operating leases as of December 28, 1996, are $1,113,000 in 1997; $929,000 in 1998; $468,000 in 1999; $159,000 in 2000; $87,000 in
    2001; and $95,000 in 2002 and thereafter. Total future minimum lease payments are $2,851,000.

    Contingency
        Fiberprep was a supplier of de-inking equipment to the general contractor for a pulp mill (unrelated to the subcontract from Thermo Electron discussed in Note 9). The general contractor has received notices from the mill owner alleging failure to perform and claiming liquidated damages. Although the general contractor is challenging the mill owner's claims, if the general contractor is found liable, the Company has been informed that the general contractor will seek 50% of its damages from the Company. The Company's limit of liability for any contractual disputes arising from its contract totals $6.0 million. While it is reasonably possible that resolution of this matter could have a material effect on the Company's results of operations for a particular quarter, in the opinion of management the Company's reserves for such matters are adequate and such result is not likely to occur.

    11. Fair Value of Financial Instruments

        The Company's financial instruments consist mainly of cash and cash equivalents, available-for-sale investments, accounts receivable, accounts payable, due to parent company and affiliated companies, long-term obligations, and forward exchange contracts. The carrying amount of these financial instruments, with the exception of available-for-sale investments, the subordinated convertible note, other long-term obligations, and forward exchange contracts, approximate fair value due to their short-term nature.
        Available-for-sale investments are carried at fair value in the accompanying 1995 balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments.

                                       22PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    11. Fair Value of Financial Instruments (continued)

        The Company enters into forward exchange contracts to hedge certain firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies, principally U.S. dollars, British pounds sterling, French francs, and Japanese yen. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. The amounts of such forward exchange contracts at year-end 1996 and 1995 were $2,378,000 and $12,274,000, respectively.
        The carrying amount and fair value of the Company's convertible obligation, other long-term obligations, and off-balance-sheet financial instruments are as follows:

                                            1996                1995
                                     ------------------  ------------------
                                     Carrying      Fair  Carrying      Fair
    (In thousands)                     Amount     Value    Amount     Value
    -----------------------------------------------------------------------
    Convertible obligation           $15,000    $17,400   $15,000   $28,485
    Other long-term obligations           34         34        41        41
                                     -------    -------   -------   -------
                                     $15,034    $17,434   $15,041   $28,526
                                     =======    =======   =======   =======
    Off-balance-sheet financial
      instruments:
        Forward exchange contracts
          payable (receivable)                  $    32             $  (325)

        The fair value of debt obligations was determined based on quoted market prices and on borrowing rates available to the Company at the respective year-ends. The fair value of the convertible obligation exceeds the carrying amount primarily due to the market price of the Company's common stock exceeding the conversion price of the convertible obligation.
        The fair value of forward exchange contracts is the estimated amount that the Company would receive or pay upon termination of the contract, taking into account the change in foreign exchange rates.

    12. Geographical Information

        The Company is engaged in one business segment: the design and manufacture of processing machinery for paper-recycling, accessories, and water-management systems for the paper and paper-recycling industries. Revenues from the paper-recycling business were $56,171,000, $76,981,000, and $50,698,000 in 1996, 1995, and 1994, respectively. Revenues from the accessories business were $82,173,000, $73,934,000, and $60,448,000 in
    1996, 1995, and 1994, respectively. Revenues from the water-management business were $39,950,000, $40,835,000, and $32,170,000 in 1996, 1995,
    and 1994, respectively.

                                       23PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    12. Geographical Information (continued)

        The following table shows data for the Company by geographic area.

    (In thousands)                                  1996      1995      1994
    ------------------------------------------------------------------------
    Revenues:
        United States                           $102,118  $121,932  $ 96,434
        France                                    59,941    59,126    42,272
        United Kingdom                            14,644    14,930    15,739
        Other                                     24,070    21,883    16,624
        Transfers among geographic areas (a)      (8,564)  (11,128)   (8,444)
                                                --------  --------- --------
                                                $192,209  $206,743  $162,625
                                                ========  ========  ========

    Income before provision for income taxes
      and minority interest:
        United States                           $ 16,053  $ 21,716  $ 14,945
        France                                     6,598     5,671     3,487
        United Kingdom                             3,081     1,732        64
        Other                                      4,764     3,734     1,610
        Corporate and eliminations (b)              (377)   (1,924)   (1,190)
                                                --------  --------  --------
        Total operating income                    30,119    30,929    18,916
        Interest income, net                       2,905     2,131     1,015
                                                --------  --------  --------
                                                $ 33,024  $ 33,060  $ 19,931
                                                ========  ========  ========

    Identifiable assets:
        United States (c)                       $131,540  $ 81,609  $ 66,593
        France                                    57,643    56,538    50,843
        United Kingdom                            24,496    20,868    21,474
        Other                                     18,999    16,686    13,194
        Corporate and eliminations (d)            24,554    23,970    10,285
                                                --------  --------  --------
                                                $257,232  $199,671  $162,389
                                                ========  ========  ========

    (a) Transfers among geographic areas are accounted for at prices that are representative of transactions with unaffiliated parties.
    (b) Primarily general and administrative expenses.
    (c) Reflects the net proceeds from Thermo Fibergen's September 1996 initial public offering.
    (d) Primarily cash, cash equivalents, and available-for-sale investments.



                                       24PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                   Notes to Consolidated Financial Statements

    13. Unaudited Quarterly Information

    (In thousands except per share amounts)

    1996                                First    Second     Third     Fourth
    ------------------------------------------------------------------------
    Revenues                          $48,980   $48,595   $46,124    $48,510
    Gross profit                       20,788    20,491    19,951     21,442
    Net income                          5,206     4,876     4,213      5,599
    Earnings per share:
      Primary                             .09       .08       .07        .09
      Fully diluted                       .08       .08       .07        .09

    1995                                First    Second     Third     Fourth
    ------------------------------------------------------------------------
    Revenues                          $43,736   $49,588   $56,227    $57,192
    Gross profit                       17,787    19,968    22,268     23,626
    Net income                          3,583     4,628     5,992      6,046
    Earnings per share:
      Primary                             .06       .08       .10        .10
      Fully diluted                       .06       .07       .09        .10

    14. Subsequent Event

        On February 26, 1997, the Company entered into a letter of intent to acquire the assets, subject to certain liabilities, of the stock-preparation business of The Black Clawson Company (Black Clawson) for approximately $110 million in cash. Black Clawson is a leading supplier of recycling equipment used in processing fiber for the manufacture of "brown paper" such as that used for corrugated boxes. The transaction is subject to several conditions, including completion by the Company of its due diligence investigation; negotiation of a definitive agreement; regulatory approvals, including antitrust clearances; and approval by the Board of Directors of the Company, Thermo Electron, and Black Clawson. If this transaction is consummated, the Company intends to borrow a portion of the purchase price from Thermo Electron.



                                       25PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                    Report of Independent Public Accountants

    To the Shareholders and Board of Directors of Thermo Fibertek Inc.:

        We have audited the accompanying consolidated balance sheet of Thermo Fibertek Inc. (a Delaware corporation and 84%-owned subsidiary of Thermo Electron Corporation) and subsidiaries as of December 28, 1996, and December 30, 1995, and the related consolidated statements of income, shareholders' investment, and cash flows for each of the three years in the period ended December 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Fibertek Inc. and subsidiaries as of December 28, 1996, and December 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.



                                                Arthur Andersen LLP



    Boston, Massachusetts
    February 3, 1997 (except with
    respect to the matter discussed
    in Note 14 as to which the date
    is February 26, 1997)


                                       26PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

        Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operations under the caption "Forward-looking Statements."

    Overview

        The Company designs and manufactures processing machinery, accessories, and water-management systems for the paper and paper-recycling industries. The Company's principal products include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper, accessory equipment and related consumables important to the efficient operation of papermaking machines, and water-management systems essential for draining, purifying, and recycling process water. The Company's Thermo Fibergen Inc. (Thermo Fibergen) subsidiary's principal business consists of conducting research and development to commercialize equipment and systems to recover materials from papermaking sludge generated by plants that produce virgin and recycled pulp and paper. Thermo Fibergen's GranTek Inc. (GranTek) subsidiary employs patented technology to convert the papermaking sludge into granules that are currently used as carriers for agricultural chemicals.
        The Company's products are primarily sold to the paper industry. Generally, the financial condition of the paper industry corresponds both to changes in the general economy, as well as a number of other factors, including paper and pulp production capacity. The paper industry entered a severe down cycle in early 1996 and has not recovered. This cyclical downturn adversely affected the Company's business during the second half of 1996. No assurance can be given that the financial condition of the paper industry will recover in the near future.
        During 1996, approximately 47% of the Company's revenues originated outside the United States, primarily in Europe. Although the Company seeks to charge its customers in the same currency as its operating costs, the Company's financial performance and competitive position can be affected by currency exchange rate fluctuations affecting the relationship between the U.S. dollar and foreign currencies. The Company reduces its exposure to currency fluctuations through the use of forward contracts.

                                       27PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

    Results of Operations

    1996 Compared With 1995
        Revenues decreased 7% to $192.2 million in 1996 from $206.7 million in 1995. Revenues earned by the Company's Fiberprep subsidiary under a subcontract from Thermo Electron Corporation (Thermo Electron) to supply equipment and services for an office wastepaper de-inking facility decreased $12.9 million because this subcontract was substantially completed in the first quarter of 1996. Revenues from the Company's recycling business decreased $7.5 million, excluding the effect of the subcontract from Thermo Electron, due to a decrease in demand resulting from a severe drop in de-inked pulp prices, offset in part by $2.2 million of revenues from the Company's GranTek subsidiary, which acquired Granulation Technology Inc. (Granulation Technology) and Biodac, a division of Edward Lowe Industries, Inc., in July 1996. Revenues from the Company's accessories business increased $8.8 million due principally to an increase in demand. The unfavorable effects of currency translation due to a stronger U.S. dollar decreased revenues by $1.7 million in 1996.
        The gross profit margin increased to 43% in 1996 from 40% in 1995. Margins improved at the Company's Lamort subsidiary primarily due to a change in product mix, and at the Company's water-management business principally due to an increase in direct mill sales. Additionally, margins improved at the Company's Fiberprep Inc. (Fiberprep) subsidiary primarily due to the effect of a $0.7 million payment received under the subcontract from Thermo Electron, which represents the Company's share of certain cost savings on the project.
        Selling, general, and administrative expenses as a percentage of revenues increased to 25% in 1996 from 24% in 1995, primarily due to a decrease in revenues.
        Research and development expenses increased to $5.5 million in 1996 from $4.1 million in 1995, primarily due to Thermo Fibergen's continued development of technology to recover materials from papermaking sludge generated by plants that produce virgin and recycled pulp and paper. The Company expects Thermo Fibergen to continue to increase research and development expenses during the next fiscal year.
        Fiberprep was a supplier of de-inking equipment to the general contractor for a pulp mill (unrelated to the office wastepaper de-inking facility described above). The general contractor has received notices from the mill owner alleging failure to perform and claiming liquidated damages. Although the general contractor is challenging the mill owner's claims, if the general contractor is found liable, the Company has been informed that the general contractor will seek 50% of its damages from the Company. The Company's limit of liability for any contractual disputes arising from its contract totals $6.0 million. While it is reasonably possible that resolution of this matter could have a material effect on the Company's results of operations for a particular quarter, in the opinion of management the Company's reserves for such matters are adequate and such result is not likely to occur.

                                       28PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

    1996 Compared With 1995 (continued)
        Interest income increased to $3.6 million in 1996 from $3.5 million in 1995, primarily due to higher average invested balances resulting from the net proceeds from Thermo Fibergen's initial public offering in September 1996, offset in part by lower prevailing interest rates. The Company anticipates an increase in interest income in 1997 from the invested net proceeds from Thermo Fibergen's initial public offering. Interest expense decreased to $0.7 million in 1996 from $1.4 million in 1995, primarily due to the January 1996 repayment of a $10.4 million promissory note to Thermo Electron.
        Minority interest expense increased to $446,000 in 1996 from $233,000 in 1995, primarily due to accretion of Thermo Fibergen's common stock subject to redemption.
        The effective tax rate was 38% in 1996 and 1995. These rates exceed the statutory federal income tax rate primarily due to the impact of state income taxes, and in 1995 the tax effect on a dividend from a foreign subsidiary, offset in part by the effect of lower foreign tax rates.
        In connection with a proposed engineering, procurement, and construction project, the Company made a secured loan of $6.0 million to Tree-Free Fiber Company, LLC (Tree-Free) during 1996. This project has been indefinitely delayed due to the current weakness in pulp prices, and Tree-Free was unable to repay the note upon maturity. On March 10, 1997, the Company formally notified Tree-Free that Tree-Free is in default of its payment obligations. If Tree-Free is unable to cure the default within seven days, or to make other arrangements acceptable to the Company, the Company intends to foreclose upon the assets securing the note (Note 4).

    1995 Compared With 1994
        Revenues increased 27% to $206.7 million in 1995 from $162.6 million in 1994. Revenues from the Company's paper-recycling equipment business increased $22.3 million primarily due to the inclusion of $14.7 million in revenues earned by Fiberprep under the subcontract from Thermo Electron. In addition, paper-recycling equipment revenues increased due to higher demand at the Company's subsidiary in France. Revenues from the Company's accessories and water-management businesses increased $12.5 million and $10.0 million, respectively, due principally to an increase in demand. The favorable effects of currency translation, due to a weaker U.S. dollar, increased revenues by $2.7 million.
        The gross profit margin remained relatively unchanged at 40% in 1995, compared with 41% in 1994. A decrease in margins at Fiberprep due to the establishment of warranty reserves for certain large de-inking projects was largely offset by an increase in margins at the Company's North American accessories business.
        Selling, general, and administrative expenses as a percentage of revenues decreased to 24% in 1995 from 27% in 1994, primarily due to an increase in revenues. Research and development expenses remained relatively unchanged at $4.1 million in 1995, compared with $3.8 million in 1994.
        Interest income increased to $3.5 million in 1995 from $2.0 million in 1994 due to higher average invested balances and, to a lesser extent,

                                       29PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

    1995 Compared With 1994 (continued)
    higher prevailing interest rates. Interest expense increased to $1.4 million in 1995 from $0.9 million in 1994, primarily due to the issuance of a $10.4 million promissory note to Thermo Electron in connection with a partial redemption of Fiberprep stock in January 1995 (Notes 3 and 8), offset in part by the repayment in September 1994 of a $5.0 million promissory note to Thermo Electron (Note 8).
        Minority interest expense decreased to $233,000 in 1995 from $1.5 million in 1994 due to the partial redemption of Fiberprep stock in January 1995, which increased the Company's ownership of Fiberprep from 51% to 95%, offset in part by higher profits at Fiberprep in 1995.
        The effective tax rate was 38% in 1995 and 1994. These rates exceed the statutory federal income tax rate primarily due to the impact of state income taxes and in 1995 the tax effect on a dividend from a foreign subsidiary, offset in part by the effect of lower foreign tax rates.

    Liquidity and Capital Resources

        Consolidated working capital was $115.6 million at December 28, 1996, compared with $70.9 million at December 30, 1995. Included in working capital are cash, cash equivalents, and available-for-sale investments of $109.8 million at December 28, 1996, compared with $59.8 million at December 30, 1995. Of the $109.8 million balance at December 28, 1996, $58.4 million was held by Thermo Fibergen and $2.2 million was held by Fiberprep, with the remainder being held by the Company and its wholly owned subsidiaries. At December 28, 1996, $21.0 million of the Company's cash and cash equivalents were held by its Lamort subsidiary. Repatriation of this cash into the United States would be subject to a 5% withholding tax in France and could also be subject to a United States tax.
        During 1996, $27.1 million of cash was provided by operating activities. Cash provided by the Company's operating results was increased by a $5.7 million reduction in accounts receivable and a $3.1 million reduction in inventories and unbilled contract costs and fees. These sources of cash were more than offset by the effect of a reduction in accounts payable and other current liabilities. The decrease in accounts receivable resulted primarily from cash collections and the completion of the office wastepaper de-inking facility subcontract with Thermo Electron, which also resulted in a reduction in inventories and unbilled contract costs and fees. The decrease in other current liabilities was primarily due to a warranty claim payment and a decrease in accrued income taxes.
        During 1996, the Company's primary investing activities, excluding the sale and maturities of available-for-sale investments, included an acquisition, the issuance of a note receivable, and capital expenditures. In July, Thermo Fibergen acquired substantially all of the assets, subject to certain liabilities, of Granulation Technology and Biodac for $12.1 million in cash (Note 3). During 1996, the Company loaned $6.0 million to Tree-Free (Note 4) and expended $3.9 million for purchases of property, plant, and equipment.

                                       30PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

    Liquidity and Capital Resources (continued)

        The Company's financing activities provided $45.5 million of cash in 1996. In September 1996 Thermo Fibergen sold units, each unit consisting of one share of Thermo Fibergen common stock and one redemption right, in an initial public offering for net proceeds of $55.8 million (Note 1). The common stock and redemption rights began trading separately on December 13, 1996. Holders of a redemption right have the option to require Thermo Fibergen to redeem, in September 2000 and 2001, one share of Thermo Fibergen common stock at $12.75 per share. The rights are guaranteed, on a subordinated basis, by Thermo Electron. The Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee. In January 1996, the Company repaid a $10.4 million promissory note to Thermo Electron (Note
    8).
        On February 26, 1997, the Company entered into a letter of intent to acquire the assets, subject to certain liabilities, of the stock-preparation business of The Black Clawson Company for approximately $110 million in cash (Note 14). If this transaction is consummated, the Company intends to borrow a portion of the purchase price from Thermo Electron. In 1997, the Company plans to make expenditures for property, plant, and equipment of approximately $14 million, including $10 million at Thermo Fibergen primarily for construction of one or more fiber-recovery plants. Construction of fiber-recovery plants is dependent upon Thermo Fibergen entering into long-term contracts with paper mills, under which Thermo Fibergen will charge fees to accept the mills' pulp sludge. Thermo Fibergen does not currently have such agreements in place nor is there any assurance that Thermo Fibergen will be able to obtain such contracts. The Company believes that its existing resources are sufficient to meet the capital requirements of its existing operations for the foreseeable future.


                                       31PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                           Forward-looking Statements

        In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1997 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.
        Dependence on Paper Industry and Pulp and Paper Prices. The Company's products are primarily sold to the paper industry. Generally, the financial condition of the paper industry corresponds both to changes in the general economy, as well as a number of other factors, including paper and pulp production capacity. The paper industry entered a severe down cycle in early 1996 and has not recovered. This cyclical downturn adversely affected the Company's business during the second half of 1996. No assurance can be given that the financial condition of the paper industry will recover in the near future.
        Risks Associated with International Operations. During 1996, approximately 47% of the Company's revenues originated outside of the United States, particularly in Europe. International revenues are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. In addition, although the Company seeks to charge its customers in the same currency as its operating costs, fluctuations in currency exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations.
        Competition. The Company encounters and expects to continue to encounter significant competition in each of its principal markets. The Company believes that the principal competitive factors affecting the markets for its products include quality, service, technical expertise, and product innovation. The Company's competitors include a number of large multinational corporations. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. There can be no assurance that the Company's current products, products under development, or ability to develop new technologies will be sufficient to enable it to compete effectively.
        Dependence on Patents and Proprietary Rights. The Company places considerable importance on obtaining patent and trade secret protection for significant new technologies, products, and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace. The Company's success depends in part on its ability to develop patentable products and obtain and enforce patent protection for its products both in the United States and in other countries. The Company owns numerous U.S. and foreign

                                       32PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                           Forward-looking Statements

    patents, and intends to file additional applications as appropriate for patents covering its products. No assurance can be given that patents will issue from any pending or future patent applications owned by or licensed to the Company, or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. No assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated, or circumvented, or that the rights thereunder will provide competitive advantages to the Company. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected.
        In addition, there can be no assurance that third parties will not assert claims against the Company that the Company infringes the intellectual property rights of such parties. The Company could incur substantial costs and diversion of management resources with respect to the defense of any such claims, which could have a material adverse effect on the Company's business, financial condition, and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute, or market its products and services in the U.S. or abroad. In the event that a claim relating to intellectual property is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such licenses could be obtained on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture, or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition, and results of operations.
        The Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.


                                       33PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements

                         Selected Financial Information

    (In thousands except
    per share amounts)        1996(a)   1995(b)      1994      1993(c)   1992
    -------------------------------------------------------------------------
    Statement of Income
      Data:
    Revenues              $192,209  $206,743    $162,625  $137,088  $125,577
    Net income              19,894    20,249      10,894     7,442     7,702
    Earnings per share:
      Primary                  .33       .33         .18       .12       .15
      Fully diluted            .31       .32         .18       .12       .15

    Balance Sheet Data:
    Working capital       $115,609  $ 70,882    $ 54,879  $ 37,442  $ 57,162
    Total assets           257,232   199,671     162,389   142,608   131,525
    Long-term obligations       34    15,041      15,406    15,806    16,220
    Common stock of
      subsidiary subject
      to redemption         56,087         -           -         -         -
    Shareholders'
      investment           130,850   109,631      84,696    70,753    66,460

    (a) Reflects the July 1996 acquisition of Granulation Technology and Biodac, the net proceeds from Thermo Fibergen's September 1996 initial public offering, and the repayment of a $10.4 million promissory note to Thermo Electron.
    (b) Reflects the January 1995 redemption of a portion of Fiberprep's stock and the issuance of a $10.4 million promissory note to Thermo Electron.
    (c) Reflects the June 1993 acquisition of AES and the issuance of a $5.0 million promissory note to Thermo Electron.





                                       34PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements



    Common Stock Market Information
        The following table shows the market range for the Company's common stock based on reported sales prices on the American Stock Exchange (symbol TFT) for 1996 and 1995. Prices have been restated to reflect three-for-two stock splits, effected in the form of 50% stock dividends, which were distributed in June 1996 and September 1995.


                                             1996                 1995
                                      -----------------   ------------------
    Quarter                             High      Low        High        Low
    ------------------------------------------------------------------------

    First                             $16       $14       $ 7 5/6   $ 6 5/6
    Second                             20        14 7/12    9 1/18    7 1/2
    Third                              18 7/8    12 1/8    11 2/3     8 2/3
    Fourth                             13 1/4     9        15 1/6    10 5/12

        As of January 24, 1997, the Company had 977 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on January 24, 1997, was $10 5/8 per share.
        Units, common stock, and redemption rights of Thermo Fibergen Inc., the Company's majority-owned public subsidiary, are traded on the American Stock Exchange (symbols TFG-U, TFG, and TFG-R).

    Stock Transfer Agent
        American Stock Transfer & Trust Company is the stock transfer agent and maintains shareholder activity records. The agent will respond to questions on issuance of stock certificates, change of ownership, lost stock certificates, and change of address. For these and similar matters, please direct inquiries to:

        American Stock Transfer & Trust Company
        Shareholder Services Department
        40 Wall Street, 46th Floor
        New York, New York 10005
        (718) 921-8200

    Shareholder Services
        Shareholders of Thermo Fibertek Inc. who desire information about the Company are invited to contact John N. Hatsopoulos, Chief Financial Officer, Thermo Fibertek Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, (617) 622-1111. A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Beginning in 1997, quarterly distribution will be limited to the second quarter report only. All quarterly reports and press releases are available through the Internet from Thermo Electron's home page on the World Wide Web (http://www.thermo.com/subsid/tft.html).

                                       35PAGE

    Thermo Fibertek Inc.                            1996 Financial Statements



    Dividend Policy
        The Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future because its policy has been to use earnings to finance expansion and growth. Payment of dividends will rest within the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition.

    Form 10-K Report
        A copy of the Annual Report on Form 10-K for the fiscal year ended December 28, 1996, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to John N. Hatsopoulos, Chief Financial Officer, Thermo Fibertek Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046.

    Annual Meeting
        The annual meeting of shareholders will be held on Monday, June 2, 1997, at 8:00 a.m. at the Hyatt Regency Hotel, Hilton Head, South Carolina.