Form 10-K, Exhibit 13
period 1998-01-03
THERMO FIBERTEK INC
filed 1998-03-23
CIK 886346

Exhibit 13









                              THERMO FIBERTEK INC.

                        Consolidated Financial Statements

                                      1997
PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                        Consolidated Statement of Income

    (In thousands except per share amounts)     1997        1996        1995
    ------------------------------------------------------------------------
    Revenues (includes $1,876 and $14,737
      from related party in 1996 and 1995;
      Notes 9 and 13)                       $239,642    $192,209    $206,743
                                            --------    --------    --------
    Costs and Operating Expenses:
      Cost of revenues (includes $639 and
        $8,797 for related-party revenues
        in 1996 and 1995; Note 9)            145,159     109,537     123,094
      Selling, general, and administrative
        expenses (Note 9)                     60,675      47,093      48,659
      Research and development expenses        6,814       5,460       4,061
      Restructuring costs (Note 11)            1,063           -           -
                                            --------    --------    --------
                                             213,711     162,090     175,814
                                            --------    --------    --------
    Operating Income                          25,931      30,119      30,929

    Interest Income                            7,325       3,568       3,497
    Interest Expense                          (3,419)       (123)       (188)
    Interest Expense, Related Party (Note 8)  (1,411)       (540)     (1,178)
                                            --------    --------    --------
    Income Before Provision for Income
      Taxes and Minority Interest             28,426      33,024      33,060
    Provision for Income Taxes (Note 7)       11,011      12,684      12,578
    Minority Interest Expense                    989         446         233
                                            --------    --------    --------
    Net Income                              $ 16,426    $ 19,894    $ 20,249
                                            ========    ========    ========

    Earnings per Share (Note 14):
      Basic                                 $    .27    $    .33    $    .33
                                            ========    ========    ========

      Diluted                               $    .26    $    .31    $    .32
                                            ========    ========    ========

    Weighted Average Shares (Note 14):
      Basic                                   61,384      61,040      60,785
                                            ========    ========    ========

      Diluted                                 63,613      64,343      63,887
                                            ========    ========    ========


    The accompanying notes are an integral part of these consolidated financial statements.

                                        2PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                           Consolidated Balance Sheet

    (In thousands)                                          1997       1996
    -----------------------------------------------------------------------
    Assets
    Current Assets:
      Cash and cash equivalents                         $111,648   $109,805
      Available-for-sale investments, at quoted
        market value (amortized cost of $36,273 in
        1997; Note 2)                                     36,319          -
      Accounts receivable, less allowances of
        $2,565 and $1,948                                 53,408     38,115
      Unbilled contract costs and fees                     4,422      1,236
      Inventories                                         31,960     24,467
      Prepaid and refundable income taxes (includes
        $940 due from parent company in 1997; Note 7)      7,457      7,220
      Other current assets                                 2,256      1,582
                                                        --------   --------
                                                         247,470    182,425
                                                        --------   --------
    Property, Plant, and Equipment, at Cost, Net          28,336     26,540
                                                        --------   --------
    Other Assets (Note 4)                                 14,437      8,720
                                                        --------   --------
    Cost in Excess of Net Assets of Acquired
      Companies (Note 3)                                 128,695     39,547
                                                        --------   --------
                                                        $418,938   $257,232
                                                        ========   ========

                                        3PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

    (In thousands except share amounts)                    1997        1996
    -----------------------------------------------------------------------
    Liabilities and Shareholders' Investment
    Current Liabilities:
      Accounts payable                                  $ 25,755   $ 16,805
      Accrued payroll and employee benefits               10,588     10,989
      Billings in excess of contract costs and fees        5,548      2,540
      Accrued warranty costs                               8,620      7,752
      Accrued income taxes (includes $1,340 due to
        parent company)                                        -      2,414
      Other accrued expenses                              18,512      8,707
      Due to parent company and affiliated
        companies (Note 8)                                 1,451     17,609
                                                        --------   --------
                                                          70,474     66,816
                                                        --------   --------
    Deferred Income Taxes and Other Deferred
      Items (Note 7)                                       4,267      3,168
                                                        --------   --------
    Long-term Obligations (Note 8)                       153,000         34
                                                        --------   --------
    Minority Interest (Note 3)                               290        277
                                                        --------   --------
    Commitments and Contingencies (Note 10)

    Common Stock of Subsidiary Subject to Redemption
      ($54,762 and $60,116 redemption value; Note 1)      52,812     56,087
                                                        --------   --------
    Shareholders' Investment (Notes 5 and 6):
      Common stock, $.01 par value, 150,000,000
        shares authorized; 63,331,887 and 61,154,930
        shares issued                                        633        612
      Capital in excess of par value                      81,865     65,951
      Retained earnings                                   82,607     66,181
      Treasury stock at cost, 1,820,709 and 23,550
        shares                                           (19,494)      (360)
      Cumulative translation adjustment                   (7,545)    (1,534)
      Net unrealized gain on available-for-sale
        investments (Note 2)                                  29          -
                                                        --------   --------
                                                         138,095    130,850
                                                        --------   --------
                                                        $418,938   $257,232
                                                        ========   ========


    The accompanying notes are an integral part of these consolidated financial statements.

                                        4PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                      Consolidated Statement of Cash Flows

    (In thousands)                              1997       1996        1995
    -----------------------------------------------------------------------
    Operating Activities:
      Net income                           $  16,426  $  19,894   $  20,249
      Adjustments to reconcile net
        income to net cash provided
        by operating activities:
          Depreciation and amortization        7,545      4,983       4,760
          Provision for losses on
            accounts receivable                  362       (450)        440
          Minority interest expense              989        446         233
          Restructuring costs (Note 11)        1,063          -           -
          Deferred income tax expense
            (benefit)                          1,976      2,017      (1,876)
          Other noncash items                   (479)      (316)       (111)
          Changes in current accounts,
            excluding the effects of
            acquisitions:
              Accounts receivable             (1,878)     5,724      (8,052)
              Inventories and unbilled
                contract costs and fees       (1,183)     3,139      (3,113)
              Other current assets              (625)     1,468         398
              Accounts payable                (3,344)    (3,436)      3,731
              Other current liabilities           68     (6,417)      1,718
                                           ---------  ---------   ---------
    Net cash provided by operating
      activities                              20,920     27,052      18,377
                                           ---------  ---------   ---------
    Investing Activities:
      Acquisitions, net of cash acquired
        (Note 3)                            (103,403)   (12,066)    (12,783)
      Advances under notes receivable         (3,000)    (6,000)          -
      Repayment of notes receivable            3,000          -         150
      Purchases of available-for-sale
        investments                          (48,050)         -           -
      Proceeds from sale and maturities
        of available-for-sale investments     12,256      2,750       4,700
      Purchases of property, plant, and
        equipment                             (3,793)    (3,936)     (3,493)
      Other                                      117       (150)        440
                                           ---------  ---------   ---------
    Net cash used in investing activities  $(142,873) $ (19,402)  $ (10,986)
                                           ---------  ---------   ---------

                                        5PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

    (In thousands)                             1997        1996        1995
    -----------------------------------------------------------------------
    Financing Activities:
      Net proceeds from issuance of
        subordinated convertible
        debentures (Note 8)               $ 149,768   $       -   $       -
      Issuance of obligations to parent
        company (Note 8)                    110,000           -      10,400
      Repayment of obligations to parent
        company (Note 8)                   (110,000)    (10,400)          -
      Purchases of Company and subsidiary
        common stock                        (23,951)          -           -
      Net proceeds from issuance of
        Company and subsidiary common
        stock                                 1,069      55,923         235
      Repayment of long-term obligations        (32)          -        (385)
                                          ---------   ---------   ---------
    Net cash provided by financing
      activities                            126,854      45,523      10,250
                                          ---------   ---------   ---------
    Exchange Rate Effect on Cash             (3,058)       (396)      2,137
                                          ---------   ---------   ---------
    Increase in Cash and Cash Equivalents     1,843      52,777      19,778
    Cash and Cash Equivalents at
      Beginning of Year                     109,805      57,028      37,250
                                          ---------   ---------   ---------
    Cash and Cash Equivalents at End
      of Year                             $ 111,648   $ 109,805   $  57,028
                                          =========   =========   =========

    Cash Paid For:
      Interest                            $   1,714   $     662   $   1,391
      Income taxes                        $  10,593   $  12,625   $  14,760

    Noncash Activities:
      Fair value of assets of acquired
        companies                         $ 127,649   $  12,310   $       -
      Cash paid for acquired companies     (103,415)    (12,070)          -
                                          ---------   ---------   ---------
        Liabilities assumed of acquired
          companies                       $  24,234   $     240   $       -
                                          =========   =========   =========
      Conversion of subordinated
        convertible note by parent
        company (Note 8)                  $  15,000   $       -   $       -
                                          =========   =========   =========
      Issuance of Company common stock
        in connection with the redemption
        of Fiberprep stock (Note 3)       $       -   $       -   $   1,428
                                          =========   =========   =========

    The accompanying notes are an integral part of these consolidated financial statements.

                                        6PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

               Consolidated Statement of Shareholders' Investment

    (In thousands)                              1997        1996        1995
    ------------------------------------------------------------------------
    Common Stock, $.01 Par Value
      Balance at beginning of year          $    612    $    406    $    269
      Issuance of stock under employees'
        and directors' stock plans                 2           2           1
      Conversion of 3 1/2% subordinated
        convertible note (Note 8)                 19           -           -
      Effect of three-for-two stock splits         -         204         135
      Issuance of Company common stock in
        connection with the redemption of
        Fiberprep stock (Note 3)                   -           -           1
                                            --------    --------    --------
      Balance at end of year                     633         612         406
                                            --------    --------    --------
    Capital in Excess of Par Value
      Balance at beginning of year            65,951      65,222      62,954
      Issuance of stock under employees'
        and directors' stock plans                42          54         680
      Tax benefit related to employees'
        and directors' stock plans               363         781         296
      Conversion of 3 1/2% subordinated
        convertible note (Note 8)             14,981           -           -
      Effect of three-for-two stock splits         -        (204)       (135)
      Issuance of Company common stock in
        connection with the redemption of
        Fiberprep stock (Note 3)                   -           -       1,427
      Effect of purchases of subsidiary
        common stock (Note 1)                    528          98           -
                                            --------    --------    --------
      Balance at end of year                  81,865      65,951      65,222
                                            --------    --------    --------
    Retained Earnings
      Balance at beginning of year            66,181      46,287      26,038
      Net income                              16,426      19,894      20,249
                                            --------    --------    --------
      Balance at end of year                  82,607      66,181      46,287
                                            --------    --------    --------
    Treasury Stock
      Balance at beginning of year              (360)       (446)          -
      Purchases of Company common stock      (20,159)          -           -
      Activity under employees' and
        directors' stock plans                 1,025          86        (446)
                                            --------    --------    --------
      Balance at end of year                 (19,494)       (360)       (446)
                                            --------    --------    --------
    Cumulative Translation Adjustment
      Balance at beginning of year            (1,534)     (1,840)     (4,539)
      Translation adjustment                  (6,011)        306       2,699
                                            --------    --------    --------
      Balance at end of year                $ (7,545)   $ (1,534)   $ (1,840)
                                            --------    --------    --------

                                        7PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

    (In thousands)                              1997        1996        1995
    ------------------------------------------------------------------------
    Net Unrealized Gain on Available-
      for-sale Investments
      Balance at beginning of year          $      -    $      2    $    (26)
      Change in net unrealized gain on
        available-for-sale investments
        (Note 2)                                  29          (2)         28
                                            --------    --------    --------
      Balance at end of year                      29           -           2
                                            --------    --------    --------
    Total Shareholders' Investment          $138,095    $130,850    $109,631
                                            ========    ========    ========


    The accompanying notes are an integral part of these consolidated financial statements.

                                        8PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Summary of Significant Accounting Policies

    Nature of Operations
        Thermo Fibertek Inc. (the Company) designs and manufactures processing machinery, accessories, and water-management systems for the paper and paper recycling industries. The Company's principal products include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper; accessory equipment and related consumables important to the efficient operation of papermaking machines; and water-management systems essential for draining, purifying, and recycling process water.

    Relationship with Thermo Electron Corporation
        The Company was incorporated in November 1991 as a wholly owned subsidiary of Thermo Electron. As of January 3, 1998, Thermo Electron owned 55,150,063 shares of the Company's common stock, representing 90% of such stock outstanding.

    Principles of Consolidation
        The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries, its 71%-owned public subsidiary Thermo Fibergen Inc., and its 95%-owned Fiberprep, Inc. subsidiary. All significant intercompany accounts and transactions have been eliminated.

    Fiscal Year
        The Company has adopted a fiscal year ending the Saturday nearest December 31. References to 1997, 1996, and 1995 are for the fiscal years ended January 3, 1998, December 28, 1996, and December 30, 1995, respectively. The Company's E. & M. Lamort, S.A. subsidiary, based in France, has a fiscal year ending on the Saturday nearest November 30 to allow sufficient time for the Company to receive Lamort's financial statements. Fiscal year 1997 included 53 weeks; 1996 and 1995 each included 52 weeks.

    Revenue Recognition
        The Company recognizes the majority of its revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty costs at the time of shipment. In addition, revenues and profits on large contracts are recognized using the percentage-of- completion method. Revenues recorded under the percentage-of-completion method were $37,733,000 in 1997, $31,066,000 in 1996, and $51,741,000 in 1995. The
    percentage of completion is determined by relating the actual costs incurred to date to management's estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees, and amounts billed in excess of revenues are classified as billings in excess of contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing

                                        9PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.

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

    Earnings per Share
        During the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings per Share" (Note 14). As a result, all previously reported earnings per share have been restated; however, basic and diluted earnings per share equals the Company's previously reported primary and fully diluted earnings per share, respectively, for the 1996 and 1995 periods presented. Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share have been computed assuming the conversion of convertible obligations and the elimination of the related interest expense, and the exercise of stock options, as well as their related income tax effects.

    Stock Split
        All share and per share information has been restated to reflect a three-for-two stock split, effected in the form of a 50% stock dividend, distributed in June 1996.

                                       10PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Cash and Cash Equivalents
        At year-end 1997 and 1996, $62,550,000 and $75,566,000, respectively, of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, commercial paper, U.S. government-agency securities, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. The Company's cash equivalents also include $15,964,000 of U.S. government-agency securities at year-end 1997 and money market fund investments of the Company's foreign subsidiaries at year-end 1997 and 1996, which have original maturities of three months or less. Cash equivalents are carried at cost, which approximates market value.

    Inventories
        Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

    (In thousands)                                           1997      1996
    -----------------------------------------------------------------------
    Raw materials and supplies                            $14,609   $13,778
    Work in process                                         6,426     4,180
    Finished goods                                         10,925     6,509
                                                          -------   -------
                                                          $31,960   $24,467
                                                          =======   =======

                                       11PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

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

    (In thousands)                                           1997      1996
    -----------------------------------------------------------------------
    Land                                                  $ 3,070  $ 3,127
    Buildings                                              19,493   19,166
    Machinery, equipment, and leasehold improvements       38,496   35,576
                                                          -------  -------
                                                           61,059   57,869
    Less: Accumulated depreciation and amortization        32,723   31,329
                                                          -------  -------
                                                          $28,336  $26,540
                                                          =======  =======

    Other Assets
        Other assets in the accompanying 1997 balance sheet includes the cost of a noncompete agreement entered into in connection with the acquisition of the stock-preparation business of Black Clawson Company and its affiliates and, in the accompanying 1997 and 1996 balance sheet, includes patents and a $6,000,000 note receivable (Note 4). The noncompete agreement and patents are amortized using the straight-line method over periods of 10 and 12 years, respectively. These assets aggregate $3,700,000 and $958,000, net of accumulated amortization of $300,000 and $42,000, at year-end 1997 and 1996, respectively.

    Cost in Excess of Net Assets of Acquired Companies
        The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method principally over 40 years. Accumulated amortization was $5,726,000 and $3,521,000 at year-end 1997 and 1996, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

    Common Stock of Subsidiary Subject to Redemption
        In September 1996, Thermo Fibergen sold 4,715,000 units, each unit consisting of one share of Thermo Fibergen common stock and one redemption right, in an initial public offering at $12.75 per unit for net proceeds of $55,781,000. The common stock and redemption rights began trading separately on December 13, 1996. Holders of a redemption right

                                       12PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    have the option to require Thermo Fibergen to redeem one share of Thermo Fibergen common stock at $12.75 per share in September 2000 or 2001. The redemption rights carry terms that generally provide for their expiration if the closing price of Thermo Fibergen's common stock exceeds $19 1/8 for 20 of any 30 consecutive trading days prior to September 2001. The difference between the redemption value and the original carrying amount of common stock of subsidiary subject to redemption is accreted over the period ending September 2000, which corresponds with the first redemption period. The accretion is charged to minority interest expense in the accompanying statement of income. The redemption rights are guaranteed, on a subordinated basis, by Thermo Electron. The Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee.
        During 1997, the Company purchased 419,950 shares of Thermo Fibergen common stock, resulting in a reduction of common stock of subsidiary subject to redemption and an increase in capital in excess of par value.

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

    Forward Contracts
        The Company uses short-term forward foreign exchange contracts to manage certain exposures to foreign currencies. The Company enters into forward contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge transactions denominated in U.S. dollars, British pounds sterling, French francs, and Japanese yen. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Gains and losses arising from forward foreign exchange contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The Company does not enter into speculative foreign currency agreements.

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

                                       13PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    2.  Available-for-sale Investments

        In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company's debt securities are considered available-for-sale investments in the accompanying 1997 balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded currently as a component of shareholders' investment titled "Net unrealized gain on available-for-sale investments."
        The aggregate market value, cost basis, and gross unrealized gains of available-for-sale investments at year-end 1997 by major security type are as follows:

                                                                      Gross
                                             Market        Cost  Unrealized
    (In thousands)                            Value       Basis       Gains
    ------------------------------------------------------------------------
    Government-agency securities            $35,826     $35,780     $    46
    Other                                       493         493           -
                                            -------     -------     -------
                                            $36,319     $36,273     $    46
                                            =======     =======     =======

        Available-for-sale investments in the accompanying 1997 balance sheet includes $24,657,000 with contractual maturities of one year or less and $11,662,000 with contractual maturities of more than one year through five years. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call options that enable either the Company, the issuer, or both to redeem these securities at an earlier date.
        The cost of available-for-sale investments that were sold was based on specific identification.

    3.  Acquisitions

        In May 1997, the Company acquired a majority of the assets, subject to certain liabilities, of the stock-preparation business of Black Clawson Company and affiliates. In August 1997, the Company acquired the remaining assets of the stock-preparation business of Black Clawson Company and affiliates. This business has been renamed Thermo Black Clawson. The aggregate purchase price was approximately $103.4 million in cash. The Company is in the process of negotiating final adjustments to the purchase price in accordance with the purchase agreement. Management believes that any adjustments related to these final purchase price negotiations will not be material. Thermo Black Clawson is a leading supplier of recycling equipment used in processing fiber for the production of "brown paper," such as that used in the manufacture of corrugated boxes.

                                       14PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    3.  Acquisitions (continued)

        Pursuant to a promissory note, the Company borrowed $110.0 million from Thermo Electron to finance the acquisition. The note was repaid in July 1997 with the net proceeds from the sale of long-term subordinated convertible debentures. (Note 8)
        In July 1996, Thermo Fibergen acquired substantially all of the assets, subject to certain liabilities, of Granulation Technology, Inc. and Biodac, a division of Edward Lowe Industries, Inc. for $12,070,000 in cash. This business has been renamed GranTek Inc.
        In January 1995, the Company increased its ownership of Fiberprep from 51% to 95% through a redemption by Fiberprep of a portion of its stock owned by Aikawa Iron Works Co., Ltd. (Aikawa) for a total purchase price equal to (a) $12,783,000 in cash, including a royalty payment of $845,000, (b) a ten-year 1% royalty on sales of certain Aikawa products, and (c) the issuance of 225,000 shares of the Company's common stock. The accompanying statement of income includes royalty expense in connection with this agreement of $49,000, $66,000, and $258,000 in 1997, 1996, and
    1995 respectively.
        These acquisitions have been accounted for using the purchase method of accounting and their results of operations have been included in the accompanying financial statements from their respective dates of acquisition. The aggregate cost of these acquisitions exceeded the estimated fair value of the acquired net assets by $104,013,000, which is being amortized principally over 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired.
        Based on unaudited data, the following table presents selected financial information for the Company and Thermo Black Clawson on a pro forma basis, assuming the companies had been combined since the beginning of 1996. Pro forma data is not presented for the acquisition of GranTek since the acquisition was not material to the Company's results of operations.

    (In thousands except per share amounts)               1997          1996
    ------------------------------------------------------------------------
    Revenues                                          $282,376      $290,636
    Net income                                          16,093        17,373
    Earnings per share:
      Basic                                                .26           .28
      Diluted                                              .25           .27

        The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of Thermo Black Clawson been made at the beginning of 1996.

                                       15PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Note Receivable

        During 1996, the Company loaned $6.0 million to Tree-Free Fiber Company, LLC (Tree-Free) in connection with a proposed engineering, procurement, and construction project. This project was delayed due to weakness in pulp prices, and will not proceed as a result of Tree-Free's recent insolvency. Tree-Free was unable to repay the note upon its original maturity and the Company consented to several payment extensions. In July 1997, the Company restructured the note from Tree-Free into two promissory notes aggregating $6.5 million, which represent the original principal amount due to the Company plus interest accrued through the date of the restructuring. One such promissory note, for $3.0 million, is secured by a first priority security interest, pari passu with a security interest held by another lender, on certain real estate and equipment, and a second priority security interest, pari passu with a security interest held by another lender, on inventories and accounts receivable. The second promissory note, for $3.5 million, is secured by a first priority security interest in the membership (equity) interests of the equity owners of Tree-Free and certain other assets and is subordinate to other borrowings. In December 1997, the Company and the other secured lenders petitioned the court for an assignment of a receiver to preserve and protect the collateral of the loans. Tree-Free's principal asset is a tissue mill. The secured creditors, through the power of a secured creditor sale, intend to sell the tissue mill at one or more public or private transactions as soon as practicable. The Company will review the bids and make a determination as to whether it will accept one or more of the bids, or instead, purchase the tissue mill itself for the full amount of the secured debt, or a portion thereof. If the Company purchases the tissue mill, the Company will begin operating it with the intent of selling it as a going concern in a private sale. The Company believes that the fair value of its security exceeds the sum of the carrying amount of the notes from Tree-Free and Tree-Free's indebtedness to its secured third-party lenders; however, no assurance can be given as to the outcome of a secured party sale, the timing of any such sale of the tissue mill, or the amount of the proceeds that may be received therefrom. The original note, in the amount of $6.0 million, is included in other assets in the accompanying balance sheet.

    5.  Employee Benefit Plans

    Stock-based Compensation Plans

    Stock Option Plans
    ------------------
        The Company maintains stock-based compensation plans for its key employees, directors, and others. Two of these plans, adopted in 1991, permit the grant of nonqualified and incentive stock options. A third plan, adopted in 1994, permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. To date, only nonqualified stock options have been awarded under this plan. The option recipients and the terms of options granted under these plans

                                       16PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    5.  Employee Benefit Plans (continued)

    are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a five- to ten-year period, depending on the term of the option, which may range from five to twelve years. In addition, under certain options, shares acquired upon exercise are restricted from resale until retirement or other events. Nonqualified options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in 1991, that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and generally expire three or seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron.
       A summary of the Company's stock option activity is as follows:

                               1997              1996              1995
                         ---------------  ----------------  ----------------
                                Weighted          Weighted          Weighted
                        Number   Average   Number  Average   Number  Average
    (Shares in              of  Exercise       of Exercise       of Exercise
    thousands)          Shares     Price   Shares    Price   Shares    Price
    ------------------------------------------------------------------------

    Options outstanding,
      beginning of year  3,570    $ 4.81    3,783   $ 4.52    3,782   $ 3.91

        Granted            845     11.00      102    11.80      315    10.70

        Exercised         (396)     3.21     (282)    3.25     (236)    3.08

        Forfeited          (31)     9.85      (33)    6.15      (78)    4.53
                         -----              -----             -----
    Options outstanding,
      end of year        3,988    $ 6.24    3,570   $ 4.81    3,783   $ 4.52
                         =====    ======    =====   ======    =====   ======
    Options exercisable  3,988    $ 6.24    3,570   $ 4.81    3,783   $ 4.52
                         =====    ======    =====   ======    =====   ======
    Options available
      for grant          1,596              2,410             2,478
                         =====              =====             =====

                                       17PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

   5.  Employee Benefit Plans (continued)

       A summary of the status of the Company's stock options at January 3, 1998, is as follows:

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
   Exercise Prices                      Shares             Life       Price
   -------------------------------------------------------------------------
   (Shares in thousands)

   $ 3.00 - $ 5.83                       1,784        2.2 years      $ 3.00
     5.84 -   8.66                         971        6.8 years        6.15
     8.67 -  11.49                       1,204        7.5 years       10.91
    11.50 -  14.32                          29       10.2 years       14.32
                                         -----
   $ 3.00 - $14.32                       3,988        5.0 years      $ 6.24
                                         =====

   Employee Stock Purchase Program
   -------------------------------
       Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Under this program, shares of the Company's and Thermo Electron's common stock can be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, the applicable shares of common stock could be purchased at 85% of the fair market value at the beginning of the period, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. During 1997, 1996, and 1995, the Company issued 28,778 shares, 30,830 shares, and 38,981 shares, respectively, of its common stock under this program.

   Pro Forma Stock-based Compensation Expense
       In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted in 1997, 1996, and 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under

                                       18PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

   5.  Employee Benefit Plans (continued)

   SFAS No. 123, the effect on the Company's net income and earnings per share would have been as follows:

   (In thousands except
   per share amounts)                         1997         1996        1995
   ------------------------------------------------------------------------
   Net income:
     As reported                           $16,426      $19,894     $20,249
     Pro forma                              15,552       19,454      20,118
   Basic earnings per share:
     As reported                               .27          .33         .33
     Pro forma                                 .25          .32         .33
   Diluted earnings per share:
     As reported                               .26          .31         .32
     Pro forma                                 .25          .31         .32

       Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
       The weighted average fair value per share of options granted was $5.25, $3.89, and $3.60 in 1997, 1996, and 1995, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                             1997         1996          1995
   -------------------------------------------------------------------------
   Volatility                                 35%          26%           26%
   Risk-free interest rate                   6.6%         5.9%          5.9%
   Expected life of options             6.4 years    4.7 years     4.6 years

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

   401(k) Savings Plan
       Three of the Company's domestic subsidiaries participate in Thermo Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company

                                       19PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

   5.  Employee Benefit Plans (continued)

   contributed and charged to expense $719,000, $449,000, and $449,000 in 1997, 1996, and 1995, respectively.

   Profit-sharing Plans
       One of the Company's domestic subsidiaries has adopted a profit-sharing plan under which the Company annually contributes 10% of the subsidiary's profit-sharing net income, which equals net income before profit-sharing expense. All contributions are immediately vested. In addition, one of the Company's foreign subsidiaries maintains a state-mandated profit-sharing plan and a voluntary profit-sharing plan, which the Company has agreed with its trade unions to maintain. Under the state-mandated plan, the Company contributes 0-13% of the subsidiary's net profit after taxes reduced by 5% of its shareholders' investment. Contributions become fully vested after five years. The voluntary plan provides for the subsidiary to contribute 8-10% of profit after taxes in excess of 5% of its revenues. Contributions become fully vested in May of the following year. For these plans, the Company contributed and charged to expense $1,125,000, $1,263,000, and $1,215,000 in 1997, 1996, and
   1995, respectively.

   Other Retirement Plans
       In addition, certain of the Company's subsidiaries offer other retirement plans in addition to the Thermo Electron 401(k) savings plan and profit-sharing plans. The majority of these subsidiaries offer defined contribution plans. Company contributions to these plans are based on formulas determined by the Company. For these plans, the Company contributed and charged to expense $1,636,000, $1,989,000, and $1,874,000 in 1997, 1996, and 1995, respectively.

   6.  Common Stock

       At January 3, 1998, the Company had reserved 18,962,542 unissued shares of its common stock for possible issuance under stock-based compensation plans and for issuance upon possible conversion of the Company's subordinated convertible debentures.

   7.  Income Taxes

       The components of income before provision for income taxes and minority interest in the accompanying statement of income are as follows:

   (In thousands)                               1997       1996       1995
   -----------------------------------------------------------------------
   Domestic                                  $17,017    $17,515    $20,472
   Foreign                                    11,409     15,509     12,588
                                             -------    -------    -------
                                             $28,426    $33,024    $33,060
                                             =======    =======    =======

                                       20PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

   7.  Income Taxes (continued)

       The components of the provision for income taxes in the accompanying statement of income are as follows:

   (In thousands)                              1997        1996       1995
   -----------------------------------------------------------------------
   Currently payable:
     Federal                                $ 3,624     $ 5,672    $ 7,915
     Foreign                                  4,367       3,382      4,776
     State                                    1,044       1,613      1,763
                                            -------     -------    -------
                                              9,035      10,667     14,454
                                            -------     -------    -------
   Deferred (prepaid), net:
     Federal                                  1,852         142     (1,312)
     Foreign                                   (338)      1,813       (286)
     State                                      462          62       (278)
                                            -------     -------    -------
                                              1,976       2,017     (1,876)
                                            -------     -------    -------
                                            $11,011     $12,684    $12,578
                                            =======     =======    =======

       The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the Company's common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $363,000, $781,000, and $296,000 of tax benefits from exercises of stock options that have been allocated to capital in excess of par value in 1997, 1996, and 1995, respectively.
       The deferred provision for income taxes in 1995 does not reflect $2,409,000 of tax benefits used to reduce cost in excess of net assets of acquired companies.
       The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income before provision for income taxes and minority interest due to the following:

   (In thousands)                              1997        1996       1995
   -----------------------------------------------------------------------
   Provision for income taxes at
     statutory rate                         $ 9,949     $11,558    $11,571
   Increases (decreases) resulting from:
     State income taxes, net of federal tax     980       1,089        965
     Dividend from foreign subsidiary, net
       of tax credits                             -           -        709
     Foreign tax rate and tax regulation
       differential                              36        (233)      (434)
     Nondeductible expenses                     163         150        147
     Other                                     (117)        120       (380)
                                            -------     -------    -------
                                            $11,011     $12,684    $12,578
                                            =======     =======    =======

                                       21PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

   7.   Income Taxes (continued)

        Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

   (In thousands)                                           1997      1996
   -----------------------------------------------------------------------
   Prepaid income taxes:
     Reserves and accruals                               $5,298    $5,087
     Inventory basis difference                           1,253     1,263
     Accrued compensation                                   227       602
     Allowance for doubtful accounts                        308       268
                                                         ------    ------
                                                         $7,086    $7,220
                                                         ======    ======

   Deferred income taxes, net:
     Amortization of intangible assets                   $1,837    $  496
     Depreciation                                           283       184
     Foreign taxes                                          549       633
                                                         ------    ------
                                                         $2,669    $1,313
                                                         ======    ======

       The Company has not recognized a deferred tax liability for the difference between the book basis and the tax basis of its investment in the stock of its domestic subsidiaries (such difference relates primarily to unremitted earnings by subsidiaries) because it does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its domestic subsidiaries tax free.
       A provision has not been made for U.S. or additional foreign taxes on $56.9 million of undistributed earnings of foreign subsidiaries that could be subject to tax if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.

   8.  Short- and Long-term Obligations

       In connection with the acquisition of Thermo Black Clawson, the Company borrowed $110.0 million from Thermo Electron in May 1997. The promissory note bore interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. In July 1997, the Company issued and sold at par $153.0 million principal amount of 4 1/2% subordinated convertible debentures due 2004 for net proceeds of approximately $149.8 million. The debentures are convertible into shares of the Company's common stock at a conversion price of $12.10 per share and are guaranteed on a subordinated basis by Thermo Electron. In July 1997, the Company repaid the $110.0 million promissory note due to Thermo Electron with a portion of the net proceeds from the sale of subordinated convertible debentures.

                                       22PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

   8.  Short- and Long-term Obligations (continued)

       In February 1994, the Company issued to Thermo Electron a $15.0 million principal amount 3 1/2% subordinated convertible note due August 1997, convertible at $7.94 per share. The note was converted by Thermo Electron during 1997 for 1,888,122 shares of Company common stock. This note was included in "Due to parent company and affiliated companies" in the accompanying 1996 balance sheet.
       In January 1995, in connection with a partial redemption of Fiberprep stock (Note 3), Fiberprep issued to Thermo Electron a $10.4 million promissory note due January 1996, bearing interest at the Commercial Paper Composite Rate plus 25 basis points, which was repaid in 1996.
       See Note 12 for fair value information pertaining to the Company's long-term obligations.

   9.  Related-party Transactions

   Corporate Services Agreement
       The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company has paid Thermo Electron annually an amount equal to 1.0% of the Company's revenues in 1997 and 1996 and 1.2% of the Company's revenues in 1995. For these services, the Company was charged $2,396,000, $1,922,000, and $2,481,000 in 1997, 1996, and 1995, respectively. Beginning in fiscal 1998, the Company will pay an annual fee equal to 0.8% of the Company's revenues. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

   Recycling Equipment Subcontract
       In December 1994, Thermo Electron subcontracted with Fiberprep to supply equipment and services to Thermo Electron, in its role as general contractor on a turnkey contract with a customer for an office wastepaper de-inking facility. The subcontract was substantially completed by Fiberprep during 1996. Under this subcontract, the Company recorded revenues of $1,876,000 and $14,737,000, and cost of revenues of $639,000 and $8,797,000, during 1996 and 1995, respectively.

                                       23PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

   9.  Related-party Transactions (continued)

   Repurchase Agreement
       The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

   Short- and Long-term Obligations
       See Note 8 for obligations of the Company held by Thermo Electron.

   10. Commitments and Contingencies

   Operating Leases
       The Company occupies office and operating facilities under various operating leases. The accompanying statement of income includes expenses from operating leases of $1,998,000, $1,252,000, and $1,167,000 in 1997,
   1996, and 1995, respectively. The future minimum payments due under noncancelable operating leases as of January 3, 1998, are $1,415,000 in 1998; $795,000 in 1999; $285,000 in 2000; $184,000 in 2001; $123,000 in
   2002; and $20,000 in 2003 and thereafter. Total future minimum lease payments are $2,822,000.

   Long-term Contract
       In December 1997, Thermo Fibergen entered into a ten-year contract with a paper mill to provide fiber-recovery and water-clarification services to the paper mill. In addition, Thermo Fibergen and the paper mill have entered into lease and services agreements, under which Thermo Fibergen will lease land from the paper mill for a nominal fee and the paper mill will provide certain utilities and services to Thermo Fibergen. Thermo Fibergen has entered into an engineering, procurement, and construction contract with a third party to construct the fiber-recovery and water-clarification facility on the leased property. Once operational, Thermo Fibergen will provide the paper mill with fiber-recovery and water-clarification services for established monthly fees. The contract with the paper mill may be canceled by either party at the end of the fourth year of the contract, or within one year's notice thereafter, if certain benefits or profitability levels are not achieved. If the contract is canceled by either party, the customer will be required to purchase the facility from Thermo Fibergen at its net book value.

   Contingencies
       In the ordinary course of business the Company is often required to issue limited performance guarantees relating to its equipment and systems. The Company typically limits its liability under these guarantees to the cost of the equipment. The Company believes that it has adequate reserves for any potential liability in connection with such guarantees.

                                       24PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

   11. Restructuring Costs

       During 1997, the Company recorded restructuring costs of $1,063,000 relating to the consolidation of operations at its Fiberprep, Inc. subsidiary and Lamort Paper Services Ltd. subsidiary (a subsidiary of E&M Lamort, S.A. located in the United Kingdom) into the operations of Thermo Black Clawson. The restructuring charges related primarily to severance for 34 employees whose employment was terminated during 1997 and abandoned-facility payments. Other accrued expenses in the accompanying 1997 balance sheet includes a remaining reserve of $0.2 million associated with the consolidation of these operations.

   12. Fair Value of Financial Instruments

       The Company's financial instruments consist mainly of cash and cash equivalents, available-for-sale investments, accounts receivable, accounts payable, due to parent company and affiliated companies, long-term obligations, and forward foreign exchange contracts. The carrying amount of accounts receivable, accounts payable, and due to parent company and affiliated companies, with the exception of the subordinated convertible note in 1996 (Note 8), approximate fair value due to their short-term nature.
       Available-for-sale investments are carried at fair value in the accompanying 1997 balance sheet. The fair values were determined based on quoted market prices. See note 2 for fair value information pertaining to these financial instruments.
       The carrying amount and fair value of the Company's convertible obligations, other long-term obligations, and off-balance-sheet financial instruments are as follows:

                                          1997                  1996
                                   -------------------  -------------------
                                   Carrying      Fair  Carrying        Fair
   (In thousands)                    Amount     Value    Amount       Value
   ------------------------------------------------------------------------
   Convertible obligations         $153,000  $160,650  $ 15,000    $ 17,400
   Other long-term obligations            -         -        34          34
                                   --------  --------  --------    --------
                                   $153,000  $160,650  $ 15,034    $ 17,434
                                   ========  ========  ========    ========

   Off-balance-sheet financial
     instruments:
       Forward foreign exchange
         contracts payable                   $     22              $     32

       The fair value of debt obligations was determined based on quoted market prices and on borrowing rates available to the Company at the respective year-ends.

                                       25PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements


   12. Fair Value of Financial Instruments (continued)

       The Company had forward foreign exchange contracts of $1,728,000 and $2,378,000 outstanding at year-end 1997 and 1996, respectively. The fair value of such contracts is the estimated amount that the Company would receive or pay upon termination of the contracts, taking into account the change in foreign exchange rates.

   13. Geographical Information

       The Company is engaged in one business segment: the design and manufacture of processing machinery, accessories, and water-management systems for the paper and paper recycling industries. Revenues from the paper recycling business were $93,585,000, $56,171,000, and $76,981,000 in 1997, 1996, and 1995, respectively. Revenues from the accessories business were $82,968,000, $82,173,000, and $73,934,000 in 1997, 1996,
   and 1995, respectively. Revenues from the water-management business were $44,012,000, $39,950,000, and $40,835,000 in 1997, 1996, and 1995,
   respectively. Revenues from the sale of other products were $19,077,000, $13,915,000, and $14,993,000 in 1997, 1996, and 1995, respectively.

                                       26PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    13. Geographical Information (continued)

        The following table shows data for the Company by geographic area.

    (In thousands)                                  1997      1996      1995
    ------------------------------------------------------------------------
    Revenues:
        United States                           $150,998  $102,118  $121,932
        France                                    52,416    59,941    59,126
        United Kingdom                            22,804    14,644    14,930
        Canada                                    20,173    19,496    18,274
        Other                                      4,466     4,574     3,609
        Transfers among geographic areas (a)     (11,215)   (8,564)  (11,128)
                                                --------  --------  --------
                                                $239,642  $192,209  $206,743
                                                ========  ========  ========

    Income before provision for income taxes
      and minority interest:
        United States                           $ 16,893  $ 16,053  $ 21,716
        France                                     2,747     6,598     5,671
        United Kingdom                             2,510     3,081     1,732
        Canada                                     3,949     3,549     2,924
        Other                                      1,081     1,215       810
        Corporate and eliminations (b)            (1,249)     (377)   (1,924)
                                                --------  --------  --------
        Total operating income                    25,931    30,119    30,929
        Interest income, net                       2,495     2,905     2,131
                                                --------  --------  --------
                                                $ 28,426  $ 33,024  $ 33,060
                                                ========  ========  ========

    Identifiable assets:
        United States                           $247,550  $131,540  $ 81,609
        France                                    55,680    57,643    56,538
        United Kingdom                            29,318    24,496    20,868
        Canada                                    18,193    15,687    13,769
        Other                                      3,362     3,312     2,917
        Corporate and eliminations (c)            64,835    24,554    23,970
                                                --------  --------  --------
                                                $418,938  $257,232  $199,671
                                                ========  ========  ========

    Export revenues included in United
      States revenues above (d)                 $ 20,140  $ 11,060  $ 19,012
                                                ========  ========  ========

    (a) Transfers among geographic areas are accounted for at prices that are representative of transactions with unaffiliated parties.
    (b) Primarily general and administrative expenses.
    (c) Primarily cash, cash equivalents, and available-for-sale investments.
    (d) In general, export sales are denominated in U.S. dollars.

                                       27PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    14. Earnings per Share

        Basic and diluted earnings per share were calculated as follows:

    (In thousands except per share amounts)        1997      1996      1995
    -----------------------------------------------------------------------
    Basic
    Net income                                  $16,426   $19,894   $20,249
                                                -------   -------   -------
    Weighted average shares                      61,384    61,040    60,785
                                                -------   -------   -------
    Basic earnings per share                    $   .27   $   .33   $   .33
                                                =======   =======   =======

    Diluted
    Net income                                  $16,426   $19,894   $20,249
    Effect of:
      Convertible obligations                       188       315       315
      Majority-owned subsidiary's
        dilutive securities                         (76)        -         -
                                                -------   -------   -------
    Income available to common
      shareholders, as adjusted                 $16,538   $20,209   $20,564
                                                -------   -------   -------
    Weighted average shares                      61,384    61,040    60,785
    Effect of:
      Convertible obligations                     1,126     1,888     1,888
      Stock options                               1,103     1,415     1,214
                                                -------   -------   -------
    Weighted average shares, as adjusted         63,613    64,343    63,887
                                                -------   -------   -------
    Diluted earnings per share                  $   .26   $   .31   $   .32
                                                =======   =======   =======

        The computation of diluted earnings per share excludes the effect of assuming the exercise of certain outstanding stock options because the effect would be antidilutive. As of January 3, 1998, there were 30,000 of such options outstanding, with an exercise price of $14.32 per share.
        In addition, the computation of diluted earnings per share for 1997 excludes the effect of assuming the conversion of the Company's $153.0 million principal amount of 4 1/2% subordinated convertible debentures, convertible at $12.10 per share, because the effect would be antidilutive.

                                       28PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                   Notes to Consolidated Financial Statements

    15. Unaudited Quarterly Information

    (In thousands except per share amounts)

    1997                                First    Second(a)  Third    Fourth
    -----------------------------------------------------------------------
    Revenues                          $44,667   $54,511   $67,606   $72,858
    Gross profit                       19,131    21,861    25,270    28,221
    Net income                          3,460     3,759     3,594     5,613
    Earnings per share:
      Basic                               .06       .06       .06       .09
      Diluted                             .05       .06       .06       .09

    1996                                First    Second     Third    Fourth
    -----------------------------------------------------------------------
    Revenues                          $48,980   $48,595   $46,124   $48,510
    Gross profit                       20,788    20,491    19,951    21,442
    Net income                          5,206     4,876     4,213     5,599
    Earnings per share:
      Basic                               .09       .08       .07       .09
      Diluted                             .08       .08       .07       .09

    (a) Reflects the May 1997 acquisition of Thermo Black Clawson and borrowings to finance such acquisition.

                                       29PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                    Report of Independent Public Accountants

    To the Shareholders and Board of Directors of Thermo Fibertek Inc.:

        We have audited the accompanying consolidated balance sheet of Thermo Fibertek Inc. (a Delaware corporation and 90%-owned subsidiary of Thermo Electron Corporation) and subsidiaries as of January 3, 1998, and December 28, 1996, and the related consolidated statements of income, shareholders' investment, and cash flows for each of the three years in the period ended January 3, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Fibertek Inc. and subsidiaries as of January 3, 1998, and December 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 1998, in conformity with generally accepted accounting principles.



                                                Arthur Andersen LLP



    Boston, Massachusetts
    February 9, 1998

                                       30PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

        Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Forward-looking Statements."

    Overview

        The Company designs and manufactures processing machinery, accessories, and water-management systems for the paper and paper recycling industries. The Company's principal products include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper; accessory equipment and related consumables important to the efficient operation of papermaking machines; and water-management systems essential for draining, purifying, and recycling process water. The Company's Thermo Black Clawson subsidiary, acquired May 1997, is a leading supplier of recycling equipment used in processing fiber for the manufacture of "brown paper," such as that used in the manufacture of corrugated boxes. The Company's Thermo Fibergen Inc. subsidiary is developing and commercializing equipment and systems to recover valuable materials from papermaking sludge generated by plants that produce virgin and recycled pulp and paper. Through its GranTek Inc. subsidiary, acquired July 1996, Thermo Fibergen employs patented technology to produce absorbing granules from papermaking sludge.
        The Company's manufacturing facilities are principally located in the U.S. and France. The manufacturing facility in France is located at the Company's E&M Lamort, S.A. subsidiary, which primarily manufactures recycling equipment and accessories.
        The Company's products are primarily sold to the paper industry. Generally, the financial condition of the paper industry corresponds both to changes in the general economy and to a number of other factors, including paper and pulp production capacity. The paper industry entered a severe downcycle in early 1996 and has not recovered. This cyclical downturn adversely affected the Company's business during the second half of 1996 and all of 1997. The timing of the recovery of the financial condition of the paper industry cannot be predicted.
        In 1997, approximately 37% of the Company's sales originated outside the U.S., principally in Europe, and approximately 13% of the Company's revenues were exports from the U.S. During 1997, the Company had exports from the Company's U.S. and foreign operations to Asia of approximately 6% of total revenues, a substantial portion of which represents sales from the Company's recently acquired Thermo Black Clawson subsidiary. Exports to Asia in 1997 were primarily to China, Japan, and South Korea.

                                       31PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Overview (continued)

    Asia is experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign-currency-exchange and interest rates, and unstable stock markets. The Company's sales to Asia could be adversely affected by the unstable economic conditions in Asia.
        The Company generally seeks to charge its customers in the same currency as its operating costs. However, the Company's financial performance and competitive position can be affected by currency exchange rate fluctuations affecting the relationship between the U.S. dollar and foreign currencies. The Company reduces its exposure to currency fluctuations through the use of forward contracts. The Company enters into forward contracts to hedge certain firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies, principally U.S. dollars, British pounds sterling, French francs, and Japanese yen. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Because the Company's forward contracts are entered into as hedges against existing foreign currency exposures, there generally is no effect on the income statement since gains or losses on the customer contract offset gains or losses on the forward contract.

    Results of Operations

    1997 Compared With 1996
        Revenues increased 25% to $239.6 million in 1997 from $192.2 million in 1996, primarily due to the inclusion of $52.7 million in revenues from Thermo Black Clawson, acquired May 1997, and GranTek, acquired July 1996. Revenues from the Company's accessories and water-management businesses increased, primarily due to an increase in demand. In addition, revenues from dryers and pollution control equipment, not included in the Company's three primary product lines, increased by $6.8 million, principally due to large orders from various customers during 1997. These improvements were substantially offset by a $11.3 million decrease in revenues from the Company's recycling business, principally at the Company's Fiberprep subsidiary, due to a continuing decrease in demand resulting from a severe drop in de-inked pulp prices in the summer of 1996. The unfavorable effects of currency translation due to a stronger U.S. dollar decreased 1997 revenues by $6.3 million.
        The gross profit margin decreased to 39% in 1997 from 43% in 1996, primarily due to the inclusion of lower-margin revenues at Thermo Black Clawson.
        Selling, general, and administrative expenses as a percentage of revenues was unchanged at 25% in 1997 and 1996. Selling, general, and administrative expenses as a percentage of revenues increased at Lamort, due to a decrease in revenues, and at Thermo Fibergen, due to an increase in selling, general, and administrative expenses, primarily as a result of hiring additional sales, marketing, and administrative staff to expand its fiber-recovery business. These increases in selling, general, and

                                       32PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1997 Compared With 1996 (continued)
    administrative expenses as a percentage of revenues were offset by lower selling, general, and administrative expenses as a percentage of revenues at Thermo Black Clawson.
        Research and development expenses increased to $6.8 million in 1997 from $5.5 million in 1996, primarily due to the inclusion of $1.1 million in expenses at Thermo Black Clawson and continuing research and development efforts relating to Thermo Fibergen's fiber-recovery and water-clarification systems.
        During 1997, the Company recorded restructuring costs of $1.1 million relating to the consolidation of the operations of two subsidiaries into the operations of Thermo Black Clawson (Note 11).
        Interest income increased to $7.3 million in 1997 from $3.6 million in 1996, primarily due to an increase in average invested balances resulting from the net proceeds from Thermo Fibergen's initial public offering in September 1996 and the sale of $153.0 million principal amount of 4 1/2% subordinated convertible debentures in July 1997
    (Note 8).
        Interest expense increased to $4.8 million in 1997 from $0.7 million in 1996, as a result of borrowings from Thermo Electron to finance the May 1997 acquisition of Thermo Black Clawson and the July 1997 issuance of $153.0 million principal amount of subordinated convertible debentures. The borrowings from Thermo Electron were repaid with a portion of the net proceeds from the sale of subordinated convertible debentures (Note 8).
        The effective tax rate was 39% in 1997 and 38% in 1996. These rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes. In 1996, the impact of state income taxes was offset in part by the effect of lower foreign tax rates.
        Minority interest expense primarily represents accretion of Thermo Fibergen's common stock subject to redemption.
        In connection with a proposed engineering, procurement, and construction project, the Company made a secured loan of $6.0 million to Tree-Free Fiber Company, LLC (Tree-Free) during 1996. This project was delayed due to weakness in pulp prices, and will not proceed due to Tree-Free's recent insolvency. Tree-Free's principal asset is a tissue mill. The secured creditors, through the power of a secured creditor sale, intend to sell the tissue mill at one or more public or private transactions as soon as practicable. The Company will review the bids and make a determination as to whether it will accept one or more of the bids, or instead, purchase the tissue mill itself for the full amount of the secured debt, or a portion thereof. If the Company purchases the tissue mill, the Company will begin operating it with the intent of selling it as a going concern in a private sale. The Company believes that the fair value of its security exceeds the sum of the carrying amount of the notes from Tree-Free and Tree-Free's indebtedness to its secured third-party lenders; however, no assurance can be given as to the outcome of a secured party sale, the timing of any such sale of the tissue mill, or the amount of the proceeds that may be received therefrom. (Note 4)

                                       33PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1997 Compared With 1996 (continued)
        The Company is currently assessing the potential impact of the year 2000 on the processing of date-sensitive information by the Company's computerized information systems. The Company believes that its internal information systems are either year 2000 compliant or will be so prior to the year 2000 without incurring material costs. There can be no assurance, however, that the Company will not experience unexpected costs and delays in achieving year 2000 compliance for its internal information systems, which could result in a material adverse effect on the Company's future results of operations.

    1996 Compared With 1995
        Revenues decreased 7% to $192.2 million in 1996 from $206.7 million in 1995. Revenues earned by the Company's Fiberprep subsidiary under a subcontract from Thermo Electron to supply equipment and services for an office wastepaper de-inking facility decreased $12.9 million because this subcontract was substantially completed in the first quarter of 1996. Revenues from the Company's recycling business decreased $7.5 million, excluding the effect of the subcontract from Thermo Electron, due to a decrease in demand resulting from a severe drop in de-inked pulp prices, offset in part by the inclusion of $2.2 million of revenues from GranTek, acquired July 1996. Revenues from the Company's accessories business increased $8.8 million, principally due to an increase in demand. The unfavorable effects of currency translation due to a stronger U.S. dollar decreased revenues by $1.7 million.
        The gross profit margin increased to 43% in 1996 from 40% in 1995. Gross profit margins improved at the Company's Lamort subsidiary primarily due to a change in product mix, and at the Company's water-management business principally due to an increase in direct mill sales. Additionally, margins improved at the Company's Fiberprep subsidiary primarily due to the effect of a $0.7 million payment received under the subcontract from Thermo Electron, which represents the Company's share of certain cost savings on the project.
        Selling, general, and administrative expenses as a percentage of revenues increased to 25% in 1996 from 24% in 1995, primarily due to a decrease in revenues.
        Research and development expenses increased to $5.5 million in 1996 from $4.1 million in 1995, primarily due to the acceleration of Thermo Fibergen's research and development efforts associated with its fiber-recovery system and the extraction and purification of minerals.
        Interest income increased to $3.6 million in 1996 from $3.5 million in 1995, primarily due to higher average invested balances resulting from the net proceeds from Thermo Fibergen's initial public offering in September 1996, offset in part by lower prevailing interest rates. Interest expense decreased to $0.7 million in 1996 from $1.4 million in 1995, primarily due to the January 1996 repayment of a $10.4 million promissory note to Thermo Electron.
        Minority interest expense increased to $0.4 million in 1996 from $0.2 million in 1995, primarily due to accretion of Thermo Fibergen's common stock subject to redemption.

                                       34PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1996 Compared With 1995 (continued)
        The effective tax rate was 38% in 1996 and 1995. These rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes and, in 1995, the tax effect on a dividend from a foreign subsidiary, offset in part by the effect of lower foreign tax rates.

    Liquidity and Capital Resources

        Consolidated working capital was $177.0 million at January 3, 1998, compared with $115.6 million at December 28, 1996. Included in working capital are cash, cash equivalents, and available-for-sale investments of $148.0 million at January 3, 1998, compared with $109.8 million at December 28, 1996. Of the $148.0 million balance at January 3, 1998, $58.1 million was held by Thermo Fibergen, $6.6 million was held by Fiberprep, and the remainder was held by the Company and its wholly owned subsidiaries. At January 3, 1998, $31.0 million of the Company's cash and cash equivalents was held by its foreign subsidiaries. Repatriation of this cash into the U.S. would be subject to foreign withholding taxes and could also be subject to a U.S. tax.
        During 1997, $20.9 million of cash was provided by operating activities. Cash provided by the Company's operating results was reduced by a decrease in accounts payable of $3.3 million, primarily due to the payment of a substantial portion of acquired accounts payable at Thermo Black Clawson, as well as an increase in accounts receivable of $1.9 million, primarily due to an increase in shipments in the fourth quarter.
        During 1997, the Company's primary investing activities, excluding available-for-sale investments activity, included an acquisition and capital expenditures. The Company acquired the assets, subject to certain liabilities, of Thermo Black Clawson for $103.4 million in cash (Note 3). The Company expended $3.8 million for purchases of property, plant, and equipment during 1997.
        During 1997, the Company's financing activities provided $126.9 million in cash. The Company borrowed $110.0 million from Thermo Electron to finance the acquisition of Thermo Black Clawson. In July 1997, the Company issued and sold subordinated convertible debentures for net proceeds of $149.8 million and used a portion of the proceeds to repay the $110.0 million note due to Thermo Electron (Note 8).
        During 1997, the Company purchased $20.2 million of Company common stock and $3.8 million of Thermo Fibergen common stock. As of January 3, 1998, $1.2 million remained under authorizations by the Company's Board of Directors to purchase Thermo Fibergen common stock in open market or negotiated transactions through March 19, 1998. Any such purchases will be funded from working capital.
        Thermo Fibergen's common stock is subject to redemption in September 2000 or 2001, the redemption value of which is $54.8 million (Note 1).
        At January 3, 1998, the Company had $56.9 million of undistributed foreign earnings. The Company does not intend to repatriate undistributed foreign earnings into the U.S., and does not expect that this will have a material adverse effect on the Company's current liquidity.

                                       35PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Liquidity and Capital Resources (continued)

        In 1998, the Company plans to make expenditures for property, plant, and equipment of approximately $10 million, which includes expenditures at Thermo Fibergen for the construction of a fiber-recovery and water-clarification facility (Note 10). In addition, Thermo Fibergen may make additional capital expenditures for the construction of additional fiber-recovery facilities. Construction of fiber-recovery facilities is dependent upon Thermo Fibergen entering into long-term contracts with paper mills, under which Thermo Fibergen will charge fees to accept the mills' papermaking sludge. Thermo Fibergen currently has only one such agreement in place and there is no assurance that Thermo Fibergen will be able to obtain such additional contracts. The Company believes that its existing resources are sufficient to meet the capital requirements of its existing operations for the foreseeable future.

                                       36PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                           Forward-looking Statements

        In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1998 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

        Dependence on Paper Industry and Pulp and Paper Prices. The Company's products are primarily sold to the paper industry. Generally, the financial condition of the paper industry corresponds to the condition of the general economy, as well as a number of other factors, including paper and pulp production capacity. The paper industry entered a severe downcycle in early 1996 and has not recovered. This cyclical downturn adversely affected the Company's business during the second half of 1996 and all of 1997. No assurance can be given that the financial condition of the paper industry will improve in the near future.

        Risks Associated with International Operations. During 1997, approximately 37% of the Company's revenues originated outside of the United States, particularly in Europe. International revenues are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. In addition, although the Company seeks to charge its customers in the same currency as its operating costs, fluctuations in currency exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations.
        During 1997, the Company had exports from the Company's U.S. and foreign operations to Asia of approximately 6% of total revenues, a substantial portion of which represents sales from the Company's recently acquired Thermo Black Clawson subsidiary. Exports to Asia in 1997 were primarily to China, Japan, and South Korea. Asia is experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign-currency-exchange and interest rates, and unstable stock markets. The Company's sales to Asia could be adversely affected by the unstable economic conditions in Asia.

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

                                       37PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                           Forward-looking Statements

    companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. There can be no assurance that the Company's current products, products under development, or ability to develop new technologies will be sufficient to enable it to compete effectively.

        Dependence on Patents and Proprietary Rights. The Company places considerable emphasis on obtaining patent and trade secret protection for significant new technologies, products, and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace. The Company's success depends in part on its ability to develop patentable products and obtain and enforce patent protection for its products both in the United States and in other countries. The Company owns numerous U.S. and foreign patents, and intends to file additional applications as appropriate for patents covering its products. No assurance can be given that patents will issue from any pending or future patent applications owned by or licensed to the Company, or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. No assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated, or circumvented, or that the rights thereunder will provide competitive advantages to the Company. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected.
        In addition, there can be no assurance that third parties will not assert claims against the Company to the effect that the Company is infringing the intellectual property rights of such parties. The Company could incur substantial costs and diversion of management resources with respect to the defense of any such claims, which could have a material adverse effect on the Company's business, financial condition, and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute, or market its products and services in the U.S. or abroad. In the event that a claim relating to intellectual property is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such licenses could be obtained on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture, or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition, and results of operations.
        The Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets

                                       38PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements

                           Forward-looking Statements

    will not otherwise become known or be independently developed by competitors.

        Risks Associated with Acquisition Strategy. The Company's acquisition strategy includes the acquisition of businesses that complement or augment the Company's existing products and services. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. Any acquisition completed by the Company may be made at a substantial premium over the fair value of the net assets of the acquired company. There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate any acquired businesses into its existing businesses or make such businesses profitable.

        Potential Impact of Year 2000 on Processing of Date-sensitive Information. The Company is currently assessing the potential impact of the year 2000 on the processing of date-sensitive information by the Company's computerized information systems. The Company believes that its internal information systems are either year 2000 compliant or will be so prior to the year 2000 without incurring material costs. There can be no assurance, however, that the Company will not experience unexpected costs and delays in achieving year 2000 compliance for its internal information systems, which could result in a material adverse effect on the Company's future results of operations.

                                       39PAGE

   Thermo Fibertek Inc.                             1997 Financial Statements

                         Selected Financial Information

   (In thousands except
   per share amounts)   1997(a)    1996(b)    1995(c)    1994        1993
   ----------------------------------------------------------------------
   Statement of
     Income Data:
   Revenues         $239,642   $192,209    $206,743  $162,625    $137,088
   Net income         16,426     19,894      20,249    10,894       7,442
   Earnings per
     share:
     Basic               .27        .33         .33       .18         .12
     Diluted             .26        .31         .32       .18         .12

   Balance Sheet
     Data:
   Working capital  $176,996   $115,609    $ 70,882  $ 54,879    $ 37,442
   Total assets      418,938    257,232     199,671   162,389     142,608
   Long-term
     obligations     153,000         34      15,041    15,406      15,806
   Common stock of
     subsidiary
     subject
     to redemption    52,812     56,087           -         -           -
   Shareholders'
     investment      138,095    130,850     109,631    84,696      70,753

   (a) Reflects the May 1997 acquisition of Thermo Black Clawson, the issuance of $153.0 million principal amount of 4 1/2% subordinated convertible debentures, and the conversion of a $15.0 million principal amount subordinated convertible note by Thermo Electron.
   (b) Reflects the July 1996 acquisition of GranTek, the net proceeds from Thermo Fibergen's September 1996 initial public offering, and the repayment of a $10.4 million promissory note to Thermo Electron.
   (c) Reflects the January 1995 redemption of a portion of Fiberprep's stock and the issuance of a $10.4 million promissory note to Thermo Electron.

                                       40PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements


    Common Stock Market Information
        The Company's common stock is traded on the American Stock Exchange under the symbol TFT. The following table sets forth the high and low sale prices of the Company's common stock for 1997 and 1996, as reported in the consolidated transaction reporting system.


                                           1997                   1996
                                   -------------------    ------------------
    Quarter                          High          Low       High        Low
    ------------------------------------------------------------------------
    First                         $12 1/2     $ 8 1/2     $16       $14
    Second                         11           8 1/8      20 1/3    14 7/12
    Third                          12 3/8       9 7/16     18 7/8    12 1/8
    Fourth                         13 5/8      10 9/16     13 1/4     8 5/8

        As of January 30, 1998, the Company had 906 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on January 30, 1998, was $12 7/16 per share.
        Common stock and redemption rights of Thermo Fibergen Inc., the Company's majority-owned public subsidiary, are traded on the American Stock Exchange (symbols TFG and TFG-R).

    Shareholder Services
        Shareholders of Thermo Fibertek Inc. who desire information about the Company are invited to contact John N. Hatsopoulos, Chief Financial Officer, Thermo Fibertek Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, (781) 622-1111. A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Distribution of printed quarterly reports is limited to the second quarter only. All material will be available from Thermo Electron's Internet site (http://www.thermo.com/ subsid/tft1.html).

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

        American Stock Transfer & Trust Company
        Shareholder Services Department
        40 Wall Street, 46th Floor
        New York, New York 10005
        (718) 921-8200

                                       41PAGE

    Thermo Fibertek Inc.                            1997 Financial Statements


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

    Form 10-K Report
        A copy of the Annual Report on Form 10-K for the fiscal year ended January 3, 1998, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to John N. Hatsopoulos, Chief Financial Officer, Thermo Fibertek Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046.

    Annual Meeting
        The annual meeting of shareholders will be held on Monday, June 1, 1998, at 8:15 a.m. at the Hyatt Regency Hotel, Scottsdale, Arizona.

                                42