Form 10-K, Exhibit 13
period 1999-01-02
THERMO FIBERTEK INC
filed 1999-03-15
CIK 886346

Exhibit 13

















                              Thermo Fibertek Inc.

                        Consolidated Financial Statements

                                      1998



Thermo Fibertek Inc.                                                            1998 Financial Statements

                        Consolidated Statement of Income

(In thousands except per share amounts)                                         1998      1997         1996
------------------------------------------------------------------------- ----------- ---------- ----------

Revenues (includes $1,876 from related party in 1996; Notes 9              $ 247,426  $239,642    $ 192,209
  and 13)                                                                  ---------  --------    ---------


Costs and Operating Expenses:
  Cost of revenues (includes $639 for related-party revenues in              147,262   145,159      109,537
    1996; Note 9)
  Selling, general, and administrative expenses (Note 9)                      63,381    60,675       47,093
  Research and development expenses                                            6,971     6,814        5,460
  Gain on sale of property                                                      (536)        -            -
  Restructuring costs (Note 11)                                                    -     1,063            -
                                                                           ---------   -------    ---------

                                                                             217,078   213,711      162,090
                                                                           ---------   -------    ---------

Operating Income                                                              30,348    25,931       30,119
Interest Income                                                                7,956     7,325        3,568
Interest Expense (includes $1,411 and $540 to related party in                (7,408)   (4,830)        (663)
                                                                           ---------   -------    ---------
  1997 and 1996; Note 8)

Income Before Provision for Income Taxes and Minority Interest                30,896    28,426       33,024
Provision for Income Taxes (Note 7)                                           11,902    11,011       12,684
Minority Interest Expense                                                        999       989          446
                                                                           ---------   -------    ---------

Net Income                                                                 $  17,995   $16,426    $  19,894
                                                                           =========   =======    =========

Earnings per Share (Note 14)
  Basic                                                                    $     .29   $   .27    $     .33
                                                                           =========   =======    =========

  Diluted                                                                  $     .29   $   .26    $     .31
                                                                           =========   =======    =========

Weighted Average Shares (Note 14)
  Basic                                                                       61,612    61,384       61,040
                                                                           =========   =======    =========

  Diluted                                                                     62,353    63,613       64,343
                                                                           =========   =======    =========















The accompanying notes are an integral part of these consolidated financial statements.


                                       2

Thermo Fibertek Inc.                                                            1998 Financial Statements

                           Consolidated Balance Sheet
(In thousands)                                                                              1998       1997
-------------------------------------------------------------------------------------- ---------- ----------

Assets
Current Assets:
  Cash and cash equivalents (includes $74,447 and $62,550 under repurchase              $115,472   $111,648
agreement with parent company)
  Available-for-sale investments, at quoted market value (amortized cost                  48,206     36,319
    of  $48,210 and $36,273; Note 2)
  Accounts receivable, less allowances of $2,231 and $2,565                               50,281     53,408
  Unbilled contract costs and fees                                                         2,968      4,422
  Inventories                                                                             30,624     31,960
  Prepaid and refundable income taxes (includes $940 due from parent                       6,806      7,457
    company in 1997; Note 7)
  Other current assets                                                                     1,935      2,256
                                                                                        --------   --------

                                                                                         256,292    247,470
                                                                                        --------   --------

Property, Plant, and Equipment, at Cost, Net                                              31,736     28,336
                                                                                        --------   --------

Other Assets (Note 4)                                                                     12,309     14,437
                                                                                        --------   --------

Cost in Excess of Net Assets of Acquired Companies (Note 3)                              126,763    128,695
                                                                                        --------   --------

                                                                                        $427,100   $418,938
                                                                                        ========   ========


                                       3

Thermo Fibertek Inc.                                                            1998 Financial Statements

                     Consolidated Balance Sheet (continued)
(In thousands except share amounts)                                                         1998       1997
-------------------------------------------------------------------------------------- ---------- ----------

Liabilities and Shareholders' Investment
Current Liabilities:
  Accounts payable                                                                     $  21,548  $  25,755
  Accrued payroll and employee benefits                                                   10,273     10,588
  Billings in excess of contract costs and fees                                            5,846      5,548
  Accrued warranty costs                                                                   5,830      8,620
  Customer deposits                                                                        3,154      1,906
  Other accrued expenses                                                                  14,916     16,606
  Due to parent company and affiliated companies                                           1,279      1,451
                                                                                       ---------  ---------

                                                                                          62,846     70,474
                                                                                       ---------  ---------

Deferred Income Taxes and Other Deferred Items (Note 7)                                    6,202      4,267
                                                                                       ---------  ---------

Subordinated Convertible Debentures (Note 8)                                             153,000    153,000
                                                                                       ---------  ---------

Minority Interest                                                                            303        290
                                                                                       ---------  ---------

Commitments and Contingencies (Note 10)

Common Stock of Subsidiary Subject to Redemption ($54,762 redemption                      53,801     52,812
  value; Note 1)                                                                       ---------  ---------


Shareholders' Investment (Notes 5 and 6):
  Common stock, $.01 par value, 150,000,000 shares authorized; 63,379,337                    634        633
    and 63,331,887  shares issued
  Capital in excess of par value                                                          78,731     81,865
  Retained earnings                                                                      100,602     82,607
  Treasury stock at cost, 2,238,830 and 1,820,709 shares                                 (21,286)   (19,494)
  Accumulated other comprehensive items (Note 15)                                         (7,733)    (7,516)
                                                                                       ---------  ---------

                                                                                         150,948    138,095
                                                                                       ---------  ---------

                                                                                       $ 427,100  $ 418,938
                                                                                       =========  =========













The accompanying notes are an integral part of these consolidated financial statements.

                                       4

Thermo Fibertek Inc.                                                            1998 Financial Statements

                      Consolidated Statement of Cash Flows
(In thousands)                                                                1998        1997        1996
------------------------------------------------------------------------ ---------- ----------- ----------

Operating Activities
  Net income                                                             $  17,995  $   16,426  $  19,894
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                          9,062       7,545      4,983
      Provision for losses on accounts receivable                              248         362       (450)
      Minority interest expense                                                999         989        446
      Gain on sale of property                                                (536)          -          -
      Restructuring costs (Note 11)                                              -       1,063          -
      Deferred income tax expense                                            2,090       1,976      2,017
      Other noncash items                                                     (256)       (479)      (316)
      Changes in current accounts, excluding the effects of acquisitions:
        Accounts receivable                                                  3,702      (1,878)     5,724
        Inventories and unbilled contract costs and fees                     3,277      (1,183)     3,139
        Other current assets                                                   836        (625)     1,468
        Accounts payable                                                    (5,787)     (3,344)    (3,436)
        Other current liabilities                                              307          68     (6,417)
                                                                         ---------  ----------  ---------

         Net cash provided by operating activities                          31,937      20,920     27,052
                                                                         ---------  ----------  ---------

Investing Activities
  Acquisitions, net of cash acquired (Note 3)                                 (964)   (103,403)   (12,066)
  Purchases of available-for-sale investments                              (70,882)    (48,050)         -
  Proceeds from sale and maturities of available-for-sale                   59,200      12,256      2,750
investments
  Purchases of property, plant, and equipment                               (7,773)     (3,793)    (3,936)
  Proceeds from sale of property, plant, and equipment                       1,586          60        581
  Advances under notes receivable (Note 4)                                  (2,910)     (3,000)    (6,000)
  Repayment of notes receivable (Note 4)                                     1,250       3,000          -
  Other                                                                       (458)         57       (731)
                                                                         ---------  ----------  ---------

         Net cash used in investing activities                             (20,951)   (142,873)   (19,402)
                                                                         ---------  ----------  ---------

Financing Activities
  Purchase of Company and subsidiary common stock                           (6,598)    (23,951)         -
  Net proceeds from issuance of Company and subsidiary common                  405       1,069     55,923
    stock (Note 1)
  Net proceeds from issuance of subordinated convertible                         -     149,768          -
    debentures (Note 8)
  Issuance of obligations to parent company (Note 8)                             -     110,000          -
  Repayment of obligations to parent company (Note 8)                            -    (110,000)   (10,400)
  Repayment of long-term obligations                                             -         (32)         -
                                                                         ---------  ----------  ---------

         Net cash provided by (used in) financing activities             $  (6,193) $  126,854  $  45,523
                                                                         ---------  ----------  ---------

                                       5


Thermo Fibertek Inc.                                                            1998 Financial Statements

                Consolidated Statement of Cash Flows (continued)
(In thousands)                                                                1998        1997        1996
------------------------------------------------------------------------ ---------- ----------- ----------

Exchange Rate Effect on Cash                                             $    (969) $   (3,058) $    (396)
                                                                         ---------  ----------  ---------

Increase in Cash and Cash Equivalents                                        3,824       1,843     52,777
Cash and Cash Equivalents at Beginning of Year                             111,648     109,805     57,028
                                                                         ---------  ----------  ---------

Cash and Cash Equivalents at End of Year                                 $ 115,472  $  111,648  $ 109,805
                                                                         =========  ==========  =========

Cash Paid For
  Interest                                                               $   6,917  $    1,741  $     662
  Income taxes                                                           $   5,431  $   10,593  $  12,625

Noncash Activities
  Fair value of assets of acquired companies                             $   1,161  $  127,649  $  12,310
  Cash paid for acquired companies                                            (964)   (103,415)   (12,070)
                                                                         ---------  ----------  ---------

    Liabilities assumed of acquired companies                            $     197  $   24,234  $     240
                                                                         =========  ==========  =========

  Conversion of subordinated convertible note by parent company          $       -  $   15,000  $       -
    (Note 8)                                                             =========  ==========  =========





























The accompanying notes are an integral part of these consolidated financial statements.



Thermo Fibertek Inc.                                                            1998 Financial Statements

               Consolidated Statement of Comprehensive Income and Shareholders' Investment
(In thousands)                                                                   1998       1997       1996
--------------------------------------------------------------------------- ---------- ---------- ----------

Comprehensive Income
Net Income                                                                  $  17,995  $  16,426  $  19,894
                                                                            ---------  ---------  ---------

Other Comprehensive Items (Note 15):
  Foreign currency translation adjustment                                        (185)    (6,011)       306
  Unrealized gain (loss) on available-for-sale investments, net of                (32)        29         (2)
                                                                            ---------  ---------  ---------
    reclassification adjustment

                                                                                 (217)    (5,982)       304
                                                                            ---------  ---------  ---------

                                                                            $  17,778  $  10,444  $  20,198
                                                                            =========  ========== =========

Shareholders' Investment
Common Stock, $.01 Par Value:
  Balance at beginning of year                                              $     633  $     612  $     406
  Activity under employees' and directors' stock plans                              1          2          2
  Conversion of subordinated convertible note by parent company                     -         19          -
   (Note 8)
  Effect of three-for-two stock split                                               -          -        204
                                                                            ---------  ---------  ---------

  Balance at end of year                                                          634        633        612
                                                                            ---------  ---------  ---------

Capital in Excess of Par Value:
  Balance at beginning of year                                                 81,865     65,951     65,222
  Activity under employees' and directors' stock plans                         (4,401)        42         54
  Tax benefit related to employees' and directors' stock plans                  1,267        363        781
  Conversion of subordinated convertible note by parent company                     -     14,981          -
   (Note 8)
  Effect of purchases of subsidiary common stock (Note 1)                           -        528         98
  Effect of three-for-two stock split                                               -          -       (204)
                                                                            ---------  ---------  ---------

  Balance at end of year                                                       78,731     81,865     65,951
                                                                            ---------  ---------  ---------

Retained Earnings:
  Balance at beginning of year                                                 82,607     66,181     46,287
  Net income                                                                   17,995     16,426     19,894
                                                                            ---------  ---------  ---------

  Balance at end of year                                                      100,602     82,607     66,181
                                                                            ---------  ---------  ---------

Treasury Stock:
  Balance at beginning of year                                                (19,494)      (360)      (446)
  Purchases of Company common stock                                            (6,598)   (20,159)         -
  Activity under employees' and directors' stock plans                          4,806      1,025         86
                                                                            ---------  ---------  ---------

  Balance at end of year                                                      (21,286)   (19,494)      (360)
                                                                            ---------  ---------  ---------

Accumulated Other Comprehensive Items (Note 15):
  Balance at beginning of year                                                 (7,516)    (1,534)    (1,838)
  Other comprehensive items                                                      (217)    (5,982)       304
                                                                            ---------  ---------  ---------

  Balance at end of year                                                       (7,733)    (7,516)    (1,534)
                                                                            ---------  ---------  ---------

                                                                            $ 150,948  $ 138,095  $ 130,850
                                                                            =========  =========  =========


The accompanying notes are an integral part of these consolidated financial statements.

Thermo Fibertek Inc.                                   1998 Financial Statements

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

Relationship with Thermo Electron Corporation
      The Company was incorporated in November 1991 as a wholly owned subsidiary of Thermo Electron. As of January 2, 1999, Thermo Electron owned 55,845,630 shares of the Company's common stock, representing 91% of such stock outstanding.

Principles of Consolidation
      The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries, its 71%-owned public subsidiary Thermo Fibergen Inc., and its 95%-owned Fiberprep, Inc. subsidiary. All material intercompany accounts and transactions have been eliminated.

Fiscal Year
      The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1998, 1997, and 1996 are for the fiscal years ended January 2, 1999, January 3, 1998, and December 28, 1996, respectively. The Company's E. &
M. Lamort, S.A. subsidiary, based in France, has a fiscal year ending on November 30 to allow sufficient time for the Company to receive Lamort's financial statements. Fiscal years 1998 and 1996 each included 52 weeks; fiscal 1997 included 53 weeks.

Revenue Recognition
      The Company recognizes the majority of its revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty costs at the time of shipment. In addition, revenues and profits on large contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $45,114,000 in 1998, $37,733,000 in 1997, and $31,066,000 in 1996. The percentage of completion is determined by relating the actual costs incurred to date to management's estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees, and amounts billed in excess of revenues are classified as billings in excess of contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.

Stock-based Compensation Plans
      The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 5). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to shareholders' investment.

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)

Income Taxes
      The Company and Thermo Electron have a tax allocation agreement under which the Company and its subsidiaries, exclusive of its foreign operations and its Fiberprep and Thermo Fibergen subsidiaries, are included in the consolidated federal and certain state income tax returns filed by Thermo Electron. The agreement provides that in years in which these entities have taxable income, the Company will pay to Thermo Electron amounts comparable to the taxes it would have paid if the Company had filed separate tax returns. If Thermo Electron's equity ownership of the Company were to drop below 80%, the Company would be required to file its own federal income tax returns.
      In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

Earnings per Share
      Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share have been computed assuming the conversion of convertible obligations and the elimination of the related interest expense, and the exercise of stock options, as well as their related income tax effects.

Cash and Cash Equivalents
      At year-end 1998 and 1997, $74,447,000 and $62,550,000, respectively, of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. The Company's cash equivalents also include $15,964,000 of U.S. government-agency securities at year-end 1997 and money market fund investments of the Company's foreign subsidiaries at year-end 1998 and 1997, which have original maturities of three months or less. Cash equivalents are carried at cost, which approximates market value.

Inventories
      Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are:

(In thousands)                                                                              1998      1997
---------------------------------------------------------------------------------------- -------- ---------

Raw Materials and Supplies                                                               $14,848  $ 14,609
Work in Process                                                                            5,341     6,426
Finished Goods                                                                            10,435    10,925
                                                                                         -------  --------

                                                                                         $30,624  $ 31,960
                                                                                         =======  ========


                                       9

1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

Property, Plant, and Equipment
      The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: fiber-recovery and water-clarification facility, the shorter of the term of the service contract or the life of the asset; buildings, 15 to 40 years; machinery and equipment, 2 to 15 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of:

(In thousands)                                                                              1998      1997
---------------------------------------------------------------------------------------- -------- ---------

Land                                                                                     $ 3,172  $  3,070
Fiber-recovery and Water-clarification Facility                                            3,500         -
Buildings                                                                                 20,513    19,493
Machinery, Equipment, and Leasehold Improvements                                          41,476    38,496
                                                                                         -------  --------

                                                                                          68,661    61,059
Less:  Accumulated Depreciation and Amortization                                          36,925    32,723
                                                                                         -------  --------

                                                                                         $31,736  $ 28,336
                                                                                         =======  ========

Other Assets
      Other assets in the accompanying balance sheet includes intangible assets, deferred debt expense, and a note receivable (Note 4). Intangible assets include the costs of a noncompete agreement entered into in connection with the acquisition of the stock-preparation business of Black Clawson Company and its affiliates and patents that are amortized using the straight-line method over periods of 10 and 12 years, respectively. The aggregate carrying value of these assets is $3,317,000 and $3,700,000, net of accumulated amortization of $683,000 and $300,000 at year-end 1998 and 1997, respectively.

Cost in Excess of Net Assets of Acquired Companies
      The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method principally over 40 years. Accumulated amortization was $9,193,000 and $5,726,000 at year-end 1998 and 1997, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

Common Stock of Subsidiary Subject to Redemption
      In September 1996, Thermo Fibergen sold 4,715,000 units, each unit consisting of one share of Thermo Fibergen common stock and one redemption right, in an initial public offering at $12.75 per unit for net proceeds of $55,781,000. The common stock and redemption rights began trading separately on December 13, 1996. Holders of a redemption right have the option to require Thermo Fibergen to redeem one share of Thermo Fibergen common stock at $12.75 per share in September 2000 or September 2001. A redemption right may only be exercised if the holder owns a share of Thermo Fibergen common stock at that time. The redemption rights carry terms that generally provide for their expiration if the closing price of Thermo Fibergen's common stock exceeds $19 1/8 for 20 of any 30 consecutive trading days prior to September 2001. The difference between the redemption value and the original carrying amount of common stock of subsidiary subject to redemption is accreted over the period ending September 2000, which corresponds with the first redemption period. The accretion is charged to minority interest expense in the accompanying statement of income. The redemption rights are guaranteed on a subordinated basis by Thermo Electron. The Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee.

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)

      During 1997, the Company purchased 419,950 shares of Thermo Fibergen common stock, resulting in a reduction of common stock of subsidiary subject to redemption and an increase in capital in excess of par value.

Foreign Currency
      All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year, in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected in the "Accumulated other comprehensive items" component of shareholders' investment (Note 15). Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for the three years presented.

Forward Contracts
      The Company uses short-term forward foreign exchange contracts to manage certain exposures to foreign currencies. The Company enters into forward contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge transactions denominated in U.S. dollars and British pounds sterling. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Gains and losses arising from forward foreign exchange contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The Company does not enter into speculative foreign currency agreements.

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

Presentation
      Certain amounts in 1997 and 1996 have been reclassified to conform to the presentation in the 1998 financial statements.

2.    Available-for-sale Investments

      The Company's debt securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the "Accumulated other comprehensive items" component of shareholders' investment.


      The aggregate market value, cost basis, and gross unrealized gains and losses of available-for-sale investments by major security type are:

(In thousands)                                                                         Gross         Gross
                                                          Market          Cost    Unrealized    Unrealized
                                                           Value         Basis         Gains        Losses
--------------------------------------------------- ------------- ------------- ------------- -------------

1998
Government-agency Securities                             $47,494       $47,498       $     6      $    (10)
Other                                                        712           712             -             -
                                                         -------       -------       -------      --------

                                                         $48,206       $48,210       $     6      $    (10)
                                                         =======       =======       =======      ========

1997
Government-agency Securities                             $35,826       $35,780       $    46      $      -
Other                                                        493           493             -             -
                                                         -------       -------       -------      --------

                                                         $36,319       $36,273       $    46      $      -
                                                         =======       =======       =======      ========

      Available-for-sale investments in the accompanying 1998 balance sheet includes $33,523,000 with contractual maturities of one year or less and $14,683,000 with contractual maturities of more than one year through five years. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call features of the securities that enable either the Company, the issuer, or both to redeem these securities at an earlier date.

3.    Acquisitions

      In July 1998, the Company acquired Goslin Birmingham, a division of Green
Bay Packaging Inc., for $1,296,000 in cash, which is subject to a post-closing adjustment. Goslin manufactures evaporators and recausticizing systems that concentrate and recycle process chemicals used during pulping, and products that remove condensate gases.
      In May 1997, the Company acquired a majority of the assets, subject to certain liabilities, of the stock-preparation business of Black Clawson Company and affiliates. In August 1997, the Company acquired the remaining assets of the stock-preparation business of Black Clawson Company and affiliates. This business has been renamed Thermo Black Clawson. The aggregate purchase price was approximately $103.1 million in cash, which is net of a purchase price adjustment of $0.3 million in 1998. Pursuant to a promissory note, the Company borrowed $110.0 million from Thermo Electron to finance this acquisition (Note
8). The note was repaid in July 1997 with the net proceeds from the sale of long-term subordinated convertible debentures. Thermo Black Clawson is a leading supplier of recycling equipment used in processing fiber for the production of "brown paper," such as that used in the manufacture of corrugated boxes.
     In July 1996, Thermo Fibergen acquired substantially all of the assets, subject to certain liabilities, of Granulation Technology, Inc. and Biodac, a division of Edward Lowe Industries, Inc. for $12,070,000 in cash. This business has been renamed GranTek Inc.
      These acquisitions have been accounted for using the purchase method of accounting and their results of operations have been included in the accompanying financial statements from their respective dates of acquisition.
The aggregate cost of these acquisitions exceeded the estimated fair value of the acquired net assets by $97,482,000, which is being amortized principally over 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired.

                                       12


3.    Acquisitions (continued)

      In connection with these acquisitions, the Company has undertaken restructuring activities at the acquired businesses. The Company's restructuring activities, which were accounted for in accordance with Emerging Issues Task
Force Pronouncement (EITF) 95-3, primarily have included reductions in staffing levels and acquired overmarket leases. In connection with these restructuring activities, as part of the cost of the acquisitions, the Company established reserves as detailed below, primarily for severance and acquired overmarket leases. In accordance with EITF 95-3, the Company finalized, and for the Goslin acquisition intends to finalize, its restructuring plans no later than one year from the respective dates of the acquisitions. Unresolved matters at January 2, 1999, included completion of planned severances. A summary of the changes in accrued acquisition expenses, which are included in other accrued expenses in the accompanying balance sheet, is:


                                                                  Overmarket
(In thousands)                                      Severance         Leases          Other          Total
----------------------------------------------- -------------- -------------- -------------- --------------

Balance at December 30, 1995                         $     45       $      -       $     26       $     71
  Reserves established                                      -              -              -              -
   Usage                                                  (45)             -            (26)           (71)
                                                     --------       --------       --------       --------

Balance at December 28, 1996                                -              -              -              -
  Reserves established                                    654            227             64            945
   Usage                                                 (139)          (114)           (17)          (270)
                                                     --------       --------       --------       --------

Balance at January 3, 1998                                515            113             47            675
  Reserves established                                     80              -              -             80
  Usage                                                  (227)          (113)           (47)          (387)
   Decrease due to finalization of                       (219)             -              -           (219)
                                                     --------       --------       --------       --------
    restructuring plan, recorded as a
    decrease to cost in excess of net
    assets of acquired companies

Balance at January 2, 1999                           $    149       $      -       $      -       $    149
                                                     ========       ========       ========       ========

      Based on unaudited data, the following table presents selected financial information for the Company and Thermo Black Clawson on a pro forma basis for 1997 and 1996, assuming the companies had been combined since the beginning of 1996. The effect of acquisitions not included in the pro forma data was not material to the Company's results of operations.

 (In thousands except per share amounts)                                                 1997       1996
 ----------------------------------------------------------------------- ---------- ---------- ----------

 Revenues                                                                            $282,376   $290,636
 Net Income                                                                            16,093     17,373
 Earnings per Share:
   Basic                                                                                  .26        .28
   Diluted                                                                                .25        .27

      The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of Thermo Black Clawson been made at the beginning of 1996.

4.    Note Receivable

      During 1996, the Company loaned $6,000,000 to Tree-Free Fiber Company LLC (Tree-Free) in connection with a proposed engineering, procurement, and construction project. This project was delayed due to weakness in pulp prices, and will not proceed as a result of Tree-Free's insolvency. Tree-Free was unable to repay the note upon its original maturity. The note is secured by pari-passu liens on a tissue mill in Maine. In December 1997, a receiver was appointed by the Superior Court of Maine to preserve and protect the collateral for the loans made by the Company and other lenders to Tree-Free. In May 1998, the Company purchased an assignment of Tree-Free's secured indebtedness to the other pari-passu lender for $2,910,000. In June 1998, the Company conducted a foreclosure sale of the tissue mill and was the successful bidder and executed a purchase and sale agreement. The Company intends to assign its right to purchase the mill to a third party as soon as practicable or, alternatively, to purchase the mill and operate it with the intent of selling it as a going concern. In October 1998, the stock of a mill located in Mexico, which had also secured the note, was sold and the proceeds of $1,250,000 were paid to the Company and recorded as a reduction of the carrying amount of the notes. The Company believes that the aggregate of the fair value of the tissue mill, net of amounts owed by Tree-Free to a senior lender, is in excess of the carrying amount of the notes, net of established reserves. However, no assurance can be given as to the outcome of a sale of the tissue mill, the timing of any such sale, or the amount of the proceeds that may be received therefrom.

5.    Employee Benefit Plans

Stock-based Compensation Plans

Stock Option Plans
      The Company maintains stock-based compensation plans for its key employees, directors, and others. Two of these plans, adopted in 1991, permit the grant of nonqualified and incentive stock options. A third plan permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. As of year-end 1998, only nonqualified stock options have been awarded under these plans. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one- to ten-year period, depending on the term of the option, which may range from five- to twelve years. In addition, under certain options, shares acquired upon exercise are restricted from resale until retirement or other events. Nonqualified options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and generally expire three or seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron.
      In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 690,000 shares at a weighted average exercise price of $10.68 per share elected to participate in this exchange and, as a result, received options to purchase 345,000 shares of Company common stock at $5.63 per share, which are included in the 1998 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.

      A summary of the Company's stock option activity is:

                                                       1998                 1997                1996
                                               -------------------  ------------------  ------------------
                                                          Weighted            Weighted            Weighted
                                                           Average             Average             Average
                                                          Exercise            Exercise            Exercise
                                                             Price               Price               Price
                                                 Number              Number               Number
                                                     of                  of                   of
(Shares in thousands)                            Shares              Shares               Shares
---------------------------------------------- --------- ---------- -------- ---------- --------- ---------

Options Outstanding, Beginning of Year            3,988     $ 6.24    3,570     $ 4.81     3,783     $4.52
  Granted                                           957       6.82      845      11.00       102     11.80
  Exercised                                        (646)      3.11     (396)      3.21      (282)     3.25
  Forfeited                                        (120)      9.23      (31)      9.85       (33)     6.15
  Canceled due to exchange                         (690)     10.68        -          -         -         -
                                                 ------               -----               ------

Options Outstanding, End of Year                  3,489     $ 6.00    3,988     $ 6.24     3,570     $4.81
                                                 ======     ======    =====     ======    ======     =====

Options Exercisable                               3,486     $ 6.00    3,988     $ 6.24     3,570     $4.81
                                                 ======     ======    =====     ======    ======     =====

Options Available for Grant                       1,449               1,596                2,410
                                                 ======               =====               ======

      A summary of the status of the Company's stock options at January 2, 1999, is:

                                                                           Options Outstanding
                                                               ---------------------------------------------
Range of Exercise Prices                                             Number         Weighted       Weighted
                                                                         of          Average        Average
                                                                     Shares        Remaining       Exercise
                                                              (In thousands) Contractual Life         Price
------------------------------------------------------------- -------------- ---------------- --------------

$  3.00 - $  5.83                                                     1,773        3.3 years         $ 3.95
   5.84 -    8.66                                                     1,157        5.6 years           6.55
   8.67 -   11.49                                                       529        7.7 years          11.21
  11.50 -   14.32                                                        30        9.2 years          14.32
                                                                      -----

$  3.00 - $14.32                                                      3,489        4.8 years         $ 6.00
                                                                      =====

      The information disclosed above for options outstanding at January 2, 1999, does not differ materially for options exercisable.

Employee Stock Purchase Program
      Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Prior to the 1998 program year, the applicable shares of common stock could be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased were subject to a six-month resale restriction. Beginning in November 1998, the applicable shares of common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the period, and the shares purchased are subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. No shares of Company common stock were issued under this program during 1998. During 1997 and 1996, the Company issued 29,000 shares and 31,000 shares, respectively, of its common stock under this program.

Pro Forma Stock-based Compensation Expense
      In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted after 1994 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been:

(In thousands except per share amounts)                                           1998      1997     1996
------------------------------------------------------------------------------ -------- --------- --------

Net Income:
  As reported                                                                  $17,995  $ 16,426  $19,894
  Pro forma                                                                     16,668    15,552   19,454
Basic Earnings per Share:
  As reported                                                                      .29       .27      .33
  Pro forma                                                                        .27       .25      .32
Diluted Earnings per Share:
  As reported                                                                      .29       .26      .31
  Pro forma                                                                        .27       .25      .31


      Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years.
Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
      The weighted average fair value per share of options granted was $2.32, $5.25, and $3.89 in 1998, 1997, and 1996, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                 1998       1997       1996
--------------------------------------------------------------------------- ---------- ---------- ----------

Volatility                                                                        35%        35%        26%
Risk-free Interest Rate                                                          4.6%       6.6%       5.9%
Expected Life of Options                                                    4.2 years  6.4 years  4.7 years

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

401(k) Savings Plan
      The majority of the Company's domestic subsidiaries participate in Thermo
Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $974,000, $719,000, and $449,000 in 1998, 1997, and 1996, respectively.

                                       16

5.    Employee Benefit Plans (continued)

Profit-sharing Plans
      One of the Company's domestic subsidiaries has adopted a profit-sharing plan under which the Company annually contributes 10% of the subsidiary's net income before profit-sharing expense. All contributions are immediately vested.
In addition, one of the Company's foreign subsidiaries maintains a state-mandated profit-sharing plan and a voluntary profit-sharing plan, which the Company has agreed with its trade unions to maintain. Under the state-mandated plan, the Company contributes 0-11% of the subsidiary's net profit after taxes reduced by 5% of its shareholders' investment. The voluntary plan provides for the subsidiary to contribute up to 3% of profit after taxes if operating income exceeds 5% of its revenues. For these plans, the Company contributed and charged to expense $1,119,000, $1,125,000, and $1,263,000 in 1998, 1997, and 1996, respectively.

Other Retirement Plans
      In addition, certain of the Company's subsidiaries offer other retirement plans in addition to the Thermo Electron 401(k) savings plan and profit-sharing plans. The majority of these subsidiaries offer defined contribution plans.
Company contributions to these plans are based on formulas determined by the Company. For these plans, the Company contributed and charged to expense
$1,285,000, $1,636,000, and $1,989,000 in 1998, 1997, and 1996, respectively.

6.    Common Stock

      At January 2, 1999, the Company had reserved 18,316,537 unissued shares of its common stock for possible issuance under stock-based compensation plans and for issuance upon possible conversion of the Company's subordinated convertible debentures.

7.    Income Taxes

      The components of income before provision for income taxes and minority interest are:

(In thousands)                                                                    1998      1997     1996
------------------------------------------------------------------------------ -------- --------- --------

Domestic                                                                       $19,751  $ 17,017  $17,515
Foreign                                                                         11,145    11,409   15,509
                                                                               -------  --------  -------

                                                                               $30,896  $ 28,426  $33,024
                                                                               =======  ========  =======



                                       17

7.    Income Taxes (continued)

      The components of the provision for income taxes are:

(In thousands)                                                                    1998      1997     1996
------------------------------------------------------------------------------ -------- --------- --------

Currently Payable:
  Federal                                                                      $ 4,491  $  3,624  $ 5,672
  Foreign                                                                        4,282     4,367    3,382
  State                                                                          1,039     1,044    1,613
                                                                               -------  --------  -------

                                                                                 9,812     9,035   10,667
                                                                               -------  --------  -------

Net Deferred (Prepaid):
  Federal                                                                        1,939     1,852      142
  Foreign                                                                          (71)     (338)   1,813
  State                                                                            222       462       62
                                                                               -------  --------  -------

                                                                                 2,090     1,976    2,017
                                                                               -------  --------  -------

                                                                               $11,902  $ 11,011  $12,684
                                                                               =======  ========  =======

      The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the Company's common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect
$1,267,000, $363,000, and $781,000 of such benefits from exercises of stock options that have been allocated to capital in excess of par value in 1998, 1997, and 1996, respectively.
      The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income before provision for income taxes and minority interest due to:

(In thousands)                                                                    1998      1997     1996
------------------------------------------------------------------------------ -------- --------- --------

Provision for Income Taxes at Statutory Rate                                   $10,814  $  9,949  $11,558
Increases (Decreases) Resulting From:
  State income taxes, net of federal tax                                           820       980    1,089
  Foreign tax rate and tax regulation differential                                 310        36     (233)
  Nondeductible expenses                                                           178       163      150
  Other                                                                           (220)     (117)     120
                                                                               -------  --------  -------

                                                                               $11,902  $ 11,011  $12,684
                                                                               =======  ========  =======

                                       18

7.    Income Taxes (continued)

      Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of:

(In thousands)                                                                              1998     1997
--------------------------------------------------------------------------------------- --------- --------

Prepaid Income Taxes:
  Reserves and accruals                                                                 $  5,076  $ 5,298
  Inventory basis difference                                                               1,439    1,253
  Accrued compensation                                                                       193      227
  Allowance for doubtful accounts                                                             77      308
  Other                                                                                       21        -
                                                                                        --------  -------

                                                                                        $  6,806  $ 7,086
                                                                                        ========  =======

Deferred Income Taxes, Net:
  Amortization of intangible assets                                                     $  3,183  $ 1,837
  Depreciation                                                                               663      283
  Other                                                                                      633      549
                                                                                        --------  -------

                                                                                        $  4,479  $ 2,669
                                                                                        ========  =======

      The Company has not recognized a deferred tax liability for the difference between the book basis and the tax basis of its investment in the stock of its domestic subsidiaries (such difference relates primarily to unremitted earnings by subsidiaries) because it does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its domestic subsidiaries tax free.
      A provision has not been made for U.S. or additional foreign taxes on $63.8 million of undistributed earnings of foreign subsidiaries that could be subject to tax if remitted to the U.S. because the Company plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.

8.    Short- and Long-term Obligations

      In connection with the acquisition of Thermo Black Clawson, the Company borrowed $110.0 million from Thermo Electron in May 1997. The promissory note bore interest at the 90-day Commercial Paper Composite Rate plus 25 basis points. In July 1997, the Company issued and sold at par $153.0 million principal amount of 4 1/2% subordinated convertible debentures due 2004 for net proceeds of approximately $149.8 million. The debentures are convertible into shares of the Company's common stock at a conversion price of $12.10 per share and are guaranteed on a subordinated basis by Thermo Electron. In July 1997, the Company repaid the $110.0 million promissory note due to Thermo Electron with a portion of the net proceeds from the sale of subordinated convertible debentures.
      In February 1994, the Company issued to Thermo Electron a $15.0 million principal amount 3 1/2% subordinated convertible note due August 1997, convertible at $7.94 per share. The note was converted by Thermo Electron during 1997 for 1,888,122 shares of Company common stock.
      In January 1995, in connection with a partial redemption of Fiberprep stock, Fiberprep issued to Thermo Electron a $10.4 million promissory note due January 1996, which bore interest at the Commercial Paper Composite Rate plus 25 basis points and was repaid in 1996.
      See Note 12 for fair value information pertaining to the Company's long-term obligations.

9.    Related-party Transactions

Corporate Services Agreement
      The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company currently pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. In 1997 and 1996, the Company paid an amount equal to 1.0% of the Company's revenues. For these services, the Company was charged $1,979,000, $2,396,000, and $1,922,000 in 1998, 1997, and 1996, respectively.
The fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

Recycling Equipment Subcontract
      In December 1994, Thermo Electron subcontracted with Fiberprep to supply equipment and services to Thermo Electron, in its role as general contractor on a turnkey contract with a customer for an office wastepaper de-inking facility. The subcontract was substantially completed by Fiberprep during 1996. Under this subcontract, the Company recorded revenues of $1,876,000 during 1996.

Repurchase Agreement
      The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

Short- and Long-term Obligations
      See Note 8 for obligations of the Company held by Thermo Electron.

10.   Commitments and Contingencies

Operating Leases
      The Company occupies office and operating facilities under various operating leases. The accompanying statement of income includes expenses from operating leases of $1,862,000, $1,998,000, and $1,252,000 in 1998, 1997, and
1996, respectively. The future minimum payments due under noncancelable operating leases as of January 2, 1999, are $1,079,000 in 1999; $546,000 in 2000; $360,000 in 2001; $162,000 in 2002; and $3,000 in 2003. Total future minimum lease payments are $2,150,000.

Long-term Contract
      In December 1997, Thermo Fibergen entered into a ten-year contract with a paper mill to provide fiber-recovery and water-clarification services to the mill, and also entered into an engineering, procurement, and construction contract for the construction of the facility to provide such services. In July 1998, Thermo Fibergen completed construction of, and began operating, the fiber-recovery and water-clarification facility, providing clean water and long fiber to the mill. In addition, Thermo Fibergen and the paper mill have entered into lease and services agreements, under which it leases land from the paper mill for a nominal fee and the paper mill provides certain utilities and services. Thermo Fibergen provides the paper mill with fiber-recovery and water-clarification services for established fixed fees, subject to certain adjustments and increases upon the attainment of certain performance goals by Thermo Fibergen. The contract may be canceled by either party within six months after the end of the fourth year of the contract, or thereafter by the paper mill with one year's notice, if certain benefits or profitability levels are not achieved. If either party elects to terminate the agreement, the paper mill will be required to purchase the facility from Thermo Fibergen at its net book value.

Contingencies
      In the ordinary course of business, the Company is often required to issue limited performance guarantees relating to its equipment and systems. The Company typically limits its liability under these guarantees to the cost of the equipment. The Company believes that it has adequate reserves for any potential liability in connection with such guarantees.

11.   Restructuring Costs

      During 1997, the Company recorded restructuring costs of $1,063,000 relating to the consolidation of operations at its Fiberprep, Inc. subsidiary and Lamort Paper Services Ltd. subsidiary (a subsidiary of E&M Lamort, S.A. located in the United Kingdom) into the operations of Thermo Black Clawson. The restructuring charges, which were accounted for in accordance with EITF 94-3, related primarily to severance for 34 employees whose employment was terminated during 1997 and abandoned-facility payments. Of the total restructuring costs, $197,000 remained accrued at year-end 1997, of which $163,000 was paid during 1998.

12.   Fair Value of Financial Instruments

      The Company's financial instruments consist mainly of cash and cash equivalents, available-for-sale investments, accounts receivable, accounts payable, due to parent company and affiliated companies, subordinated convertible debentures, common stock of subsidiary subject to redemption, and forward foreign exchange contracts. The carrying amounts of accounts receivable, accounts payable, and due to parent company and affiliated companies approximate fair value due to their short-term nature.
      Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments.
      The carrying amount and fair value of the Company's subordinated convertible debentures, common stock of subsidiary subject to redemption, and off-balance-sheet financial instruments are:

                                                                         1998                  1997
                                                                --------------------  ---------------------
                                                                 Carrying       Fair   Carrying        Fair
(In thousands)                                                     Amount      Value     Amount       Value
--------------------------------------------------------------- ---------- ---------- ---------- -----------

Subordinated Convertible Debentures                              $153,000   $130,433   $153,000   $ 160,650

Common Stock of Subsidiary Subject to Redemption                 $ 53,801   $ 53,626   $ 52,812   $  54,717

Off-balance-sheet Financial Instruments:
  Forward foreign exchange contracts payable                                $      1              $      22

      The fair value of the Company's subordinated convertible debentures and common stock of subsidiary subject to redemption was determined based on quoted market prices.
      The notional amounts of forward foreign exchange contracts outstanding totaled $3,284,000 and $1,728,000 at year-end 1998 and 1997, respectively. The fair value of such contracts is the estimated amount that the Company would pay upon termination of the contracts, taking into account the change in foreign exchange rates.

                                       21

13.   Business Segment and Geographical Information

      The Company organizes and manages its business by individual functional operating entity. The Company has combined its operating entities into three segments: Pulp and Papermaking Equipment and Systems, Dryers and
Pollution-control Equipment, and Water- and Fiber-recovery Services and
Products. In classifying operational entities into a particular segment the Company aggregated businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution.
      The Company's Pulp and Papermaking Equipment and Systems segment designs and manufactures processing machinery, accessories, and water-management systems for the paper and paper recycling industries. Principal products manufactured by this segment include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper; accessory equipment and related consumables important to the efficient operation of papermaking machines; and water-management systems essential for draining, purifying, and recycling process water. Revenues from the stock-preparation equipment product line were $107,518,000, $88,848,000, and $53,948,000 in 1998, 1997, and 1996,
respectively. Revenues from the accessories product line were $77,817,000, $82,970,000, and $82,173,000 in 1998, 1997, and 1996, respectively. Revenues from the water-management product line were $36,908,000, $44,106,000, and $39,950,000 in 1998, 1997, and 1996, respectively.
      The Dryers and Pollution-control Equipment segment, which consists of the Company's Thermo Wisconsin, Inc. subsidiary, manufactures and markets dryers and pollution-control equipment for the printing, papermaking, and converting industries. In February 1999, the Company sold its Thermo Wisconsin subsidiary
(Note 17).
      The Water- and Fiber-recovery Services and Products segment, which consists of the Company's Thermo Fibergen subsidiary, designs, builds, owns, and operates plants to help pulp and paper mill customers "close the loop" in their water and solids systems on a long-term contract basis. The plants clean and recycle water and long fiber for reuse in the papermaking process. In July 1998, the Company completed construction, and began operating, its first plant (Note
10). In addition, through its GranTek subsidiary, Thermo Fibergen employs patented technology to produce absorbing granules from papermaking byproducts.
These granules are used as agricultural carriers, oil- and grease-absorbents, and cat box fillers.

(In thousands)                                                                  1998      1997         1996
------------------------------------------------------------------------- ----------- ---------- ----------

Business Segment Information
Revenues:
  Pulp and Papermaking Equipment and Systems (a)                           $ 223,799  $217,270    $ 178,004
  Dryers and Pollution-control Equipment (b)                                  19,513    19,724       14,988
  Water- and Fiber-recovery Services and Products                              5,276     4,836        2,223
  Intersegment sales elimination (c)                                          (1,162)   (2,188)      (3,006)
                                                                           ---------   -------    ---------

                                                                           $ 247,426  $239,642   $ 192,209
                                                                           =========  ========   =========

Income Before Provision for Income Taxes and Minority Interest:
  Pulp and Papermaking Equipment and Systems                               $  33,937   $30,060    $  33,390
  Dryers and Pollution-control Equipment                                       2,736     1,594        1,196
  Water- and Fiber-recovery Services and Products                             (2,468)   (2,424)      (1,591)
  Corporate (d)                                                               (3,857)   (3,299)      (2,876)
                                                                           ---------   -------    ---------

  Total operating income                                                      30,348    25,931       30,119
  Interest income, net                                                           548     2,495        2,905
                                                                           ---------   -------    ---------

                                                                           $  30,896   $28,426    $  33,024
                                                                           =========   =======    =========


                                       22

13.   Business Segment and Geographical Information (continued)

(In thousands)                                                                  1998      1997         1996
------------------------------------------------------------------------- ----------- ---------- ----------

Total Assets:
  Pulp and Papermaking Equipment and Systems                               $ 277,688  $276,784    $ 157,571
  Dryers and Pollution-control Equipment                                       5,390     7,155        4,074
  Water- and Fiber-recovery Services and Products                             71,116    70,164       71,033
  Corporate (e)                                                               72,906    64,835       24,554
                                                                           ---------   -------    ---------

                                                                           $ 427,100  $418,938    $ 257,232
                                                                           =========  ========    =========

Depreciation and Amortization:
  Pulp and Papermaking Equipment and Systems                               $   7,286   $ 5,996    $   4,150
  Dryers and Pollution-control Equipment                                         153       133          132
  Water- and Fiber-recovery Services and Products                              1,151     1,204          701
  Corporate                                                                      472       212            -
                                                                           ---------   -------    ---------

                                                                           $   9,062   $ 7,545    $   4,983
                                                                           =========   =======    =========

Capital Expenditures:
  Pulp and Papermaking Equipment and Systems                               $   3,442   $ 3,215    $   3,109
  Dryers and Pollution-control Equipment                                         197       201          116
  Water- and Fiber-recovery Services and Products                              4,134       377          711
                                                                           ---------   -------    ---------

                                                                           $   7,773   $ 3,793    $   3,936
                                                                           =========   =======    =========

Geographical Information
Revenues (f):
  United States                                                            $153,658   $150,998    $ 102,118
  France                                                                     65,308     52,416       59,941
  Other                                                                      39,636     47,266       38,650
  Transfers among geographic areas (c)                                      (11,176)   (11,038)      (8,500)
                                                                           --------    -------    ---------

                                                                           $247,426   $239,642    $ 192,209
                                                                           ========   ========    =========

Long-lived Assets (g):
  United States                                                            $ 27,232    $23,119    $  13,884
  France                                                                      5,381      6,139        7,152
  Other                                                                       4,844      5,304        5,686
                                                                           --------    -------    ---------

                                                                           $ 37,457    $34,562    $  26,722
                                                                           ========    =======    =========

Export Revenues Included in United States Revenues Above (h)               $ 24,244    $20,140    $  11,060
                                                                           ========    =======    =========

(a) Includes intersegment sales of $526,000, $198,000, and $7,000 in 1998, 1997, and 1996, respectively.
(b) Includes intersegment sales of $636,000, $1,990,000, and $2,999,000 in 1998,
    1997, and 1996, respectively.
(c) Intersegment sales and transfers among geographic areas are accounted for at prices that are representative of transactions with unaffiliated parties.
(d) Primarily general and administrative expenses.
(e) Primarily cash, cash equivalents, and available-for-sale investments. (f)
Revenues are attributed to countries based on selling location. (g) Includes property, plant, and equipment, net and other long-term tangible assets. (h) In general, export revenues are denominated in U.S. dollars.


                                       23

14.   Earnings per Share

      Basic and diluted earnings per share were calculated as follows:

(In thousands except per share amounts)                                          1998      1997     1996
------------------------------------------------------------------------------ -------- --------- --------

Basic
Net Income                                                                    $17,995   $ 16,426  $19,894
                                                                              -------   --------  -------

Weighted Average Shares                                                        61,612     61,384   61,040
                                                                              -------   --------  -------

Basic Earnings per Share                                                      $   .29   $    .27  $   .33
                                                                              =======   ========  =======

Diluted
Net Income                                                                    $17,995   $ 16,426  $19,894
Effect of:
  Convertible obligations                                                           -        188      315
  Majority-owned subsidiary's dilutive securities                                 (33)       (76)       -
                                                                              -------   --------  -------

Income Available to Common Shareholders, as Adjusted                          $17,962   $ 16,538  $20,209
                                                                              -------   --------  -------

Weighted Average Shares                                                        61,612     61,384   61,040
Effect of:
  Convertible obligations                                                           -      1,126    1,888
  Stock options                                                                   741      1,103    1,415
                                                                              -------   --------  -------

Weighted Average Shares, as Adjusted                                           62,353     63,613   64,343
                                                                               -------  --------  -------

Diluted Earnings per Share                                                    $   .29   $    .26  $   .31
                                                                              =======   ========  =======

      The computation of diluted earnings per share excludes the effect of assuming the exercise of certain outstanding stock options because the effect would be antidilutive. As of January 2, 1999, there were 818,000 such options outstanding, with exercise prices of $6.28 to $14.32 per share.
      In addition, the computation of diluted earnings per share for 1998 excludes the effect of assuming the conversion of the Company's $153.0 million principal amount of 4 1/2% subordinated convertible debentures, convertible at $12.10 per share, because the effect would be antidilutive.

15.   Comprehensive Income

      During the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This pronouncement sets forth requirements for disclosure of the Company's comprehensive income and accumulated other comprehensive items. In general, comprehensive income combines net income and "other comprehensive items," which represent certain amounts that are reported as components of shareholders' investment in the accompanying balance sheet, including foreign currency translation adjustments and unrealized net of tax gains and losses on available-for-sale investments.


                                       24

15.   Comprehensive Income (continued)

      Accumulated other comprehensive items in the accompanying consolidated balance sheet consist of the following:

(In thousands)                                                                             1998       1997
------------------------------------------------------------------------------------- ---------- ----------

Cumulative Translation Adjustment                                                       $(7,730)   $(7,545)
Net Unrealized Gain (Loss) on Available-for-sale Investments                                 (3)        29
                                                                                        -------    -------

                                                                                        $(7,733)   $(7,516)
                                                                                        =======    =======

16.   Unaudited Quarterly Information

(In thousands except per share amounts)

1998                                                                First     Second      Third     Fourth
--------------------------------------------------------------- ---------- ---------- ---------- ----------

Revenues                                                          $62,330    $63,583    $59,678    $61,835
Gross Profit                                                       25,278     26,119     23,976     24,791
Net Income                                                          4,251      5,328      4,157      4,259
Earnings per Share:
  Basic                                                               .07        .09        .07        .07
  Diluted                                                             .07        .08        .07        .07

1997                                                                First  Second(a)      Third     Fourth
--------------------------------------------------------------- ---------- ---------- ---------- ----------

Revenues                                                          $44,667    $54,511    $67,606    $72,858
Gross Profit                                                       19,131     21,861     25,270     28,221
Net Income                                                          3,460      3,759      3,594      5,613
Earnings per Share:
  Basic                                                               .06        .06        .06        .09
  Diluted                                                             .05        .06        .06        .09

(a) Reflects the May 1997 acquisition of Thermo Black Clawson and borrowings to finance such acquisition.

17.   Subsequent Event

      In February 1999, the Company sold its Thermo Wisconsin subsidiary for $13.0 million in cash, which is subject to a post-closing adjustment. Thermo Wisconsin's unaudited revenues to external customers and net income in 1998 were $18,877,000 and $1,547,000, respectively. Thermo Wisconsin manufactured and marketed dryers and pollution-control equipment.

Thermo Fibertek Inc.                                   1998 Financial Statements

                    Report of Independent Public Accountants
To the Shareholders and Board of Directors of Thermo Fibertek Inc.:

      We have audited the accompanying consolidated balance sheet of Thermo Fibertek Inc. (a Delaware corporation and 91%-owned subsidiary of Thermo Electron Corporation) and subsidiaries as of January 2, 1999, and January 3, 1998, and the related consolidated statements of income, comprehensive income and shareholders' investment, and cash flows for each of the three years in the period ended January 2, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Fibertek Inc. and subsidiaries as of January 2, 1999 and January 3, 1998, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 1999, in conformity with generally accepted accounting principles.



                                                             Arthur Andersen LLP



Boston, Massachusetts
February 10, 1999

Thermo Fibertek Inc.                                   1998 Financial Statements

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

Overview

      The Company operates in three segments: Pulp and Papermaking Equipment and Systems, Dryers and Pollution-control Equipment, and Water- and Fiber-recovery Services and Products. The Company's Pulp and Papermaking Equipment and Systems (Papermaking Equipment) segment designs and manufactures stock-preparation equipment, accessories, and water-management systems for the paper and paper recycling industries. Principal products manufactured by this segment include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper; accessory equipment and related consumables important to the efficient operation of papermaking machines; and water-management systems essential for draining, purifying, and recycling process water.
      The Dryers and Pollution-control Equipment segment, which consisted of the Company's Thermo Wisconsin, Inc. subsidiary, manufactures and markets dryers and pollution-control equipment for the printing, papermaking, and converting industries. In February 1999, the Company sold its Thermo Wisconsin subsidiary for $13.0 million in cash, which is subject to a post-closing adjustment. Thermo Wisconsin's unaudited revenues to external customers and net income in 1998 were $18,877,000 and $1,547,000, respectively.
      The Water- and Fiber-recovery Services and Products segment, which consists of the Company's Thermo Fibergen subsidiary, designs, builds, owns, and operates plants to help pulp and paper mill customers "close the loop" in their water and solids systems on a long-term contract basis. The plants clean and recycle water and long fiber for reuse in the papermaking process. In July 1998, the Company completed construction, and began operating, its first plant (Note
10). In addition, through its GranTek subsidiary, Thermo Fibergen employs patented technology to produce absorbing granules from papermaking byproducts. These granules are used as agricultural carriers, oil- and grease-absorbents, and cat box fillers.
     The Company's manufacturing facilities are principally located in the United States and France. The manufacturing facility in France is located at the Company's E. & M. Lamort, S.A. subsidiary, which primarily manufactures stock-preparation equipment and accessories.
      During 1998, approximately 48% of the Company's sales were to customers outside the United States, principally in Europe. The Company generally seeks to charge its customers in the same currency as its operating costs. However, the Company's financial performance and competitive position can be affected by currency exchange rate fluctuations affecting the relationship between the U.S. dollar and foreign currencies. The Company reduces its exposure to currency fluctuations through the use of forward contracts. The Company enters into forward contracts to hedge certain firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies, principally U.S. dollars and British pounds sterling. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Because the Company's forward contracts are entered into as hedges against existing foreign currency exposures, there generally is no effect on the income statement since gains or losses on the customer contract offset gains or losses on the forward contract. In addition, the Company's results of operations could be adversely affected by possible costs related to the Euro currency's introduction, which began in January 1999.

      The Company's sales to customers in Asia were approximately 5% of the Company's total sales in 1998, a substantial portion of which were sales to China. Asia, excluding China, is experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign-currency-exchange and interest rates, and unstable stock markets. The Company's sales to Asia have been adversely affected by the unstable economic conditions in that region.
      The Company's products are primarily sold to the paper industry. Generally, the financial condition of the paper industry corresponds both to changes in the general economy and to a number of other factors, including paper and pulp production capacity. The paper industry entered a severe downcycle in early 1996 and has not recovered. This cyclical downturn, which began adversely affecting the Company's business during the second half of 1996, continues to have an adverse effect on the Company's business. In addition, the unstable economic conditions in Asia, and weakened currencies in that region, have resulted in increased low-cost imports of pulp and paper in North America and Europe resulting in reduced pricing. These factors have also resulted in a decline in paper and pulp exports from North America and Europe to Asia. The timing of the recovery of the financial condition of the paper industry cannot be predicted.

Results of Operations

1998 Compared With 1997
      Revenues increased to $247.4 million in 1998 from $239.6 million in 1997, primarily due to an increase in revenues of $6.5 million at the Papermaking Equipment segment. The increase in revenues at the Papermaking Equipment segment was primarily due to an $18.9 million increase in revenues from the stock-preparation equipment product line, offset in part by decreases in revenues from the accessories and water-management product lines, primarily due to a decrease in demand, and the unfavorable effects of foreign currency translation. Revenues from the stock-preparation equipment product line increased principally due to a $14.0 million increase in revenues from Thermo Black Clawson, acquired in May 1997, due to its inclusion for the full twelve-month period in 1998, offset in part by a decrease in its revenues due to a decrease in demand in Asia, North America, and Europe. The primary reasons for the decrease in demand in Asia, North America, and Europe are discussed in the Overview. The unfavorable effects of currency translation due to the strengthening of the U.S. dollar relative to foreign currencies in countries in which the Company operates decreased revenues by $2.4 million in 1998.
      The gross profit margin increased to 40% in 1998 from 39% in 1997, primarily due an increase in gross profit margin at the Papermaking Equipment segment as a result of improvement at Thermo Black Clawson. Gross profit margins improved at Thermo Black Clawson principally as a result of a change in pricing strategies and product mix, and an improved cost structure.
      Selling, general, and administrative expenses as a percentage of revenues were relatively unchanged at 25.6% in 1998, compared with 25.3% in 1997.
      Research and development expenses were relatively unchanged at $7.0 million in 1998, compared with $6.8 million in 1997.
     In 1998, the Company recorded gains of $0.5 million relating to the sale of real estate. In 1997, restructuring costs of $1.1 million were recorded by the Papermaking Equipment segment, primarily for severance costs relating to the consolidation of the operations of two subsidiaries into the operations of Thermo Black Clawson (Note 11).
      Interest income increased to $8.0 million in 1998 from $7.3 million in 1997, primarily due to an increase in average invested balances, offset in part by the effect of a decrease in interest rates in 1998. The increase in average invested balances principally related to the net proceeds from the sale of $153.0 million principal amount of 4 1/2% subordinated convertible debentures in July 1997, of which $103.4 million was used to finance the acquisition of Thermo Black Clawson (Note 8). Interest expense increased to $7.4 million in 1998 from $4.8 million in 1997, principally as a result of the July 1997 issuance of subordinated convertible debentures.

      The effective tax rate was unchanged at 39% in 1998 and 1997. The effective tax rate exceeded the statutory federal income tax rate primarily due to the impact of state income taxes.
      Minority interest expense primarily represents accretion of Thermo Fibergen's common stock subject to redemption.
      In connection with a proposed engineering, procurement, and construction project, the Company loaned $6.0 million to Tree-Free Fiber Company, LLC (Tree-Free) during 1996. This project was delayed due to weakness in pulp prices, and will not proceed as a result of Tree-Free's insolvency. Tree-Free was unable to repay the note upon its original maturity. The note is secured by pari-passu liens on a tissue mill in Maine. In December 1997, a receiver was appointed by the Superior Court of Maine to preserve and protect the collateral for the loans made by the Company and other lenders to Tree-Free. In May 1998, the Company purchased an assignment of Tree-Free's secured indebtedness to the other pari-passu lender for $2.9 million. In June 1998, the Company conducted a foreclosure sale of the tissue mill and was the successful bidder and executed a purchase and sale agreement. The Company intends to assign its right to purchase the mill to a third party as soon as practicable or, alternatively, to purchase the mill and operate it with the intent of selling it as a going concern. In October 1998, the stock of a mill located in Mexico, which had also secured the note, was sold and the proceeds of $1.3 million were paid to the Company and recorded as a reduction of the carrying amount of the notes. The Company believes that the aggregate of the fair value of the tissue mill, net of amounts owed by Tree-Free to a senior lender, is in excess of the carrying amount of the notes, net of established reserves. However, no assurance can be given as to the outcome of a sale of the tissue mill, the timing of any such sale, or the amount of the proceeds that may be received therefrom.

1997 Compared With 1996
      Revenues increased 25% to $239.6 million in 1997 from $192.2 million in 1996, primarily due to the inclusion of $52.7 million in revenues from Thermo Black Clawson, acquired in May 1997, and GranTek, acquired in July 1996. Excluding the effect of the Thermo Black Clawson acquisition, revenues at the Papermaking Equipment segment decreased $10.3 million, due to an $11.3 million decrease in revenues from the stock-preparation equipment product line resulting from a continuing decrease in demand, principally at the Company's Fiberprep subsidiary, due to a severe drop in de-inked pulp prices in the summer of 1996 and a $6.3 million decrease in revenues due to the unfavorable effects of currency translation, offset in part by an increase in revenues from the accessories and water-management product lines due to an increase in demand. Revenues at the Dryers and Pollution-control Equipment segment increased $4.7 million, principally due to large orders from various customers during 1997. Revenues at the Fiber-recovery segment increased $2.6 million due to the inclusion of revenues from GranTek for the full twelve-month period in 1997.
      The gross profit margin decreased to 39% in 1997 from 43% in 1996, primarily due a decrease in gross profit margin at the Papermaking Equipment segment due to the inclusion of lower-margin revenues at Thermo Black Clawson.
      Selling, general, and administrative expenses as a percentage of revenues was unchanged at 25% in 1997 and 1996. At the Papermaking Equipment segment, the impact of the inclusion of lower expenses as a percentage of revenues at Thermo Black Clawson was offset by an increase in expenses as a percentage of revenues at Lamort, principally due to a decrease in its revenues. Selling, general, and administrative expenses as a percentage of revenues at the Fiber-recovery segment increased because of an increase in expenses due to the hiring of additional sales, marketing, and administrative staff to expand that business.
      Research and development expenses increased to $6.8 million in 1997 from $5.5 million in 1996, primarily due to an increase at the Papermaking Equipment segment due to the inclusion of $1.1 million in expenses at Thermo Black Clawson and at the Fiber-recovery segment due to continuing research and development efforts relating to fiber-recovery and water-clarification systems.

      During 1997, restructuring costs of $1.1 million were recorded by the Papermaking Equipment segment for the reasons discussed in the results of operations for 1998.
      Interest income increased to $7.3 million in 1997 from $3.6 million in 1996, primarily due to an increase in average invested balances resulting from the net proceeds from Thermo Fibergen's initial public offering in September 1996 and the remaining net proceeds from the sale of subordinated convertible debentures in July 1997. Interest expense increased to $4.8 million in 1997 from $0.7 million in 1996, as a result of borrowings from Thermo Electron to finance the May 1997 acquisition of Thermo Black Clawson and the July 1997 issuance of subordinated convertible debentures. The borrowings from Thermo Electron were repaid with a portion of the net proceeds from the sale of subordinated convertible debentures.
      The effective tax rate was 39% in 1997 and 38% in 1996. These rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes. In 1996, the impact of state income taxes was offset in part by the effect of lower foreign tax rates.
      Minority interest expense primarily represents accretion of Thermo Fibergen's common stock subject to redemption.

Liquidity and Capital Resources

      Consolidated working capital was $193.4 million at January 2, 1999, compared with $177.0 million at January 3, 1998. Included in working capital are cash, cash equivalents, and available-for-sale investments of $163.7 million at January 2, 1999, compared with $148.0 million at January 3, 1998. Of the $163.7 million balance at January 2, 1999, $55.0 million was held by Thermo Fibergen, $7.2 million was held by Fiberprep, and the remainder was held by the Company and its wholly owned subsidiaries. At January 2, 1999, $40.7 million of the Company's cash and cash equivalents was held by its foreign subsidiaries. Repatriation of this cash into the United States would be subject to foreign withholding taxes and could also be subject to a U.S. tax.
      During 1998, $31.9 million of cash was provided by operating activities. Cash provided by a decrease in accounts receivable of $3.7 million was more than offset by a $5.8 million reduction of accounts payable. The reduction in both accounts receivable and accounts payable is due primarily to the reduction in fourth quarter 1998 sales and related inventory activity as compared with the fourth quarter of 1997.
      During 1998, the Company's primary investing activities, excluding available-for-sale investments activity, were the purchase of property, plant, and equipment for $7.8 million and a net cash payment of $1.7 million under a note receivable (Note 4). In July 1998, the Company acquired Goslin Birmingham, a division of Green Bay Packaging Inc., a manufacturer of systems that recycle chemicals used during the pulping process and products that remove condensate gases. The $1.3 million purchase price for this business, which is subject to a post-closing adjustment, was offset in part by a $0.3 million post-closing adjustment relating to the 1997 acquisition of Thermo Black Clawson.
      In February 1999, the Company sold its Thermo Wisconsin subsidiary for approximately $13.0 million in cash, which is subject to a post-closing adjustment (Note 17).
      During 1998, the Company's financing activities used $6.2 million in cash. The Company used $6.6 million to purchase Company common stock pursuant to authorizations by the Company's Board of Directors. At January 2, 1999, the Company had a remaining authorization to purchase 125,500 shares of Company common stock, or the equivalent in outstanding convertible debentures, in open market or negotiated transactions through July 15, 1999. In January 1999, the Company's Board of Directors authorized the purchase of up to $10 million of Company common stock, outstanding convertible debentures, or Thermo Fibergen common stock in open market or negotiated transactions through January 22, 2000. Any such purchases are funded from working capital.
      Thermo Fibergen's common stock is subject to redemption in September 2000 or September 2001, the redemption value of which is $54.8 million.

      At January 2, 1999, the Company had $63.8 million of undistributed foreign earnings. The Company does not intend to repatriate undistributed foreign earnings into the U.S., and does not expect that this will have a material adverse effect on the Company's current liquidity.
      During 1999, the Company plans to make expenditures for property, plant, and equipment of approximately $5 million. In addition, Thermo Fibergen may make capital expenditures for the construction of additional fiber-recovery facilities. Construction of fiber-recovery facilities is dependent upon Thermo Fibergen entering into long-term contracts with pulp and paper mills, under which Thermo Fibergen will charge fees to process the mills' papermaking byproducts. Thermo Fibergen currently has only one such agreement in place and there is no assurance that Thermo Fibergen will be able to obtain such additional contracts. The Company believes that its existing resources are sufficient to meet the capital requirements of its existing operations for the foreseeable future.

Market Risk

      The Company is exposed to market risk from changes in interest rates, equity prices, and foreign currency exchange rates, which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities. Additionally, the Company uses short-term forward contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. The Company does not engage in extensive foreign currency hedging activities; however, the purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. The Company's forward foreign exchange contracts principally hedge transactions denominated in U.S. dollars and British pounds sterling. Gains and losses arising from forward contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The Company does not enter into speculative foreign currency agreements.

Interest Rates
      The Company's available-for-sale investments and subordinated convertible debentures are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase or issuance of the financial instrument. A 10% decrease in year-end 1998 market interest rates would result in a negative impact of $21 million on the net fair value of the Company's interest-sensitive financial instruments.
      The Company's cash, cash equivalents, and available-for-sale investments maturing within one year are sensitive to changes in interest rates. Interest rate changes would result in a change in interest income due to the difference between the current interest rates on cash and cash equivalents and the variable rate that these financial instruments may adjust to in the future. A 10% decrease in year-end 1998 interest rates would result in a negative impact of $0.4 million on the Company's net income.

Equity Prices
      The Company's subordinated convertible debentures are sensitive to fluctuations in the price of Company common stock into which the debentures are convertible. Changes in equity prices would result in changes in the fair value of the Company's subordinated convertible debentures due to the difference between the current market price and the market price at the date of issuance of the debentures. A 10% increase in the year-end 1998 market equity prices would result in a negative impact of $6.3 million on the net fair value of the Company's subordinated convertible debentures.
      The Company's common stock of subsidiary subject to redemption is sensitive to fluctuations in the price of Thermo Fibergen common stock. The holder of a Thermo Fibergen redemption right may require Thermo Fibergen to redeem one share of Thermo Fibergen common stock at $12.75 per share in September 2000 or September 2001. If Thermo Fibergen's common stock is trading on the open market at a price which is less than $12.75 per share in

September 2001, the holders of redemption rights would more likely than not exercise their redemption rights. In the event all redemption rights are exercised, the Company may use up to $54.8 million in cash to settle the redemption obligation.
      In addition, changes in equity prices would result in changes in the fair value of common stock of subsidiary subject to redemption due to the difference between the current market price and the price at the date of issuance of the underlying financial instruments, Thermo Fibergen common stock and redemption rights. Since the market price of Thermo Fibergen's redemption rights generally fluctuates in the opposite direction of fluctuations in the market price of Thermo Fibergen's common stock, the effect of a 10% increase in the market price of Thermo Fibergen common stock on the fair value of common stock of subsidiary subject to redemption would be mitigated in part by a decrease in the market price of the Thermo Fibergen redemption rights.

Foreign Currency Exchange Rates
      The Company generally views its investment in foreign subsidiaries with a functional currency other than the Company's reporting currency as long-term. The Company's investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional currencies of the Company's foreign subsidiaries are principally denominated in French francs, British pounds sterling, and Canadian dollars. The effect of a change in foreign exchange rates on the Company's net investment in foreign subsidiaries is reflected in the "Accumulated other comprehensive items" component of shareholders' investment. A 10% depreciation in year-end 1998 functional currencies, relative to the U.S. dollar, would result in a $7.9 million reduction of shareholders' investment.

Year 2000

      The Company continues to assess the potential impact of the year 2000 on the Company's internal business systems, products, and operations. The Company's year 2000 initiatives include (i) testing and upgrading significant information technology systems and facilities; (ii) evaluating the compliance status of the Company's current products and certain discontinued products; (iii) contacting key suppliers and vendors to determine their year 2000 compliance status; and
(iv) developing contingency plans.

The Company's State of Readiness
      The Company has implemented a compliance program to ensure that its critical information technology systems and facilities will be ready for the year 2000. The first phase of the program, testing and evaluating the Company's critical information technology systems and facilities for year 2000 compliance, has largely been completed. During phase one, the Company tested and evaluated its significant computer systems, software applications, and related equipment for year 2000 compliance. The Company also evaluated the potential year 2000 impact on its critical facilities. The Company is currently in phase two of its program, during which any noncompliant systems or facilities that were identified during phase one are prioritized and remediated. Based on its evaluations, the Company does not believe that any material upgrades are necessary to make its critical facilities year 2000 compliant. The Company is currently upgrading or replacing its material noncompliant information technology systems, and the Company expects that all such systems will be year 2000 compliant by November 1999.
      The Company has also tested and evaluated the year 2000 readiness of the material products that it currently manufactures and sells. The Company believes that all of such material products are either year 2000 compliant or not date sensitive. Certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant.
      The Company is in the process of identifying and assessing the year 2000 readiness of key suppliers and vendors that are believed to be significant to the Company's business operations. As part of this effort, the Company has developed and is distributing questionnaires relating to year 2000 compliance to its significant suppliers and vendors. The Company has started to follow-up and monitor the year 2000 compliance progress of significant suppliers and vendors which indicate that they are not year 2000 compliant or which do not respond to the Company's questionnaires. The Company has not completed the majority of its assessment of third-party risk, but expects to be substantially completed by September 1999.

Contingency Plans
      The Company is developing contingency plans that will allow its primary business operations to continue despite disruptions due to year 2000 problems. These plans may include identifying and securing other suppliers, increasing inventories, and modifying production facilities and schedules. As the Company continues to evaluate the year 2000 readiness of its business systems, facilities, and significant suppliers and vendors, it will modify and adjust its contingency plans as may be required.

Costs to Address the Company's Year 2000 Issues
      To date, costs incurred in connection with the year 2000 issue have not been material. The Company does not expect total year 2000 remediation costs to be material, but there can be no assurance that the Company will not encounter unexpected costs or delays in achieving year 2000 compliance. Year 2000 costs are funded from working capital. All internal costs and related external costs, other than capital additions, related to year 2000 remediation have been and will continue to be expensed as incurred. The Company does not track internal costs incurred for its year 2000 compliance project. Such costs are principally the related payroll costs for its information systems group.

Risks of the Company's Year 2000 Issues
      While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays. Certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. If any of the Company's material suppliers or vendors experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.

                           Forward-looking Statements
      In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1999 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

      Dependence on Paper Industry and Pulp and Paper Prices. The Company's products are primarily sold to the paper industry. Generally, the financial condition of the paper industry corresponds to the condition of the general economy, as well as a number of other factors, including paper and pulp production capacity. The paper industry entered a severe downcycle in early 1996 and has not recovered. This cyclical downturn has adversely affected the Company's business since the second half of 1996. No assurance can be given that the financial condition of the paper industry will improve in the near future.

      Risks Associated with International Operations. During 1998, approximately 48% of the Company's sales were to customers outside the United States, principally in Europe. International revenues are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. Although the Company seeks to charge its customers in the same currency as its operating costs, fluctuations in currency exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency. In addition, the Company's results of operations could be adversely affected by possible costs related to the Euro currency's introduction which began in January 1999. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations.
      During 1998, the Company's sales to customers in Asia were approximately 5% of the Company's total revenues, a substantial portion of which were sales to China. Asia is experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign-currency-exchange and interest rates, and unstable stock markets. The Company's sales to Asia have been, and could continue to be, adversely affected by the unstable economic conditions in that region. In addition, the unstable economic conditions in Asia, and weakened currencies in that region, have resulted in increased low-cost imports of pulp and paper in North America and Europe, resulting in reduced pricing. These factors have also resulted in a decline in paper and pulp exports from North America and Europe to Asia. As a result, the pulp and paper industry in North America and Europe has been making fewer capital expenditures, including expenditures to purchase the Company's products. The economic crisis in Asia has, and could continue to, adversely affect the Company's sales to North America, Europe, and Asia.

      Competition. The Company encounters and expects to continue to encounter significant competition in each of its principal markets. The Company believes that the principal competitive factors affecting the markets for its products include quality, price, service, technical expertise, and product innovation. The Company's competitors include a number of large multinational corporations. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. There can be no assurance that the Company's current products, products under development, or ability to develop new technologies will be sufficient to enable it to compete effectively.

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

      Risks Associated with Acquisition Strategy. The Company's acquisition strategy includes the acquisition of businesses that complement or augment the Company's existing products and services. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory, including antitrust, approvals. Any acquisition completed by the Company may be made at a substantial premium over the fair value of the net assets of the acquired company. There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate any acquired businesses into its existing businesses or make such businesses profitable.

      Potential Impact of Year 2000 on Processing of Date-sensitive Information. While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays. Certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. If any of the Company's material suppliers or vendors experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.


                         Selected Financial Information
(In thousands except per share amounts)                 1998     1997(a)    1996(b)    1995(c)       1994
-------------------------------------------------- ---------- ----------- ---------- ---------- ----------

Statement of Income Data
Revenues                                            $247,426   $ 239,642   $192,209   $206,743   $162,625
Net Income                                            17,995      16,426     19,894     20,249     10,894
Earnings per Share:
  Basic                                                  .29         .27        .33        .33        .18
  Diluted                                                .29         .26        .31        .32        .18

Balance Sheet Data
Working Capital                                     $193,446   $ 176,996   $115,609   $ 70,882   $ 54,879
Total Assets                                         427,100     418,938    257,232    199,671    162,389
Long-term Obligations                                153,000     153,000         34     15,041     15,406
Common Stock of Subsidiary Subject to                 53,801      52,812     56,087          -          -
  Redemption
Shareholders' Investment                             150,948     138,095    130,850    109,631     84,696

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

                                       36

Common Stock Market Information
      The Company's common stock is traded on the American Stock Exchange under the symbol TFT. The following table sets forth the high and low sale prices of the Company's common stock for 1998 and 1997, as reported in the consolidated transaction reporting system.

                                                                            1998                  1997
                                                                   -----------------     -------------
Quarter                                                              High        Low       High         Low
--------------------------------------------------------------- ---------- ---------- ---------- -----------

First                                                            $14 1/4   $11 1/4     $12 1/2   $  8 1/2

Second                                                            12 3/4     9 1/2      11          8 1/8

Third                                                             10 5/8     7 7/16     12 3/8      9 7/16

Fourth                                                             7 3/4     4 15/16    13 5/8      10 9/16


      As of January 29, 1999, the Company had 809 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on January 29, 1999, was $7 5/8 per share.
      Common stock and redemption rights of Thermo Fibergen Inc., the Company's majority-owned public subsidiary, are traded on the American Stock Exchange (symbols TFG and TFG_r).

Shareholder Services
      Shareholders of Thermo Fibertek Inc. who desire information about the Company are invited to contact the Investor Relations Department, Thermo Fibertek Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, (781) 622-1111. A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Distribution of printed quarterly reports is limited to the second quarter only. All material is available from Thermo Electron's Internet site (http://www.thermo.com/ subsid/tft1.html).

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

Form 10-K Report
      A copy of the Annual Report on Form 10-K for the fiscal year ended January 2, 1999, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to the Investor Relations Department, Thermo Fibertek Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046.

Annual Meeting
     The annual meeting of shareholders will be held on Thursday, May 27, 1999, at 9 a.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts.