Form 10-K, Exhibit 13
period 2000-01-01
THERMO FIBERTEK INC
filed 2000-03-17
CIK 886346

Exhibit 13















                              Thermo Fibertek Inc.

                        Consolidated Financial Statements

                                      1999

Thermo Fibertek Inc.                                                             1999 Financial Statements

                        Consolidated Statement of Income

 (In thousands except per share amounts)                                        1999       1998     1997
 ------------------------------------------------------------------------ ----------- ---------- ---------

 Revenues (Notes 9 and 13)                                                 $228,036   $247,426  $239,642
                                                                           --------   --------  --------

 Costs and Operating Expenses:
  Cost of revenues (Note 9)                                                 134,893    147,262   145,159
  Selling, general, and administrative expenses (Note 9)                     61,345     63,381    60,675
  Research and development expenses                                           7,278      6,971     6,814
  Gain on sale of business (Note 3) and property                            (11,154)      (536)        -
  Restructuring costs and unusual items (Note 11)                             6,152          -     1,063
                                                                           --------   --------  --------

                                                                            198,514    217,078   213,711
                                                                           --------   --------  --------

 Operating Income                                                            29,522     30,348    25,931
 Interest Income                                                              8,478      7,956     7,325
 Interest Expense (includes $1,411 to related party in 1997; Note 8)         (7,449)    (7,408)   (4,830)
                                                                           --------   --------  --------

 Income Before Provision for Income Taxes and Minority Interest              30,551     30,896    28,426
 Provision for Income Taxes (Note 7)                                         11,852     11,902    11,011
 Minority Interest Expense                                                      921        999       989
                                                                           --------   --------  --------

 Net Income                                                                $ 17,778   $ 17,995  $ 16,426
                                                                           ========   ========  ========

 Earnings per Share (Note 14)
  Basic                                                                    $    .29   $    .29  $    .27
                                                                           ========   ========  ========

  Diluted                                                                  $    .29   $    .29  $    .26
                                                                           ========   ========  ========

 Weighted Average Shares (Note 14)
  Basic                                                                      61,186     61,612    61,384
                                                                           ========   ========  ========

  Diluted                                                                    61,559     62,353    63,613
                                                                           ========   ========  ========

















The accompanying notes are an integral part of these consolidated financial statements.

Thermo Fibertek Inc.                                                             1999 Financial Statements

                           Consolidated Balance Sheet
(In thousands)                                                                             1999      1998
------------------------------------------------------------------------------------- ---------- ---------

Assets
Current Assets:
 Cash and cash equivalents (includes $74,447 under repurchase                          $ 39,254   $115,472
   agreement with parent company in 1998)
 Advance to affiliate                                                                    93,780          -
 Available-for-sale investments, at quoted market value (amortized cost                  46,405     48,206
   of $46,470 and $48,210; Note 2)
 Accounts receivable, less allowances of $1,659 and $2,231                               49,323     50,281
 Unbilled contract costs and fees                                                         9,570      2,968
 Inventories                                                                             28,907     30,624
 Deferred tax asset (Note 7)                                                              4,896      6,806
 Other current assets                                                                     1,034      1,935
                                                                                       --------   --------

                                                                                        273,169    256,292
                                                                                       --------   --------

Property, Plant, and Equipment, at Cost, Net                                             30,494     31,736
                                                                                       --------   --------

Other Assets (Note 4)                                                                    17,044     12,309
                                                                                       --------   --------

Cost in Excess of Net Assets of Acquired Companies (Note 3)                             121,870    126,763
                                                                                       --------   --------

                                                                                       $442,577   $427,100
                                                                                       ========   ========


Thermo Fibertek Inc.                                                             1999 Financial Statements

                     Consolidated Balance Sheet (continued)

(In thousands except share amounts)                                                        1999      1998
------------------------------------------------------------------------------------- ---------- ---------

Liabilities and Shareholders' Investment
Current Liabilities:
 Current maturity of long-term obligation (Note 8)                                    $     380  $       -
 Accounts payable                                                                        21,957     21,548
 Accrued payroll and employee benefits                                                    8,659     10,273
 Billings in excess of contract costs and fees                                            4,730      5,846
 Accrued warranty costs                                                                   5,005      5,830
 Customer deposits                                                                        3,242      3,154
 Other accrued expenses (Notes 3 and 11)                                                 20,322     14,916
 Common stock of subsidiary subject to redemption ($49,788                               49,160          -
   redemption value; Note 1)
 Due to parent company and affiliated companies                                           1,003      1,279
                                                                                      ---------  ---------

                                                                                        114,458     62,846
                                                                                       --------   --------

Deferred Income Taxes and Other Deferred Items (Note 7)                                   6,365      6,202
                                                                                      ---------  ---------

Long-term Obligations:
 Subordinated convertible debentures (Note 8)                                           153,000    153,000
 Note payable (Note 8)                                                                    1,350          -
                                                                                      ---------  ---------

                                                                                        154,350    153,000
                                                                                      ---------  ---------

Minority Interest (Note 3)                                                                3,334        303
                                                                                      ---------  ---------

Commitments and Contingencies (Note 10)

Common Stock of Subsidiary Subject to Redemption ($54,762                                     -     53,801
 redemption value; Note 1)                                                            ---------  ---------

Shareholders' Investment (Notes 5 and 6):
 Common stock, $.01 par value, 150,000,000 shares authorized;                               635        634
   63,537,556 and 63,379,337 shares issued
 Capital in excess of par value                                                          77,411     78,731
 Retained earnings                                                                      118,380    100,602
 Treasury stock at cost, 2,327,521 and 2,238,830 shares                                 (21,239)   (21,286)
 Deferred compensation                                                                      (66)         -
 Accumulated other comprehensive items (Note 15)                                        (11,051)    (7,733)
                                                                                      ---------  ---------

                                                                                        164,070    150,948
                                                                                      ---------  ---------

                                                                                      $ 442,577  $ 427,100
                                                                                      =========  =========





The accompanying notes are an integral part of these consolidated financial statements.

Thermo Fibertek Inc.                                                             1999 Financial Statements

                      Consolidated Statement of Cash Flows
(In thousands)                                                                1999        1998      1997
------------------------------------------------------------------------ ---------- ----------- ---------

Operating Activities
 Net income                                                              $  17,778  $   17,995  $  16,426
 Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                           8,928       8,492      7,258
     Provision for losses on accounts receivable                               234         248        362
     Minority interest expense                                                 921         999        989
     Gain on sale of business (Note 3) and property                        (11,154)       (536)         -
     Noncash restructuring costs and unusual items (Note 11)                 3,239           -          -
     Deferred income tax expense                                             1,572       2,090      1,976
     Other noncash items                                                      (105)        314       (192)
     Changes in current accounts, excluding the effects of acquisitions and disposition:
        Accounts receivable                                                 (4,448)      3,702     (1,878)
        Inventories and unbilled contract costs and fees                    (7,445)      3,277     (1,183)
        Other current assets                                                   448         836       (625)
        Accounts payable                                                     3,039      (5,787)    (3,344)
        Other current liabilities                                            4,198         307      1,131
                                                                         ---------  ----------  ---------

          Net cash provided by operating activities                         17,205      31,937     20,920
                                                                         ---------  ----------  ---------

Investing Activities
 Acquisitions, net of cash acquired (Note 3)                                (2,607)       (964)  (103,403)
 Acquisition of capital equipment and technology (Note 3)                     (500)          -          -
 Proceeds from sale of business, net of cash divested (Note 3)              13,592           -          -
 Refund of acquisition purchase price (Note 3)                                 377           -          -
 Advances to affiliate, net                                                (93,780)          -          -
 Purchases of available-for-sale investments                               (61,825)    (70,882)   (48,050)
 Proceeds from sale of available-for-sale investments                            -       7,730          -
 Proceeds from maturities of available-for-sale investments                 63,565      51,470     12,256
 Purchases of property, plant, and equipment                                (3,903)     (7,773)    (3,793)
 Proceeds from sale of property, plant, and equipment                          414       1,586         60
 Advances under notes receivable (Note 4)                                        -      (2,910)    (3,000)
 Repayment of notes receivable (Note 4)                                          -       1,250      3,000
 Other                                                                        (160)       (458)        57
                                                                         ---------  ----------  ---------

          Net cash used in investing activities                          $ (84,827) $  (20,951) $(142,873)
                                                                         ---------  ----------  ---------


Thermo Fibertek Inc.                                                             1999 Financial Statements

                Consolidated Statement of Cash Flows (continued)

(In thousands)                                                                 1999        1998      1997
------------------------------------------------------------------------- ---------- ----------- ---------

Financing Activities
 Purchases of Company and subsidiary common stock                         $  (5,804) $   (6,598) $ (23,951)
 Purchases of subsidiary common stock from Thermo Electron                   (2,227)          -          -
 Net proceeds from issuance of Company and subsidiary common                    551         405      1,069
   stock (Note 1)
 Net proceeds from issuance of subordinated convertible                           -           -    149,768
   debentures (Note 8)
 Issuance of obligations to parent company (Note 8)                               -           -    110,000
 Repayment of obligations to parent company (Note 8)                              -           -   (110,000)
 Repayment of long-term obligations                                               -           -        (32)
                                                                          ---------  ----------  ---------

          Net cash provided by (used in) financing activities                (7,480)     (6,193)   126,854
                                                                          ---------  ----------  ---------

Exchange Rate Effect on Cash                                                 (1,116)       (969)    (3,058)
                                                                          ---------  ----------  ---------

Increase (Decrease) in Cash and Cash Equivalents                            (76,218)      3,824      1,843
Cash and Cash Equivalents at Beginning of Year                              115,472     111,648    109,805
                                                                          ---------  ----------  ---------

Cash and Cash Equivalents at End of Year                                  $  39,254  $  115,472  $ 111,648
                                                                          =========  ==========  =========

Cash Paid For
 Interest                                                                 $   6,913  $    6,917  $   1,741
 Income taxes                                                             $   6,559  $    5,431  $  10,593

Noncash Activities
 Fair value of assets of acquired companies, capital equipment,           $  10,135  $    1,161  $ 127,649
   and technology (Note 3)
 Cash paid for acquired companies, capital equipment, and technology         (3,160)       (964)  (103,415)
 Payable for acquired company, capital equipment, and technology             (3,430)          -          -
 Equity interest in subsidiary transferred for capital equipment             (3,075)          -          -
   and technology                                                         ---------  ----------  ---------

   Liabilities assumed of acquired companies                              $     470  $      197  $  24,234
                                                                          =========  ==========  =========

 Conversion of subordinated convertible note by parent company (Note 8)   $       -  $        -  $  15,000
                                                                          =========  ==========  =========










The accompanying notes are an integral part of these consolidated financial statements.


Thermo Fibertek Inc.                                                             1999 Financial Statements

               Consolidated Statement of Comprehensive Income and Shareholders' Investment

(In thousands)                                                                  1999       1998      1997
-------------------------------------------------------------------------- ---------- ---------- ---------

Comprehensive Income
Net Income                                                                 $  17,778  $  17,995  $  16,426
                                                                           ---------  ---------  ---------

Other Comprehensive Items (Note 15):
 Foreign currency translation adjustment                                      (3,279)      (185)    (6,011)
 Unrealized gain (loss) on available-for-sale investments, net of                (39)       (32)        29
   reclassification adjustment                                             ---------  ---------  ---------

                                                                              (3,318)      (217)    (5,982)
                                                                           ---------  ---------  ---------

                                                                           $  14,460  $  17,778  $  10,444
                                                                           =========  =========  =========

Shareholders' Investment
Common Stock, $.01 Par Value:
 Balance at beginning of year                                              $     634  $     633  $     612
 Activity under employees' and directors' stock plans                              1          1          2
 Conversion of subordinated convertible note by parent company (Note 8)            -          -         19
                                                                           ---------  ---------  ---------

 Balance at end of year                                                          635        634        633
                                                                           ---------  ---------  ---------

Capital in Excess of Par Value:
 Balance at beginning of year                                                 78,731     81,865     65,951
 Activity under employees' and directors' stock plans                         (1,916)    (4,401)        42
 Tax benefit related to employees' and directors' stock plans                    513      1,267        363
 Conversion of subordinated convertible note by parent company (Note 8)            -          -     14,981
 Effect of purchases of subsidiary common stock (Note 1)                          83          -        528
                                                                           ---------  ---------  ---------

 Balance at end of year                                                       77,411     78,731     81,865
                                                                           ---------  ---------  ---------

Retained Earnings:
 Balance at beginning of year                                                100,602     82,607     66,181
 Net income                                                                   17,778     17,995     16,426
                                                                           ---------  ---------  ---------

 Balance at end of year                                                      118,380    100,602     82,607
                                                                           ---------  ---------  ---------

Treasury Stock:
 Balance at beginning of year                                                (21,286)   (19,494)      (360)
 Purchases of Company common stock                                            (2,511)    (6,598)   (20,159)
 Activity under employees' and directors' stock plans                          2,558      4,806      1,025
                                                                           ---------  ---------  ---------

 Balance at end of year                                                      (21,239)   (21,286)   (19,494)
                                                                           ---------  ---------  ---------

Deferred Compensation:
 Balance at beginning of year                                                      -          -          -
 Issuance of restricted stock under employees' stock plans (Note 5)              (91)         -          -
 Amortization of deferred compensation                                            25          -          -
                                                                           ---------  ---------  ---------

 Balance at end of year                                                    $     (66) $       -  $       -
                                                                           ---------  ---------  ---------



Thermo Fibertek Inc.                                                             1999 Financial Statements

         Consolidated Statement of Comprehensive Income and Shareholders' Investment (continued)

(In thousands)                                                                  1999       1998      1997
-------------------------------------------------------------------------- ---------- ---------- ---------

Accumulated Other Comprehensive Items (Note 15):
 Balance at beginning of year                                              $  (7,733) $  (7,516) $  (1,534)
 Other comprehensive items                                                    (3,318)      (217)    (5,982)
                                                                           ---------  ---------  ---------

 Balance at end of year                                                      (11,051)    (7,733)    (7,516)
                                                                           ---------  ---------  ---------

                                                                           $ 164,070  $ 150,948  $ 138,095
                                                                           =========  =========  =========








































The accompanying notes are an integral part of these consolidated financial statements.


Thermo Fibertek Inc.                                                             1999 Financial Statements

                   Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations
      Thermo Fibertek Inc. (the Company) designs and manufactures processing machinery, accessories, and water-management systems for the paper and paper recycling industries. The Company's principal products include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper; accessory equipment and related consumables important to the efficient operation of papermaking machines; and water-management systems essential for draining, purifying, and recycling process water. In addition, the Company develops and commercializes products derived from cellulose fiber.

Relationship with Thermo Electron Corporation
      The Company was incorporated in November 1991 as a wholly owned subsidiary of Thermo Electron. As of January 1, 2000, Thermo Electron owned 55,773,057 shares of the Company's common stock, representing 91% of such stock outstanding.

Principles of Consolidation
      The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries, its 74%-owned public subsidiary Thermo Fibergen
Inc., and its 95%-owned Fiberprep, Inc. subsidiary. All material intercompany accounts and transactions have been eliminated.

Fiscal Year
      The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1999, 1998, and 1997 are for the fiscal years ended January 1, 2000, January 2, 1999, and January 3, 1998, respectively. The Company's E. & M.
Lamort, S.A. and Thermo Black Clawson, S.A. subsidiaries, based in France, have fiscal years ending on November 30 to allow sufficient time for the Company to receive their financial statements. Fiscal years 1999 and 1998 each included 52 weeks; fiscal 1997 included 53 weeks.

Revenue Recognition
      The Company recognizes the majority of its revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty costs at the time of shipment. In addition, revenues and profits on large contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $40,689,000 in 1999, $45,114,000 in 1998, and $37,733,000 in 1997. The percentage of completion is determined by relating the actual costs incurred to date to management's estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees, and amounts billed in excess of revenues are classified as billings in excess of contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.

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

Earnings per Share
      Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Except where the effect would be antidilutive, diluted earnings per share have been computed assuming the conversion of the Company's convertible obligations and the elimination of the related interest expense, and the exercise of stock options, as well as their related income tax effects.

Cash and Cash Equivalents
      The Company, along with other European-based subsidiaries of Thermo
Electron, participates in a notional pool arrangement in the United Kingdom with Barclays Bank. Under this arrangement, Barclays notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants.
Thermo Electron guarantees all of the obligations of each participant in this arrangement. The Company has access to a $1,779,000 line of credit under this arrangement. At year-end 1999 and 1998, the Company had invested $6,732,000 and $1,100,000, respectively, under this arrangement.
      At year-end 1998, $74,447,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lent excess cash to Thermo Electron, which Thermo Electron collateralized with investments principally consisting of corporate notes, U.S.
government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The
Company's funds subject to the repurchase agreement were readily convertible into cash by the Company. The repurchase agreement earned a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Effective June 1999, the Company adopted a new cash management arrangement with Thermo Electron, described below, that replaces the repurchase agreement.
      At year-end 1999 and 1998, the Company's cash equivalents also included corporate notes, money market funds, and other marketable securities of the Company's foreign subsidiaries, which had original maturities of three months or less. Cash equivalents are carried at cost, which approximates market value.

Advance to Affiliate
      Effective June 1999, the Company and Thermo Electron commenced use of a new domestic cash management arrangement. Under the new arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice.

1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

      In addition, certain of the Company's European-based subsidiaries participate in a new cash management arrangement with a wholly owned subsidiary of Thermo Electron on terms similar to the domestic cash management arrangement.

Inventories
      Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

(In thousands)                                                                              1999     1998
---------------------------------------------------------------------------------------- ------- --------

Raw Materials and Supplies                                                               $12,088  $14,848
Work in Process                                                                            6,122    5,341
Finished Goods                                                                            10,697   10,435
                                                                                         -------  -------

                                                                                         $28,907  $30,624
                                                                                         =======  =======
      The Company periodically reviews its quantities of inventories on hand and compares these amounts to expected usage of each particular product or product line. The Company records as a charge to cost of revenues any amounts required to reduce the carrying value of inventories to net realizable value.

Property, Plant, and Equipment
      The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: fiber-recovery and water-clarification facility, the shorter of the term of the service contract or the life of the asset; buildings, 15 to 40 years; machinery and equipment, 2 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

(In thousands)                                                                              1999     1998
---------------------------------------------------------------------------------------- ------- --------

Land                                                                                     $ 2,886  $ 3,172
Fiber-recovery and Water-clarification Facility                                            3,573    3,500
Buildings                                                                                 19,676   20,513
Machinery, Equipment, and Leasehold Improvements                                          41,669   41,476
                                                                                         -------  -------

                                                                                          67,804   68,661
Less:  Accumulated Depreciation and Amortization                                          37,310   36,925
                                                                                         -------  -------

                                                                                         $30,494  $31,736
                                                                                         =======  =======
Other Assets
      Other assets in the accompanying balance sheet includes intangible assets, a note receivable (Note 4), and deferred debt expense. Intangible assets includes the costs of patents, acquired intellectual property, and a noncompete agreement entered into in connection with the acquisition of the stock-preparation business of Black Clawson Company and its affiliates, which are amortized using the straight-line method over periods of up to 15, 7, and 10 years, respectively. The aggregate carrying value of these assets is $10,676,000 and $3,317,000, net of accumulated amortization of $1,328,000 and $683,000 at year-end 1999 and 1998, respectively.

1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

Cost in Excess of Net Assets of Acquired Companies
      The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method principally over 40 years.
Accumulated amortization was $12,642,000 and $9,193,000 at year-end 1999 and 1998, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. Such events or circumstances generally would include the occurrence of operating losses or a significant decline in earnings associated with the acquired business or asset. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. The Company assesses cash flows before interest charges and when impairment is indicated, writes the asset down to fair value.
If quoted market values are not available, the Company estimates fair value by calculating the present value of future cash flows. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

Common Stock of Subsidiary Subject to Redemption
      In September 1996, Thermo Fibergen sold 4,715,000 units, each unit consisting of one share of Thermo Fibergen common stock and one redemption right, in an initial public offering at $12.75 per unit for net proceeds of $55,781,000. The common stock and redemption rights subsequently began trading separately. Holders of a redemption right have the option to require Thermo
Fibergen to redeem one share of Thermo Fibergen common stock at $12.75 per share in September 2000 or September 2001. A redemption right may only be exercised if the holder owns a share of Thermo Fibergen common stock at that time. The redemption rights carry terms that generally provide for their expiration if the closing price of Thermo Fibergen's common stock exceeds $19 1/8 for 20 of any 30 consecutive trading days prior to September 2001. The difference between the redemption value and the original carrying amount of common stock of subsidiary subject to redemption is accreted over the period ending September 2000, which corresponds with the first redemption period. The accretion is charged to minority interest expense in the accompanying statement of income. The redemption rights are guaranteed on a subordinated basis by Thermo Electron. The
Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee.

Foreign Currency
      All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign
Currency Translation." Resulting translation adjustments are reflected in the "Accumulated other comprehensive items" component of shareholders' investment
(Note 15). Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for the three years presented.

Forward Contracts
      The Company uses short-term forward foreign exchange contracts to manage certain exposures to foreign currencies. The Company enters into forward contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge transactions denominated in U.S. dollars, British pounds sterling, and Canadian dollars. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Gains and losses arising from forward foreign exchange contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The Company does not enter into speculative foreign currency agreements.


1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncement
      In December 1999, the Securities and Exchange Commission issued Staff
Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements."
SAB 101 includes requirements for when shipments may be recorded as revenue when the terms of the sale include customer acceptance provisions or an obligation of the seller to install the product. In such instances, SAB 101 generally requires that revenue recognition occur at completion of installation and/or upon customer acceptance. SAB 101 requires that companies conform their revenue recognition practices to the requirements therein during the first quarter of calendar 2000 through recording a cumulative net of tax effect of the change in accounting. The Company has not completed the analysis to determine the effect that SAB 101 will have on its financial statements.

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

2.    Available-for-sale Investments

      The Company's debt securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the "Accumulated other comprehensive items" component of shareholders' investment. The aggregate market value, cost basis, and gross unrealized gains and losses of available-for-sale investments by major security type are as follows:

(In thousands)                                                                         Gross        Gross
                                                          Market          Cost    Unrealized   Unrealized
                                                           Value         Basis         Gains       Losses
--------------------------------------------------- ------------ ------------- ------------- ------------

1999
Government-agency Securities                             $46,074       $46,139       $     -      $   (65)
Other                                                        331           331             -            -
                                                         -------       -------       -------      -------

                                                         $46,405       $46,470       $     -      $   (65)
                                                         =======       =======       =======      =======

1998
Government-agency Securities                             $47,494       $47,498       $     6      $   (10)
Other                                                        712           712             -            -
                                                         -------       -------       -------      -------

                                                         $48,206       $48,210       $     6      $   (10)
                                                         =======       =======       =======      =======

      Available-for-sale investments in the accompanying 1999 balance sheet have contractual maturities of one year or less. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call features of the securities that enable either the Company, the issuer, or both to redeem these securities at an earlier date.
      The cost of available-for-sale investments that were sold was based on specific identification in determining the gross realized gains and losses in the accompanying statement of income.


3.    Composites Venture, Acquisitions, and Disposition

Composites Venture
      In October 1999, Thermo Fibergen created a subsidiary, NEXT Fiber Products
Inc., to develop, produce, and market fiber-based composites primarily for the building industry. Thermo Fibergen capitalized NEXT Fiber Products with
$3,200,000 in cash. NEXT Fiber Products then purchased capital equipment and technology related to the development of fiber-based composites, valued at $5,275,000, in exchange for shares of its common stock equal to 49% of its equity and $2,200,000 in cash, payable in installments, if certain conditions are met. The Company paid $500,000 of the purchase price in 1999. The $1,700,000 remaining obligation is included in other accrued liabilities in the accompanying 1999 balance sheet. Subsequent to year end, Thermo Fibergen paid
$1,200,000 of this obligation. To the extent that NEXT Fiber Products does not purchase $1,000,000 of capital equipment by April 2001, the remaining funds will be remitted to the seller as additional consideration for the acquired assets.
As of January 1, 2000, Thermo Fibergen had committed $517,000 of such funds for purchases of capital equipment. Thermo Fibergen has options to acquire the 49% equity interest that it does not own, exercisable during the months of October
2001, 2002, or 2003, for pre-established multiples of NEXT Fiber Products' pre-tax earnings.
      Thermo Fibergen is currently finalizing development of the composites material. Thermo Fibergen expects to complete construction of and begin operating the composites manufacturing facility, located in Green Bay, Wisconsin, during 2000.

Acquisitions
      In May 1999, the Company acquired the outstanding stock of Arcline
Products, a manufacturer of shower and doctor oscillation systems, for $2,660,000 in cash and $2,000,000 payable over five years (Note 8). The cost of this acquisition approximated the fair value of the net assets acquired.
      In July 1998, the Company acquired Goslin Birmingham, a division of Green
Bay Packaging Inc., for $1,296,000 in cash. During 1999, the Company received a post-closing purchase price adjustment of $377,000 related to this acquisition.
The Company recorded this amount as a reduction of cost in excess of net assets of acquired companies. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $860,000 and is being amortized over 40 years. Goslin manufactures evaporators and recausticizing systems that concentrate and recycle process chemicals used during pulping, and products that remove condensate gases.
      In May 1997, the Company acquired a majority of the assets, subject to certain liabilities, of the stock-preparation business of Black Clawson Company and affiliates. In August 1997, the Company acquired the remaining assets of the stock-preparation business of Black Clawson Company and affiliates. This business has been renamed Thermo Black Clawson. The aggregate purchase price was approximately $103,100,000 in cash, which is net of a purchase price adjustment of $332,000 in 1998. Pursuant to a promissory note, the Company borrowed
$110,000,000 from Thermo Electron to finance this acquisition (Note 8). The note was repaid in July 1997 with the net proceeds from the sale of long-term subordinated convertible debentures. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $91,805,000 and is being amortized over 40 years. Thermo Black Clawson is a leading supplier of recycling equipment used in processing fiber for the production of "brown paper," such as that used in the manufacture of corrugated boxes.
      These acquisitions have been accounted for using the purchase method of accounting and their results of operations have been included in the accompanying financial statements from their respective dates of acquisition.
Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired.


3.    Composites Venture, Acquisitions, and Disposition (continued)

      In connection with these acquisitions, the Company has undertaken restructuring activities at the acquired businesses. The Company's restructuring activities, which were accounted for in accordance with Emerging Issues Task
Force Pronouncement (EITF) 95-3, primarily have included reductions in staffing levels. In connection with these restructuring activities, as part of the cost of the acquisitions, the Company established reserves, primarily for severance and acquired overmarket leases. In accordance with EITF 95-3, the Company finalized its restructuring plans no later than one year from the respective dates of the acquisitions. Accrued acquisition expenses are included in other accrued expenses in the accompanying balance sheet.
      A summary of the changes in accrued acquisition expenses follows:

                                                     Abandoned
                                                    Facilities          Severance
                                                    ---------- ----------------------------
                                                        Thermo         Goslin        Thermo
                                                         Black                        Black
(In thousands)                                         Clawson                      Clawson         Total
------------------------------------------------ ------------- -------------- ------------- -------------

Balance at December 28, 1996                             $   -          $   -          $  -          $   -
 Reserves established                                       64              -           654            718
   Usage                                                   (17)             -          (139)          (156)
                                                         -----          -----          ----          -----

Balance at January 3, 1998                                  47              -           515            562
 Reserves established                                        -             80             -             80
 Usage                                                     (47)             -          (227)          (274)
   Decrease due to finalization of                           -              -          (219)          (219)
   restructuring plan, recorded as a
   decrease to cost in excess of net
   assets of acquired companies                          -----          -----          ----          -----

Balance at January 2, 1999                                   -             80            69            149
 Usage                                                       -              -           (69)           (69)
   Decrease due to finalization of                           -            (80)            -            (80)
   restructuring plan, recorded as a
   decrease to cost in excess of net
   assets of acquired companies                          -----          -----          ----          -----

Balance at January 1, 2000                               $   -          $   -          $  -          $   -
                                                         =====          =====          ====          =====

      The reserves established in 1997 related to severance costs for 52 employees across all functions and costs to abandon a sales office, both at Thermo Black Clawson.

      Based on unaudited data, the following table presents selected financial information for the Company and Thermo Black Clawson on a pro forma basis for 1997, assuming the companies had been combined since the beginning of 1997. The effect of acquisitions not included in the pro forma data was not material to the Company's results of operations.

(In thousands except per share amounts)                                                              1997
-------------------------------------------------------------------------- ---------- ---------- --------

Revenues                                                                                         $282,376
Net Income                                                                                         16,093
Earnings per Share:
 Basic                                                                                                .26
 Diluted                                                                                              .25

      The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of Thermo
Black Clawson been made at the beginning of 1997.

Disposition
      In February 1999, the Company sold its Thermo Wisconsin, Inc. subsidiary for $13,631,000 in cash, resulting in a pretax gain of $11,154,000. The Company decided to sell Thermo Wisconsin to divest of a non-strategic, cyclical operating unit. Thermo Wisconsin, a manufacturer and marketer of dryers and pollution-control equipment, had unaudited revenues to external customers and net income in 1998 of $18,877,000 and $1,547,000, respectively.

4.    Note Receivable

      During 1996, the Company loaned $6,000,000 to Tree-Free Fiber Company LLC
(Tree-Free) in connection with a proposed engineering, procurement, and construction project. This project was delayed due to weakness in pulp prices, and will not proceed as a result of Tree-Free's insolvency. Tree-Free was unable to repay the note upon its original maturity. The note is secured by pari-passu liens on a tissue mill in Maine and related assets. In December 1997, the Superior Court of Maine appointed a receiver to preserve and protect the collateral for the loans made by the Company and other lenders to Tree-Free. In
May 1998, the Company purchased an assignment of Tree-Free's secured indebtedness to the other pari-passu lender for $2,910,000. In June 1998, the Company was the successful bidder at a foreclosure sale of the tissue mill and executed a purchase and sale agreement. In October 1998, the stock of a mill located in Mexico, which had also secured the note, was sold and the proceeds of $1,250,000 were paid to the Company and recorded as a reduction of the carrying amount of the notes. During the second quarter of 1999, the Company entered into a nonbinding letter of intent with a third party to dispose of this asset for an amount in excess of the carrying value. During the third quarter of 1999, the third party elected to not proceed with the transaction. Accordingly, the Company recorded a $2,834,000 write-down to reflect the asset at its estimated recoverable value upon disposal. The Company had previously recorded impairment on this note of $200,000 in the first quarter of 1999 (Note 11). In December
1999, the Company entered into a purchase and sale agreement, as amended, to sell the mill, provided the purchaser received certain assurances by January 31, 2000 from the Maine Department of Environmental Protection that Tree-Free's permits to operate the mill would be transferred to the Buyer. Those assurances were not received by January 31, 2000, and the purchase agreement subsequently lapsed. The Buyer continues to pursue an application to transfer the Tree-Free permits and has indicated to the Company that it intends to purchase the mill if the necessary permits are received.

5.    Employee Benefit Plans

Stock-based Compensation Plans

Stock Option Plans
      The Company maintains stock-based compensation plans for its key employees, directors, and others. Two of these plans permit the grant of nonqualified and incentive stock options. A third plan permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one- to ten-year period, depending on the term of the option, which may range from five- to twelve years.
In addition, under certain options, shares acquired upon exercise are restricted from resale until retirement or other events. Nonqualified options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and generally expire three or seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron.
      In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 690,000 shares at a weighted average exercise price of $10.68 per share elected to participate in this exchange and, as a result, received options to purchase 345,000 shares of Company common stock at $5.63 per share, which are included in the 1998 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.
      In January 1999, the Company awarded 11,900 shares of restricted Company common stock to certain key employees. The shares had an aggregate value of $91,000 and vest three years from the date of award, assuming continued employment, with certain exceptions. The Company has recorded the fair value of the restricted stock as deferred compensation in the accompanying balance sheet and is amortizing such amount over the vesting period.

      A summary of the Company's stock option activity is as follows:

                                                       1999                1998                1997
                                               ------------------  ------------------  ------------------
                                                         Weighted            Weighted            Weighted
                                                          Average             Average             Average
                                                         Exercise            Exercise            Exercise
                                                            Price               Price               Price
                                                Number              Number               Number
                                                    of                  of                   of
(Shares in thousands)                           Shares              Shares               Shares
---------------------------------------------- -------- ---------- -------- ---------- --------- ---------

Options Outstanding, Beginning of Year            3,489    $ 6.00    3,988     $ 6.24     3,570     $4.81
 Granted                                            161      7.30      957       6.82       845     11.00
 Exercised                                         (539)     3.08     (646)      3.11      (396)     3.21
 Forfeited                                          (56)     6.55     (120)      9.23       (31)     9.85
 Canceled due to exchange                             -         -     (690)     10.68         -         -
                                                  -----              -----                -----

Options Outstanding, End of Year                  3,055    $ 6.57    3,489     $ 6.00     3,988     $6.24
                                                  =====    ======    =====     ======     =====     =====

Options Exercisable                               3,055    $ 6.57    3,486     $ 6.00     3,988     $6.24
                                                  =====    ======    =====     ======     =====     =====

Options Available for Grant                       1,332              1,449                1,596
                                                  =====              =====                =====

      A summary of the status of the Company's stock options at January 1, 2000, is as follows:

                                                             Options Outstanding and Exercisable
                                                     ---------------------------------------------------
Range of Exercise Prices                                   Number            Weighted           Weighted
                                                               of             Average            Average
                                                           Shares           Remaining           Exercise
                                                   (In thousands)    Contractual Life              Price
---------------------------------------------- ------------------ -------------------  -----------------

$ 3.00 - $  5.83                                         1,216           3.6 years               $ 4.31
  5.84 -    8.67                                         1,289           4.6 years                 6.65
  8.68 -   11.51                                           520           6.7 years                11.22
 11.52 -   14.32                                            30           8.1 years                14.32
                                                         -----

$  3.00 - $ 14.32                                         3,055           4.6 years               $ 6.57
                                                        =======

Employee Stock Purchase Program
      Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Under this program, shares of the Company's and Thermo
Electron's common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the period, and the shares purchased are subject to a one-year resale restriction. Prior to the 1998 program year, the applicable shares of common stock could be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased were subject to a six-month resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. During 1999 and 1997, the Company issued 18,000 shares and 29,000 shares, respectively, of its common stock under this program. No shares of Company common stock were issued under this program during 1998.


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

(In thousands except per share amounts)                                         1999       1998      1997
-------------------------------------------------------------------------- ---------- ---------- ---------

Net Income:
 As reported                                                                 $17,778    $17,995    $16,426
 Pro forma                                                                    16,265     16,668     15,552
Basic Earnings per Share:
 As reported                                                                     .29        .29        .27
 Pro forma                                                                       .27        .27        .25
Diluted Earnings per Share:
 As reported                                                                     .29        .29        .26
 Pro forma                                                                       .26        .27        .25

      Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years.
Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
      The weighted average fair value per share of options granted was $2.69, $2.32, and $5.25 in 1999, 1998, and 1997, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                1999       1998      1997
-------------------------------------------------------------------------- ---------- ---------- ---------

Volatility                                                                       39%        35%        35%
Risk-free Interest Rate                                                         5.6%       4.6%       6.6%
Expected Life of Options                                                   3.8 years  4.2 years  6.4 years

      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

401(k) Savings Plan
      The majority of the Company's domestic subsidiaries participate in Thermo
Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $761,000, $974,000, and $719,000 in 1999, 1998, and 1997, respectively.

5.    Employee Benefit Plans (continued)

Profit-sharing Plans
      One of the Company's domestic subsidiaries has adopted a profit-sharing plan under which the Company annually contributes 10% of the subsidiary's net income before profit-sharing expense. All contributions are immediately vested.
In addition, one of the Company's foreign subsidiaries maintains a state-mandated profit-sharing plan. Under the state-mandated plan, the Company contributes 0-11% of the subsidiary's net profit after taxes reduced by 5% of its shareholders' investment. For these plans, the Company contributed and charged to expense $959,000, $1,119,000, and $1,125,000 in 1999, 1998, and 1997,
respectively.

Other Retirement Plans
      Certain of the Company's subsidiaries offer other retirement plans. The majority of these subsidiaries offer defined contribution plans. Company contributions to these plans are based on formulas determined by the Company.
For these plans, the Company contributed and charged to expense $779,000, $1,285,000, and $1,636,000 in 1999, 1998, and 1997, respectively.

6.    Common Stock

      At January 1, 2000, the Company had reserved 17,747,978 unissued shares of its common stock for possible issuance under stock-based compensation plans and for issuance upon possible conversion of the Company's subordinated convertible debentures.

7.    Income Taxes

      The components of income before provision for income taxes and minority interest are as follows:

(In thousands)                                                                     1999      1998    1997
------------------------------------------------------------------------------- -------- --------- -------

Domestic                                                                        $21,802  $ 19,751  $17,017
Foreign                                                                           8,749    11,145   11,409
                                                                                -------  --------  -------

                                                                                $30,551  $ 30,896  $28,426
                                                                                =======  ========  =======


7.    Income Taxes (continued)

      The components of the provision for income taxes are as follows:

(In thousands)                                                                     1999      1998    1997
------------------------------------------------------------------------------- -------- --------- -------

Currently Payable:
 Federal                                                                        $ 5,870  $  4,491  $ 3,624
 Foreign                                                                          3,409     4,282    4,367
 State                                                                            1,001     1,039    1,044
                                                                                -------  --------  -------

                                                                                 10,280     9,812    9,035
                                                                                -------  --------  -------

Net Deferred (Prepaid):
 Federal                                                                          1,600     1,939    1,852
 Foreign                                                                           (353)      (71)    (338)
 State                                                                              325       222      462
                                                                                -------  --------  -------

                                                                                  1,572     2,090    1,976
                                                                                -------  --------  -------

                                                                                $11,852  $ 11,902  $11,011
                                                                                =======  ========  =======

      The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the Company's common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $513,000, $1,267,000, and $363,000 of such benefits from exercises of stock options that have been allocated to capital in excess of par value in 1999, 1998, and 1997, respectively.
      The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income before provision for income taxes and minority interest due to the following:

(In thousands)                                                                     1999      1998    1997
------------------------------------------------------------------------------- -------- --------- -------

Provision for Income Taxes at Statutory Rate                                    $10,693  $ 10,814  $ 9,949
Increases (Decreases) Resulting From:
 State income taxes, net of federal tax                                             805       820      980
 Foreign tax rate and tax regulation differential                                  (227)      310       36
 Nondeductible expenses                                                             253       178      163
 Other                                                                              328      (220)    (117)
                                                                                -------  --------  -------

                                                                                $11,852  $ 11,902  $11,011
                                                                                =======  ========  =======



      Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

(In thousands)                                                                               1999    1998
---------------------------------------------------------------------------------------- --------- -------

Deferred Tax Asset:
 Reserves and accruals                                                                    $ 3,082   $5,076
 Inventory basis difference                                                                 1,243    1,439
 Accrued compensation                                                                         429      193
 Allowance for doubtful accounts                                                              128       77
 Other                                                                                         14       21
                                                                                          -------   ------

                                                                                          $ 4,896   $6,806
                                                                                          =======   ======

Deferred Income Taxes, Net:
 Amortization of intangible assets                                                        $ 3,203   $3,183
 Depreciation                                                                                 980      663
 Other                                                                                        742      633
                                                                                          -------   ------

                                                                                          $ 4,925   $4,479
                                                                                          =======   ======

      The Company has not recognized a deferred tax liability for the difference between the book basis and the tax basis of its investment in the stock of its domestic subsidiaries (such difference relates primarily to unremitted earnings by subsidiaries) because it does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its domestic subsidiaries tax free.
      A provision has not been made for U.S. or additional foreign taxes on $66.5 million of undistributed earnings of foreign subsidiaries that could be subject to tax if remitted to the U.S. because the Company plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.

8.    Long-term Obligations

      In connection with the May 1999 acquisition of Arcline Products, the Company agreed to pay $2,000,000 in equal annual installments over five years.
The liability was initially recorded at its net present value of $1,730,000.
      In connection with the acquisition of Thermo Black Clawson, the Company borrowed $110,000,000 from Thermo Electron in May 1997. The promissory note bore interest at the 90-day Commercial Paper Composite Rate plus 25 basis points. In
July 1997, the Company issued and sold at par $153,000,000 principal amount of 4
1/2% subordinated convertible debentures due 2004 for net proceeds of approximately $149,800,000. The debentures are convertible into shares of the Company's common stock at a conversion price of $12.10 per share and are guaranteed on a subordinated basis by Thermo Electron. In July 1997, the Company repaid the $110,000,000 promissory note due to Thermo Electron with a portion of the net proceeds from the sale of subordinated convertible debentures.
      See Note 12 for fair value information pertaining to the Company's long-term obligations.


9.    Related-party Transactions

Corporate Services Agreement
      The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. The Company paid an amount equal to 0.8% and 1.0% of the Company's revenues in 1998 and 1997, respectively. For these services, the Company was charged $1,824,000, $1,979,000, and $2,396,000 in 1999, 1998, and
1997, respectively. The fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron
Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

Cash Management
      The Company invests excess cash in arrangements with Thermo Electron as discussed in Note 1.

10.   Commitments and Contingencies

Operating Leases
      The Company occupies office and operating facilities under various operating leases. The accompanying statement of income includes expenses from operating leases of $1,767,000, $1,862,000, and $1,998,000 in 1999, 1998, and
1997, respectively. The future minimum payments due under noncancelable operating leases as of January 1, 2000, are $1,095,000 in 2000; $669,000 in 2001; $386,000 in 2002; $177,000 in 2003; $147,000 in 2004; and $67,000 in 2005
and thereafter. Total future minimum lease payments are $2,541,000.

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

Contingencies
      In the ordinary course of business, the Company is at times required to issue limited performance guarantees relating to its equipment and systems. The
Company typically limits its liability under these guarantees to amounts that would not exceed the cost of the equipment. The Company believes that it has adequate reserves for any potential liability in connection with such guarantees.

11.   Restructuring Costs and Unusual Items

      During 1999, the Company recorded restructuring costs and unusual items of $6,152,000. Restructuring costs of $2,257,000, which were accounted for in accordance with EITF 94-3, include severance costs of $1,283,000 for 24 employees across all functions at the Company's E. & M. Lamort, S.A. subsidiary, all of whom were terminated as of January 1, 2000, and $974,000 to terminate distributor agreements. These actions were taken in efforts to improve profitability and were in response to a cyclical downturn in demand at this business unit. Unusual items of $3,895,000 include $3,239,000 for asset write-downs, consisting of $3,034,000 for the write-down of a note receivable secured by a tissue mill (Note 4) and $205,000 for impairment of a building in Ohio held for disposal, which was sold in July 1999; $526,000 for the expected settlement of a contractual dispute; and $130,000 for facility-closure costs.
      During 1997, the Company recorded restructuring costs of $1,063,000 relating to the consolidation of operations at its Fiberprep, Inc. subsidiary and Lamort Paper Services Ltd. subsidiary (a subsidiary of E&M Lamort, S.A.
located in the United Kingdom) into the operations of Thermo Black Clawson. The restructuring charges, which were accounted for in accordance with EITF 94-3, related primarily to severance for 34 employees, whose employment was terminated during 1997, and abandoned-facility payments for a sales and administration office located in Massachusetts.
      A summary of the changes in accrued restructuring costs, which are included in other accrued expenses in the accompanying balance sheet, follows:

(In thousands)                                                       Severance     Other             Total
----------------------------------------------------------------- ------------- ------------- ------------

Balance at December 28, 1996                                           $     -       $     -       $     -
  Provision charged to expense                                             523           540         1,063
  Usage                                                                   (523)         (343)         (866)
                                                                       -------       -------       -------

Balance at January 3, 1998                                                   -           197           197
  Usage                                                                      -          (163)         (163)
                                                                       -------       -------       -------

Balance at January 2, 1999                                                   -            34            34
 Provision charged to expense                                            1,283           974         2,257
 Usage                                                                  (1,117)         (239)       (1,356)
   Currency translation                                                   (151)         (115)         (266)
                                                                       -------       -------       -------

Balance at January 1, 2000                                             $    15       $   654       $   669
                                                                       =======       =======       =======

      The Company expects to pay the remaining accrued restructuring costs in the first half of 2000.

12.   Fair Value of Financial Instruments

      The Company's financial instruments consist mainly of cash and cash equivalents, advance to affiliate, available-for-sale investments, accounts receivable, current maturity of note payable, accounts payable, common stock of subsidiary subject to redemption, due to parent company and affiliated companies, subordinated convertible debentures, note payable, and forward foreign exchange contracts. The carrying amounts of accounts receivable, current maturity of note payable, accounts payable, and due to parent company and affiliated companies approximate fair value due to their short-term nature.
      Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments.

      The carrying amount and fair value of the Company's subordinated convertible debentures, common stock of subsidiary subject to redemption, and off-balance-sheet financial instruments are as follows:

                                                                         1999                 1998
                                                               --------------------   --------------------
                                                                Carrying       Fair   Carrying       Fair
(In thousands)                                                    Amount      Value     Amount      Value
-------------------------------------------------------------- ---------- ---------- ---------- ----------

Subordinated Convertible Debentures                             $153,000   $124,710   $153,000   $130,433

Common Stock of Subsidiary Subject to Redemption                $ 49,160   $ 51,011   $ 53,801   $ 53,626

Off-balance-sheet Financial Instruments:
 Forward foreign exchange contracts payable                                $     35              $      1

      The fair value of the Company's subordinated convertible debentures and common stock of subsidiary subject to redemption was determined based on quoted market prices.
      The notional amounts of forward foreign exchange contracts outstanding totaled $4,080,000 and $3,284,000 at year-end 1999 and 1998, respectively. The fair value of such contracts is the estimated amount that the Company would pay upon termination of the contracts, taking into account the change in foreign exchange rates.

13.   Business Segment and Geographical Information

      The Company organizes and manages its business by individual functional operating entity. The Company has combined its operating entities into three segments: Pulp and Papermaking Equipment and Systems, Dryers and
Pollution-control Equipment, and Water- and Fiber-recovery Services and
Products. In classifying operational entities into a particular segment, the Company aggregated businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution.
      The Company's Pulp and Papermaking Equipment and Systems segment designs and manufactures processing machinery, accessories, and water-management systems for the paper and paper recycling industries. Principal products manufactured by this segment include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper; accessory equipment and related consumables important to the efficient operation of papermaking machines; and water-management systems essential for draining, purifying, and recycling process water. Revenues from the stock-preparation equipment product line were $98,929,000, $107,518,000, and $88,848,000 in 1999, 1998, and 1997,
respectively. Revenues from the accessories product line were $74,839,000, $77,817,000, and $82,970,000 in 1999, 1998, and 1997, respectively. Revenues from the water-management product line were $42,611,000, $36,908,000, and $44,106,000 in 1999, 1998, and 1997, respectively.
      The Dryers and Pollution-control Equipment segment, which consisted of the Company's Thermo Wisconsin, Inc. subsidiary, manufactured and marketed dryers and pollution-control equipment for the printing, papermaking, and converting industries. In February 1999, the Company sold its Thermo Wisconsin subsidiary
(Note 3).
      The Water- and Fiber-recovery Services and Products segment, which consists of the Company's Thermo Fibergen subsidiary, owns and operates a plant that helps the host mill close the loop in its water and solids systems on a long-term contract basis. The plant, which the Company began operating in July
1998 (Note 10), cleans and recycles water and long fiber for reuse in the papermaking process. In addition, through its GranTek Inc. subsidiary, Thermo
Fibergen employs patented technology to produce biodegradable absorbing granules from papermaking byproducts. These granules are used as agricultural carriers, oil and grease absorbents, cat box fillers, and animal bedding. In addition, Thermo Fibergen plans to develop, produce, and market fiber-based composites through its majority-owned NEXT Fiber Products subsidiary (Note 3).

(In thousands)                                                                 1999      1998         1997
------------------------------------------------------------------------- ---------- ---------- ----------

Business Segment Information
Revenues:
 Pulp and Papermaking Equipment and Systems (a)                            $217,724   $223,799   $217,270
 Dryers and Pollution-control Equipment (b)                                   1,802     19,513     19,724
 Water- and Fiber-recovery Services and Products                              8,579      5,276      4,836
 Intersegment sales elimination (c)                                             (69)    (1,162)    (2,188)
                                                                           --------   --------   --------

                                                                           $228,036   $247,426   $239,642
                                                                           ========   ========   ========

Income Before Provision for Income Taxes and Minority Interest:
 Pulp and Papermaking Equipment and Systems (d)                            $ 27,061   $ 33,937   $ 30,060
 Dryers and Pollution-control Equipment (b)(e)                               11,609      2,736      1,594
 Water- and Fiber-recovery Services and Products                             (1,010)    (2,468)    (2,424)
 Corporate (f)                                                               (8,138)    (3,857)    (3,299)
                                                                           --------   --------   --------

 Total operating income                                                      29,522     30,348     25,931
 Interest income, net                                                         1,029        548      2,495
                                                                           --------   --------   --------

                                                                           $ 30,551   $ 30,896   $ 28,426
                                                                           ========   ========   ========

Total Assets:
 Pulp and Papermaking Equipment and Systems                                $282,837   $277,688   $276,784
 Dryers and Pollution-control Equipment (b)                                       -      5,390      7,155
 Water- and Fiber-recovery Services and Products                             72,438     71,116     70,164
 Corporate (g)                                                               87,302     72,906     64,835
                                                                           --------   --------   --------

                                                                           $442,577   $427,100   $418,938
                                                                           ========   ========   ========

Depreciation and Amortization:
 Pulp and Papermaking Equipment and Systems                                $  7,502   $  7,188   $  5,921
 Dryers and Pollution-control Equipment (b)                                      16        153        133
 Water- and Fiber-recovery Services and Products                              1,410      1,151      1,204
                                                                           --------   --------   --------

                                                                           $  8,928   $  8,492   $  7,258
                                                                           ========   ========   ========

Capital Expenditures:
 Pulp and Papermaking Equipment and Systems                                $  2,964   $  3,442   $  3,215
 Dryers and Pollution-control Equipment (b)                                       -        197        201
 Water- and Fiber-recovery Services and Products                              1,110      4,134        377
                                                                           --------   --------   --------

                                                                           $  4,074   $  7,773   $  3,793
                                                                           ========   ========   ========



13.   Business Segment and Geographical Information (continued)

(In thousands)                                                                  1999      1998        1997
------------------------------------------------------------------------- ----------- ---------- ---------

Geographical Information
Revenues (h):
 United States                                                             $142,800    $153,658   $150,998
 France                                                                      60,682      65,308     52,416
 Other                                                                       33,477      39,636     47,266
 Transfers among geographic areas (c)                                        (8,923)    (11,176)   (11,038)
                                                                           --------    --------   --------

                                                                           $228,036    $247,426   $239,642
                                                                           ========    ========   ========

Long-lived Assets (i):
 United States                                                             $ 23,948    $ 27,232   $ 23,119
 France                                                                       4,483       5,381      6,139
 Other                                                                        4,711       4,844      5,304
                                                                           --------    --------   --------

                                                                           $ 33,142    $ 37,457   $ 34,562
                                                                           ========    ========   ========

Export Revenues Included in United States Revenues Above (j)               $ 23,366    $ 24,244   $ 20,140
                                                                           ========    ========   ========

(a) Includes intersegment sales of $0.5 million and $0.2 million in 1998 and 1997, respectively.
(b) Includes intersegment sales of $0.6 million and $2.0 million in 1998 and 1997, respectively.
    The Company sold this segment in February 1999.
(c) Intersegment sales and transfers among geographic areas are accounted for at prices that are representative of transactions with unaffiliated parties.
(d) Includes $3.1 million of restructuring costs and unusual items in 1999.
(e) Includes $11.2 million of gain on sale of business in 1999.
(f) Includes $3.0 million of unusual items in 1999 for the write-down of a note receivable.
    Also includes related carrying costs of the note receivable and underlying security of $1.4 million and $0.9 million in 1999 and 1998, respectively.
(g) Primarily amounts invested in cash management arrangements with Thermo Electron.
(h) Revenues are attributed to countries based on selling location.
(i) Includes property, plant, and equipment, net, and other long-term tangible assets.
(j) In general, export revenues are denominated in U.S. dollars.


14.   Earnings per Share

      Basic and diluted earnings per share were calculated as follows:

(In thousands except per share amounts)                                            1999      1998    1997
------------------------------------------------------------------------------- -------- --------- -------

Basic
Net Income                                                                      $17,778  $ 17,995  $16,426
                                                                                -------  --------  -------

Weighted Average Shares                                                          61,186    61,612   61,384
                                                                                -------  --------  -------

Basic Earnings per Share                                                        $   .29  $    .29  $   .27
                                                                                =======  ========  =======

Diluted
Net Income                                                                      $17,778  $ 17,995  $16,426
Effect of:
 Convertible obligations                                                              -         -      188
 Majority-owned subsidiary's dilutive securities                                    (48)      (33)     (76)
                                                                                -------  --------  -------

Income Available to Common Shareholders, as Adjusted                            $17,730  $ 17,962  $16,538
                                                                                -------  --------  -------

Weighted Average Shares                                                          61,186    61,612   61,384
Effect of:
 Convertible obligations                                                              -         -    1,126
 Stock options                                                                      373       741    1,103
                                                                                -------  --------  -------

Weighted Average Shares, as Adjusted                                             61,559    62,353   63,613
                                                                                -------  --------  -------

Diluted Earnings per Share                                                      $   .29  $    .29  $   .26
                                                                                =======  ========  =======

      Options to purchase 908,000, 601,000, and 663,000 shares of common stock were not included in the computation of diluted earnings per share for 1999, 1998, and 1997, respectively, because the options' exercise prices were greater than the average market price for the common stock and their effect would have been antidilutive.
      In addition, the computation of diluted earnings per share for 1999 and 1998 excludes the effect of assuming the conversion of the Company's $153.0 million principal amount of 4 1/2% subordinated convertible debentures, convertible at $12.10 per share, because the effect would be antidilutive.

15.   Comprehensive Income

      Comprehensive income combines net income and "other comprehensive items," which represent certain amounts that are reported as components of shareholders' investment in the accompanying balance sheet, including foreign currency translation adjustments and unrealized net of tax gains and losses on available-for-sale investments.

      Accumulated other comprehensive items in the accompanying consolidated balance sheet consist of the following:

(In thousands)                                                                             1999      1998
------------------------------------------------------------------------------------- ---------- ---------

Cumulative Translation Adjustment                                                      $(11,009)  $ (7,730)
Net Unrealized Loss on Available-for-sale Investments                                       (42)        (3)
                                                                                       --------   --------

                                                                                       $(11,051)  $ (7,733)
                                                                                       ========   ========

16.   Unaudited Quarterly Information

(In thousands except per share amounts)

1999                                                           First (a)     Second   Third (b)    Fourth
-------------------------------------------------------------- ---------- ---------- ----------- ---------

Revenues                                                         $60,223    $53,549    $ 53,075    $61,189
Gross Profit                                                      23,436     22,064      21,898     25,745
Net Income                                                         8,228      3,011       1,568      4,971
Earnings per Share:
 Basic                                                               .13        .05        .03         .08
 Diluted                                                             .12        .05        .03         .08

1998                                                               First     Second       Third    Fourth
-------------------------------------------------------------- ---------- ---------- ----------- ---------

Revenues                                                         $62,330    $63,583    $59,678     $61,835
Gross Profit                                                      25,278     26,119     23,976      24,791
Net Income                                                         4,251      5,328      4,157       4,259
Earnings per Share:
 Basic                                                               .07        .09        .07         .07
 Diluted                                                             .07        .08        .07         .07

(a) Reflects an $11.2 million gain on the February 1999 disposition of Thermo
    Wisconsin, Inc. and restructuring costs and unusual items of $3.4 million.
(b) Reflects restructuring costs of $2.8 million.


17.   Subsequent Event

      On January 31, 2000, Thermo Electron announced that, as part of a major reorganization plan, it plans to spin off its equity interest in the Company as a dividend to Thermo Electron shareholders. The distribution is subject to receipt of a favorable ruling from the Internal Revenue Service regarding the tax treatment of the spin off, and other customary conditions. If these conditions are met, the Company expects the transaction to occur in late 2000 or in early 2001. Following the spin off, Thermo Electron will continue to guarantee the Company's $153,000,000 principal amount of 4 1/2% subordinated convertible debentures due 2004, on a subordinated basis, and Thermo Fibergen's obligation under its redemption rights.


Thermo Fibertek Inc.                                                             1999 Financial Statements

                    Report of Independent Public Accountants

To the Shareholders and Board of Directors of Thermo Fibertek Inc.:

      We have audited the accompanying consolidated balance sheet of Thermo
Fibertek Inc. (a Delaware corporation and 91%-owned subsidiary of Thermo
Electron Corporation) and subsidiaries as of January 1, 2000, and January 2,
1999, and the related consolidated statements of income, comprehensive income and shareholders' investment, and cash flows for each of the three years in the period ended January 1, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo
Fibertek Inc. and subsidiaries as of January 1, 2000 and January 2, 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 1, 2000, in conformity with generally accepted accounting principles.



                                          Arthur Andersen LLP



Boston, Massachusetts
February 9, 2000

Thermo Fibertek Inc.                                                             1999 Financial Statements

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

Overview

      The Company operates in two segments: Pulp and Papermaking Equipment and Systems and Water- and Fiber-recovery Services and Products. The Company's Pulp and Papermaking Equipment and Systems (Papermaking Equipment) segment designs and manufactures stock-preparation equipment, accessories, and water-management systems for the paper and paper recycling industries. Principal products manufactured by this segment include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper; accessory equipment and related consumables important to the efficient operation of papermaking machines; and water-management systems essential for draining, purifying, and recycling process water. In May 1999, this segment acquired the outstanding stock of Arcline Products, a manufacturer of shower and doctor oscillation systems (Note 3).
      The Water- and Fiber-recovery Services and Products segment, which consists of the Company's Thermo Fibergen subsidiary, owns and operates a plant that helps the host mill close the loop in its water and solids systems on a long-term contract basis. The plant, which the Company began operating in July
1998, cleans and recycles water and long fiber for reuse in the papermaking process. In addition, through its GranTek subsidiary, Thermo Fibergen employs patented technology to produce biodegradable absorbing granules from papermaking byproducts. These granules are used as agricultural carriers, oil and grease absorbents, cat box fillers, and animal bedding. In October 1999, Thermo
Fibergen established a subsidiary that plans to develop, produce, and market fiber-based composites.
      Prior to February 1999, the Company also operated in the Dryers and Pollution-control Equipment segment, which consisted of the Company's Thermo
Wisconsin Inc. subsidiary and manufactured and marketed dryers and pollution-control equipment for the printing, papermaking, and converting industries. In February 1999, the Company sold its Thermo Wisconsin subsidiary for $13.6 million in cash (Note 3). Thermo Wisconsin's unaudited revenues to external customers and net income for fiscal 1998 were $18.9 million and $1.5 million, respectively.
      The Company's manufacturing facilities are principally located in the United States and France. The manufacturing facility in France is located at the Company's E. & M. Lamort, S.A. subsidiary, which manufactures stock-preparation equipment, accessories, and water-management systems.
      During 1999, approximately 48% of the Company's sales were to customers outside the United States, principally in Europe. The Company generally seeks to charge its customers in the same currency as its operating costs. However, the Company's financial performance and competitive position can be affected by currency exchange rate fluctuations affecting the relationship between the U.S.
dollar and foreign currencies. The Company reduces its exposure to currency fluctuations through the use of forward contracts. The Company may enter into forward contracts to hedge certain firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge transactions denominated in U.S. and Canadian dollars. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Because the Company's forward contracts are entered into as hedges against existing foreign currency exposures, there generally is no effect on the income statement since gains or losses on the customer contract offset gains or losses on the forward contract.


Overview (continued)

      The Company's products are primarily sold to the paper industry.
Generally, the financial condition of the paper industry corresponds to changes in the general economy and to a number of other factors, including paper and pulp production capacity. In early 1996, the worldwide pulp and paper industry entered a severe downcycle, which began adversely affecting the Company's business in the second half of 1996. These adverse effects continued through the first half of 1999. A number of recent signs suggest improvement beginning in the second half of 1999, particularly in North America. In general, prices for most paper grades are increasing, and operating rates for paper companies in North America are at a relatively high percentage of capacity. The financial condition of many pulp and paper companies appears to be improving steadily, which could lead to increased expenditures in capital equipment. The timing of the recovery of the financial condition of the paper industry cannot be predicted, however.

Results of Operations

1999 Compared With 1998
      Excluding the results of Thermo Wisconsin, which was sold in February
1999, revenues decreased to $226.3 million in 1999 from $228.5 million in 1998.
Thermo Wisconsin's revenues to external customers were $1.8 million and $18.9 million in 1999 and 1998, respectively. Arcline Products, which was acquired in May 1999, added revenues of $1.0 million during the period. The inclusion for the full 1999 period of results from Goslin Birmingham, which was acquired in July 1998, added incremental revenues of $3.5 million. The unfavorable effects of currency translation due to the strengthening in value of the U.S. dollar relative to foreign currencies in countries in which the Company operates decreased revenues at the Papermaking Equipment segment by $2.1 million in 1999.
Excluding the results of acquisitions and the effect of currency translation, revenues in the Company's Papermaking Equipment segment decreased $7.9 million, primarily due to a $10.8 million decrease in revenues from the stock-preparation equipment product line, resulting principally from market weakness in Europe, and a $2.1 million decrease in the accessories product line, principally in North America. These decreases were offset in part by a $5.1 million increase in revenues from that segment's water-management product line, principally in North
America. The Water- and Fiber-recovery Services and Products segment revenues increased $3.3 million due to a $1.7 million increase in demand for cellulose-based products, primarily from its two largest customers; a $0.8 million increase in sales of its cat box filler product, which was introduced in the third quarter of 1998; and the inclusion of revenues for the full 1999 period from its fiber-recovery and water-clarification facility, which began operations in July 1998 and added $0.8 million of additional revenues in 1999.
      The gross profit margin was relatively unchanged at 40.8% in 1999, compared with 40.5% in 1998.
      Selling, general, and administrative expenses as a percentage of revenues increased to 27% in 1999 from 26% in 1998, primarily due to the effect of the sale of Thermo Wisconsin, for which such costs represented 15% of its revenues in 1998.
      Research and development expenses increased slightly to $7.3 million in 1999 from $7.0 million in 1998, primarily due to increased expenditures in the Papermaking Equipment segment.
      During the first quarter of 1999, the Company sold its Thermo Wisconsin subsidiary for $13.6 million in cash, resulting in a pretax gain of $11.2 million (Note 3).
      Restructuring costs and unusual items of $6.2 million in 1999 represents write-downs for impairment of assets, severance costs, termination of distributor agreements, the expected settlement of a contractual dispute, and facility-closure costs (Note 11). The severance actions are expected to result in aggregate annual cost savings of $1.2 million beginning in 2000.
      Interest income increased to $8.5 million in 1999 from $8.0 million in 1998 due to higher average invested balances as a result of cash received from the sale of Thermo Wisconsin. Interest expense was relatively unchanged in 1999 and 1998.


1999 Compared With 1998 (continued)
      The effective tax rate was unchanged at 39% in 1999 and 1998. The effective tax rate exceeded the statutory federal income tax rate primarily due to the impact of state income taxes.
      Minority interest expense primarily represents accretion of Thermo
Fibergen's common stock subject to redemption.
      In connection with a proposed engineering, procurement, and construction project, the Company loaned $6.0 million to Tree-Free Fiber Company, LLC
(Tree-Free) during 1996. This project was delayed due to weakness in pulp prices, and will not proceed as a result of Tree-Free's insolvency. Tree-Free was unable to repay the note upon its original maturity. The note is secured by pari-passu liens on a tissue mill in Maine and related assets. In December 1997, the Superior Court of Maine appointed a receiver to preserve and protect the collateral for the loans made by the Company and other lenders to Tree-Free. In
May 1998, the Company purchased an assignment of Tree-Free's secured indebtedness to the other pari-passu lender for $2.9 million. In June 1998, the Company was the successful bidder at a foreclosure sale of the tissue mill and executed a purchase and sale agreement. In October 1998, the stock of a mill located in Mexico, which had also secured the note, was sold and the proceeds of $1.3 million were paid to the Company and recorded as a reduction of the carrying amount of the notes. During 1999, the Company recorded a $3.0 million write-down to reflect the asset at its estimated recoverable value (Note 4). In
December 1999, the Company entered into a purchase and sale agreement, as amended, to sell the mill, provided the purchaser received certain assurances by January 31, 2000, from the Maine Department of Environmental Protection that
Tree-Free's permits to operate the mill would be transferred to the Buyer. Those assurances were not received by January 31, 2000, and the purchase agreement subsequently lapsed. The Buyer continues to pursue an application to transfer the Tree-Free permits and has indicated to the Company that it intends to purchase the mill if the necessary permits are received.

1998 Compared With 1997
      Revenues increased to $247.4 million in 1998 from $239.6 million in 1997, primarily due to an increase in revenues of $6.5 million in the Papermaking
Equipment segment. The increase in revenues in the Papermaking Equipment segment was primarily due to an $18.9 million increase in revenues from the stock-preparation equipment product line, offset in part by decreases in revenues from the accessories and water-management product lines, primarily due to a decrease in demand, and the unfavorable effects of foreign currency translation. Revenues from the stock-preparation equipment product line increased principally due to a $14.0 million increase in revenues from Thermo
Black Clawson, acquired in May 1997, due to its inclusion for the full twelve-month period in 1998, offset in part by a decrease in its revenues due to a decrease in demand in Asia, North America, and Europe. Unstable economic conditions in Asia during the year, and weakened currencies in that region, resulted in increased low-cost imports of pulp and paper in North America and Europe, resulting in reduced pricing. These factors also resulted in a decline in paper and pulp exports from North America and Europe to Asia. The economic conditions in Asia began to recover in 1999. The unfavorable effects of currency translation due to the strengthening of the U.S. dollar relative to foreign currencies in countries in which the Company operates decreased revenues by $2.4 million in 1998.
      The gross profit margin increased to 40% in 1998 from 39% in 1997, primarily due an increase in gross profit margin in the Papermaking Equipment segment as a result of improvement at Thermo Black Clawson. Gross profit margins improved at Thermo Black Clawson principally as a result of a relative increase in sales of higher-margin spare parts.
      Selling, general, and administrative expenses as a percentage of revenues were relatively unchanged at 25.6% in 1998, compared with 25.3% in 1997.
      Research and development expenses were relatively unchanged at $7.0 million in 1998, compared with $6.8 million in 1997.
     In 1998, the Company recorded gains of $0.5 million relating to the sale of real estate.
     In 1997, restructuring costs of $1.1 million were recorded by the Papermaking Equipment segment, primarily for severance costs relating to the consolidation of the operations of two subsidiaries into the operations of Thermo Black Clawson (Note 11).


1998 Compared With 1997 (continued)
      Interest income increased to $8.0 million in 1998 from $7.3 million in 1997, primarily due to an increase in average invested balances, offset in part by the effect of a decrease in interest rates in 1998. The increase in average invested balances principally related to the net proceeds from the sale of $153.0 million principal amount of 4 1/2% subordinated convertible debentures in July 1997, of which $103.4 million was used to finance the acquisition of Thermo
Black Clawson (Note 8). Interest expense increased to $7.4 million in 1998 from
$4.8 million in 1997, principally as a result of the July 1997 issuance of subordinated convertible debentures.
      The effective tax rate was unchanged at 39% in 1998 and 1997. The effective tax rate exceeded the statutory federal income tax rate primarily due to the impact of state income taxes.
      Minority interest expense primarily represents accretion of Thermo
Fibergen's common stock subject to redemption.

Liquidity and Capital Resources

      Consolidated working capital was $158.7 million at January 1, 2000, compared with $193.4 million at January 2, 1999. Working capital decreased $49.2 million due to the reclassification of common stock of subsidiary subject to redemption to current liabilities. Included in working capital are cash, cash equivalents, and available-for-sale investments of $85.7 million at January 1, 2000, compared with $163.7 million at January 2, 1999. Also, as of January 1,
2000, the Company had $93.8 million invested in an advance to affiliate. Prior to the use of new domestic cash management arrangements between the Company and Thermo Electron Corporation, which became effective June 1999, amounts invested with Thermo Electron were included in cash and cash equivalents. Of the total cash, cash equivalents, and available-for-sale investments, $46.5 million was held by Thermo Fibergen and the remainder was held by the Company and its wholly owned subsidiaries. Of the total advance to affiliate, $5.1 million was advanced by Thermo Fibergen, $7.1 million was advanced by the Company's Thermo Fiberprep subsidiary, and the balance was advanced by the Company. At January 1, 2000, $37.7 million of the Company's cash and cash equivalents was held by its foreign subsidiaries.
      During 1999, $17.2 million of cash was provided by operating activities.
The Company used $4.4 million of cash to fund an increase in accounts receivable, primarily due to slower collections in international markets at the Company's Lamort subsidiary and increased sales in the water management product line in the fourth quarter of 1999 compared with the fourth quarter of 1998. In addition, the Company used $7.1 million to fund an increase in unbilled contract costs and fees, primarily due to the timing of billings for the stock-preparation product line.
      During 1999, the Company's investing activities, excluding available-for-sale investments and advance to affiliate activity, provided $7.2 million of cash. The Company received proceeds of $13.6 million from the sale of Thermo Wisconsin and used $3.1 million, net of cash acquired, to purchase the assets of Arcline and certain capital equipment and technology (Note 3). In addition, the Company purchased property, plant, and equipment for $3.9 million and received a refund of $0.4 million related to the 1998 acquisition of Goslin
Birmingham (Note 3).
      During 1999, the Company's financing activities used $7.5 million of cash.
The Company used $2.5 million to purchase Company common stock and Thermo
Fibergen used $5.5 million to purchase its common stock. These purchases were made pursuant to authorizations by the Company's and Thermo Fibergen's Boards of Directors. The Company's and Thermo Fibergen's authorizations to purchase
Company common stock, outstanding convertible debentures, or Thermo Fibergen common stock have expired.
      Thermo Fibergen's common stock is subject to redemption in September 2000 or September 2001, the redemption value of which is $49.8 million.
      At January 1, 2000, the Company had $66.5 million of undistributed foreign earnings that could be subject to tax if remitted to the U.S. The Company does not intend to repatriate undistributed foreign earnings into the U.S., and does not expect that this will have a material adverse effect on the Company's current liquidity.


Liquidity and Capital Resources (continued)

      During 2000, the Company plans to make expenditures for property, plant, and equipment of approximately $7 million. In addition, Thermo Fibergen may, in the future, make capital expenditures for the construction of additional fiber-recovery and water-clarification facilities. Construction of such facilities is dependent upon Thermo Fibergen entering into long-term contracts with pulp and paper mills, under which Thermo Fibergen will charge fees to process the mills' papermaking byproducts. There is no assurance that Thermo
Fibergen will be able to obtain such additional contracts. In addition, the Company's liquidity may be adversely affected if the redemption of Thermo
Fibergen's common stock occurs in the third quarter of 2000. The Company believes that its existing resources are sufficient to meet the capital requirements of its existing operations for the foreseeable future.

Market Risk

      The Company is exposed to market risk from changes in interest rates, equity prices, and foreign currency exchange rates, which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities.
Additionally, the Company uses short-term forward contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. The Company does not engage in extensive foreign currency hedging activities; however, the purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. The Company's forward foreign exchange contracts principally hedge transactions denominated in U.S. dollars, British pounds sterling, and Canadian dollars. Gains and losses arising from forward contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The Company does not enter into speculative foreign currency agreements.

Interest Rates
      The Company's available-for-sale investments and subordinated convertible debentures are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase or issuance of the financial instrument. A 10% decrease in year-end
1999 and 1998 market interest rates would result in a negative impact of $4 million and $21 million, respectively, on the net fair value of the Company's interest-sensitive financial instruments.
      The Company's cash, cash equivalents, advance to affiliate, and available-for-sale investments maturing within one year are sensitive to changes in interest rates. Interest rate changes would result in a change in interest income due to the difference between the current interest rates on cash and cash equivalents and the variable rate that these financial instruments may adjust to in the future. A 10% decrease in year-end 1999 and 1998 interest rates would result in a negative impact of $0.6 million and $0.4 million, respectively, on the Company's net income.

Equity Prices
      The Company's subordinated convertible debentures are sensitive to fluctuations in the price of Company common stock into which the debentures are convertible. Changes in equity prices would result in changes in the fair value of the Company's subordinated convertible debentures due to the difference between the current market price and the market price at the date of issuance of the debentures. A 10% increase in the year-end 1999 and 1998 market equity prices would result in a negative impact of $3.0 million and $6.3 million, respectively, on the net fair value of the Company's subordinated convertible debentures.


Market Risk (continued)

      The Company's common stock of subsidiary subject to redemption is sensitive to fluctuations in the price of Thermo Fibergen common stock. The holder of a Thermo Fibergen redemption right may require Thermo Fibergen to redeem one share of Thermo Fibergen common stock at $12.75 per share in September 2000 or September 2001. If Thermo Fibergen's common stock is trading on the open market at a price which is less than $12.75 per share in September
2001, the holders of redemption rights would more likely than not exercise their redemption rights. In the event all redemption rights are exercised, the Company may use up to $49.8 million in cash to settle the redemption obligation.
      In addition, changes in equity prices would result in changes in the fair value of common stock of subsidiary subject to redemption due to the difference between the current market price and the price at the date of issuance of the underlying financial instruments, Thermo Fibergen common stock and redemption rights. Since the market price of Thermo Fibergen's redemption rights generally fluctuates in the opposite direction of fluctuations in the market price of Thermo Fibergen's common stock, the effect of a 10% increase in the market price of Thermo Fibergen common stock on the fair value of common stock of subsidiary subject to redemption would be mitigated in part by a decrease in the market price of the Thermo Fibergen redemption rights.

Foreign Currency Exchange Rates
      The Company generally views its investment in foreign subsidiaries with a functional currency other than the Company's reporting currency as long-term.
The Company's investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional currencies of the Company's foreign subsidiaries are principally denominated in French francs, British pounds sterling, and Canadian dollars. The effect of a change in foreign exchange rates on the Company's net investment in foreign subsidiaries is reflected in the "Accumulated other comprehensive items" component of shareholders' investment. A 10% depreciation in year-end 1999 and 1998 functional currencies, relative to the U.S. dollar, would result in a $7.9 million reduction of shareholders' investment for each period.
      The fair value of forward foreign exchange contracts is sensitive to changes in foreign currency exchange rates. The fair value of forward foreign exchange contracts is the estimated amount that the Company would pay or receive upon termination of the contract, taking into account the change in foreign currency exchange rates. A 10% depreciation in year-end 1999 and 1998 foreign currency exchange rates related to the Company's contracts would result in an increase in the unrealized loss on forward foreign exchange contracts of $0.2 million for each period. Since the Company uses forward foreign exchange contracts as hedges of firm purchase and sale commitments, the unrealized gain or loss on forward foreign currency exchange contracts resulting from changes in foreign currency exchange rates would be offset by corresponding changes in the fair value of the hedged items.


Year 2000

      As of the date of this report, the Company has completed its year 2000 initiatives, which included: (i) testing and upgrading significant information technology systems and facilities; (ii) testing and developing upgrades, where necessary, for the Company's current products and certain discontinued products;
(iii) assessing the year 2000 readiness of its key suppliers, vendors, and customers; and (iv) developing contingency plans.
      As a result of completing these initiatives, the Company believes that all of its material information technology systems and critical non-information technology systems are year 2000 compliant. The Company believes that all of the material products that it currently manufactures and sells are year 2000 compliant or are not date sensitive. In addition, the Company is not aware of any significant supplier or vendor that has experienced material disruption due to year 2000 issues. The Company has also developed a contingency plan to allow its primary business operations to continue despite disruptions due to year 2000 problems, if any, that might yet arise in the future. The costs incurred to date by the Company in connection with the year 2000 issue have not been material.
      While the Company to date has been successful in minimizing negative consequences arising from year 2000 issues, there can be no assurance that in the future the Company's business operations or financial condition may not be impacted by year 2000 problems, such as increased warranty claims, vendor and supplier disruptions, or litigation relating to year 2000 issues.



Thermo Fibertek Inc.                                                             1999 Financial Statements

                           Forward-looking Statements

      In connection with the "safe harbor" provisions of the Private Securities
Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 2000 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

      Dependence on Paper Industry and Pulp and Paper Prices. The Company's products are primarily sold to the paper industry. Generally, the financial condition of the paper industry corresponds to the condition of the general economy, as well as a number of other factors, including paper and pulp production capacity. The paper industry entered a severe downcycle in early 1996 and has only recently begun to recover. This cyclical downturn has adversely affected the Company's business. No assurance can be given that the financial condition of the paper industry will continue to improve in the near future.

      Risks Associated with International Operations. During 1999, approximately
48% of the Company's sales were to customers outside the United States, principally in Europe. International revenues are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. Although the Company seeks to charge its customers in the same currency as its operating costs, fluctuations in currency exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations.

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

      Risks Associated with Cash Management Arrangement with Thermo Electron.
The Company participates in a cash management arrangement with Thermo Electron.
Under this cash management arrangement, the Company lends its excess cash to Thermo Electron on an unsecured basis. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents and/or immediately available bank lines of credit equal to at least
50% of all funds invested under the cash management arrangement by all Thermo
Electron subsidiaries other than wholly owned subsidiaries. The funds are held on an unsecured basis and therefore are subject to the credit risk of Thermo
Electron. The Company's ability to receive its cash upon notice of withdrawal could be adversely affected if participants in the cash management arrangement demand withdrawal of their funds in an aggregate amount in excess of the 50% reserve required to be maintained by Thermo Electron. In the event of a bankruptcy of Thermo Electron, the Company would be treated as an unsecured creditor and its right to receive funds from the bankruptcy estate would be subordinated to secured creditors and would be treated on a pari-passu basis with all other unsecured creditors. Further, all cash withdrawn by the Company from the cash management arrangement within one year before the bankruptcy would be subject to rescission. The inability of Thermo Electron to return the Company's cash on a timely basis or at all could have a material adverse effect on the Company's results of operations and financial position.

Thermo Fibertek Inc.                                                             1999 Financial Statements

                         Selected Financial Information

(In thousands except per share amounts)              1999 (a)       1998    1997 (b)   1996 (c)      1995
--------------------------------------------------- ---------- ---------- ----------- ---------- ---------

Statement of Income Data
Revenues                                             $228,036   $247,426   $ 239,642   $192,209   $206,743
Net Income                                             17,778     17,995      16,426     19,894     20,249
Earnings per Share:
 Basic                                                    .29        .29         .27        .33        .33
 Diluted                                                  .29        .29         .26        .31        .32

Balance Sheet Data
Working Capital                                      $158,711   $193,446   $ 176,996   $115,609   $ 70,882
Total Assets                                          442,577    427,100     418,938    257,232    199,671
Long-term Obligations                                 154,350    153,000     153,000         34     15,041
Common Stock of Subsidiary Subject to                       -     53,801      52,812     56,087          -
 Redemption
Shareholders' Investment                              164,070    150,948     138,095    130,850    109,631

(a) Reflects an $11.2 million gain on the February 1999 disposition of Thermo
    Wisconsin, Inc., restructuring costs and unusual items of $6.2 million, and the reclassification of common stock of subsidiary subject to redemption to current liabilities.
(b) Reflects the May 1997 acquisition of Thermo Black Clawson, the issuance of
    $153.0 million principal amount of 4 1/2% subordinated convertible debentures, and the conversion of a $15.0 million principal amount subordinated convertible note by Thermo Electron.
(c) Reflects the July 1996 acquisition of GranTek, the net proceeds from Thermo
    Fibergen's September 1996 initial public offering, and the repayment of a $10.4 million promissory note to Thermo Electron.

Thermo Fibertek Inc.                                                             1999 Financial Statements

Common Stock Market Information
      The Company's common stock is traded on the American Stock Exchange under the symbol TFT. The following table sets forth the high and low sale prices of the Company's common stock for 1999 and 1998, as reported in the consolidated transaction reporting system.
                                                                      1999                     1998
                                                              ---------------------     -----------------
Quarter                                                            High         Low        High       Low
------------------------------------------------------------- ----------- ---------- ----------- ---------

First                                                         $  7 15/16    $  7       $14 1/4   $11 1/4
Second                                                           7 13/16       6 1/2    12 3/4     9 1/2
Third                                                            7  7/16       6 1/8    10 5/8     7 7/16
Fourth                                                           7  1/4        6 7/16    7 3/4     4 15/16

      As of January 28, 2000, the Company had 751 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on January 28, 2000, was $7 3/8 per share.
      Common stock and redemption rights of Thermo Fibergen Inc., the Company's majority-owned public subsidiary, are traded on the American Stock Exchange
(symbols TFG and TFG_r).

Shareholder Services
      Shareholders of Thermo Fibertek Inc. who desire information about the Company are invited to contact the Investor Relations Department, Thermo
Fibertek Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts
02454-9046, (781) 622-1111. Distribution of printed quarterly reports is limited to the second quarter only. Company information is available at http://www.thermo.com/ subsid/tft1.html on Thermo Electron's Internet site.

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

Form 10-K Report
      A copy of the Annual Report on Form 10-K for the fiscal year ended January
1, 2000, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to the Investor Relations Department, Thermo Fibertek
Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046.