Form 10-K, Exhibit 13
period 2000-12-30
THERMO FIBERTEK INC
filed 2001-03-27
CIK 886346

Exhibit 13



                          Thermo Fibertek Inc.

                   Consolidated Financial Statements

                                 2000


Thermo Fibertek Inc.                                                             2000 Financial Statements

                                Consolidated Statement of Income

 (In thousands except per share amounts)                                        2000       1999       1998
 ---------------------------------------------------------------------------------------------------------

 Revenues (Notes 13 and 16)                                                 $234,913   $228,036   $247,426
                                                                            --------   --------   --------

 Costs and Operating Expenses:
  Cost of revenues                                                           145,111    134,893    147,262
  Selling, general, and administrative expenses (Note 9)                      60,901     61,345     63,381
  Research and development expenses                                            7,687      7,278      6,971
  Gain on sale of business (Note 4) and property                              (1,700)   (11,154)      (536)
  Restructuring and unusual items (Note 11)                                     (506)     6,152          -
                                                                            --------   --------   --------

                                                                             211,493    198,514    217,078
                                                                            --------   --------   --------

 Operating Income                                                             23,420     29,522     30,348
 Interest Income                                                              10,466      8,478      7,956
 Interest Expense (Note 8)                                                    (7,503)    (7,449)    (7,408)
                                                                            --------   --------   --------

 Income Before Provision for Income Taxes, Minority Interest,
  and Cumulative Effect of Change in Accounting Principle                     26,383     30,551     30,896
 Provision for Income Taxes (Note 7)                                         (10,947)   (11,852)   (11,902)
 Minority Interest Income (Expense)                                              576       (921)      (999)
                                                                            --------   --------   --------

 Income Before Cumulative Effect of Change in Accounting
  Principle                                                                   16,012     17,778     17,995
 Cumulative Effect of Change in Accounting Principle (net of
  income taxes of $580; Note 16)                                                (870)         -          -
                                                                            --------   --------   --------

 Net Income                                                                 $ 15,142   $ 17,778   $ 17,995
                                                                            ========   ========   ========

 Basic and Diluted Earnings per Share Before Cumulative Effect
  of Change in Accounting Principle                                         $    .26   $    .29   $    .29
                                                                            ========   ========   ========

 Basic and Diluted Earnings per Share (Note 14)                             $    .25   $    .29   $    .29
                                                                            ========   ========   ========

 Weighted Average Shares (Note 14)
  Basic                                                                       61,298     61,186     61,612
                                                                            ========   ========   ========

  Diluted                                                                     61,490     61,559     62,353
                                                                            ========   ========   ========

The accompanying notes are an integral part of these consolidated financial statements.



Thermo Fibertek Inc.                                                             2000 Financial Statements

                                        Consolidated Balance Sheet

(In thousands)                                                                             2000       1999
----------------------------------------------------------------------------------------------------------

Assets
Current Assets:
 Cash and cash equivalents                                                             $ 62,461   $ 39,254
 Advance to affiliate                                                                     5,704     93,780
 Available-for-sale investments, at quoted market value (amortized cost
   of $86,104 and $46,470; Note 2)                                                       86,137     46,405
 Accounts receivable, less allowances of $2,182 and $1,659                               43,866     49,323
 Unbilled contract costs and fees                                                         8,029      9,570
 Inventories                                                                             33,077     28,907
 Deferred tax asset (Note 7)                                                              8,879      4,896
 Other current assets (Notes 3 and 4)                                                     3,625      1,034
                                                                                       --------   --------

                                                                                        251,778    273,169
                                                                                       --------   --------

Property, Plant, and Equipment, at Cost, Net (Notes 3 and 4)                             29,582     30,494
                                                                                       --------   --------

Other Assets (Notes 4 and 5)                                                             13,755     17,044
                                                                                       --------   --------

Goodwill (Note 4)                                                                       119,100    121,870
                                                                                       --------   --------

                                                                                       $414,215   $442,577
                                                                                       ========   ========

Thermo Fibertek Inc.                                                             2000 Financial Statements

                                  Consolidated Balance Sheet (continued)

(In thousands except share amounts)                                                        2000       1999
----------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Investment
Current Liabilities:
 Current maturities of long-term obligations (Notes 4 and 8)                           $    562   $    380
 Accounts payable                                                                        21,921     21,957
 Accrued payroll and employee benefits                                                    7,727      8,659
 Customer deposits                                                                        7,076      3,242
 Accrued warranty costs                                                                   5,666      5,005
 Billings in excess of contract costs and fees                                            1,241      4,730
 Other accrued expenses (Notes 3 and 11)                                                 16,178     20,322
 Common stock of subsidiary subject to redemption ($17,026 and
   $49,788 redemption value; Notes 1 and 12)                                             17,026     49,160
 Due to parent company and affiliated companies                                           1,284      1,003
                                                                                       --------   --------

                                                                                         78,681    114,458
                                                                                       --------   --------

Deferred Income Taxes and Other Deferred Items (Note 7)                                   8,042      6,365
                                                                                       --------   --------

Long-term Obligations:
 Subordinated convertible debentures (Notes 8 and 12)                                   153,000    153,000
 Notes payable (Notes 4 and 8)                                                            1,650      1,350
                                                                                       --------   --------

                                                                                        154,650    154,350
                                                                                       --------   --------

Minority Interest (Note 3)                                                                2,209      3,334
                                                                                       --------   --------

Commitments and Contingencies (Note 10)

Shareholders' Investment (Notes 5 and 6):
 Common stock, $.01 par value, 150,000,000 shares authorized;
   63,662,276 and 63,537,556 shares issued                                                  637        635
 Capital in excess of par value                                                          76,721     77,411
 Retained earnings                                                                      133,522    118,380
 Treasury stock at cost, 2,275,732 and 2,327,521 shares                                 (20,758)   (21,239)
 Deferred compensation                                                                      (36)       (66)
 Accumulated other comprehensive items (Note 15)                                        (19,453)   (11,051)
                                                                                       --------   --------

                                                                                        170,633    164,070
                                                                                       --------   --------

                                                                                       $414,215   $442,577
                                                                                       ========   ========


The accompanying notes are an integral part of these consolidated financial statements.



Thermo Fibertek Inc.                                                             2000 Financial Statements

                                   Consolidated Statement of Cash Flows

(In thousands)                                                                2000        1999       1998
---------------------------------------------------------------------------------------------------------

Operating Activities
 Net income                                                              $  15,142   $  17,778  $  17,995
 Adjustments to reconcile net income to net cash provided by operating activities:
     Cumulative effect of change in accounting principle, net of
       income taxes (Note 16)                                                  870           -          -
     Depreciation and amortization                                           9,540       8,928      8,492
     Provision for losses on accounts receivable                             1,197         234        248
     Minority interest (income) expense                                       (576)        921        999
     Gain on sale of business (Note 4) and property                         (1,700)    (11,154)      (536)
     Noncash restructuring and unusual items (Note 11)                        (506)      3,239          -
     Deferred income tax expense                                               108       1,572      2,090
     Other noncash items                                                      (246)       (105)       314
     Changes in current accounts, excluding the effects of acquisitions and dispositions:
        Accounts receivable                                                  1,021      (4,448)     3,702
        Inventories and unbilled contract costs and fees                    (1,436)     (7,445)     3,277
        Other current assets                                                (3,791)        448        836
        Accounts payable                                                     1,049       3,039     (5,787)
        Other current liabilities                                           (2,234)      4,198        307
                                                                         ---------   ---------  ---------

          Net cash provided by operating activities                         18,438      17,205     31,937
                                                                         ---------   ---------  ---------

Investing Activities
 Acquisitions, net of cash acquired (Note 4)                                (3,302)     (2,607)      (964)
 Acquisition of capital equipment and technology (Note 3)                   (1,200)       (500)         -
 Proceeds from sale of business and property, net of cash divested
   (Note 4)                                                                  4,109      13,592          -
 Advances to affiliate, net                                                 88,076     (93,780)         -
 Purchases of available-for-sale investments                              (132,058)    (61,825)   (70,882)
 Proceeds from maturities of available-for-sale investments                 92,424      63,565     51,470
 Proceeds from sale of available-for-sale investments                            -           -      7,730
 Purchases of property, plant, and equipment                                (6,355)     (3,903)    (7,773)
 Proceeds from sale of property, plant, and equipment                          252         414      1,586
 Advances under notes receivable (Note 4)                                        -           -     (2,910)
 Proceeds from repayment of notes receivable (Note 4)                          800           -      1,250
 Refund of acquisition purchase price (Note 4)                                   -         377          -
 Other                                                                        (295)       (160)      (458)
                                                                         ---------   ---------  ---------

          Net cash provided by (used in) investing activities            $  42,451   $ (84,827) $ (20,951)
                                                                         ---------   ---------  ---------




Thermo Fibertek Inc.                                                             2000 Financial Statements

                             Consolidated Statement of Cash Flows (continued)

(In thousands)                                                                 2000        1999       1998
----------------------------------------------------------------------------------------------------------

Financing Activities
 Redemption of subsidiary common stock (Note 1)                           $ (34,603)  $       -  $       -
 Purchases of Company and subsidiary common stock                                 -      (5,804)    (6,598)
 Purchases of subsidiary common stock from Thermo Electron                        -      (2,227)         -
 Net proceeds from issuance of Company and subsidiary common
   stock (Note 1)                                                             1,204         551        405
 Repayment of long-term obligations                                            (313)          -          -
                                                                          ---------   ---------  ---------

          Net cash used in financing activities                             (33,712)     (7,480)    (6,193)
                                                                          ---------   ---------  ---------

Exchange Rate Effect on Cash                                                 (3,970)     (1,116)      (969)
                                                                          ---------   ---------  ---------

Increase (Decrease) in Cash and Cash Equivalents                             23,207     (76,218)     3,824
Cash and Cash Equivalents at Beginning of Year                               39,254     115,472    111,648
                                                                          ---------   ---------  ---------

Cash and Cash Equivalents at End of Year                                  $  62,461   $  39,254  $ 115,472
                                                                          =========   =========  =========

Cash Paid For
 Interest                                                                 $   7,041   $   6,913  $   6,917
 Income taxes                                                             $  11,779   $   6,559  $   5,431

Noncash Activities (Notes 3 and 4)
 Fair value of assets of acquired companies, capital equipment,
   and technology                                                         $   6,345   $  10,135  $   1,161
 Cash paid for acquired companies, capital equipment, and
   technology                                                                (3,889)     (3,160)      (964)
 Payable for acquired companies, capital equipment, and technology             (795)     (3,430)         -
 Equity interest in subsidiary transferred for capital equipment
   and technology                                                                 -      (3,075)         -
                                                                          ---------   ---------  ---------

   Liabilities assumed of acquired companies                              $   1,661   $     470  $     197
                                                                          =========   =========  =========



The accompanying notes are an integral part of these consolidated financial statements.



Thermo Fibertek Inc.                                                             2000 Financial Statements

               Consolidated Statement of Comprehensive Income and Shareholders' Investment


(In thousands)                                                                  2000       1999       1998
----------------------------------------------------------------------------------------------------------

Comprehensive Income
Net Income                                                                  $ 15,142   $ 17,778   $ 17,995
                                                                            --------   --------   --------
Other Comprehensive Items (Note 15):
 Foreign currency translation adjustment                                      (8,465)    (3,279)      (185)
 Unrealized gain (loss) on available-for-sale investments, net of
   taxes and reclassification adjustment                                          63        (39)       (32)
                                                                            --------   --------   --------

                                                                              (8,402)    (3,318)      (217)
                                                                            --------   --------   --------

                                                                            $  6,740   $ 14,460   $ 17,778
                                                                            ========   ========   ========
Shareholders' Investment
Common Stock, $.01 Par Value:
 Balance at beginning of year                                               $    635   $    634   $    633
 Activity under employees' and directors' stock plans                              2          1          1
                                                                            --------   --------   --------

 Balance at end of year                                                          637        635        634
                                                                            --------   --------   --------

Capital in Excess of Par Value:
 Balance at beginning of year                                                 77,411     78,731     81,865
 Activity under employees' and directors' stock plans                            165     (1,916)    (4,401)
 Tax benefit related to employees' and directors' stock plans                    512        513      1,267
 Effect of majority-owned subsidiary's equity transactions                    (1,367)        83          -
                                                                            --------   --------   --------

 Balance at end of year                                                       76,721     77,411     78,731
                                                                            --------   --------   --------

Retained Earnings:
 Balance at beginning of year                                                118,380    100,602     82,607
 Net income                                                                   15,142     17,778     17,995
                                                                            --------   --------   --------

 Balance at end of year                                                      133,522    118,380    100,602
                                                                            --------   --------   --------

Treasury Stock:
 Balance at beginning of year                                                (21,239)   (21,286)   (19,494)
 Purchases of Company common stock                                                 -     (2,511)    (6,598)
 Activity under employees' and directors' stock plans                            481      2,558      4,806
                                                                            --------   --------   --------

 Balance at end of year                                                      (20,758)   (21,239)   (21,286)
                                                                            --------   --------   --------

Deferred Compensation:
 Balance at beginning of year                                                    (66)         -          -
 Issuance of restricted stock under employees' stock plans (Note 5)                -        (91)         -
 Amortization of deferred compensation                                            30         25          -
                                                                            --------   --------   --------

 Balance at end of year                                                          (36)       (66)         -
                                                                            --------   --------   --------

Accumulated Other Comprehensive Items (Note 15):
 Balance at beginning of year                                                (11,051)    (7,733)    (7,516)
 Other comprehensive items                                                    (8,402)    (3,318)      (217)
                                                                            --------   --------   --------

 Balance at end of year                                                      (19,453)   (11,051)    (7,733)
                                                                            --------   --------   --------

                                                                            $170,633   $164,070   $150,948
                                                                            ========   ========   ========


The accompanying notes are an integral part of these consolidated financial statements.



Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations
      Thermo Fibertek Inc. (the Company) operates in two segments: (1) Pulp and
Papermaking Equipment and Systems and (2) Water- and Fiber-recovery Services and
Products. Through its Pulp and Papermaking Equipment and Systems segment, the
Company develops, manufactures, and markets a range of equipment and products for the domestic and international papermaking and paper recycling industries.
The Company's principal products include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper; accessory equipment and related consumables important to the efficient operation of papermaking machines; and water-management systems essential for draining, purifying, and recycling process water. The Company's Thermo Fibergen Inc.
subsidiary comprises the Water- and Fiber-recovery Services and Products segment and develops, manufactures, and markets fiber-based composite products for the building industry. In addition, Thermo Fibergen also develops and commercializes products derived from cellulose fiber.

Relationship with Thermo Electron Corporation
      The Company was incorporated in November 1991 as a wholly owned subsidiary of Thermo Electron. As of December 30, 2000, Thermo Electron owned 55,627,480 shares of the Company's common stock, representing 91% of such stock outstanding.
      On January 31, 2000, Thermo Electron announced that, as part of a major reorganization plan, it plans to spin off its equity interest in the Company as a dividend to Thermo Electron shareholders. In February 2001, Thermo Electron received a favorable ruling from the Internal Revenue Service regarding the spin off. The IRS required that the spin off be completed within one year of the ruling, and, subject to certain conditions, that the Company raise additional equity capital in a public offering within one year of the spin off. The Company plans to issue equity in the range of 10 to 20 percent of its outstanding shares to support its current business plan, which includes the repayment of debt, acquisitions, strategic partnerships, and investment in additional capacity for its composites business. Thermo Electron has announced that it expects to distribute the Thermo Fibertek dividend in the second half of 2001. The spin off will require Thermo Electron Board of Director actions and other customary conditions. Following the spin off, Thermo Electron will continue to guarantee, in each case on a subordinated basis, the Company's $153,000,000 principal amount of 4 1/2% subordinated convertible debentures due 2004 and Thermo
Fibergen's remaining obligation under its redemption rights.

Principles of Consolidation
      The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries, its 91%-owned public subsidiary Thermo Fibergen, and its 95%-owned Fiberprep, Inc. subsidiary. All material intercompany accounts and transactions have been eliminated.

Fiscal Year
      The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 2000, 1999, and 1998 are for the fiscal years ended December
30, 2000, January 1, 2000, and January 2, 1999, respectively. The Company's E. &
M. Lamort, S.A. subsidiary, based in France, has a fiscal year ending on November 30 to allow sufficient time for the Company to receive their financial statements.

Revenue Recognition
      Prior to 2000, the Company generally recognized revenues upon shipment of its products. During the fourth quarter of 2000, effective as of January 2, 2000, the Company adopted Securities and Exchange Commission (SEC) Staff
Accounting Bulletin (SAB) No. 101 "Revenue Recognition in Financial Statements."
Under SAB No. 101, revenues for products that are sold subject to customer acceptance provisions for which compliance with those provisions cannot be demonstrated until a point in time subsequent to delivery are recognized upon customer acceptance. Revenues for products that are sold subject to installation for which the installation is essential to



Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)

functionality or not deemed inconsequential or perfunctory are recognized upon completion of installation. Revenues for products where installation is not essential to functionality, and is deemed inconsequential, or perfunctory, are recognized upon shipment with estimated installation costs accrued (Note 16).
The Company provides a reserve for its estimate of warranty and installation costs at the time revenue is recognized.
      In addition, revenues and profits on certain long-term contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $43,440,000 in 2000, $40,689,000 in 1999, and $45,114,000 in 1998. The percentage of completion is determined by relating the actual costs incurred to date to management's estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees, and amounts billed in excess of revenues are classified as billings in excess of contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.

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

Income Taxes
      The Company and Thermo Electron have a tax allocation agreement under which the Company and its subsidiaries, exclusive of its foreign operations, its Fiberprep subsidiary, and Thermo Fibergen's NEXT Fiber Products subsidiary, are included in the consolidated federal and certain state income tax returns filed by Thermo Electron. The agreement provides that in years in which these entities have taxable income, the Company will pay to Thermo Electron amounts comparable to the taxes it would have paid if the Company had filed separate tax returns.
If Thermo Electron's equity ownership of the Company were to drop below 80%, the Company would be required to file its own federal income tax returns. Prior to Thermo Fibergen's September 2000 redemption of common stock (Note 1), the
Company's ownership of outstanding shares of Thermo Fibergen's common stock was less than 80% and Thermo Fibergen filed its own income tax return.
      In accordance with Statement of Financial Accounting Standards (SFAS) No.
109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

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



Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements


1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)

Cash and Cash Equivalents
      The Company, along with certain European-based subsidiaries of Thermo
Electron, participates in a notional pool arrangement in the United Kingdom with Barclays Bank. Under this arrangement, Barclays notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants.
Thermo Electron guarantees all of the obligations of each participant in this arrangement. The Company has access to a $1,637,000 line of credit under this arrangement. At year-end 2000 and 1999, the Company had invested $10,356,000 and $6,732,000, respectively, under this arrangement. In connection with the spin off from Thermo Electron, this arrangement will cease.
      At year-end 2000 and 1999, the Company's cash equivalents included investments in commercial paper, U.S. government-agency and U.S. Treasury securities, corporate notes, money market funds, and other marketable securities of the Company's foreign subsidiaries, which had original maturities of three months or less. Cash equivalents are carried at cost, which approximates market value.

Advance to Affiliate
      From June 1999 to August 2000, the Company participated in a new domestic cash management arrangement with Thermo Electron. Under the arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes earned interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron was contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company had the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice.
Effective August 2000, the Company no longer participates in the domestic cash management arrangement.
      In addition, one of the Company's European-based subsidiaries continues to participate in a cash management arrangement with a wholly owned subsidiary of Thermo Electron on terms similar to the domestic cash management arrangement. In connection with the spin off from Thermo Electron, this arrangement will cease.

Inventories
      Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

(In thousands)                                                                              2000      1999
----------------------------------------------------------------------------------------------------------

Raw Materials and Supplies                                                               $13,218   $12,088
Work in Process                                                                            4,825     6,122
Finished Goods (includes $3,765 at customer locations in 2000)                            15,034    10,697
                                                                                         -------   -------

                                                                                         $33,077   $28,907
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



Thermo Fibertek Inc.                                   2000 Financial Statements

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

(In thousands)                                                                              2000      1999
----------------------------------------------------------------------------------------------------------

Land                                                                                     $ 2,756   $ 2,886
Fiber-recovery and Water-clarification Facility                                                -     3,573
Buildings                                                                                 19,472    19,676
Machinery, Equipment, and Leasehold Improvements                                          45,418    41,669
                                                                                         -------   -------

                                                                                          67,646    67,804
Less:  Accumulated Depreciation and Amortization                                          38,064    37,310
                                                                                         -------   -------

                                                                                         $29,582   $30,494
                                                                                         =======   =======

Other Assets
      Other assets in the accompanying balance sheet includes intangible assets, notes receivable (Note 4), and deferred debt expense. Intangible assets includes the costs of patents, acquired intellectual property, and noncompete agreements entered into in connection with acquisitions, which are amortized using the straight-line method over periods of up to 15, 7, and 10 years, respectively.
The aggregate carrying value of these assets is $9,594,000 and $10,676,000, net of accumulated amortization of $2,542,000 and $1,328,000 at year-end 2000 and 1999, respectively.

Goodwill
      Goodwill is amortized using the straight-line method principally over 40 years. Accumulated amortization was $16,105,000 and $12,642,000 at year-end 2000 and 1999, respectively. The Company assesses the future useful life of this asset and other noncurrent assets whenever events or changes in circumstances indicate that the current useful life has diminished. Such events or circumstances generally would include the occurrence of operating losses or a significant decline in earnings associated with the acquired business or asset.
The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. The Company assesses cash flows before interest charges and when impairment is indicated, writes the asset down to fair value. If quoted market values are not available, the Company estimates fair value by calculating the present value of future cash flows. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

Common Stock of Subsidiary Subject to Redemption
      In September 1996, Thermo Fibergen sold 4,715,000 units, each unit consisting of one share of Thermo Fibergen common stock and one redemption right, in an initial public offering at $12.75 per unit for net proceeds of $55,781,000. The common stock and redemption rights subsequently began trading separately. During the month of September 2000, the initial redemption period, holders of Thermo Fibergen's common stock and common stock redemption rights surrendered 2,713,951 shares of Thermo Fibergen's common stock at a redemption price of $12.75 per share, for a total of $34,603,000. Thermo Fibergen used available working capital to fund the payment and retired these shares immediately following the redemption. Holders of a redemption right have the option to require Thermo



Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements


1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)

Fibergen to redeem one share of Thermo Fibergen's common stock at $12.75 per share in September 2001, the second and final redemption period. A redemption right may only be exercised if the holder owns a share of Thermo Fibergen's common stock at that time. As of December 30, 2000, there were 2,001,049 redemption rights outstanding and 1,075,749 shares of Thermo Fibergen's common stock held by persons other than the Company or Thermo Electron. In addition, Thermo Electron, the Company and/or Thermo Fibergen may acquire shares of Thermo
Fibergen's common stock in the open market. To the extent the number of redemption rights exceeds the number of shares of common stock held by persons other than Thermo Electron or the Company, the maximum redemption value that Thermo Fibergen would be required to pay is an amount equal to the redemption price of $12.75 per share times the total number of shares of Thermo Fibergen's common stock outstanding held by persons other than Thermo Electron or the Company at the time of the redemption. The redemption rights carry terms that generally provide for their expiration if the closing price of Thermo Fibergen's common stock exceeds $19 1/8 for 20 of any 30 consecutive trading days prior to September 2001. The difference between the redemption value and the original carrying amount of common stock of subsidiary subject to redemption was accreted over the period ending September 2000, which corresponded with the first redemption period. The accretion was charged to minority interest expense in the accompanying statement of income. The redemption rights are guaranteed, on a subordinated basis, by Thermo Electron. The Company has agreed to reimburse
Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee. In addition, the Company has agreed to lend Thermo Fibergen up to $5 million on commercially reasonable terms for the September 2001 redemption obligation and for working capital needs.

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

Forward Contracts
      The Company uses short-term forward foreign exchange contracts to manage certain exposures to foreign currencies. The Company enters into forward contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge transactions denominated in U.S. dollars, French francs, and Canadian dollars.
The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Gains and losses arising from forward foreign exchange contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The Company does not enter into speculative foreign currency agreements.

Recent Accounting Pronouncement
      During 1998, the Financial Accounting Standards Board (FASB) issued SFAS
No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS
No. 133, as amended, requires that all derivatives, including foreign currency exchange contracts, be recognized on the balance sheet at fair value. Changes in fair value of derivatives that are not hedges must be recorded through earnings.
If a derivative is a hedge, depending on the nature of the hedge, changes in fair value of the derivative are either completely or partially offset by the change in fair value of the hedged items through earnings or for anticipated transactions recognized in other comprehensive income until the hedged item is recognized in earnings. The Company is required to adopt SFAS No. 133 in 2001.
The Company does not expect the adoption of SFAS No. 133 will materially affect its financial statements.



Thermo Fibertek Inc.                                   2000 Financial Statements

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

2.    Available-for-sale Investments

      Debt securities owned by the Company are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the "Accumulated other comprehensive items" component of shareholders' investment. The aggregate market value, cost basis, and gross unrealized gains and losses of available-for-sale investments by major security type are as follows:

(In thousands)                                                                        Gross         Gross
                                                         Market          Cost    Unrealized    Unrealized
                                                          Value         Basis         Gains        Losses
---------------------------------------------------------------------------------------------------------

2000
Government-agency Securities                            $28,541       $28,531       $    10       $     -
Corporate Bonds                                          57,596        57,573            23             -
                                                        -------       -------       -------       -------

                                                        $86,137       $86,104       $    33       $     -
                                                        =======       =======       =======       =======

1999
Government-agency Securities                            $46,074       $46,139       $     -       $   (65)
Other                                                       331           331             -             -
                                                        -------       -------       -------       -------

                                                        $46,405       $46,470       $     -       $   (65)
                                                        =======       =======       =======       =======

      Available-for-sale investments in the accompanying 2000 balance sheet have contractual maturities of one year or less. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call features of the securities that enable either the Company, the issuer, or both to redeem these securities at an earlier date.
      The cost of available-for-sale investments that were sold was based on specific identification in determining the gross realized gains and losses in the accompanying statement of income.

3.    Composites Venture

      In October 1999, Thermo Fibergen created a subsidiary, NEXT Fiber Products
Inc., to develop, produce, and market fiber-based composites primarily for the building industry, used for applications such as soundwalls, decking, privacy fencing, and siding. Thermo Fibergen capitalized NEXT Fiber Products with $3,200,000 in cash. NEXT Fiber Products then purchased capital equipment and technology related to the development of fiber-based composites, valued at $5,275,000, in exchange for shares of its common stock equal to 49% of its equity and $2,200,000 in cash, payable in installments, if certain conditions are met. Thermo Fibergen paid $1,200,000 and $500,000 of the purchase price in 2000 and 1999, respectively. The $500,000 remaining obligation is expected to be paid in 2001 and is included in other accrued liabilities in the accompanying
2000 balance sheet. In January 2001, Thermo Fibergen



Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements


3.    Composites Venture (continued)

acquired the remaining 49% equity interest in NEXT Fiber Products. In exchange for the 49% equity interest, Thermo Fibergen agreed to forgive certain amounts due from the seller related to the seller's investment in NEXT Fiber Products prior to the purchase of the remaining 49% equity interest.
      Thermo Fibergen constructed a composites manufacturing facility in Green
Bay, Wisconsin, and began limited production at such facility in 2000.

4.    Acquisitions and Dispositions

Acquisitions
      In June 2000, the Company acquired Cyclotech AB-Stockholm, a Swedish manufacturer of stock-preparation equipment, for $637,000 in cash, subject to a post-closing adjustment. Of the total purchase price, $478,000 was paid at closing and the remaining $159,000, which is included in other accrued expenses in the accompanying 2000 balance sheet, will be paid one year from the date of acquisition. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $578,000, which is being amortized over 40 years.
      In February 2000, the Company acquired the assets of Gauld Equipment
Manufacturing Company, Inc., a manufacturer of stock-preparation equipment, for $3,411,000 in cash and a $923,000 noninterest bearing contract with a controlling shareholder, payable in equal annual installments over four years.
The liability was initially recorded at its net present value of $795,000. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $2,128,000, which is being amortized over 40 years.
      In May 1999, the Company acquired the outstanding stock of Arcline
Products, Inc., a manufacturer of shower and doctor oscillation systems, for $2,660,000 in cash and $2,000,000 payable over five years (Note 8). The cost of this acquisition approximated the fair value of the net assets acquired.
      In July 1998, the Company acquired Goslin Birmingham Inc., a division of
Green Bay Packaging Inc., for $1,296,000 in cash. During 1999, the Company received a post-closing purchase price adjustment of $377,000 related to this acquisition. The Company recorded this amount as a reduction of goodwill. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $860,000 and is being amortized over 40 years. Goslin manufactures evaporators and recausticizing systems that concentrate and recycle process chemicals used during pulping, and products that remove condensate gases.
      These acquisitions have been accounted for using the purchase method of accounting and their results of operations have been included in the accompanying financial statements from their respective dates of acquisition.
Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for the 2000 acquisitions, is subject to adjustment upon finalization of the purchase price allocations. To date, no information has been gathered that would cause the Company to believe that the final allocation of the purchase price will be materially different from the preliminary estimates. Pro forma results have not been presented, as the results of the acquired businesses were not material to the Company's results of operations.
      In connection with these acquisitions, the Company has undertaken restructuring activities at the acquired businesses. The Company's restructuring activities, which were accounted for in accordance with Emerging Issues Task
Force Pronouncement (EITF) 95-3, primarily have included reductions in staffing levels. In connection with these restructuring activities, as part of the cost of acquisitions, the Company established reserves, primarily for severance and acquired overmarket leases. In accordance with EITF 95-3, the Company finalized its restructuring plans no later than one year from the respective dates of the acquisitions.



Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements


4.    Acquisitions and Dispositions (continued)

      A summary of the changes in accrued acquisition expenses follows:

                                                      Abandoned
                                                     Facilities              Severance
                                                     ----------        --------------------
                                                         Thermo                      Thermo
                                                          Black                       Black
(In thousands)                                          Clawson        Goselin      Clawson         Total
---------------------------------------------------------------------------------------------------------

Balance at January 3, 1998                                $  47         $   -         $ 515         $ 562
 Reserves established                                         -            80             -            80
 Usage                                                      (47)            -          (227)         (274)
 Decrease due to finalization of restructuring
   plan, recorded as a decrease to goodwill                   -             -          (219)         (219)
                                                          -----         -----         -----         -----

Balance at January 2, 1999                                    -            80            69           149
 Usage                                                        -             -           (69)          (69)
 Decrease due to finalization of restructuring
   plan, recorded as a decrease to goodwill                   -           (80)            -           (80)
                                                          -----         -----         -----         -----

Balance at January 1, 2000                                $   -         $   -         $   -         $   -
                                                          =====         =====         =====         =====

Dispositions
      In September 2000, Thermo Fibergen sold substantially all of the assets of its fiber-recovery and water-clarification services plant to the host mill for $3,600,000. The purchase price consisted of an initial payment of $200,000 at the date of closing and a note receivable to be paid in seventeen monthly payments of $200,000, plus interest at 9.5%, beginning September 28, 2000. The note receivable is secured by an irrevocable letter of credit. Thermo Fibergen recognized a pre-tax gain of $729,000 on the sale.
      During 1996, the Company loaned $6,000,000 to Tree-Free Fiber Company, LLC in connection with a proposed engineering, procurement, and construction project. This project was delayed due to weakness in pulp prices, and did not proceed as a result of Tree-Free's insolvency. Tree-Free was unable to repay the note upon its original maturity. The note and loans by another lender were secured by liens on a tissue mill in Maine and related assets. In December 1997, the Superior Court of Maine appointed a receiver to preserve and protect the collateral for the loans made by the Company and other lenders to Tree-Free. In
May 1998, the Company purchased an assignment of Tree-Free's secured indebtedness to another lender for $2,910,000. In June 1998, the Company conducted a foreclosure sale of the tissue mill, at which it was the successful bidder, and executed a purchase and sale agreement. In October 1998, the stock of a mill located in Mexico, which had also secured the note, was sold and the proceeds of $1,250,000 were paid to the Company and recorded as a reduction of the carrying value of the note. During the second quarter of 1999, the Company entered into a nonbinding letter of intent with a third party to dispose of this asset for an amount in excess of the carrying value. During the third quarter of 1999, the third party elected to not proceed with the transaction. Accordingly, the Company recorded a $2,834,000 write-down to reflect the asset at its then-estimated recoverable value. The Company had previously recorded impairment on this note of $200,000 in the first quarter of 1999 (Note 11). In December
1999, the Company entered into a purchase and sale agreement, as amended, to sell the mill. The Company sold its interest in the mill in June 2000 for $3,909,000 in cash, resulting in a gain of $971,000.
      In February 1999, the Company sold its Thermo Wisconsin, Inc. subsidiary for $13,631,000 in cash, resulting in a pretax gain of $11,154,000. The Company decided to sell Thermo Wisconsin to divest of a non-strategic, cyclical operating unit. Thermo Wisconsin, a manufacturer and marketer of dryers and pollution-control equipment, had unaudited revenues to external customers and net income in 1998 of $18,877,000 and $1,547,000, respectively.




Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements


5.    Employee Benefit Plans

Stock-based Compensation Plans

Stock Option Plans
      The Company maintains stock-based compensation plans for its key employees, directors, and others. Two of these plans permit the grant of nonqualified and incentive stock options. A third plan permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one- to ten-year period, depending on the term of the option, which may range from five to twelve years.
In addition, under certain options, shares acquired upon exercise are restricted from resale until retirement or other events. Nonqualified options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and generally expire three or seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron.
      In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 690,000 shares at a weighted average exercise price of $10.68 per share elected to participate in this exchange and, as a result, received options to purchase 345,000 shares of Company common stock at $5.63 per share, which are included in the 1998 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders were not able to sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.
      In January 1999, the Company awarded 11,900 shares of restricted Company common stock to certain key employees. The shares had an aggregate value of $91,000 and vest three years from the date of award, assuming continued employment, with certain exceptions. The Company has recorded the fair value of the restricted stock as deferred compensation in the accompanying balance sheet and is amortizing such amount over the vesting period.



Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements


5.    Employee Benefit Plans (continued)

      A summary of the Company's stock option activity is as follows:

                                                       2000                1999                 1998
                                                -----------------   -----------------    ----------------
                                                         Weighted            Weighted            Weighted
                                                Number    Average   Number    Average    Number   Average
                                                    of   Exercise       of   Exercise        of  Exercise
(Shares in thousands)                           Shares      Price   Shares      Price    Shares     Price
---------------------------------------------------------------------------------------------------------

Options Outstanding, Beginning of Year           3,055     $ 6.57    3,489     $ 6.00     3,988    $ 6.24
 Granted                                             2       6.66      161       7.30       957      6.82
 Exercised                                        (149)      3.78     (539)      3.08      (646)     3.11
 Forfeited                                        (233)      6.13      (56)      6.55      (120)     9.23
 Canceled due to exchange                            -          -        -          -      (690)    10.68
                                                 -----               -----                -----

Options Outstanding, End of Year                 2,675     $ 6.77    3,055     $ 6.57     3,489    $ 6.00
                                                 =====     ======    =====     ======     =====    ======

Options Exercisable                              2,675     $ 6.77    3,055     $ 6.57     3,486    $ 6.00
                                                 =====     ======    =====     ======     =====    =====

Options Available for Grant                      1,563               1,332                1,449
                                                 =====               =====                =====

      A summary of the status of the Company's stock options at December 30, 2000, is as follows:

                                                             Options Outstanding and Exercisable
                                                   -----------------------------------------------------
                                                           Number            Weighted           Weighted
                                                               of             Average            Average
                                                           Shares           Remaining           Exercise
Range of Exercise Prices                           (In thousands)    Contractual Life              Price
--------------------------------------------------------------------------------------------------------

$ 3.00 - $ 5.83                                             1,050           2.6 years             $ 4.38
  5.84 -   8.67                                             1,078           4.2 years               6.75
  8.68 -  11.51                                               517           5.7 years              11.22
 11.52 -  14.35                                                30           7.1 years              14.32
                                                            -----

$ 3.00 - $14.35                                             2,675           3.9 years             $ 6.77
                                                            =====

Employee Stock Purchase Program
      Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase program sponsored by the Company.
Under this program, shares of the Company's and, prior to November 2000, shares of Thermo Electron's common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the period, and the shares purchased are subject to a one-year resale restriction. Effective November 2000, employees may no longer purchase shares of Thermo Electron under this program.
During 2000 and 1999, the Company issued 31,520 and 18,000 shares, respectively, of its common stock under this program. No shares of the Company's common stock were issued under this program during 1998.



Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements


5.    Employee Benefit Plans (continued)

Pro Forma Stock-based Compensation Expense
      In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-based
Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted after 1994 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No.
123, the effect on the Company's net income and earnings per share would have been as follows:

(In thousands except per share amounts)                                         2000       1999       1998
----------------------------------------------------------------------------------------------------------

Net Income:
 As reported                                                                 $15,142    $17,778    $17,995
 Pro forma                                                                    14,198     16,265     16,668
Basic Earnings per Share:
 As reported                                                                     .25        .29        .29
 Pro forma                                                                       .23        .27        .27
Diluted Earnings per Share:
 As reported                                                                     .25        .29        .29
 Pro forma                                                                       .23        .26        .27

      Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years.
Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
      The weighted average fair value per share of options granted was $1.10, $2.69, and $2.32 in 2000, 1999, and 1998, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                2000       1999       1998
----------------------------------------------------------------------------------------------------------

Volatility                                                                       42%        39%        35%
Risk-free Interest Rate                                                         4.9%       5.6%       4.6%
Expected Life of Options                                                   1.0 years  3.8 years  4.2 years

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

401(k) Savings Plan
      Effective November 2000, the majority of the Company's domestic subsidiaries participate in the Company's 401(k) retirement savings plan and, prior to November 2000, in Thermo Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $803,000, $761,000, and $974,000 in 2000, 1999, and 1998, respectively.



Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements

5.    Employee Benefit Plans (continued)

Profit-sharing Plans
      One of the Company's domestic subsidiaries has adopted a profit-sharing plan under which the Company annually contributes 10% of the subsidiary's net income before profit-sharing expense. All contributions are immediately vested.
In addition, one of the Company's foreign subsidiaries maintains a state-mandated profit-sharing plan. Under the state-mandated plan, the Company contributes 0-11% of the subsidiary's net profit after taxes reduced by 5% of its shareholders' investment. For these plans, the Company contributed and charged to expense $812,000, $959,000, and $1,119,000 in 2000, 1999, and 1998,
respectively.

Defined Benefit Pension Plan
      One of the Company's divisions has a noncontributory defined benefit retirement plan. Benefits under the plan are based on years of service and employees' compensation. Funds are contributed to a trustee as necessary to provide for current service and for any unfunded projected benefit obligation over a reasonable period.
      Net periodic benefit income includes:

(In thousands)                                                          2000          1999           1998
---------------------------------------------------------------------------------------------------------

Interest Cost                                                        $   902       $   823        $   802
Service Cost                                                             496           439            421
Expected Return on Plan Assets                                        (1,884)       (1,588)        (1,375)
Amortization of Unrecognized Gain                                       (380)         (431)          (328)
                                                                     -------       -------        -------

                                                                     $  (866)      $  (757)       $  (480)
                                                                     =======       =======        =======

      The Company's defined benefit pension plan activity is:

(In thousands)                                                                        2000           1999
---------------------------------------------------------------------------------------------------------

Change in Benefit Obligation:
 Benefit obligation, beginning of year                                             $11,797        $10,771
 Interest cost                                                                         902            823
 Service costs                                                                         496            439
 Benefits paid                                                                        (525)          (458)
 Actuarial gain                                                                          -            222
                                                                                   -------        -------

 Benefit obligation, end of year                                                    12,670         11,797
                                                                                   -------        -------

Change in Plan Assets:
 Fair value of plan assets, beginning of year                                       20,638         19,485
 Actual return on plan assets                                                         (709)         1,611
 Benefits paid                                                                        (525)          (458)
                                                                                   -------        -------

 Fair value of plan assets, end of year                                             19,404         20,638
                                                                                   -------        -------

Funded Status                                                                        6,734          8,841
Unrecognized Net Gain                                                               (4,877)        (7,850)
                                                                                   -------        -------

Prepaid Benefit Costs                                                              $ 1,857        $   991
                                                                                   =======        =======




Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements


5.    Employee Benefit Plans (continued)

      Plan assets are primarily invested in cash, cash equivalents, fixed income securities, and equity securities. Prepaid benefit costs are included in other assets in the accompanying balance sheet. The weighted average actuarial assumptions used to determine the net periodic benefit costs were: discount rate of 7.5% and rate of increase in salary levels of 5.5% in 2000, 1999, and 1998;
expected long-term rate of return on assets of 9.25% in 2000 and 8.25% in 1999 and 1998.

Other Retirement Plans
      Certain of the Company's subsidiaries offer other retirement plans. The majority of these subsidiaries offer defined contribution plans. Company contributions to these plans are based on formulas determined by the Company.
For these plans, the Company contributed and charged to expense $1,195,000, $779,000, and $1,285,000 in 2000, 1999, and 1998, respectively.

6.    Common Stock

      At December 30, 2000, the Company had reserved 18,317,758 unissued shares of its common stock for possible issuance under stock-based compensation plans and for issuance upon possible conversion of the Company's subordinated convertible debentures.

7.    Income Taxes

      The components of income before provision for income taxes and minority interest are as follows:

(In thousands)                                                                     2000      1999    1998
---------------------------------------------------------------------------------------------------------

Domestic                                                                        $13,914   $21,802  $19,751
Foreign                                                                          12,469     8,749   11,145
                                                                                -------   -------  -------

                                                                                $26,383   $30,551  $30,896
                                                                                =======   =======  =======

      The components of the provision for income taxes are as follows:

(In thousands)                                                                     2000      1999     1998
----------------------------------------------------------------------------------------------------------

Currently Payable:
 Federal                                                                        $ 5,594   $ 5,870  $ 4,491
 Foreign                                                                          4,299     3,409    4,282
 State                                                                              946     1,001    1,039
                                                                                -------   -------  -------

                                                                                 10,839    10,280    9,812
                                                                                -------   -------  -------

Net Deferred (Prepaid):
 Federal                                                                            569     1,600    1,939
 Foreign                                                                           (177)     (353)     (71)
 State                                                                             (284)      325      222
                                                                                -------   -------  -------

                                                                                    108     1,572    2,090
                                                                                -------   -------  -------

                                                                                $10,947   $11,852  $11,902
                                                                                =======   =======  =======




Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements

7.    Income Taxes (continued)

      The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the Company's common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $512,000, $513,000, and $1,267,000 of such benefits from exercises of stock options that have been allocated to capital in excess of par value in 2000, 1999, and 1998, respectively.
      The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income before provision for income taxes, minority interest, and cumulative effect of change in accounting principle due to the following:

(In thousands)                                                                     2000      1999     1998
----------------------------------------------------------------------------------------------------------

Provision for Income Taxes at Statutory Rate                                    $ 9,234   $10,693  $10,814
Increases (Decreases) Resulting From:
 State income taxes, net of federal tax                                             577       805      820
 Foreign tax rate and tax regulation differential                                  (242)     (227)     310
 Nondeductible expenses                                                             497       253      178
 Change in valuation allowance                                                      174        50      203
 Other                                                                              707       278     (423)
                                                                                -------   -------  -------

                                                                                $10,947   $11,852  $11,902
                                                                                =======   =======  =======

      Net deferred income tax asset (liability) in the accompanying balance sheet consist of the following:

(In thousands)                                                                               2000      1999
-----------------------------------------------------------------------------------------------------------

Deferred Tax Asset (Liability):
 Operating loss carryforwards                                                             $ 1,045   $   253
 Reserves and accruals                                                                      4,972     3,082
 Inventory basis difference                                                                 2,168     1,243
 Accrued compensation                                                                         175       429
 Allowance for doubtful accounts                                                              361       128
 Amortization of intangible assets                                                         (4,839)   (3,203)
 Depreciation                                                                              (1,360)     (980)
 Other                                                                                        (60)     (728)
                                                                                          -------   -------

                                                                                            2,462       224
 Less:  Valuation allowance                                                                   427       253
                                                                                          -------   -------

                                                                                          $ 2,035   $   (29)
                                                                                          =======   =======

      The valuation allowance relates primarily to uncertainty surrounding the realization of state operating loss carryforwards of $3,900,000 and $2,700,000 at year-end 2000 and 1999, respectively, which begin to expire in 2003. In addition, the Company has federal operating loss carryforwards of $2,000,000 at year-end 2000, which begin to expire in 2019.
      The Company has not recognized a deferred tax liability for the difference between the book basis and the tax basis of its investment in the stock of its domestic subsidiaries (such difference relates primarily to unremitted earnings by subsidiaries) because it does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its domestic subsidiaries tax free.



Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements


7.    Income Taxes (continued)

      A provision has not been made for U.S. or additional foreign taxes on $72.3 million of undistributed earnings of foreign subsidiaries that could be subject to tax if remitted to the U.S. because the Company plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.

8.    Long-term Obligations

      In connection with the February 2000 acquisition of Gauld Equipment, the Company agreed to pay $923,000 in equal annual installments over four years. The liability was initially recorded as its net present value of $795,000.
      In connection with the May 1999 acquisition of Arcline Products, the Company agreed to pay $2,000,000 in equal annual installments over five years.
The liability was initially recorded at its net present value of $1,730,000.
      In July 1997, the Company issued and sold at par $153,000,000 principal amount of 4 1/2% subordinated convertible debentures due 2004 for net proceeds of approximately $149,800,000. The debentures are convertible into shares of the Company's common stock at a conversion price of $12.10 per share and are guaranteed on a subordinated basis by Thermo Electron.
      See Note 12 for fair value information pertaining to the Company's long-term obligations.

9.    Related-party Transactions

Corporate Services Agreement
      The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. For these services, the Company was charged $1,879,000, $1,824,000, and $1,979,000 in 2000, 1999, and 1998, respectively. The fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo
Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

Cash Management
      The Company has, from time to time, invested excess cash in arrangements with Thermo Electron as discussed in Note 1.

10.   Commitments and Contingencies

Operating Leases
      The Company occupies office and operating facilities under various operating leases. The accompanying statement of income includes expenses from operating leases of $2,257,000, $1,767,000, and $1,862,000 in 2000, 1999, and
1998, respectively. The future minimum payments due under noncancelable operating leases as of December 30, 2000, are $935,000 in 2001; $590,000 in 2002; $270,000 in 2003; $194,000 in 2004; and $6,000 in 2005. Total future minimum lease payments are $1,995,000.



Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements


10.   Commitments and Contingencies (continued)

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

11.   Restructuring and Unusual Items

      During 1999, the Company recorded restructuring costs and unusual items of $6,152,000. Restructuring costs of $2,257,000, which were accounted for in accordance with EITF 94-3, include severance costs of $1,283,000 for 24 employees across all functions at the Company's E. & M. Lamort, S.A. subsidiary, all of whom were terminated as of January 1, 2000, and $974,000 to terminate distributor agreements. These actions were taken in efforts to improve profitability and were in response to a cyclical downturn in demand at this business unit. Unusual items of $3,895,000 include $3,239,000 for asset write-downs, consisting of $3,034,000 for the write-down of a note receivable secured by a tissue mill (Note 4) and $205,000 for impairment of a building in Ohio held for disposal, which was sold in July 1999; $526,000 for the expected settlement of a contractual dispute; and $130,000 for facility-closure costs.
During 2000, due to breach of an agreement by a third party distributor, the Company is no longer obligated to pay amounts accrued in 1999 for this matter and, therefore, reversed $506,000 of costs.
      A summary of the changes in accrued restructuring costs, which are included in other accrued expenses in the accompanying balance sheet, follows:


(In thousands)                                                       Severance         Other         Total
----------------------------------------------------------------------------------------------------------

Balance at January 3, 1998                                             $     -       $   197       $   197
 Usage                                                                       -          (163)         (163)
                                                                       -------       -------       -------

Balance at January 2, 1999                                                   -            34            34
 Provision charged to expense                                            1,283           974         2,257
 Usage                                                                  (1,117)         (239)       (1,356)
 Currency translation                                                     (151)         (115)         (266)
                                                                       -------       -------       -------

Balance at January 1, 2000                                                  15           654           669
 Usage                                                                     (15)          (18)          (33)
 Reversal                                                                    -          (506)         (506)
 Currency translation                                                        -           (98)          (98)
                                                                       -------       -------       -------

Balance at December 30, 2000                                           $     -       $    32       $    32
                                                                       =======       =======       =======

      The Company expects to pay the remaining accrued restructuring costs in 2001.



Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements

12.   Fair Value of Financial Instruments

      The Company's financial instruments consist mainly of cash and cash equivalents, advance to affiliate, available-for-sale investments, accounts receivable, current maturities of notes payable, accounts payable, common stock of subsidiary subject to redemption, due to parent company and affiliated companies, subordinated convertible debentures, notes payable, and forward foreign exchange contracts. The carrying amounts of accounts receivable, current maturities of notes payable, accounts payable, and due to parent company and affiliated companies approximate fair value due to their short-term nature.
      Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments.
      The carrying amount and fair value of the Company's subordinated convertible debentures, common stock of subsidiary subject to redemption, and off-balance-sheet financial instruments are as follows:

                                                                        2000                 1999
                                                                -------------------   -------------------
                                                                Carrying       Fair   Carrying       Fair
(In thousands)                                                    Amount      Value     Amount      Value
---------------------------------------------------------------------------------------------------------

Subordinated Convertible Debentures                             $153,000   $138,312   $153,000   $124,710

Common Stock of Subsidiary Subject to Redemption                $ 17,026   $ 15,858   $ 49,160   $ 51,011

Off-balance-sheet Financial Instruments:
 Forward foreign exchange contracts payable                                $    348              $     35

      The fair value of the Company's subordinated convertible debentures and common stock of subsidiary subject to redemption was determined based on quoted market prices.
      The notional amounts of forward foreign exchange contracts outstanding totaled $12,474,000 and $4,080,000 at year-end 2000 and 1999, respectively. The fair value of such contracts is the estimated amount that the Company would pay upon termination of the contracts, taking into account the change in foreign exchange rates.

13.   Business Segment and Geographical Information

      The Company organizes and manages its business by individual functional operating entity. The Company has combined its operating entities into three segments, one of which was sold in February 1999: Pulp and Papermaking Equipment and Systems, Dryers and Pollution-control Equipment, and Water-and
Fiber-recovery Services and Products. In classifying operational entities into a particular segment, the Company aggregated businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution.
      The Company's Pulp and Papermaking Equipment and Systems segment designs and manufactures stock-preparation equipment, paper machine accessories, and water-management systems for the paper and paper recycling industries. Principal products manufactured by this segment include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper;
accessory equipment and related consumables important to the efficient operation of papermaking machines; and water-management systems essential for draining, purifying, and recycling process water. Revenues from the stock-preparation equipment product line were $112,976,000, $98,929,000, and $107,518,000 in 2000,
1999, and 1998, respectively. Revenues from the accessories product line were $70,306,000, $74,839,000, and $77,817,000 in 2000, 1999, and 1998, respectively.
Revenues from the water-management product line were $42,447,000, $42,611,000, and $36,908,000 in 2000, 1999, and 1998, respectively.
      The Dryers and Pollution-control Equipment segment, which consisted of the Company's Thermo Wisconsin subsidiary, manufactured and marketed dryers and pollution-control equipment for the printing, papermaking, and converting industries. In February 1999, the Company sold its Thermo Wisconsin subsidiary
(Note 4).




Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements

13.   Business Segment and Geographical Information (continued)

      The Water- and Fiber-recovery Services and Products segment consists of the Company's Thermo Fibergen subsidiary. Through its GranTek Inc. subsidiary,
Thermo Fibergen employs patented technology to produce biodegradable absorbing granules from papermaking byproducts. These granules are used as agricultural carriers, oil and grease absorbents, and cat box fillers. In addition, through its NEXT Fiber Products subsidiary (Note 3), Thermo Fibergen develops, produces, and markets fiber-based composites primarily for the building industry, used for applications such as soundwalls, decking, privacy fencing, and siding. Prior to September 2000, this segment owned and operated a plant that provided fiber-recovery and water-clarification services to a host mill on a long-term contract basis. The plant, which the Company began operating in July 1998, cleaned and recycled water and long fiber for reuse in the papermaking process.
Thermo Fibergen sold this plant to the host mill in September 2000 (Note 4), although it intends to continue operating in this line of business and is pursuing other fiber-recovery projects.

(In thousands)                                                                 2000       1999        1998
----------------------------------------------------------------------------------------------------------

Business Segment Information
Revenues:
   Pulp and Papermaking Equipment and Systems (a)                          $227,133   $217,724    $223,799
   Dryers and Pollution-control Equipment (b)                                     -      1,802      19,513
   Water- and Fiber-recovery Services and Products (c)                        7,794      8,579       5,276
   Intersegment sales elimination (d)                                           (14)       (69)     (1,162)
                                                                           --------   --------    --------

                                                                           $234,913   $228,036    $247,426
                                                                           ========   ========    ========

Income Before Provision for Income Taxes, Minority Interest, and
 Cumulative Effect of Change in Accounting Principle:
   Pulp and Papermaking Equipment and Systems (e)                          $ 29,209   $ 27,061    $ 33,937
   Dryers and Pollution-control Equipment (b)(f)                                  -     11,609       2,736
   Water- and Fiber-recovery Services and Products (c)(g)                    (3,116)    (1,010)     (2,468)
   Corporate (h)                                                             (2,673)    (8,138)     (3,857)
                                                                           --------   --------    --------

   Total operating income                                                    23,420     29,522      30,348
   Interest income, net                                                       2,963      1,029         548
                                                                           --------   --------    --------

                                                                           $ 26,383   $ 30,551    $ 30,896
                                                                           ========   ========    ========

Total Assets:
   Pulp and Papermaking Equipment and Systems                              $280,655   $282,837    $277,688
   Dryers and Pollution-control Equipment (b)                                     -          -       5,390
   Water- and Fiber-recovery Services and Products (c)                       38,465     72,438      71,116
   Corporate (i)                                                             95,095     87,302      72,906
                                                                           --------   --------    --------

                                                                           $414,215   $442,577    $427,100
                                                                           ========   ========    ========

Depreciation and Amortization:
   Pulp and Papermaking Equipment and Systems                              $  7,314   $  7,502    $  7,188
   Dryers and Pollution-control Equipment (b)                                     -         16         153
   Water- and Fiber-recovery Services and Products (c)                        2,226      1,410       1,151
                                                                           --------   --------    --------

                                                                           $  9,540   $  8,928    $  8,492
                                                                           ========   ========    ========




Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements


13.   Business Segment and Geographical Information (continued)

(In thousands)                                                                 2000       1999        1998
----------------------------------------------------------------------------------------------------------

Capital Expenditures:
   Pulp and Papermaking Equipment and Systems                              $  2,550   $  2,964    $  3,442
   Dryers and Pollution-control Equipment (b)                                     -          -         197
   Water- and Fiber-recovery Services and Products                            3,805        939       4,134
                                                                           --------   --------    --------

                                                                           $  6,355   $  3,903    $  7,773
                                                                           ========   ========    ========

Geographical Information
Revenues (j):
   United States                                                           $157,904   $142,800    $153,658
   France                                                                    52,895     60,682      65,308
   Other                                                                     33,427     33,477      39,636
   Transfers among geographic areas (d)                                      (9,313)    (8,923)    (11,176)
                                                                           --------   --------    --------

                                                                           $234,913   $228,036    $247,426
                                                                           ========   ========    ========

Long-lived Assets (k):
   United States                                                           $ 22,213   $ 23,948    $ 27,232
   France                                                                     3,291      4,483       5,381
   Other                                                                      4,422      4,711       4,844
                                                                           --------   --------    --------

                                                                           $ 29,926   $ 33,142    $ 37,457
                                                                           ========   ========    ========

Export Revenues Included in United States Revenues Above (l)               $ 37,926   $ 23,366    $ 24,244
                                                                           ========   ========    ========

(a) Includes intersegment sales of $0.5 million in 1998.
(b) Includes intersegment sales of $0.6 million in 1998. The Company sold this segment in February 1999.
(c) Reflects Thermo Fibergen's September 2000 redemption of common stock for $34.6 million and the sale of the Company's fiber-recovery and water-clarification services plant in September 2000.
(d) Intersegment sales and transfers among geographic areas are accounted for at prices that are representative of transactions with unaffiliated parties.
(e) Includes $0.5 million of income related to restructuring and unusual items in 2000 and $3.1 million of restructuring and unusual costs in 1999.
(f) Includes $11.2 million of gain on sale of business in 1999.
(g) Includes gain on sale of plant of $0.7 million in 2000.
(h) Includes gain on sale of property of $1.0 million in 2000. Includes $3.0 million of unusual items in
    1999 for the write-down of a note receivable. Also includes related carrying costs of the note receivable and underlying security of $1.4 million and $0.9 million in 1999 and 1998, respectively.
(i) Primarily available-for-sale investments.
(j) Revenues are attributed to countries based on selling location. (k) Includes property, plant, and equipment, net, and other long-term tangible assets. (l) In general, export revenues are denominated in U.S. dollars.



Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements

14.   Earnings per Share

      Basic and diluted earnings per share were calculated as follows:

(In thousands except per share amounts)                                            2000      1999     1998
----------------------------------------------------------------------------------------------------------

Basic
Income Before Cumulative Effect of Change in Accounting Principle               $16,012   $17,778  $17,995
Cumulative Effect of Change in Accounting Principle (net of income
 taxes of $580)                                                                    (870)        -        -
                                                                                -------   -------  -------

Net Income                                                                      $15,142   $17,778  $17,995
                                                                                -------   -------  -------

Weighted Average Shares                                                          61,298    61,186   61,612
                                                                                -------   -------  -------

Basic Earnings per Share:
 Income Before Cumulative Effect of Change in Accounting Principle              $   .26   $   .29  $   .29
 Change in Accounting Principle                                                    (.01)        -        -
                                                                                -------   -------  -------

                                                                                $   .25   $   .29  $   .29
                                                                                =======   =======  =======

Diluted
Income Before Cumulative Effect of Change in Accounting Principle               $16,012   $17,778  $17,995
Cumulative Effect of Change in Accounting Principle (net of income
 taxes of $580)                                                                    (870)        -        -
                                                                                -------   -------  -------

Net Income                                                                       15,142    17,778   17,995
Effect of Majority-owned Subsidiary's Dilutive Securities                            (7)      (48)     (33)
                                                                                -------   -------  -------

Income Available to Common Shareholders, as Adjusted                            $15,135   $17,730  $17,962
                                                                                -------   -------  -------

Weighted Average Shares                                                          61,298    61,186   61,612
Effect of Stock Options                                                             192       373      741
                                                                                -------   -------  -------

Weighted Average Shares, as Adjusted                                             61,490    61,559   62,353
                                                                                -------   -------  -------

Diluted Earnings per Share:
 Income Before Cumulative Effect of Change in Accounting Principle              $   .26   $   .29  $   .29
 Change in Accounting Principle                                                    (.01)        -        -
                                                                                -------   -------  -------

                                                                                $   .25   $   .29  $   .29
                                                                                =======   =======  =======

      Options to purchase 2,179,000, 908,000, and 601,000 shares of common stock were not included in the computation of diluted earnings per share for 2000, 1999, and 1998, respectively, because the options' exercise prices were greater than the average market price for the common stock and their effect would have been antidilutive.
      In addition, the computation of diluted earnings per share excludes the effect of assuming the conversion of the Company's $153,000,000 principal amount of 4 1/2% subordinated convertible debentures, convertible at $12.10 per share, because the effect would be antidilutive.



Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements

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

(In thousands)                                                                             2000       1999
----------------------------------------------------------------------------------------------------------

Cumulative Translation Adjustment                                                      $(19,474)  $(11,009)
Net Unrealized Gain (Loss) on Available-for-sale Investments                                 21        (42)
                                                                                       --------   --------

                                                                                       $(19,453)  $(11,051)
                                                                                       ========   ========

16.   Adoption of SAB No. 101

      In December 1999, the SEC issued SAB No. 101. SAB No. 101 establishes criteria for recording revenue when the terms of the sale include customer acceptance provisions or an obligation of the seller to install the product. In instances where these terms exist and the Company is unable to demonstrate that the customer's acceptance criteria has been met prior to customer use or when the installation is essential to functionality or is not deemed inconsequential or perfunctory, SAB No. 101 requires that revenue recognition occur at completion of installation and/or upon customer acceptance. In accordance with the requirements of SAB No. 101, the Company has adopted the pronouncement as of January 2, 2000, and has recorded the cumulative effect of the change in accounting principle in the restated results for the first quarter of 2000. The cumulative effect on net income totaled $870,000, net of income taxes of $580,000. Revenues of $3,004,000 in 2000 (as restated for the adoption of SAB
No. 101) relate to shipments that occurred in 1999 but for which installation and/or acceptance did not occur until 2000. These revenues were recorded in 1999 prior to the adoption of SAB No. 101 and thus were a component in the determination of the cumulative effect of the change in accounting principle for periods prior to 2000. The Company has not provided pro forma data for 1999 and 1998 as the amounts are not readily determinable based on the nature of the revenue adjustments required by SAB No. 101.





Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements

16.   Adoption of SAB No. 101 (continued)

      The Company's unaudited quarterly results for 2000 have been restated as follows:

(In thousands except per share amounts) (Unaudited)                     First        Second          Third
----------------------------------------------------------------------------------------------------------

Revenues:
   As previously reported                                             $60,829       $61,647        $56,997
   As adjusted                                                         57,922        60,565         58,315

Gross Profit:
   As previously reported                                              24,401        23,201         21,513
   As adjusted                                                         23,315        22,635         22,022

Income Before Cumulative Effect of Change in Accounting
 Principle:
   As previously reported                                               4,062         4,269          4,077
   As adjusted                                                          3,560         3,910          4,332

Net Income:
   As previously reported                                               4,062         4,269          4,077
   As adjusted                                                          2,690         3,910          4,332

Basic and Diluted Earnings per Share Before Cumulative Effect
 of Change in Accounting Principle:
   As previously reported                                                 .07           .07            .07
   As adjusted                                                            .06           .06            .07

Basic and Diluted Earnings per Share:
   As previously reported                                                 .07           .07            .07
   As adjusted                                                            .04           .06            .07





Thermo Fibertek Inc.                                   2000 Financial Statements

                  Notes to Consolidated Financial Statements

17.   Unaudited Quarterly Information

(In thousands except per share amounts)

2000                                                      First (a)  Second (a,b)       Third  Fourth (d)
---------------------------------------------------------------------------------------------------------

Revenues                                                    $57,922       $60,565     $58,315     $58,111
Gross Profit                                                 23,315        22,635      22,022      21,830
Net Income                                                    2,690         3,910       4,332       4,210
Basic and Diluted Earnings per Share Before
 Cumulative Effect of Change in Accounting Principle            .06           .06         .07         .07
Basic and Diluted Earnings per Share                            .04           .06         .07         .07


1999                                                      First (e)        Second   Third (f)      Fourth
---------------------------------------------------------------------------------------------------------

Revenues                                                    $60,223       $53,549     $53,075     $61,189
Gross Profit                                                 23,436        22,064      21,898      25,745
Net Income                                                    8,228         3,011       1,568       4,971
Earnings per Share:
 Basic                                                          .13           .05         .03         .08
 Diluted                                                        .12           .05         .03         .08

(a) Restated to reflect the adoption of SAB No. 101. The first quarter of 2000 reflects the cumulative effect of change in accounting principle of $0.9 million, net of income taxes of $0.6 million.
(b) Reflects a pretax gain of $1.0 million on the June 2000 sale of property.
(c) Reflects a pretax gain of $0.7 million on the September 2000 sale of the Company's fiber-recovery and water-clarification services plant.
(d) Reflects $0.5 million of pretax income related to restructuring and unusual items.
(e) Reflects a pretax gain of $11.2 million on the February 1999 disposition of Thermo Wisconsin, Inc.
    and restructuring costs and unusual items of $3.4 million.
(f) Reflects pretax restructuring costs of $2.8 million.



Thermo Fibertek Inc.                                   2000 Financial Statements

                 Report of Independent Public Accountants

To the Shareholders and Board of Directors of Thermo Fibertek Inc.:

      We have audited the accompanying consolidated balance sheet of Thermo
Fibertek Inc. (a Delaware corporation and 91%-owned subsidiary of Thermo
Electron Corporation) and subsidiaries as of December 30, 2000, and January 1,
2000, and the related consolidated statements of income, comprehensive income and shareholders' investment, and cash flows for each of the three years in the period ended December 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo
Fibertek Inc. and subsidiaries as of December 30, 2000 and January 1, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States.
      As explained in Notes 1 and 16 to the consolidated financial statements, effective January 2, 2000, the Company changed its method of accounting for revenue recognition.



                                                             Arthur Andersen LLP



Boston, Massachusetts
February 12, 2001



Thermo Fibertek Inc.                                   2000 Financial Statements

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

Overview

Industry Background
      The Company operates in two segments: Pulp and Papermaking Equipment and Systems and Water- and Fiber-recovery Services and Products. The Company's products are primarily sold to the paper industry. The paper industry has been in a severe down cycle since 1996 with falling pulp and paper prices and decreased capital spending. As a consequence, the industry has gone through a major consolidation. As paper companies continue to consolidate, they frequently reduce capacity. This trend, along with the paper companies' actions to almost immediately suspend operations and restrict capital spending programs when they perceive weakness in their markets, has affected the Company's business and will continue to do so in the short term. The Company expects that there will continue to be a significant amount of downtime in the paper industry in the first half of 2001. This, coupled with the strong U.S. dollar, will continue to produce a weak market environment that will soften demand for the Company's products in the near term. The Company's results for the first half of 2001 will be affected by the ongoing weak market conditions in the paper industry. In the longer term, however, the Company expects the impact of these developments to be favorable both to the paper companies and their suppliers. Better capacity management will allow paper companies to better match products with market demand, which in turn will help the overall financial health of the Company's customers. The Company believes that this will eventually result in stronger markets for the Company's products and systems.

Pulp and Papermaking Equipment and Systems Segment
      The Company's Pulp and Papermaking Equipment and Systems (Papermaking
Equipment) segment designs and manufactures stock-preparation equipment, paper machine accessories, and water-management systems for the paper and paper recycling industries. Principal products manufactured by this segment include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper; accessory equipment and related consumables important to the efficient operation of papermaking machines; and water-management systems essential for draining, purifying, and recycling process water for paper sheet and web formation. In 1999, this segment acquired the outstanding stock of Arcline Products, a manufacturer of shower and doctor oscillation systems (Note 4). In 2000, this segment acquired the assets of Gauld
Equipment Manufacturing Company, Inc., a manufacturer of stock-preparation equipment, and Cyclotech AB-Stockholm, a Swedish manufacturer of stock-preparation equipment (Note 4).

Water- and Fiber-recovery Services and Products Segment
      The Water- and Fiber-recovery Services and Products segment consists of the Company's Thermo Fibergen subsidiary. Through its GranTek subsidiary, Thermo
Fibergen employs patented technology to produce biodegradable absorbing granules from papermaking byproducts. These granules are used as agricultural carriers, oil and grease absorbents, and cat box fillers. Through Thermo Fibergen's NEXT
Fiber Products Inc. subsidiary, formed in October 1999, Thermo Fibergen develops, produces, and markets fiber-based composite products primarily for the building industry, used for applications such as soundwalls, decking, privacy fencing, and siding. Thermo Fibergen is also developing composite roof tile products. In January 2001, the Company acquired the remaining 49% equity interest in






Thermo Fibertek Inc.                                   2000 Financial Statements

                 Management's Discussion and Analysis of
              Financial Condition and Results of Operations

Overview (continued)

NEXT Fiber Products (Note 3). The Company constructed a composites manufacturing facility in Green Bay, Wisconsin, and began limited production at such facility in 2000. The Company is currently working to expand the capacity of the facility and expects to have the capacity to support $20 million in annual revenues by mid-2001. In addition, prior to September 2000, this segment owned and operated a plant that provided water-clarification and fiber-recovery services to a host mill on a long-term contract basis. The plant, which Thermo Fibergen began operating in July 1998, cleaned and recycled water and long fiber for reuse in the papermaking process. Thermo Fibergen sold this plant to the host mill in September 2000 (Note 4), although it intends to continue operating in this line of business and is pursuing other fiber-recovery projects.

Dryers and Pollution-control Equipment Segment
      Prior to February 1999, the Company also operated in the Dryers and Pollution-control Equipment segment, which consisted of the Company's Thermo
Wisconsin Inc. subsidiary. This segment manufactured and marketed dryers and pollution-control equipment for the printing, papermaking, and converting industries. In February 1999, the Company sold its Thermo Wisconsin subsidiary for $13.6 million in cash (Note 4).

Manufacturing Facilities
      The Company's manufacturing facilities are principally located in North
America and France. The manufacturing facility in France is located at the Company's E. & M. Lamort, S.A. subsidiary, which manufactures stock-preparation equipment, accessories, and water-management systems.

International Sales
      During 2000, approximately 49% of the Company's sales were to customers outside the United States, principally in Europe. The Company generally seeks to charge its customers in the same currency as its operating costs. However, the Company's financial performance and competitive position can be affected by currency exchange rate fluctuations affecting the relationship between the U.S.
dollar and foreign currencies. The Company reduces its exposure to currency fluctuations through the use of forward contracts. The Company may enter into forward contracts to hedge certain firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge transactions denominated in U.S. dollars, French francs, and Canadian dollars. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Because the Company's forward contracts are entered into as hedges against existing foreign currency exposures, there generally is no effect on the income statement since gains or losses on the customer contract offset gains or losses on the forward contract.

Results of Operations

2000 Compared With 1999

Revenues
      Excluding the results of Thermo Wisconsin, which was sold in February
1999, revenues increased to $234.9 million in 2000 from $226.3 million in 1999.
Thermo Wisconsin's revenues to external customers were $1.8 million in 1999.
Gauld Equipment and Cyclotech, which were acquired in 2000 (Note 4), added revenues of $4.6 million during 2000. The inclusion for the full 2000 period of results from Arcline Products, which was acquired in May 1999, added incremental revenues of $0.8 million. The unfavorable effects of currency translation due to the strengthening in value of the U.S. dollar relative to other currencies in countries in which the Company operates decreased revenues at the Papermaking
Equipment segment by $9.2 million in 2000. Excluding the results of






Thermo Fibertek Inc.                                   2000 Financial Statements

                 Management's Discussion and Analysis of
              Financial Condition and Results of Operations

2000 Compared With 1999 (continued)
acquisitions and the effect of currency translation, revenues in the Company's
Papermaking Equipment segment increased $13.2 million, or 6%. Revenues from that segment's stock-preparation equipment product line increased $15.2 million as a result of a $15.7 million increase in sales by the Company's North American operations, due principally to greater demand, offset slightly by a decrease in sales in Europe, due to the general market weakness. The Company expects this trend to reverse in 2001, with relatively little growth from North America due to the stronger U.S. dollar and high energy costs, while Europe is expected to be somewhat stronger. In addition, the Company expects developing markets such as China to increase capacity for the next several years. Revenues from the Papermaking Equipment segment's accessories product line decreased $1.9 million as a result of decrease in demand in North America and Europe. Revenues from that segment's water management product line increased $0.3 million related to increased demand in Europe, largely offset by a decrease in demand in North
America. The Water- and Fiber-recovery Services and Products segment revenues decreased $0.8 million, primarily due to decreased demand for cellulose-based products from that segment's largest customer, as well as a $0.4 million decrease as a result of the sale of the fiber-recovery and water-clarification services plant in September 2000 (Note 4). The Company expects to have increased sales of its recently introduced composite products in 2001.

Gross Profit Margin
      The gross profit margin decreased to 38% in 2000 from 41% in 1999. The gross profit margin decreased at the Papermaking Equipment segment, primarily due to a change in product mix that resulted largely from a higher proportion of lower-margin large system sales at its North American stock-preparation equipment business. To a lesser extent, the gross profit margin decreased at the Water- and Fiber-recovery Services and Products segment, primarily due to decreased sales without a corresponding decrease in costs, an increase of approximately $0.6 million in the cost of natural gas in 2000, and the inclusion of $0.6 million of overhead costs at its new fiber-based composites business.

Other Operating Expenses
      Selling, general, and administrative expenses as a percentage of revenues decreased to 26% in 2000 from 27% in 1999, primarily due to increased revenues from the stock-preparation equipment product line.
      Research and development expenses increased slightly to $7.7 million in 2000, compared with $7.3 million in 1999, or 3% of revenues in both periods. The increase in research and development expenses in 2000 primarily represents increased expenditures in the Papermaking Equipment segment. The Company expects to increase its research and development expenses as it develops new products at its fiber-based composites business in 2001.

Gain on Sale of Business and Property
      In September 2000, Thermo Fibergen sold its fiber-recovery and water-clarification services plant for $3.6 million, resulting in a gain of $0.7 million (Note 4). In June 2000, the Company sold its interest in a mill for $3.9 million in cash, resulting in a gain of $1.0 million (Note 4). In February 1999, the Company sold its Thermo Wisconsin subsidiary for $13.6 million in cash, resulting in a pretax gain of $11.2 million (Note 4).

Restructuring and Unusual Items
      Restructuring and unusual income of $0.5 million in 2000, represents the reversal of a charge taken in 1999 related to the termination of a distributor agreement, which the Company is no longer obligated to pay due to the breach of the agreement by the third party distributor (Note 11). Restructuring and unusual costs of $6.2 million in 1999 represents write-downs for impairment of assets, severance costs, termination of distributor agreements, the expected settlement of a contractual dispute, and facility-closure costs (Note 11).



Thermo Fibertek Inc.                                   2000 Financial Statements

                 Management's Discussion and Analysis of
              Financial Condition and Results of Operations

2000 Compared With 1999 (continued)

Interest Income and Expense
      Interest income increased to $10.5 million in 2000 from $8.5 million in 1999, due to higher average invested balances and, to a lesser extent, higher interest rates. The Company expects interest income to decrease in 2001 as a result of lower cash balances due to the September 2000 redemption and the anticipated September 2001 redemption of Thermo Fibergen common stock (Note 1), as well as lower prevailing interest rates. Interest expense was relatively unchanged at $7.5 million in 2000 and $7.4 million in 1999.

Income Taxes
      The effective tax rate was 41% in 2000, compared with 39% in 1999. The effective tax rate exceeded the statutory federal income tax rate primarily due to the impact of state income taxes and nondeductible expenses. The effective tax rate increased in 2000 as a result of an increase in nondeductible and other expenses.

Minority Interest
      Minority interest income in 2000 primarily represents the minority investor's share of losses in Thermo Fibergen's 51%-owned subsidiary for the full year, offset in part by accretion of Thermo Fibergen's common stock subject to redemption. As of September 30, 2000, Thermo Fibergen's common stock subject to redemption was fully accreted. In January 2001, Thermo Fibergen purchased the remaining 49% equity interest in NEXT Fiber Products from the minority investors. Through Thermo Fibergen's redemption of common stock in September
2000 (Note 1), the Company's ownership in Thermo Fibergen increased to 91%.
Minority interest expense in 1999 primarily represents accretion of Thermo
Fibergen's common stock subject to redemption, offset in part by the minority investor's share of losses in Thermo Fibergen's 51%-owned subsidiary.

1999 Compared With 1998

Revenues
      Excluding the results of Thermo Wisconsin, which was sold in February
1999, revenues decreased to $226.3 million in 1999 from $228.5 million in 1998.
Thermo Wisconsin's revenues to external customers were $1.8 million and $18.9 million in 1999 and 1998, respectively. Arcline Products, which was acquired in May 1999, added revenues of $1.0 million during the period. The inclusion for the full 1999 period of results from Goslin Birmingham, which was acquired in July 1998, added incremental revenues of $3.5 million. The unfavorable effects of currency translation due to the strengthening in value of the U.S. dollar relative to other currencies in countries in which the Company operates decreased revenues at the Papermaking Equipment segment by $2.1 million in 1999.
Excluding the results of acquisitions and the effect of currency translation, revenues in the Company's Papermaking Equipment segment decreased $7.9 million, primarily due to a $10.8 million decrease in revenues from the stock-preparation equipment product line, resulting principally from market weakness in Europe, and a $2.1 million decrease in the accessories product line, principally in North America. These decreases were offset in part by a $5.1 million increase in revenues from that segment's water-management product line, principally in North
America, related to demand for two recently introduced products. The Water- and Fiber-recovery Services and Products segment revenues increased $3.3 million due to a $1.7 million increase in demand for cellulose-based products, primarily from its two largest customers; a $0.8 million increase in sales of its cat box filler product, which was introduced in the third quarter of 1998; and the inclusion of revenues for the full 1999 period from its fiber-recovery and water-clarification facility, which began operations in July 1998 and added $0.8 million of additional revenues in 1999.



Thermo Fibertek Inc.                                   2000 Financial Statements

                 Management's Discussion and Analysis of
              Financial Condition and Results of Operations

1999 Compared With 1998 (continued)

Gross Profit Margin
      The gross profit margin was relatively unchanged at 40.8% in 1999, compared with 40.5% in 1998.

Other Operating Expenses
      Selling, general, and administrative expenses as a percentage of revenues increased to 27% in 1999 from 26% in 1998, primarily due to the effect of the sale of Thermo Wisconsin, for which such costs represented 15% of its revenues in 1998.
      Research and development expenses increased slightly to $7.3 million in 1999 from $7.0 million in 1998, primarily due to increased expenditures in the Papermaking Equipment segment.

Gain on Sale of Business and Property
      During the first quarter of 1999, the Company sold its Thermo Wisconsin subsidiary for $13.6 million in cash, resulting in a pretax gain of $11.2 million (Note 4). In 1998, the Company recorded gains of $0.5 million relating to the sale of real estate.

Restructuring and Unusual Items
      Restructuring costs and unusual items of $6.2 million in 1999 represents write-downs for impairment of assets, severance costs, termination of distributor agreements, the expected settlement of a contractual dispute, and facility-closure costs (Note 11).

Interest Income and Expense
      Interest income increased to $8.5 million in 1999 from $8.0 million in 1998 due to higher average invested balances as a result of cash received from the sale of Thermo Wisconsin. Interest expense was relatively unchanged in 1999 and 1998.

Income Taxes
      The effective tax rate was unchanged at 39% in 1999 and 1998. The effective tax rate exceeded the statutory federal income tax rate primarily due to the impact of state income taxes.

Minority Interest
      Minority interest expense primarily represents accretion of Thermo
Fibergen's common stock subject to redemption.

Liquidity and Capital Resources

      Consolidated working capital was $173.1 million at December 30, 2000, compared with $158.7 million at January 1, 2000. Included in working capital are cash, cash equivalents, and available-for-sale investments of $148.6 million at December 30, 2000, compared with $85.7 million at January 1, 2000. In addition, the Company had $5.7 million and $93.8 million invested in an advance to affiliate as of December 30, 2000 and January 1, 2000, respectively. As of
August 2000, the Company no longer participates in the domestic cash management arrangement with Thermo Electron. The net decrease in cash, cash equivalents, and advance to affiliate in 2000, is primarily due to the September 2000 redemption of Thermo Fibergen's common stock for $34.6 million (Note 1). Of the total cash, cash equivalents, and available-for-sale investments at December 30, 2000, $13.2 million and $7.2 million was held by the Company's majority-owned
Thermo Fibergen and Thermo Fiberprep subsidiaries, respectively, and the remainder was held by the Company and its wholly owned subsidiaries. At December
30, 2000, $37.3 million of the Company's cash, cash equivalents, and available-for-sale investments was held by its foreign subsidiaries.



Thermo Fibertek Inc.                                   2000 Financial Statements

                 Management's Discussion and Analysis of
              Financial Condition and Results of Operations

Liquidity and Capital Resources (continued)

      During 2000, $18.4 million of cash was provided by operating activities. A decrease in accounts receivable provided $1.0 million of cash, primarily due to improved collection efforts. Inventories and unbilled contract costs and fees used cash of $1.4 million, including $2.5 million related to an increase in inventories, primarily in the stock preparation product line due to several large orders and at Thermo Fibergen, offset in part by a $1.1 million decrease in unbilled contract costs and fees, primarily in the stock-preparation product line due to the timing of billings and an increase in revenues. A decrease in other current liabilities used $2.2 million of cash, consisting primarily of a $3.3 million decrease in billings in excess of costs and fees related to the timing of payments on long-term contracts.
      During 2000, the Company's investing activities, excluding available-for-sale investments and advance to affiliate activity, used $6.0 million of cash. The Company used $3.3 million, net of cash acquired, to purchase the assets of Cyclotech and Gauld Equipment (Note 4) and $1.2 million to purchase certain capital equipment and technology for Thermo Fibergen's composites business. In addition, the Company purchased property, plant, and equipment for $6.4 million, including $3.8 million at Thermo Fibergen. In June
2000, the Company sold its interest in the Tree-Free mill for $3.9 million in cash (Note 4). In September 2000, Thermo Fibergen sold its fiber-recovery and water-clarification systems plant for $3.6 million. Thermo Fibergen received
$0.2 million at the closing date and began receiving seventeen equal monthly installments of $0.2 million beginning on September 28, 2000 (Note 4), amounting to an additional $0.8 million as of year end 2000.
      During 2000, the Company's financing activities used $33.7 million of cash. During the month of September 2000, the initial redemption period, holders of Thermo Fibergen's common stock and common stock redemption rights surrendered
2,713,951 shares of Thermo Fibergen's common stock at a redemption price of $12.75 per share, for a total of $34.6 million (Note 1). Thermo Fibergen used available working capital to fund the payment and retired these shares immediately following the redemption. Holders of a redemption right have the option to require Thermo Fibergen to redeem one share of Thermo Fibergen's common stock at a redemption price of $12.75 per share in September 2001, the next and final redemption period. A redemption right may only be exercised if the holder owns a share of Thermo Fibergen's common stock at the same time. As of December 30, 2000, there were 2,001,049 redemption rights outstanding and 1,075,749 shares of Thermo Fibergen's common stock held by persons other than the Company or Thermo Electron. In addition, Thermo Electron, the Company, and/or Thermo Fibergen may acquire additional shares of the Thermo Fibergen's common stock in the open market. To the extent the number of rights exceeds the number of shares of Thermo Fibergen's common stock held by persons other than Thermo Electron or the Company, the maximum redemption value that Thermo
Fibergen would be required to pay is an amount equal to the redemption price of $12.75 per share times the total number of shares of Thermo Fibergen's common stock outstanding held by persons other than Thermo Electron or the Company at the time of the redemption. The redemption rights are guaranteed, on a subordinated basis, by Thermo Electron Corporation, but the Company is required to reimburse Thermo Electron if Thermo Electron makes any payment under the guarantee. In addition, the Company has agreed to lend Thermo Fibergen up to $5 million on commercially reasonable terms for the September 2001 redemption obligation and for working capital needs.
      At December 30, 2000, the Company had $72.3 million of undistributed foreign earnings that could be subject to tax if remitted to the U.S. The
Company does not intend to repatriate undistributed foreign earnings into the U.S., and does not expect that this will have a material adverse effect on the Company's current liquidity.
      During 2001, the Company plans to make expenditures for property, plant, and equipment of approximately $7.9 million. Included in this amount is $4.1 million for Thermo Fibergen, which intends to make capital expenditures to develop and expand its fiber-based composites business. This business will continue to require a significant amount of capital investment as the business grows. The Company believes that its existing resources are sufficient to meet the capital requirements of its existing operations for the foreseeable future.



Thermo Fibertek Inc.                                   2000 Financial Statements

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

Interest Rates
      The Company's available-for-sale investments and subordinated convertible debentures are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase or issuance of the financial instrument. A 10% decrease in year-end
2000 and 1999 market interest rates would result in a negative impact of $2 million and $4 million, respectively, on the net fair value of the Company's interest-sensitive financial instruments.
      The Company's cash, cash equivalents, advance to affiliate, and available-for-sale investments maturing within one year are sensitive to changes in interest rates. Interest rate changes would result in a change in interest income due to the difference between the current interest rates on cash and cash equivalents and the variable rate that these financial instruments may adjust to in the future. A 10% decrease in year-end 2000 and 1999 interest rates would result in a negative impact of $0.4 million and $0.6 million, respectively, on the Company's net income.

Equity Prices
      The Company's subordinated convertible debentures are sensitive to fluctuations in the price of Company common stock into which the debentures are convertible. Changes in equity prices would result in changes in the fair value of the Company's subordinated convertible debentures due to the difference between the current market price and the market price at the date of issuance of the debentures. A 10% increase in the year-end 2000 and 1999 market equity prices would result in a negative impact of $0.1 million and $3.0 million, respectively, on the net fair value of the Company's subordinated convertible debentures.
      The Company's common stock of subsidiary subject to redemption is sensitive to fluctuations in the price of Thermo Fibergen's common stock. The holder of a Thermo Fibergen redemption right that holds a share of Thermo
Fibergen's common stock at such time may require Thermo Fibergen to redeem one share of Thermo Fibergen's common stock at $12.75 per share in September 2001, the second and final redemption period. These redemption rights are all guaranteed on a subordinated basis by Thermo Electron, but the Company is required to reimburse Thermo Electron in the event that Thermo Electron makes a payment under the guarantee. If Thermo Fibergen's common stock is trading on the open market at a price that is less than $12.75 per share in September 2001, the holders of redemption rights that also hold shares of Thermo Fibergen's common stock at such time would more likely than not exercise their redemption rights.
In the event all redemption rights for which there is a corresponding share of Thermo Fibergen common stock outstanding, other than those shares held by Thermo
Electron or the Company, are exercised, Thermo Fibergen and/or the Company may use up to $17.0 million in cash to settle the redemption obligation.
      In addition, changes in equity prices would result in changes in the fair value of common stock of subsidiary subject to redemption due to the difference between the current market price and the price at the date of issuance of the underlying financial instruments, Thermo Fibergen's common stock and Thermo
Fibergen's redemption rights.  Since



Thermo Fibertek Inc.                                   2000 Financial Statements

                 Management's Discussion and Analysis of
              Financial Condition and Results of Operations

Market Risk (continued)

the market price of Thermo Fibergen's redemption rights generally fluctuates in the opposite direction of fluctuations in the market price of Thermo Fibergen's common stock, the effect of a 10% increase in the market price of Thermo
Fibergen's common stock on the fair value of common stock of subsidiary subject to redemption would be mitigated in part by a decrease in the market price of the Thermo Fibergen's redemption rights.

Foreign Currency Exchange Rates
      The Company generally views its investment in foreign subsidiaries with a functional currency other than the Company's reporting currency as long-term.
The Company's investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional currencies of the Company's foreign subsidiaries are principally denominated in French francs, British pounds sterling, and Canadian dollars. The effect of a change in foreign exchange rates on the Company's net investment in foreign subsidiaries is reflected in the "Accumulated other comprehensive items" component of shareholders' investment. A 10% depreciation in year-end 2000 and 1999 functional currencies, relative to the U.S. dollar, would result in a reduction of shareholders' investment of $7.6 million and $7.9 million, respectively.
      The fair value of forward foreign exchange contracts is sensitive to changes in foreign currency exchange rates. The fair value of forward foreign exchange contracts is the estimated amount that the Company would pay or receive upon termination of the contract, taking into account the change in foreign currency exchange rates. A 10% depreciation in year-end 2000 and 1999 foreign currency exchange rates related to the Company's contracts would result in an increase in the unrealized loss on forward foreign exchange contracts of $1.2 million and $0.2 million, respectively. Since the Company uses forward foreign exchange contracts as hedges of firm purchase and sale commitments, the unrealized gain or loss on forward foreign currency exchange contracts resulting from changes in foreign currency exchange rates would be offset by corresponding changes in the fair value of the hedged items.






Thermo Fibertek Inc.                                   2000 Financial Statements

                         Forward-looking Statements

      In connection with the "safe harbor" provisions of the Private Securities
Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 2001 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

      Dependency on the condition of the pulp and paper industry. The pulp and paper industry has been in a down cycle for several years. The Company's products are primarily sold to the paper industry. Generally, the financial condition of the global paper industry corresponds to the condition of the general economy, as well as a number of other factors, including paper and pulp production capacity. The global paper industry entered a severe downcycle in early 1996 from which it has not fully recovered. Recently, the North American paper industry has been adversely affected by a slowing economy, higher energy prices and a strong U.S. dollar. This cyclical downturn has adversely affected the Company's business. No assurance can be given that the financial condition of the paper industry will improve in the near future.

      Economic, currency and political risks and other risks associated with international sales and operations. During 2000, approximately 49% of the Company's sales were to customers outside the United States, principally in Europe. In addition, China is becoming an increasingly important market for the Company. International revenues are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax foreign income, impose tariffs, or adopt other restrictions on foreign trade; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. Although the Company seeks to charge its customers in the same currency as its operating costs, fluctuations in currency exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products the Company provides in foreign markets where payment for the products and services is made in the local currency. There can be no assurance that any of these factors will not have a material adverse impact on its business and results of operations.

      Competition. The Company encounters and continues to encounter significant competition in each of its principal markets. The Company believes that the principal competitive factors affecting the markets for its products include quality, price, service, technical expertise, and product innovation. The
Company's competitors include a number of large multinational corporations such as J.M. Voith AG and Metso Corporation. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. There can be no assurance that the Company's current products, products under development, or ability to develop new technologies will be sufficient to enable it to compete effectively.

      The composites business - a new entrant into a new market. The Company recently established a subsidiary to develop, produce, market and sell fiber-based composites primarily for the building industry. The Company has recently introduced a soundwall fence, privacy fence and decking product to the market. The Company is currently developing several composite roof tile products. Development and commercialization of the Company's composite products will require significant development and testing of the products and manufacturing process and there can be no assurance its development efforts will be successful. Further, there can be no assurance that the Company's composite products will gain market acceptance. The Company's ability to successfully market these products will depend on converting the demand for wood-based building products into demand for the Company's fiber-based composites and on the Company's ability to educate customers of the benefits of its products. The
Company's strategy will be to emphasize the advantages of its products over conventional wood-based products or other competitive non-wood alternatives. To penetrate the market and gain market share, the Company must educate consumers, including wood suppliers, contractors and homebuilders, regarding the benefits of the Company's fiber-based products over products made of wood and other traditional materials.



Thermo Fibertek Inc.                                   2000 Financial Statements

                         Forward-looking Statements

      Limited Composites Manufacturing Experience. The Company has limited experience manufacturing composite products at volume, cost and quality levels sufficient to satisfy expected demand and no assurance can be given that it will not encounter difficulties in connection with any large scale manufacturing or commercialization of these new products.

      Dependence on Patents and Proprietary Rights. The Company's inability to protect its intellectual property could have a material adverse effect on its business. In addition. third parties may claim that the Company infringes their intellectual property and the Company could suffer significant litigation or licensing expense. The Company places considerable emphasis on obtaining patent and trade secret protection for significant new technologies, products, and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace. The Company's success depends in part on its ability to develop patentable products and obtain and enforce patent protection for its products both in the United States and in other countries. The Company owns numerous U.S. and foreign patents, and intends to file additional applications as appropriate for patents covering its products. The Company has also filed for several patents relating to its composite materials business. No assurance can be given that patents will issue from any pending or future patent applications owned by or licensed to the Company, or that the claims allowed under any issued patents will be sufficiently broad to protect its technology. No assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated, or circumvented, or that the rights under these patents will provide competitive advantages to the Company. In addition, competitors may design around the Company's technology or develop competing technologies.
Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture increased market position. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which it may assert our patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the business and results of operations could be materially adversely affected.
      There can be no assurance that third parties will not assert claims against the Company to the effect that we are infringing their intellectual property rights. The Company could incur substantial costs and diversion of management resources with respect to the defense of these claims, which could have a material adverse effect on the Company's business, financial condition, and results of operations. In addition, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute, or market its products and services in the U.S. or abroad.
      In the event that a claim relating to intellectual property is asserted against the Company or there are pending or issued patents held by third parties not affiliated with the Company that relate to its products or technology, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such licenses could be obtained on commercially reasonable terms, if at all, or that such challenge would be successful. The failure to obtain the necessary licenses or other rights could prevent the sale, manufacture, or distribution of its products and, therefore, could have a material adverse effect on the Company's business, financial condition, and results of operations.
      The Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or be independently developed by competitors.

      Risks Associated with Acquisition Strategy. The Company may not be successful in identifying and completing acquisitions or successfully integrating any acquisitions. The Company's acquisition strategy includes the acquisition of businesses that complement or augment its existing products and services. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory, including antitrust, approvals. Any acquisition completed by the Company may be made at a substantial premium over the fair value of the net assets of the acquired company. There can be no assurance that the Company will be able to complete future acquisitions or be able to successfully integrate any acquired businesses into the existing businesses or make such businesses profitable.



Thermo Fibertek Inc.                                   2000 Financial Statements

                         Forward-looking Statements

      Risks Associated with Fluctuations in Quarterly Operating Results. Given the nature of the markets in which the Company participates and the effect of the newly issued Staff Accounting Bulletin No. 101 regarding the recognition of revenues, the Company cannot reliably predict future revenue and profitability, and unexpected changes may cause the Company to adjust operations. A significant proportion of the Company's costs are fixed, due in part to significant sales, research and development, and manufacturing costs. Thus, small declines in revenue could disproportionately affect the Company's operating results. Other factors that could affect the Company's quarterly operating results include:

      -  Demand for and market acceptance of its products
      -  Competitive pressures resulting in lower selling prices
      - Adverse changes in the pulp and paper industry on which the Company is particularly dependent - Unanticipated delays or problems in the introduction of new products - Competitors' announcements of new products, services or technological innovations - Contractual liability related to guarantees of its equipment performance - Increased costs of raw materials or supplies, including the cost of natural gas - Changes in the timing of product orders - The Company's inability to forecast revenue in a given quarter from large system sales, which in many cases, are required to pass an acceptance test demonstrating the system's effect on the customer's process.

      Risks Related to the Distribution of the Company's Common Stock by Thermo
Electron. Thermo Electron has announced its intention to distribute the shares of Thermo Fibertek it owns as a dividend to its shareholders. A number of actions following the distribution of the Company's common stock could cause the distribution to be taxable to the Company, Thermo Electron, and stockholders of Thermo Electron who receive shares of the Company's common stock in the distribution.
      Although the IRS has issued a ruling that no gain or loss will be recognized by the Company, Thermo Electron, or its stockholders upon the distribution of common stock as of the date of the distribution, the distribution could become taxable if the Company, Thermo Electron, or the stockholders of Thermo Electron who receive shares of the Company's common stock in the distribution take any of a number of actions following the distribution.
The Company expects it will enter into a Tax Matters Agreement with Thermo
Electron, which will restrict the Company's ability to engage in these types of actions. These restrictions could prevent the Company from engaging in transactions following the distribution that might otherwise benefit its business. Thermo Electron may impose other restrictions on the Company's activities, including the use of cash or the Company's borrowing capacity, in connection with the distribution of the Company's shares.
      Sales of substantial amounts of the Company's common stock may occur in connection with the distribution, which could cause the stock price to decline.
Substantially all of the shares of the Company's common stock to be distributed by Thermo Electron will be eligible for immediate resale in the public market.
The Company is unable to predict whether significant amounts of common stock will be sold in the public market in anticipation of or immediately following the distribution or whether a sufficient number of buyers will be in the public market at that time. Stockholders of Thermo Electron that received shares of the Company's common stock in the distribution may decide to sell such shares in the public market for any number of reasons, including the fact that the Company's business profile or market capitalization may not fit their investment requirements or objectives. For example, a portion of Thermo Electron's common stock is held by index funds tied to the Standard & Poor's 500 Index or other stock indices. If the Company is not in these indices at the time of Thermo
Electron's distribution of the Company's common stock, these index funds will be required to sell the Company's stock.

      In addition, the IRS ruling required that the Company raise additional equity within one year of the spin off subject to certain conditions. The
Company has announced that it plans to issue equity in the range of 10-20% of its outstanding shares of its common stock to support its current business plan.
Any sales of substantial amounts of the Company's common stock in the public market, or the perception that such sales might occur, whether as a result of this distribution or otherwise, could cause the market price of the Company's common stock to decline.

Thermo Fibertek Inc.                                   2000 Financial Statements

                         Forward-looking Statements


      The Company may have potential business conflicts of interest with Thermo
Electron with respect to its past and ongoing relationships that could harm the Company's business operations. Conflicts of interest may arise between Thermo
Electron and the Company in a number of areas relating to its past and ongoing relationships, including:

      - Labor, tax, employee benefit, indemnification and other matters arising from the Company's separation from Thermo Electron;
      -  Intellectual property matters;
      -  Employee retention and recruiting;
      -  The nature, quality and pricing of the transition services Thermo
         Electron has agreed to provide the Company; and
      -  Restrictions related to the Company's use of cash and debt and Thermo
         Electron's continuing obligations under the guaranty of the Company's subordinated convertible debentures.

      The Company may not be able to resolve any potential conflicts, and even if it does, the resolution may be less favorable than if it were dealing with an unaffiliated party.

      Thermo Electron has agreed to provide certain transitional administrative services to the Company for a period following the distribution, including legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services in exchange for a fee. Thermo Electron has agreed to provide the Company with these services at a level and in a manner consistent with the services provided to the Company by Thermo Electron prior to the distribution.
Such services may not be sufficient to meet the Company's needs and the Company may not be able to supplement and eventually replace them in a timely manner or on terms and conditions as favorable as those the Company receives from Thermo
Electron. In addition, after the distribution of the Company's stock, it will no longer be entitled to benefit from group or volume discounts negotiated by Thermo Electron for items such as employee benefits, insurance and travel.






Thermo Fibertek Inc.                                   2000 Financial Statements

                          Selected Financial Information


(In thousands except per share amounts)              2000 (a)   1999 (b)        1998   1997 (c)       1996
----------------------------------------------------------------------------------------------------------

Statement of Income Data
Revenues                                             $234,913   $228,036    $247,426   $239,642   $192,209
Income Before Cumulative Effect of Change
 in Accounting Principle                               16,012     17,778      17,995     16,426     19,894
Net Income                                             15,142     17,778      17,995     16,426     19,894
Earnings per Share Before Cumulative
 Effect of Change in Accounting Principle:
   Basic                                                  .26        .29         .29        .27        .33
   Diluted                                                .26        .29         .29        .26        .31
Earnings per Share:
   Basic                                                  .25        .29         .29        .27        .33
   Diluted                                                .25        .29         .29        .26        .31

Balance Sheet Data
Working Capital                                      $173,097   $158,711    $193,446   $176,996   $115,609
Total Assets                                          414,215    442,577     427,100    418,938    257,232
Long-term Obligations                                 154,650    154,350     153,000    153,000         34
Common Stock of Subsidiary Subject to
 Redemption                                                 -          -      53,801     52,812     56,087
Shareholders' Investment                              170,633    164,070     150,948    138,095    130,850

(a) Reflects a $1.7 million pretax gain on the sale of property, $0.5 million of pretax income related to restructuring and unusual items, the redemption of $34.6 million of Thermo Fibergen's common stock, and the cumulative effect of change in accounting principle of $0.9 million, net of income taxes of
    $0.6 million.
(b) Reflects an $11.2 million pretax gain on the February 1999 disposition of Thermo Wisconsin, Inc., pretax restructuring costs and unusual items of $6.2 million, and the reclassification of common stock of subsidiary subject to redemption to current liabilities.
(c) Reflects the May 1997 acquisition of Thermo Black Clawson, the issuance of $153.0 million principal amount of 4 1/2% subordinated convertible debentures, and the conversion of a $15.0 million principal amount subordinated convertible note by Thermo Electron.





Thermo Fibertek Inc.                                   2000 Financial Statements

Common Stock Market Information
      The Company's common stock is traded on the American Stock Exchange under the symbol TFT. The following table sets forth the high and low sale prices of the Company's common stock for 2000 and 1999, as reported in the consolidated transaction reporting system.

                                                                       2000                    1999
                                                               --------------------    -------------------
Quarter                                                            High         Low        High        Low
----------------------------------------------------------------------------------------------------------

First                                                          $8  3/16    $6  7/16    $7 15/16    $7
Second                                                          6 15/16     3 15/16     7 13/16     6  1/2
Third                                                           5   1/8     4           7  7/16     6  1/8
Fourth                                                          4   1/4     3  7/16     7   1/4     6 7/16

      As of January 26, 2001, the Company had 649 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on January 26, 2001, was $3 5/16 per share.
      Common stock and redemption rights of Thermo Fibergen Inc., the Company's majority-owned public subsidiary, are traded on the American Stock Exchange
(symbols TFG and TFG_r, respectively).

Shareholder Services
      Shareholders of Thermo Fibertek Inc. who desire information about the Company are invited to contact the Investor Relations Department, Thermo
Fibertek Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts
02454-9046, (781) 622-1111. Company information is also available at http://www.thermofibertek.com.

Stock Transfer Agent
      American Stock Transfer & Trust Company is the stock transfer agent and maintains shareholder activity records. The agent will respond to questions on issuance of stock certificates, change of ownership, lost stock certificates, and change of address. For these and similar matters, please direct inquiries to:

      American Stock Transfer & Trust Company
      Shareholder Services Department
      59 Maiden Lane
      New York, New York 10038
      (718) 921-8200

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

Form 10-K Report
      A copy of the Annual Report on Form 10-K for the fiscal year ended
December 30, 2000, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to the Investor Relations Department, Thermo
Fibertek Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts
02454-9046.

