Form 10-K, Exhibit 13
period 2001-12-29
KADANT INC
filed 2002-03-20
CIK 886346

Exhibit 13


















                                   Kadant Inc.
                         (Formerly Thermo Fibertek Inc.)

                        Consolidated Financial Statements

                                      2001



Kadant Inc.                                                                       2001 Financial Statements

                        Consolidated Statement of Income

(In thousands except per share amounts)                                          2001       2000       1999
-----------------------------------------------------------------------------------------------------------

Revenues (Notes 14 and 17)                                                   $221,166   $234,913   $228,036
                                                                             --------   --------   --------

Costs and Operating Expenses:
 Cost of revenues                                                             138,425    145,111    134,893
 Selling, general, and administrative expenses (Note 9)                        58,960     60,901     61,345
 Research and development expenses                                              6,612      7,687      7,278
 Gain on sale of business and property (Note 4)                                     -     (1,700)   (11,154)
 Restructuring and unusual items (Note 12)                                        673       (506)     6,152
                                                                             --------   --------   --------

                                                                              204,670    211,493    198,514
                                                                             --------   --------   --------

Operating Income                                                               16,496     23,420     29,522
Interest Income                                                                 6,615     10,466      8,478
Interest Expense (Note 8)                                                      (7,341)    (7,503)    (7,449)
                                                                             --------   --------   --------

Income Before Provision for Income Taxes, Minority Interest,
 Extraordinary Item, and Cumulative Effect of Change in Accounting
 Principle                                                                     15,770     26,383     30,551
Provision for Income Taxes (Note 7)                                            (6,642)   (10,947)   (11,852)
Minority Interest Income (Expense)                                                234        576       (921)
                                                                             --------   --------   --------

Income Before Extraordinary Item and Cumulative Effect of Change
 in Accounting Principle                                                        9,362     16,012     17,778
Extraordinary Item (net of income taxes of $440; Note 8)                          620          -          -
                                                                             --------   --------   --------

Income Before Cumulative Effect of Change in Accounting Principle               9,982     16,012     17,778
Cumulative Effect of Change in Accounting Principle (net of
 income taxes of $580; Note 17)                                                     -       (870)         -
                                                                             --------   --------   --------

Net Income                                                                   $  9,982   $ 15,142   $ 17,778
                                                                             ========   ========   ========

Earnings per Share Before Extraordinary Item and Cumulative
 Effect of Change in Accounting Principle (Note 15)
   Basic                                                                     $    .76   $   1.31   $   1.45
                                                                             ========   ========   ========

   Diluted                                                                   $    .76   $   1.30   $   1.44
                                                                             ========   ========   ========

Earnings per Share (Note 15)
   Basic                                                                     $    .81   $   1.24   $   1.45
                                                                             ========   ========   ========

   Diluted                                                                   $    .81   $   1.23   $   1.44
                                                                             ========   ========   ========

Weighted Average Shares (Note 15)
   Basic                                                                       12,266     12,260     12,237
                                                                             ========   ========   ========

   Diluted                                                                     12,313     12,298     12,312
                                                                             ========   ========   ========


The accompanying notes are an integral part of these consolidated financial statements.

<

>


Kadant Inc.                                                                      2001 Financial Statements

                           Consolidated Balance Sheet

(In thousands)                                                                             2001       2000
----------------------------------------------------------------------------------------------------------

Assets
Current Assets:
 Cash and cash equivalents                                                             $102,807   $ 62,461
 Advance to a former affiliate                                                                -      5,704
 Available-for-sale investments, at quoted market value (amortized cost
   of $16,625 and $86,104; Note 2)                                                       16,625     86,137
 Accounts receivable, less allowances of $2,515 and $2,182                               39,178     43,866
 Unbilled contract costs and fees                                                        10,126      8,029
 Inventories                                                                             33,534     33,077
 Deferred tax asset (Note 7)                                                              6,991      8,879
 Other current assets                                                                     3,198      3,625
                                                                                       --------   --------

                                                                                        212,459    251,778
                                                                                       --------   --------

Property, Plant, and Equipment, at Cost, Net (Notes 3 and 4)                             28,485     29,582
                                                                                       --------   --------

Other Assets (Notes 3 and 5)                                                             10,441     13,755
                                                                                       --------   --------

Goodwill (Notes 4 and 11)                                                               116,269    119,100
                                                                                       --------   --------

                                                                                       $367,654   $414,215
                                                                                       ========   ========


<
                                       3

>


Kadant Inc.                                                                      2001 Financial Statements

                     Consolidated Balance Sheet (continued)


(In thousands except share amounts)                                                        2001       2000
----------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Investment
Current Liabilities:
 Current maturities of long-term obligations (Notes 4 and 8)                           $    573   $    562
 Accounts payable                                                                        18,661     21,921
 Accrued payroll and employee benefits                                                    7,990      7,727
 Accrued warranty costs                                                                   4,598      5,666
 Customer deposits                                                                        3,070      7,076
 Accrued income taxes                                                                     2,120      4,986
 Other accrued expenses (Note 12)                                                        13,240     12,433
 Accrued merger consideration (Note 11)                                                   2,824          -
 Common stock of subsidiary subject to redemption ($17,026
   redemption value; Notes 11 and 13)                                                         -     17,026
 Due to former affiliates                                                                     -      1,284
                                                                                       --------   --------

                                                                                         53,076     78,681
                                                                                       --------   --------

Deferred Income Taxes and Other Deferred Items (Note 7)                                  11,457      8,042
                                                                                       --------   --------

Long-term Obligations:
 Subordinated convertible debentures (Notes 8 and 13)                                   118,138    153,000
 Notes payable (Notes 4 and 8)                                                            1,129      1,650
                                                                                       --------   --------

                                                                                        119,267    154,650
                                                                                       --------   --------

Minority Interest (Note 3)                                                                  297      2,209
                                                                                       --------   --------

Commitments and Contingencies (Note 10)

Shareholders' Investment (Notes 5 and 6):
 Preferred stock, $.01 par value, 5,000,000 shares
   authorized; none issued                                                                    -          -
 Common stock, $.01 par value, 150,000,000 shares authorized;
   12,745,165 and 12,732,455 shares issued                                                  127        127
 Capital in excess of par value                                                          81,229     77,231
 Retained earnings                                                                      143,504    133,522
 Treasury stock at cost, 505,146 and 455,146 shares                                     (21,345)   (20,758)
 Deferred compensation                                                                       (5)       (36)
 Accumulated other comprehensive items (Note 16)                                        (19,953)   (19,453)
                                                                                       --------   --------

                                                                                        183,557    170,633
                                                                                       --------   --------

                                                                                       $367,654   $414,215
                                                                                       ========   ========


The accompanying notes are an integral part of these consolidated financial statements.

<

>


Kadant Inc.                                                                     2001 Financial Statements

                      Consolidated Statement of Cash Flows


(In thousands)                                                                2001       2000        1999
---------------------------------------------------------------------------------------------------------

Operating Activities
 Net income                                                              $   9,982  $  15,142   $  17,778
 Adjustments to reconcile net income to net cash provided by operating activities:
     Extraordinary item, net of income taxes (Note 8)                         (620)         -           -
     Cumulative effect of change in accounting principle, net of
       income taxes (Note 17)                                                    -        870           -
     Depreciation and amortization                                           9,296      9,540       8,928
     Provision for losses on accounts receivable                             1,146      1,197         234
     Minority interest (income) expense                                       (234)      (576)        921
     Gain on sale of business and property (Note 4)                              -     (1,700)    (11,154)
     Noncash restructuring and unusual items (Note 12)                           -       (506)      3,239
     Deferred income tax expense                                               431        108       1,572
     Other noncash items                                                       158       (246)       (105)
     Changes in current accounts, excluding the effects of
       acquisitions and dispositions:
        Accounts receivable                                                  3,161      1,021      (4,448)
        Unbilled contract costs and fees                                    (2,202)     1,069      (7,088)
        Inventories                                                           (803)    (2,505)       (357)
        Other current assets                                                    22     (3,791)        448
        Accounts payable                                                    (2,942)     1,049       3,039
        Other current liabilities                                           (4,590)    (2,234)      4,198
                                                                         ---------  ---------   ---------

          Net cash provided by operating activities                         12,805     18,438      17,205
                                                                         ---------  ---------   ---------

Investing Activities
 Acquisitions, net of cash acquired (Note 4)                                     -     (3,302)     (2,607)
 Acquisition of capital equipment and technology (Note 3)                        -     (1,200)       (500)
 Acquisition of minority interest in subsidiary (Note 11)                   (1,761)         -           -
 Proceeds from sale of business and property, net of cash divested
   (Note 4)                                                                      -      4,109      13,592
 Advances to former affiliates, net                                          5,704     88,076     (93,780)
 Purchases of available-for-sale investments                                     -   (132,058)    (61,825)
 Proceeds from maturities of available-for-sale investments                 69,480     92,424      63,565
 Purchases of property, plant, and equipment                                (4,589)    (6,355)     (3,903)
 Proceeds from sale of property, plant, and equipment                          177        252         414
 Proceeds from repayment of notes receivable (Note 4)                        2,400        800           -
 Refund of acquisition purchase price                                            -          -         377
 Other                                                                         (55)      (295)       (160)
                                                                         ---------  ---------   ---------

          Net cash provided by (used in) investing activities            $  71,356  $  42,451   $ (84,827)
                                                                         ---------  ---------   ---------


<
                                       5

>


Kadant Inc.                                                                     2001 Financial Statements

                Consolidated Statement of Cash Flows (continued)


(In thousands)                                                                2001       2000        1999
---------------------------------------------------------------------------------------------------------

Financing Activities
 Redemption of subsidiary common stock (Note 11)                         $ (13,140) $ (34,603)  $       -
 Purchases of Company subordinated convertible debentures (Note 8)         (33,407)         -           -
 Purchases of Company and subsidiary common stock                             (587)         -      (5,804)
 Purchases of subsidiary common stock from Thermo Electron                       -          -      (2,227)
 Net proceeds from issuance of Company and subsidiary common
   stock (Note 5)                                                            2,584      1,204         551
 Transfer from Thermo Electron                                               1,309          -           -
 Repayment of long-term obligations                                           (509)      (313)          -
                                                                         ---------  ---------   ---------

          Net cash used in financing activities                            (43,750)   (33,712)     (7,480)
                                                                         ---------  ---------   ---------

Exchange Rate Effect on Cash                                                   (65)    (3,970)     (1,116)
                                                                         ---------  ---------   ---------

Increase (Decrease) in Cash and Cash Equivalents                            40,346     23,207     (76,218)
Cash and Cash Equivalents at Beginning of Year                              62,461     39,254     115,472
                                                                         ---------  ---------   ---------

Cash and Cash Equivalents at End of Year                                 $ 102,807  $  62,461   $  39,254
                                                                         =========  =========   =========

Cash Paid For
 Interest                                                                $   7,521  $   7,041   $   6,913
 Income taxes                                                            $   4,631  $  11,779   $   6,559

Noncash Activities (Notes 3 and 4)
 Fair value of assets of acquired companies, capital equipment,
   and technology                                                        $       -  $   6,345   $  10,135
 Cash paid for acquired companies, capital equipment, and technnology            -     (3,889)     (3,160)
 Payable for acquired companies, capital equipment, and technology               -       (795)     (3,430)
 Equity interest in subsidiary transferred for capital equipment
   and technology                                                                -          -      (3,075)
                                                                         ---------  ---------   ---------

   Liabilities assumed of acquired companies                             $       -  $   1,661   $     470
                                                                         =========  =========   =========

 Amounts forgiven in exchange for the acquisition of 49% minority
   interest in Kadant Composites Inc. (Note 3)                           $   2,053  $       -   $       -
                                                                         =========  =========   =========



The accompanying notes are an integral part of these consolidated financial statements.

<
                                       6

>


Kadant Inc.                                                                      2001 Financial Statements

               Consolidated Statement of Comprehensive Income and Shareholders' Investment


(In thousands)                                                                  2001       2000       1999
----------------------------------------------------------------------------------------------------------

Comprehensive Income
Net Income                                                                  $  9,982   $ 15,142   $ 17,778
                                                                            --------   --------   --------
Other Comprehensive Items (Note 16):
 Foreign currency translation adjustment                                        (460)    (8,465)    (3,279)
 Deferred losses on foreign currency contracts                                   (19)         -          -
 Unrealized gain (loss) on available-for-sale investments, net of
   taxes                                                                         (21)        63        (39)
                                                                            --------   --------   --------

                                                                                (500)    (8,402)    (3,318)
                                                                            --------   --------   --------

                                                                            $  9,482   $  6,740   $ 14,460
                                                                            ========   ========   ========
Shareholders' Investment
Common Stock, $.01 Par Value:
 Balance at beginning and end of year                                       $    127   $    127   $    127
                                                                            --------   --------   --------

Capital in Excess of Par Value:
 Balance at beginning of year                                                 77,231     77,919     79,238
 Activity under employees' and directors' stock plans                            142        167     (1,915)
 Tax benefit related to employees' and directors' stock plans                  1,058        512        513
 Effect of majority-owned subsidiary's equity transactions (Note 11)           2,798     (1,367)        83
                                                                            --------   --------   --------

 Balance at end of year                                                       81,229     77,231     77,919
                                                                            --------   --------   --------

Retained Earnings:
 Balance at beginning of year                                                133,522    118,380    100,602
 Net income                                                                    9,982     15,142     17,778
                                                                            --------   --------   --------

 Balance at end of year                                                      143,504    133,522    118,380
                                                                            --------   --------   --------

Treasury Stock, at Cost:
 Balance at beginning of year                                                (20,758)   (21,239)   (21,286)
 Purchases of Company common stock                                              (587)         -     (2,511)
 Activity under employees' and directors' stock plans                              -        481      2,558
                                                                            --------   --------   --------

 Balance at end of year                                                      (21,345)   (20,758)   (21,239)
                                                                            --------   --------   --------

Deferred Compensation:
 Balance at beginning of year                                                    (36)       (66)         -
 Issuance of restricted stock under employees' stock plans (Note 5)                -          -        (91)
 Amortization of deferred compensation                                            31         30         25
                                                                            --------   --------   --------

 Balance at end of year                                                           (5)       (36)       (66)
                                                                            --------   --------   --------

Accumulated Other Comprehensive Items (Note 16):
 Balance at beginning of year                                                (19,453)   (11,051)    (7,733)
 Other comprehensive items                                                      (500)    (8,402)    (3,318)
                                                                            --------   --------   --------

 Balance at end of year                                                      (19,953)   (19,453)   (11,051)
                                                                            --------   --------   --------

                                                                            $183,557   $170,633   $164,070
                                                                            ========   ========   ========


The accompanying notes are an integral part of these consolidated financial statements.

<
                                       7

>


Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies
--------------------------------------------------------------------------------

Nature of Operations
      Kadant Inc. (the Company, formerly named Thermo Fibertek Inc.) operates in two segments: (1) Pulp and Papermaking Equipment and Systems and (2) Composite and Fiber-based Products. Through its Pulp and Papermaking Equipment and Systems segment, the Company develops, manufactures, and markets a range of equipment and products for the domestic and international papermaking and paper recycling industries. The Company's principal products include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper; accessory equipment and related consumables important to the efficient operation of papermaking machines; and water-management systems essential for draining, purifying, and recycling process water. Through its Composite and Fiber-based Products segment, the Company develops, manufactures, and markets fiber-based composite products for the building industry and manufactures and sells agricultural carriers derived from cellulose fiber.
      On July 12, 2001, the Company changed its name from Thermo Fibertek Inc.
to Kadant Inc. The Company's common stock trades under the ticker symbol "KAI" on the American Stock Exchange.

Company History and Former Relationship with Thermo Electron Corporation
      The Company was incorporated in November 1991 as a wholly owned subsidiary of Thermo Electron Corporation. In November 1992, the Company conducted an initial public offering of its common stock and became a majority-owned public subsidiary of Thermo Electron. As part of its reorganization plan, Thermo
Electron spun off its equity interest in the Company as a dividend to Thermo
Electron shareholders in August 2001. Thermo Electron received a favorable private letter ruling from the Internal Revenue Service that the distribution would generally qualify as a tax-free distribution, with approximately 8% of the shares distributed being considered "taxable" shares. The favorable tax treatment is subject to the Company's compliance with various facts and representations, including a representation that it will conduct a public offering of 10 to 20 percent of the Company's outstanding common stock within one year of the distribution. The offering will also support the Company's current business plan, which includes repayments of debt, acquisitions, creation of strategic partnerships, and investments in its core papermaking equipment business and composite products business. The dividend was distributed on August
8, 2001, on the basis of 0.0612 shares of the Company's common stock for each share of Thermo Electron common stock outstanding. Following the distribution, Thermo Electron ceased to hold any shares of the Company's common stock. Thermo
Electron continues to guarantee, on a subordinated basis, the Company's 4 1/2% subordinated convertible debentures due 2004, and the Company is subject to compliance with certain financial covenants contained in the amended Plan and Agreement of Distribution with Thermo Electron (Note 9).

Principles of Consolidation
      The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries, and its 95%-owned Fiberprep, Inc. subsidiary. In
December 2001, Thermo Fibergen Inc., formerly a majority-owned public subsidiary, was merged into a wholly owned subsidiary of the Company (Note 11).
All material intercompany accounts and transactions have been eliminated.

Fiscal Year
      The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 2001, 2000, and 1999 are for the fiscal years ended December
29, 2001, December 30, 2000, and January 1, 2000, respectively. The Company's
Kadant Lamort subsidiary, based in France, has a fiscal year ending on November
30 to allow sufficient time for the Company to consolidate the financial statements of that business.

<
                                       8

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)
--------------------------------------------------------------------------------

Use of Estimates and Critical Accounting Policies
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.
      Critical accounting policies are defined as those that entail significant judgments and estimates, and could potentially result in materially different results under different assumptions and conditions. The Company believes that the most critical accounting policies upon which its financial condition depends, and which involve the most complex or subjective decisions or assessments, are revenue recognition, accounts receivable, inventories, warranties, and valuation of intangible assets and goodwill. A discussion on the application of these and other accounting policies is detailed throughout Note
1.
      Although the Company makes every effort to ensure the accuracy of the estimates and assumptions used in the preparation of the financial statements or in the application of accounting policies, if business conditions were different, or if the Company used different estimates and assumptions, it is possible that materially different amounts could be reported in the Company's financial statements.

Revenue Recognition
      Prior to 2000, the Company generally recognized revenues upon shipment of its products. During the fourth quarter of 2000, effective as of January 2, 2000, the Company adopted Securities and Exchange Commission (SEC) Staff
Accounting Bulletin (SAB) No. 101 "Revenue Recognition in Financial Statements."
Under SAB No. 101, revenues for products that are sold subject to customer acceptance provisions for which compliance with those provisions cannot be demonstrated until a point in time subsequent to shipment are recognized upon customer acceptance. Revenues for products that are sold subject to installation for which the installation is essential to functionality, or not deemed inconsequential or perfunctory, are recognized upon completion of installation.
Revenues for products where installation is not essential to functionality, and is deemed inconsequential or perfunctory, are recognized upon shipment with estimated installation costs accrued (Note 17). The Company provides a reserve for its estimate of warranty and installation costs at the time revenue is recognized.
      In addition, revenues and profits on certain long-term contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $53,508,000 in 2001, $43,440,000 in 2000, and $40,689,000 in 1999. The percentage of completion is determined by relating the actual costs incurred to date to an estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees, and amounts billed in excess of revenues are classified as billings in excess of contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.

Stock-based Compensation Plans
      The Company applies Accounting Principles Board (APB) Opinion No. 25,
"Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 5). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to shareholders' investment.

<
                                       9

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)
--------------------------------------------------------------------------------

Income Taxes
      Prior to the spinoff, the Company and Thermo Electron were parties to a tax allocation agreement under which the Company and its subsidiaries, except its foreign operations, its Fiberprep subsidiary, and in 2000 and 1999 its Kadant Composites Inc. subsidiary, were included in the consolidated federal and certain state income tax returns filed by Thermo Electron. The tax allocation agreement provided that, in years in which these entities had taxable income, the Company would pay to Thermo Electron amounts comparable to the taxes it would have paid if the Company had filed separate tax returns. If Thermo
Electron's equity ownership of the Company had dropped below 80%, the Company would have been required to file its own federal income tax returns. The tax allocation agreement terminated as of the Spinoff Date at which time the Company and Thermo Electron entered into a tax matters agreement.
      The tax matters agreement requires, among other things, that the Company file its own income tax returns for tax periods beginning immediately after the Spinoff Date. In addition, the tax matters agreement requires that the Company indemnify Thermo Electron, but not the shareholders of Thermo Electron, against liability for taxes resulting from (a) the conduct of the Company's business following the distribution or (b) the failure of the distribution to Thermo
Electron shareholders of shares of the Company's common stock or of Viasys
Healthcare Inc. (another Thermo Electron spinoff) common stock to continue to qualify as a tax-free spinoff under Section 355 of the Internal Revenue Code as a result of certain actions that the Company takes following the distribution.
Thermo Electron has agreed to indemnify the Company against taxes resulting from the conduct of Thermo Electron's business prior to and following the distribution, or from the failure of the distribution of shares of the Company's common stock to Thermo Electron shareholders to continue to qualify as a tax-free spinoff other than as a result of some actions that the Company may take following the distribution. Although not anticipated, if any of the Company's post-distribution activities causes the distribution to become taxable, the Company could incur liability to Thermo Electron and/or various taxing authorities, which could adversely affect the Company's results of operations, financial position, and cash flows.
      In accordance with Statement of Financial Accounting Standards (SFAS) No.
109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return. For periods prior to the Spinoff Date, the Company followed the separate return method of accounting for income taxes for all entities that were included in the Thermo Electron consolidated tax return. Under the separate return method, the Company calculated its tax provision as if each of these entities had filed its own tax return separate and apart from Thermo Electron.

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

Stock Split
      All share and per share information, including the conversion price of the Company's subordinated convertible debentures, has been restated to reflect a one-for-five reverse stock split, effective July 12, 2001.

<
                                       10

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)
--------------------------------------------------------------------------------

Cash and Cash Equivalents
      At year-end 2001 and 2000, the Company's cash equivalents included investments in commercial paper, corporate notes, money market funds, and other marketable securities of its domestic and foreign subsidiaries, which had maturities of three months or less at the date of purchase. Cash equivalents are carried at cost, which approximates market value.
      Prior to the spinoff, the Company, along with certain European subsidiaries of Thermo Electron, participated in a notional pool arrangement in the United Kingdom with Barclays Bank. Under this arrangement, Barclays notionally combined the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement was then allocated based on balances attributable to the respective participants. Thermo Electron guaranteed all of the obligations of each participant in this arrangement. At year-end 2000, the Company had invested $10,356,000 under this arrangement. As of the Spinoff Date, the Company no longer participated in this arrangement.

Advances to Former Affiliates
      From June 1999 to August 2000, the Company participated in a domestic cash management arrangement with Thermo Electron. Under the arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes earned interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron was contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company had the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice.
Effective August 2000, the Company no longer participated in the domestic cash management arrangement.
      In addition, at year-end 2000, one of the Company's European subsidiaries participated in a cash management arrangement with a wholly owned subsidiary of Thermo Electron on terms similar to the domestic cash management arrangement. As of the Spinoff Date, the Company no longer participated in this arrangement.

Inventories
      Inventories are stated at the lower of cost (on a first-in, first-out, or weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

(In thousands)                                                                              2001      2000
----------------------------------------------------------------------------------------------------------

Raw Materials and Supplies                                                               $13,625   $13,218
Work in Process                                                                            6,962     4,825
Finished Goods (includes $1,917 and $3,765 at customer locations)                         12,947    15,034
                                                                                         -------   -------

                                                                                         $33,534   $33,077
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

<
                                       11

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)
--------------------------------------------------------------------------------

Property, Plant, and Equipment
      The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings, 10 to 40 years; machinery and equipment, 2 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

(In thousands)                                                                              2001      2000
----------------------------------------------------------------------------------------------------------

Land                                                                                     $ 2,784   $ 2,756
Buildings                                                                                 19,562    19,472
Machinery, Equipment, and Leasehold Improvements                                          49,364    45,418
                                                                                         -------   -------

                                                                                          71,710    67,646
Less:  Accumulated Depreciation and Amortization                                          43,225    38,064
                                                                                         -------   -------

                                                                                         $28,485   $29,582
                                                                                         =======   =======

Other Assets
      Other assets in the accompanying balance sheet includes intangible assets, deferred charges, notes receivable (Note 4), and deferred debt expense.
Intangible assets includes the costs of patents, acquired intellectual property, and noncompete agreements entered into in connection with acquisitions, which are amortized using the straight-line method over periods of up to 15, 7, and 10 years, respectively. The aggregate carrying value of these intangible assets is $6,880,000 and $9,594,000, net of accumulated amortization of $3,609,000 and $2,542,000 at year-end 2001 and 2000, respectively.

Goodwill
      Goodwill represents the excess of acquisition costs over the estimated fair value of the net assets acquired and was amortized through year-end 2001 using the straight-line method principally over 40 years. Accumulated amortization was $19,552,000 and $16,105,000 at year-end 2001 and 2000, respectively. Through year-end 2001, the Company assessed the future useful life and recoverability of this asset and other noncurrent assets whenever events or changes in circumstances indicated that the current useful life had diminished, or the carrying value had been impaired. Such events or circumstances generally would have included the occurrence of operating losses or a significant decline in earnings associated with the acquired business or asset. The Company considered the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. The Company assessed cash flows before interest charges and if impairment was indicated, would write the asset down to fair value. If quoted market values were not available, the Company estimated fair value by calculating the present value of future cash flows. If impairment had occurred, any excess of carrying value over fair value would have been recorded as a loss. See Note 1, Recent Accounting Pronouncements, SFAS No.
142, "Goodwill and Other Intangible Assets" for new accounting policies regarding the treatment of goodwill.

Common Stock of Subsidiary Subject to Redemption
      In September 1996, Thermo Fibergen, a wholly owned subsidiary of the Company at the time, sold 4,715,000 units, each consisting of one share of Thermo Fibergen common stock and one redemption right, in an initial public offering at $12.75 per unit for net proceeds of $55,781,000. The common stock and redemption rights subsequently began trading separately. A holder of a redemption right had the option to require Thermo Fibergen to redeem one

<
                                       12

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)
--------------------------------------------------------------------------------

share of Thermo Fibergen's common stock at $12.75 per share in September 2000
(the initial redemption period) or September 2001 (the final redemption period).
A redemption right could only be exercised if the holder owned a share of Thermo
Fibergen's common stock at the time of the redemption (Note 11). The difference between the redemption value and the original carrying amount of common stock of subsidiary subject to redemption was accreted over the period ending September
2000, which corresponded with the first redemption period. The accretion was charged to minority interest expense in the accompanying statement of income.

Foreign Currency
      All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign
Currency Translation." Resulting translation adjustments are reflected in the accumulated other comprehensive items component of shareholders' investment
(Note 16). Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for the three years presented.

Forward Contracts
      Effective in the first quarter of 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, requires that all derivatives, including forward currency exchange contracts, be recognized on the balance sheet at fair value. Derivatives that are not hedges must be recorded at fair value to earnings. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged item through earnings or are recognized in other comprehensive income until the hedged item is recognized in earnings. The Company records to earnings immediately the extent to which a hedge is not effective in achieving offsetting changes in fair value. Adoption of SFAS No. 133 in the first quarter of 2001 did not have a material effect on the Company's financial position and results of operations.
      Forward currency exchange contracts are used by the Company primarily to hedge certain operational ("cash-flow" hedges) and balance sheet ("fair value" hedges) exposures resulting from fluctuations in currency exchange rates. Such exposures primarily result from portions of the Company's operations and assets that are denominated in currencies other than the functional currencies of the businesses conducting the operations or holding the assets. The Company enters into currency exchange contracts to hedge anticipated product sales and recorded accounts receivable made in the normal course of business, and accordingly, the hedges are not speculative in nature. The Company does not hold or transact in financial instruments for purposes other than risk management.
      The Company records its currency exchange contracts at fair value in its consolidated balance sheet as other current assets or other accrued expenses and, for cash flow hedges, the related gains or losses on these contracts are deferred as a component of other comprehensive items. These deferred gains and losses are recognized in the period in which the underlying anticipated transaction occurs. Unrealized gains and losses resulting from the impact of currency exchange rate movements on fair value hedges are recognized in earnings in the period in which the exchange rates change and offset the currency gains and losses on the underlying exposure being hedged.

Recent Accounting Pronouncements

"Business Combinations" and "Goodwill and Other Intangible Assets"
------------------------------------------------------------------
      In July 2001, the Financial Accounting Standards Board (FASB) released for issuance SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and
Other Intangible Assets."  SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001.  SFAS No.
141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria.  It also requires, upon

<
                                       13

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)
--------------------------------------------------------------------------------

adoption of SFAS No. 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS No. 141. SFAS No.
142 requires, among other things, that the Company no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS
No. 142 requires that the Company identify reporting units for the purpose of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life is to be tested for impairment in accordance with the guidelines in SFAS No. 142. SFAS No. 142 is required to be applied for fiscal years beginning after December 15, 2001, to all goodwill and other intangible assets recorded at that date, regardless of when those assets were initially recognized. SFAS No. 142 requires the Company to complete a transitional goodwill impairment test within six months from the date of adoption. The
Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS No. 142. Amortization of goodwill in 2001 was $3,447,000 on a pretax basis, and $2,340,000 on an after-tax basis, or approximately $.19 per diluted share. The Company is evaluating the impact of the new impairment standards and has not yet determined the effect, if any, of adoption on its financial statements.

Accounting for the Impairment or Disposal of Long-lived Assets
--------------------------------------------------------------
      In August 2001, the FASB issued SFAS No. 144, "Accounting for the
Impairment or Disposal of Long-lived Assets." This statement supercedes SFAS No.
121, "Accounting for the Impairment of Long-lived Assets and for Long-lived
Assets to Be Disposed of," and the accounting and reporting provisions of APB
Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of
Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently
Occurring Events and Transactions." This statement requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and it broadens the presentation of discontinued operations to include more disposal transactions. The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company does not believe that the adoption of this statement will have a material effect on its financial statements.



<
                                       14

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

2.    Available-for-sale Investments
--------------------------------------------------------------------------------

      Debt securities owned by the Company are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the accumulated other comprehensive items component of shareholders' investment. The aggregate market value, cost basis, and gross unrealized gains and losses of available-for-sale investments by major security type are as follows:

                                                                                      Gross         Gross
                                                         Market          Cost    Unrealized    Unrealized
(In thousands)                                            Value         Basis         Gains        Losses
---------------------------------------------------------------------------------------------------------

2001
Corporate Bonds                                         $16,625       $16,625       $     -       $     -
                                                        =======       =======       =======       =======

2000
Corporate Bonds                                         $57,596       $57,573       $    23       $     -
Government-agency Securities                             28,541        28,531            10             -
                                                        -------       -------       -------       -------

                                                        $86,137       $86,104       $    33       $     -
                                                        =======       =======       =======       =======

      Available-for-sale investments in the accompanying 2001 and 2000 balance sheet have contractual maturities of one year or less.
      The cost of available-for-sale investments that were sold was based on specific identification in determining the gross realized gains and losses in the accompanying statement of income.

3.    Composites Venture
--------------------------------------------------------------------------------

      In October 1999, the Company created a subsidiary, Kadant Composites Inc.
(formerly named NEXT Fiber Products Inc.), to develop, produce, and market fiber-based composite products primarily for the building industry, used for applications such as decking and roofing. The Company capitalized Kadant
Composites with $3,200,000 in cash. Kadant Composites then purchased capital equipment and technology related to the development of fiber-based composites, valued at $5,275,000, in exchange for shares of its common stock equal to 49% of its equity and $1,700,000 in cash, payable in installments, if certain conditions were met. The Company paid $1,200,000 and $500,000 of the purchase price in 2000 and 1999, respectively.
      The Company constructed a composites manufacturing facility in Green Bay, Wisconsin, and began production at the facility in 2000.
      In January 2001, the Company acquired the remaining 49% minority equity interest in Kadant Composites from the minority investor (the Seller). In exchange for the 49% equity interest, the Company agreed to forgive $2,053,000 due from the Seller related to its investment in Kadant Composites prior to the purchase of the remaining 49% equity interest. The excess of assigned fair value of net assets acquired from the buyout over the acquisition cost resulted in a reduction in the intangible asset recorded at the time of the Company's initial investment in Kadant Composites.

<
                                       15

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

4.    Acquisitions and Dispositions
--------------------------------------------------------------------------------

Acquisitions
      In June 2000, the Company acquired Cyclotech AB - Stockholm, a Swedish manufacturer of stock-preparation equipment, for $540,000 in cash. Of the total purchase price, $478,000 was paid at closing and the remaining $62,000 was paid in 2001. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $541,000.
      In February 2000, the Company acquired the assets of Gauld Equipment
Manufacturing Company, Inc., a manufacturer of stock-preparation equipment, for $3,411,000 in cash and a $923,000 noninterest bearing contract with a controlling shareholder, payable in equal annual installments over four years.
The liability was initially recorded at its net present value of $795,000. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $2,128,000.
      In May 1999, the Company acquired the outstanding stock of Arcline
Products, Inc., a manufacturer of shower and doctor oscillation systems, for $2,660,000 in cash and $2,000,000 payable over five years. The liability was initially recorded at its net present value of $1,730,000 (Note 8). The cost of this acquisition approximated the fair value of the net assets acquired.
      These acquisitions have been accounted for using the purchase method of accounting, and their results of operations have been included in the accompanying financial statements from their respective dates of acquisition.
Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired. Pro forma results have not been presented, as the results of the acquired businesses were not material to the Company's results of operations.
      In connection with acquisitions made prior to 1999, the Company had undertaken restructuring activities at the acquired businesses. The Company's restructuring activities, which were accounted for in accordance with Emerging
Issues Task Force Pronouncement (EITF) No. 95-3, related to reductions in staffing levels. In connection with these restructuring activities, as part of the cost of acquisitions, the Company established reserves for severance. In accordance with EITF No. 95-3, the Company finalized its restructuring plans no later than one year from the respective dates of the acquisitions.
      A summary of the changes in accrued acquisition expenses follows:


                                                                             Severance
                                                                      ---------------------
                                                                                     Thermo
                                                                                      Black
(In thousands)                                                         Goslin       Clawson         Total
---------------------------------------------------------------------------------------------------------

Balance at January 2, 1999                                                 80            69           149
 Usage                                                                      -           (69)          (69)
 Decrease due to finalization of restructuring plan, recorded
   as a decrease to goodwill                                              (80)            -           (80)
                                                                         ----          ----          ----

Balance at January 1, 2000                                               $  -          $  -          $  -
                                                                         ====          ====          ====

Dispositions
      In September 2000, the Company sold substantially all of the assets of its fiber-recovery and water-clarification services plant to the host mill for $3,600,000. The purchase price consisted of an initial payment of $200,000 at the date of closing and a note receivable to be paid in seventeen monthly payments of $200,000, plus interest at 9.5%, beginning September 28, 2000. The note receivable is secured by an irrevocable letter of credit. The Company recognized a pretax gain of $729,000 on the sale during 2000.

<
                                       16

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

4.    Acquisitions and Dispositions (continued)
--------------------------------------------------------------------------------

      During 1996, the Company loaned $6,000,000 to Tree-Free Fiber Company,
LLC, in connection with a proposed engineering, procurement, and construction project. This project was delayed due to weakness in pulp prices, and did not proceed as a result of Tree-Free's insolvency. Tree-Free was unable to repay the note upon its original maturity. The note and loans by another lender were secured by liens on a tissue mill in Maine and related assets. In December 1997, the Superior Court of Maine appointed a receiver to preserve and protect the collateral for the loans made by the Company and other lenders to Tree-Free. In
May 1998, the Company purchased an assignment of Tree-Free's secured indebtedness to another lender for $2,910,000. In June 1998, the Company conducted a foreclosure sale of the tissue mill, at which it was the successful bidder, and executed a purchase and sale agreement. In October 1998, the stock of a mill located in Mexico, which had also secured the note, was sold and the proceeds of $1,250,000 were paid to the Company and recorded as a reduction of the carrying value of the note. During the second quarter of 1999, the Company entered into a nonbinding letter of intent with a third party to dispose of this asset for an amount in excess of the carrying value. During the third quarter of 1999, the third party elected to not proceed with the transaction. Accordingly, the Company recorded a $2,834,000 write-down to reflect the asset at its then-estimated recoverable value. The Company had previously recorded impairment on this note of $200,000 in the first quarter of 1999 (Note 12). In December
1999, the Company entered into a purchase and sale agreement, as amended, to sell the mill. The Company sold its interest in the mill in June 2000 for $3,909,000 in cash, resulting in a pretax gain of $971,000.
      In February 1999, the Company sold its Thermo Wisconsin, Inc. subsidiary for $13,631,000 in cash, resulting in a pretax gain of $11,154,000. The Company decided to sell Thermo Wisconsin to divest of a non-strategic, cyclical operating unit.

5.    Employee Benefit Plans
--------------------------------------------------------------------------------

Stock-based Compensation Plans

General
-------
      The Company maintains stock-based compensation plans primarily for its key employees and directors, although the plans permit awards to others expected to make a significant contribution to the future of the Company. The plans authorize the human resources committee of the Company's board of directors (the board committee) to award a variety of stock and stock-based incentives, such as restricted stock, nonqualified and incentive stock options, stock bonus shares, or performance-based shares. The award recipients and the terms of awards, including price, granted under these plans are determined by the board committee. Options granted under these plans prior to 2001 were nonqualified options that are exercisable immediately, but are subject to provisions similar to vesting that restrict transfer and afford the Company the right to repurchase the shares at the exercise price upon certain events. The restrictions and repurchase rights for these options generally lapse over five to ten years and the term of the option may range from five to twelve years. Options granted under these plans in 2001 are nonqualified options that vest over three years and are not exercisable until vested. To date, all options have been granted at fair market value. Upon a change of control, as defined in the plans, all options or other awards become fully vested and all restrictions lapse.
      The Company also has a separate stock option plan for directors that provides for the annual grant of stock options to outside directors on the date of the Company's annual meeting of shareholders. These options are immediately exercisable and expire after three years.

Restricted Stock
----------------
      In January 1999, the Company awarded 2,380 shares of restricted Company common stock to certain key employees. The shares had an aggregate value of
$91,000 and vest three years from the date of award. The Company has recorded the fair value of the restricted stock as deferred compensation in the accompanying consolidated balance sheet, and is amortizing this amount over the vesting period.

<
                                       17

>

Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

5.    Employee Benefit Plans (continued)
--------------------------------------------------------------------------------

Spinoff Option Exchange
-----------------------
      On the date of the spinoff, options to purchase shares of Thermo Electron common stock held by the Company's employees were exchanged for options to purchase 582,509 shares of the Company's common stock. The price and share adjustments to the exchanged options were determined in accordance with FASB
Interpretation No. 44 and accordingly, no compensation expense resulted from this transaction.

Stock Options
-------------
      A summary of the Company's stock option activity is as follows:

                                                       2001                2000                1999
                                                -----------------   -----------------    ----------------
                                                         Weighted            Weighted            Weighted
                                                Number    Average   Number    Average    Number   Average
                                                    of   Exercise       of   Exercise        of  Exercise
(Shares in thousands)                           Shares      Price   Shares      Price    Shares     Price
---------------------------------------------------------------------------------------------------------

Options Outstanding, Beginning of Year             535     $33.85      611     $32.85       698    $30.00
 Granted                                         1,245      13.05        1      33.30        32     36.50
 Exercised                                           -          -      (30)     18.90      (108)    15.40
 Forfeited                                         (64)     38.78      (47)     30.65       (11)    32.75
 Exchanged                                         583      11.84        -          -         -         -
                                                 -----               -----                -----

Options Outstanding, End of Year                 2,299     $16.87      535     $33.85       611    $32.85
                                                 =====     ======    =====     ======     =====    ======

Options Exercisable                              1,054     $21.38      535     $33.85       611    $32.85
                                                 =====     ======    =====     ======     =====    ======

Options Available for Grant                      1,418                 313                  266
                                                 =====               =====                =====

      A summary of the status of the Company's stock options at December 29, 2001, is as follows:

                               Options Outstanding                            Options Exercisable
                   -------------------------------------------    --------------------------------------------
                                           Weighted   Weighted                            Weighted    Weighted
                           Number           Average    Average            Number           Average     Average
Range of                of Shares         Remaining   Exercise         of Shares         Remaining    Exercise
Exercise Prices    (In thousands)  Contractual Life      Price    (In thousands)  Contractual Life       Price
--------------------------------------------------------------------------------------------------------------

$ 4.38 - $ 30.99            2,134         5.8 years    $ 14.37               889         5.8 years     $ 16.21
 31.00 -   57.61              163         3.7 years      48.71               163         3.7 years       48.71
 84.24 -  110.85                2         6.1 years     103.68                 2         6.1 years      103.68
                            -----                                          -----

$ 4.38 - $110.85            2,299         5.7 years    $ 16.87             1,054         5.5 years     $ 21.38
                            =====                                          =====


<
                                       18

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

5.    Employee Benefit Plans (continued)
--------------------------------------------------------------------------------

Employee Stock Purchase Plan
----------------------------
      Substantially all of the Company's full-time U.S. employees are eligible to participate in its employee stock purchase plan. Under the plan, shares of the Company's common stock may be purchased at a 15% discount from the fair market value at the beginning or end of the purchase period, whichever is lower.
Shares purchased under the plan are subject to a one-year resale restriction.
During 2001, 2000, and 1999, the Company issued 12,872 shares, 6,304 shares, and
3,600 shares, respectively, of its common stock under this plan.
      Prior to November 2000, the Company's employees were also eligible to participate in an employee stock purchase plan sponsored by Thermo Electron, which had provisions similar to the Company's plan. Effective November 2000, the
Company's employees were no longer eligible to participate in the Thermo
Electron plan.

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

(In thousands except per share amounts)                                         2001       2000       1999
----------------------------------------------------------------------------------------------------------

Net Income:
 As reported                                                                 $ 9,982    $15,142    $17,778
 Pro forma                                                                     9,380     14,198     16,265
Basic Earnings per Share:
 As reported                                                                     .81       1.24       1.45
 Pro forma                                                                       .76       1.16       1.33
Diluted Earnings per Share:
 As reported                                                                     .81       1.23       1.44
 Pro forma                                                                       .76       1.15       1.32

      The weighted average fair value per share of options granted was $6.29, $5.50, and $13.45, in 2001, 2000, and 1999, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                2001       2000       1999
----------------------------------------------------------------------------------------------------------

Volatility                                                                       50%        42%        39%
Risk-free Interest Rate                                                         4.1%       4.9%       5.6%
Expected Life of Options                                                   5.0 years  1.0 years  3.8 years


      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility.
Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


<
                                       19

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

5.    Employee Benefit Plans (continued)
--------------------------------------------------------------------------------

401(k) Savings Plan
      Effective November 2000, the majority of the Company's U.S. subsidiaries participate in the Company's 401(k) retirement savings plan and, prior to November 2000, participated in Thermo Electron's 401(k) savings plan.
Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. The Company contributed and charged to expense $835,000, $803,000, and $761,000, related to the 401(k) plans in 2001, 2000, and 1999, respectively.

Profit-sharing Plan
      One of the Company's U.S. subsidiaries has adopted a profit-sharing plan under which the Company annually contributes approximately 10% of the subsidiary's net income before profit-sharing expense. All contributions are immediately vested. In addition, one of the Company's foreign subsidiaries maintains a state-mandated profit sharing plan. Under this plan, the Company contributes up to 11% of the subsidiary's net profit after taxes, reduced by 5% of its shareholders' investment. For these plans, the Company contributed and charged to expense $880,000, $812,000, and $959,000, in 2001, 2000, and 1999,
respectively.

Defined Benefit Pension Plan
      One of the Company's U.S. subsidiaries has a noncontributory defined benefit retirement plan. Benefits under the plan are based on years of service and employee compensation. Funds are contributed to a trustee as necessary to provide for current service and for any unfunded projected benefit obligation over a reasonable period.
      Net periodic benefit income includes:

(In thousands)                                                          2001          2000           1999
---------------------------------------------------------------------------------------------------------

Interest Cost                                                        $   957       $   902        $   823
Service Cost                                                             483           496            439
Expected Return on Plan Assets                                        (1,771)       (1,884)        (1,588)
Amortization of Unrecognized Gain                                       (203)         (380)          (431)
                                                                     -------       -------        -------

                                                                     $  (534)      $  (866)       $  (757)
                                                                     =======       =======        =======



<
                                       20

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

5.    Employee Benefit Plans (continued)
--------------------------------------------------------------------------------

      The Company's defined benefit pension plan activity is:

(In thousands)                                                                        2001           2000
---------------------------------------------------------------------------------------------------------

Change in Benefit Obligation:
 Benefit obligation, beginning of year                                             $12,538        $11,797
 Interest cost                                                                         957            902
 Service cost                                                                          483            496
 Benefits paid                                                                        (547)          (525)
 Actuarial gain                                                                          -           (132)
                                                                                   -------        -------

 Benefit obligation, end of year                                                    13,431         12,538
                                                                                   -------        -------

Change in Plan Assets:
 Fair value of plan assets, beginning of year                                       19,404         20,638
 Actual return on plan assets                                                       (1,475)          (709)
 Benefits paid                                                                        (547)          (525)
                                                                                   -------        -------

 Fair value of plan assets, end of year                                             17,382         19,404
                                                                                   -------        -------

Funded Status                                                                        3,951          6,866
Unrecognized Net Gain                                                               (1,560)        (5,009)
                                                                                   -------        -------

Prepaid Benefit Costs                                                              $ 2,391        $ 1,857
                                                                                   =======        =======

      Plan assets are primarily invested in equity securities, fixed-income securities, cash, and cash equivalents. Prepaid benefit costs are included in other assets in the accompanying balance sheet. The weighted average actuarial assumptions used to determine the net periodic benefit costs were: discount rate of 7.25% in 2001 and 7.5% in 2000 and 1999; rate of increase in salary levels of 5.5% in 2001, 2000, and 1999; and expected long-term rate of return on assets of 9.25% in 2001 and 2000, and 8.25% in 1999.

Other Retirement Plans
      Certain of the Company's subsidiaries offer other retirement plans. The majority of these subsidiaries offer defined contribution plans. Company contributions to these plans are based on formulas determined by the Company.
For these plans, the Company contributed and charged to expense $1,406,000, $1,195,000, and $779,000 in 2001, 2000, and 1999, respectively.

6.    Preferred and Common Stock
--------------------------------------------------------------------------------

Preferred Stock
      In May 2001, the shareholders approved an amendment to the Company's
Certificate of Incorporation to authorize 5,000,000 shares of preferred stock, $.01 par value per share, for issuance by the Company's board of directors without further shareholder approval. Subsequently, the board of directors designated 15,000 shares of such preferred stock as Series A junior participating preferred stock for issuance under the Company's Shareholder
Rights Plan (see below). No such preferred stock has been issued by the Company.


<
                                       21

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

6.    Preferred and Common Stock (continued)
--------------------------------------------------------------------------------

Common Stock
      In 2001, the Company's board of directors adopted a shareholder rights plan. Under the plan, one right was distributed at the close of business on August 6, 2001, for each share of the Company's common stock outstanding at that time. The rights plan is designed to provide shareholders with fair and equal treatment in the event of an unsolicited attempt to acquire the Company. The rights were attached to the Company's outstanding common stock at the time of distribution and are not separately transferable or exercisable. The rights will become exercisable if a person acquires 15 percent or more of the Company's common stock, or a tender or exchange offer is commenced for 15 percent or more of the Company's common stock, unless, in either case, the transaction was approved by the Company's board of directors. If the rights become exercisable, each right will initially entitle the Company's shareholders to purchase .0001 of a share of the Company's Series A junior participating preferred stock, $.01 par value, at an exercise price of $75. In addition, except with respect to transactions approved by the Company's board of directors, if the Company is involved in a merger or other transaction with another company in which it is not the surviving corporation, or the Company sells or transfers 50 percent or more of its assets or earning power to another company, each right (other than rights owned by the acquirer) will entitle its holder to purchase $75 worth of the common stock of the acquirer at half the market value at that time. The
Company is entitled to redeem the rights at $.001 per right at any time prior to the tenth business day (or later, if so determined by the board of directors) after the acquisition of 15 percent or more of the Company's common stock.
Unless the rights are redeemed or exchanged earlier, they will expire on July
16, 2011.
      At December 29, 2001, the Company had reserved 5,449,320 unissued shares of its common stock for possible issuance under stock-based compensation plans and for issuance upon possible conversion of the Company's subordinated convertible debentures (Note 8).

7.    Income Taxes
--------------------------------------------------------------------------------

      The components of income before provision for income taxes and minority interest are as follows:

(In thousands)                                                                     2001      2000     1999
----------------------------------------------------------------------------------------------------------

Domestic                                                                        $ 3,482   $13,914  $21,802
Foreign                                                                          12,288    12,469    8,749
                                                                                -------   -------  -------

                                                                                $15,770   $26,383  $30,551
                                                                                =======   =======  =======



<
                                       22

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

7.    Income Taxes
--------------------------------------------------------------------------------

      The components of the provision for income taxes are as follows:

(In thousands)                                                                     2001      2000     1999
----------------------------------------------------------------------------------------------------------

Current Provision:
 Federal                                                                        $   352   $ 5,594  $ 5,870
 Foreign                                                                          4,810     4,299    3,409
 State                                                                              452       946    1,001
                                                                                -------   -------  -------

                                                                                  5,614    10,839   10,280
                                                                                -------   -------  -------

Net Deferred Provision (Benefit):
 Federal                                                                            923       569    1,600
 Foreign                                                                           (233)     (177)    (353)
 State                                                                              338      (284)     325
                                                                                -------   -------  -------

                                                                                  1,028       108    1,572
                                                                                -------   -------  -------

                                                                                $ 6,642   $10,947  $11,852
                                                                                =======   =======  =======

      The Company receives a tax deduction upon exercise of nonqualified stock options by employees equal to the difference between the market price and the exercise price of the Company's common stock on the date of exercise. The current provision for income taxes does not reflect $1,058,000, $512,000, and $513,000 of such benefits from exercises of stock options that have been allocated to capital in excess of par value in 2001, 2000, and 1999, respectively.
      The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income before provision for income taxes, minority interest, extraordinary item, and cumulative effect of change in accounting principle due to the following:

(In thousands)                                                                     2001      2000     1999
----------------------------------------------------------------------------------------------------------

Provision for Income Taxes at Statutory Rate                                    $ 5,520   $ 9,234  $10,693
Increases (Decreases) Resulting From:
 State income taxes, net of federal tax                                             514       577      805
 Foreign tax rate and tax regulation differential                                   188      (242)    (227)
 Nondeductible expenses                                                             306       497      253
 Change in valuation allowance                                                       50       174       50
 Other                                                                               64       707      278
                                                                                -------   -------  -------

                                                                                $ 6,642   $10,947  $11,852
                                                                                =======   =======  =======


<
                                       23

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

7.    Income Taxes (continued)
--------------------------------------------------------------------------------

      Net deferred tax asset (liability) in the accompanying balance sheet consists of the following:

(In thousands)                                                                               2001     2000
----------------------------------------------------------------------------------------------------------

Deferred Tax Asset (Liability):
 Operating loss carryforwards                                                             $ 2,298  $ 1,045
 Reserves and accruals                                                                      1,327    4,972
 Inventory basis difference                                                                 2,674    2,168
 Accrued compensation                                                                         146      175
 Allowance for doubtful accounts                                                              510      361
 Amortization of intangible assets                                                         (8,155)  (6,423)
 Depreciation                                                                                (827)  (1,360)
 Other                                                                                        513    1,524
                                                                                          -------  -------

                                                                                           (1,514)   2,462
 Less:  Valuation allowance                                                                   477      427
                                                                                          -------  -------

                                                                                          $(1,991) $ 2,035
                                                                                          =======  =======

      The valuation allowance relates primarily to uncertainty surrounding the realization of state operating loss carryforwards of $4,400,000 and $3,900,000 at year-end 2001 and 2000, respectively, which begin to expire in 2003. In addition, the Company has federal operating loss carryforwards of $5,500,000 at year-end 2001, which begin to expire in 2019.
      The Company has not recognized a deferred tax liability for the difference between the book basis and the tax basis of its investment in the stock of its domestic subsidiaries (such difference relates primarily to unremitted earnings by subsidiaries) because it does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its domestic subsidiaries tax free.
      A provision has not been made for U.S. or additional foreign taxes on $80,446,000 of undistributed earnings of foreign subsidiaries that could be subject to tax if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.

8.    Long-term Obligations
--------------------------------------------------------------------------------

      In connection with the February 2000 acquisition of Gauld Equipment, the Company agreed to pay $923,000 in equal annual installments over four years. The liability was initially recorded at its net present value of $795,000.
      In connection with the May 1999 acquisition of Arcline Products, the Company agreed to pay $2,000,000 in equal annual installments over five years.
The liability was initially recorded at its net present value of $1,730,000.
      In July 1997, the Company issued and sold at par $153,000,000 principal amount of 4 1/2% subordinated convertible debentures due 2004 for net proceeds of approximately $149,800,000. The debentures are convertible into shares of the Company's common stock at a conversion price of $60.50 per share, and are guaranteed on a subordinated basis by Thermo Electron. The Company must comply with certain financial covenants included in the amended Plan and Agreement of Distribution with Thermo Electron (Note 9). During 2001, the Company repurchased
$34,862,000 principal amount of the debentures for $33,506,000 in cash, resulting in an extraordinary gain of $620,000, net of deferred debt charges and net of income tax provision of $440,000. As of December 29, 2001, $118,138,000 principal amount of the debentures remained outstanding.
      See Note 13 for fair value information pertaining to the Company's long-term obligations.



<
                                       24

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

9.    Related-party Transactions
--------------------------------------------------------------------------------

Stock Holding Assistance Plan
      In 1996, the Company established a stock holding policy that required its executive officers to acquire and hold a minimum number of shares of Company common stock. In order to assist the executive officers in complying with the policy, the Company also adopted a stock holding assistance plan under which the Company could make interest-free loans to executive officers to enable them to purchase Company common stock in the open market. The stock holding policy and the stock holding assistance plan were both subsequently amended to apply only to the chief executive officer. Both the stock holding policy and the stock holding assistance plan were discontinued effective January 2, 2002.
      Two executive officers of the Company received loans under this plan in principal amounts totaling $275,000 to purchase a total of 4,600 shares, of which $163,000 remained outstanding as of December 29, 2001. In 2001, in connection with the termination of the stock holding policy and stock holding assistance plan, the Company's board of directors authorized the Company to forgive the outstanding balances of the loans in January 2002, and authorized additional amounts to be paid to the executive officers, which were paid in January 2002, to cover federal and state income taxes due as a consequence of the loan forgiveness. In connection with the actions taken in 2001, the Company recorded compensation expense of $299,000 to reflect the forgiveness of the notes and tax reimbursements granted to the officers.

Corporate Services and Transition Services Agreements
      Prior to the spinoff, the Company and Thermo Electron were parties to a corporate services agreement under which Thermo Electron's corporate staff provided certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company paid Thermo Electron annually an amount equal to 0.8% of the Company's consolidated revenues. In
2001, the fee under this agreement was reduced to 0.6% and 0.4% of the Company's consolidated revenues for the fiscal quarters ending June 30, 2001, and September 29, 2001, respectively. The corporate services agreement terminated as of the Spinoff Date and was replaced by a transition services agreement.
      The transition services agreement provided that Thermo Electron would continue to provide the Company with certain administrative services until December 29, 2001. The Company paid a fee under this agreement equal to 0.4% and 0.2% of the Company's consolidated revenues for the fiscal quarters ending
September 29, 2001, and December 29, 2001, respectively, plus out-of-pocket and third-party expenses.
      For services under these agreements, the Company was charged $1,135,000, $1,879,000, and $1,824,000 in 2001, 2000, and 1999, respectively. The Company believed the charges under these agreements were reasonable and the terms of the agreements were fair to the Company.

Plan and Agreement of Distribution
      In connection with the spinoff, the Company and Thermo Electron entered into a plan and agreement of distribution. The agreement, as amended, provides, among other things, for restrictions relating to the Company's ability to use cash or incur debt during the time that Thermo Electron continues to guarantee the Company's 4 1/2% subordinated convertible debentures due 2004 (Note 8).
These restrictions include financial covenants requiring that (1) the ratio of the Company's net indebtedness to net capitalization not exceed 40% and (2) on a rolling four quarter basis, that the sum of the Company's (a) operating income
(excluding restructuring and other unusual items, such as gains on sales of assets, included in operating income), (b) amortization of goodwill and other intangible assets, and (c) interest income, be at least four times greater than interest expense. At the end of December 2001, the Company would not have been in compliance with the second covenant. The agreement was subsequently amended to provide that in instances where the Company's net indebtedness to net capitalization is less than or equal to 20% for any measurement date, the coverage ratio of four times greater than interest expense is lowered to three times greater than

<
                                       25

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

9.    Related-party Transactions (continued)
--------------------------------------------------------------------------------

interest expense. As of December 29, 2001, the Company was in compliance with all covenants of the agreement, as amended. In the event that the Company fails to comply with the financial covenants and has not cured its noncompliance within the applicable cure period, the Company will be obligated to relieve
Thermo Electron of its obligations under all of its outstanding guarantees of the Company's performance and payment in connection with the Company's debentures. If required to satisfy this obligation to Thermo Electron, the Company could, among other things, refinance the Company's debentures, conduct an exchange offer for the Company's debentures, or repay in full the underlying obligation. In addition, in the event that the Company undergoes a change in control as defined in the agreement, the Company has agreed to fully cash collateralize or back with one or more letters of credit all the Company's obligations under the debentures.

Cash Management
      Prior to the spinoff, the Company had, from time to time, invested excess cash in arrangements with Thermo Electron as discussed in Note 1.

10.   Commitments and Contingencies
--------------------------------------------------------------------------------

Operating Leases
      The Company occupies office and operating facilities under various operating leases. The accompanying statement of income includes expenses from operating leases of $2,439,000, $2,257,000, and $1,767,000, in 2001, 2000, and
1999, respectively. The future minimum payments due under noncancelable operating leases as of December 29, 2001, are $1,782,000 in 2002; $968,000 in 2003; $807,000 in 2004; $431,000 in 2005; $320,000 in 2006; and $20,000 in 2007
and thereafter. Total future minimum lease payments are $4,328,000.

Letters of Credit
      Outstanding letters of credit, principally relating to performance bonds and customer deposit guarantees, totaled $7,078,000 at December 29, 2001.

Contingencies
      In the ordinary course of business, the Company is at times required to issue limited performance guarantees relating to its equipment and systems. The
Company typically limits its liability under these guarantees to amounts that would not exceed the value of the contract. The Company believes that it has adequate reserves for any potential liability in connection with such guarantees.

Indemnification
      The Company is required to indemnify Thermo Electron, but not its shareholders, against liability for taxes arising from the Company's conduct of business after the spinoff, or the failure of certain distributions to continue to qualify as a tax free spinoff, as described in Note 1 "Income Taxes."



<
                                       26

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

11.   Redemption of Common Stock and Merger of Subsidiary
--------------------------------------------------------------------------------

      In September 1996, Thermo Fibergen sold 4,715,000 units, each consisting of one share of Thermo Fibergen common stock and one redemption right, in an initial public offering at $12.75 per unit for net proceeds of $55,781,000. The common stock and redemption rights subsequently began trading separately. A holder of a redemption right had the option to require Thermo Fibergen to redeem one share of Thermo Fibergen's common stock at $12.75 per share in September
2000 (the initial redemption period) or September 2001 (the final redemption period). A redemption right could only be exercised if the holder owned a share of Thermo Fibergen's common stock at the time of the redemption.
      In 2000, during the initial redemption period, holders of Thermo
Fibergen's common stock and common stock redemption rights surrendered 2,713,951 shares of Thermo Fibergen's common stock at a redemption price of $12.75 per share, for a total of $34,603,000. Thermo Fibergen used available working capital to fund the redemption payment and retired these shares immediately following the redemption.
      In 2001, during the final redemption period, holders of Thermo Fibergen's common stock and common stock redemption rights surrendered 1,030,562 shares of Thermo Fibergen's common stock at a redemption price of $12.75 per share, for a total of $13,140,000. Thermo Fibergen used a combination of available working capital and a $6,000,000 loan from the Company to fund the redemption payment and retired these shares immediately following the redemption. Common stock redemption rights amounting to 970,487 were not surrendered for redemption by the end of the final redemption period and expired.
      Immediately following the final redemption period, 10,522,087 shares of Thermo Fibergen's common stock remained outstanding, including 10,407,600 shares held by the Company and 114,487 shares held by shareholders other than the Company. On December 27, 2001, the Company completed a short-form merger with Thermo Fibergen, pursuant to which the Company acquired 359,587 shares of Thermo
Fibergen's common stock, representing all of the outstanding shares of Thermo
Fibergen's common stock not already owned by the Company for $12.75 per share in cash. As a result, Thermo Fibergen's common stock ceased to be publicly traded.
The Company expended $4,585,000 in cash for the shares, with $1,761,000 paid in 2001, and $2,824,000 paid in 2002. The shares acquired included 114,487 shares not already owned by the Company that remained outstanding immediately following the final redemption period, and 245,100 additional shares of Thermo Fibergen's common stock issued after the final redemption period upon the exercise of employee stock options. The Company had previously accelerated the vesting provisions related to the unvested portion of these stock options. To the extent an employee terminates employment before all the options would have become fully vested under the original vesting provisions, the Company will record a compensation charge for such options based on the intrinsic value at the time of the acceleration of the vesting provisions. The Company recorded goodwill of $783,000 in the Thermo Fibergen merger transaction.

12.   Restructuring and Unusual Items
--------------------------------------------------------------------------------

      During 2001, the Company recorded restructuring costs of $673,000, which were accounted for in accordance with EITF No. 94-3, for severance costs relating to 63 employees primarily in manufacturing and sales functions at the Papermaking Equipment segment's domestic subsidiaries, all of whom were terminated by December 29, 2001. These actions were taken in an effort to improve profitability and were in response to a continued weak market environment.
      During 1999, the Company recorded restructuring costs and unusual items of $6,152,000. Restructuring costs of $2,257,000, which were accounted for in accordance with EITF No. 94-3, include severance costs of $1,283,000 for 24 employees across all functions at the Company's Kadant Lamort subsidiary, all of whom were terminated as of January 1, 2000, and $974,000 to terminate distributor agreements. These actions were taken in an effort to improve profitability, and were in response to a cyclical downturn in demand at this business unit. Unusual items of $3,895,000 include $3,239,000 for asset write-downs, consisting of $3,034,000 for the write-down of a note receivable secured by a tissue mill (Note 4) and $205,000 for impairment of a building in Ohio held for disposal, which was sold in July 1999; $526,000 for the expected settlement of a contractual dispute; and $130,000 for facility-closure costs.
During 2000, due to breach of an agreement by a third-party distributor, the Company was no longer obligated to pay amounts accrued in 1999 for the termination of a distributor agreement and, therefore, reversed $506,000 of costs.


<
                                       27

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

12.   Restructuring and Unusual Items (continued)
--------------------------------------------------------------------------------

      A summary of the changes in accrued restructuring costs, which are included in other accrued expenses in the accompanying consolidated balance sheet, follows:


(In thousands)                                                       Severance         Other         Total
----------------------------------------------------------------------------------------------------------

1999 Restructuring Plan
 Balance at January 2, 1999                                            $     -       $    34       $    34
   Provision charged to expense                                          1,283           974         2,257
   Usage                                                                (1,117)         (239)       (1,356)
   Currency translation                                                   (151)         (115)         (266)
                                                                       -------       -------       -------

 Balance at January 1, 2000                                                 15           654           669
   Usage                                                                   (15)          (18)          (33)
   Reversal                                                                  -          (506)         (506)
   Currency translation                                                      -           (98)          (98)
                                                                       -------       -------       -------

 Balance at December 30, 2000                                                -            32            32
   Provision                                                                 -             -             -
   Usage                                                                     -           (31)          (31)
   Currency translation                                                      -            (1)           (1)
                                                                       -------       -------       -------

 Balance at December 29, 2001                                          $     -       $     -       $     -
                                                                       =======       =======       =======

2001 Restructuring Plan
   Provision                                                           $   673       $     -       $   673
   Usage                                                                  (617)            -          (617)
                                                                       -------       -------       -------

 Balance at December 29, 2001                                          $    56       $     -       $    56
                                                                       =======       =======       =======

      The Company expects to pay the remaining accrued restructuring costs in early 2002.

13.   Fair Value of Financial Instruments
--------------------------------------------------------------------------------

      The Company's financial instruments consist mainly of cash and cash equivalents, advance to a former affiliate, available-for-sale investments, accounts receivable, current maturities of long-term obligations, accounts payable, common stock of subsidiary subject to redemption, due to former affiliates, subordinated convertible debentures, notes payable, and forward foreign exchange contracts. The carrying amounts of accounts receivable, current maturities of long-term obligations, accounts payable, and due to former affiliates approximate fair value due to their short-term nature.
      Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments.

<
                                       28

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

13.   Fair Value of Financial Instruments (continued)
--------------------------------------------------------------------------------

      The carrying amount and fair value of the Company's subordinated convertible debentures, common stock of subsidiary subject to redemption, and other financial instruments are as follows:

                                                                        2001                  2000
                                                                -------------------   -------------------
                                                                Carrying       Fair   Carrying       Fair
(In thousands)                                                    Amount      Value     Amount      Value
---------------------------------------------------------------------------------------------------------

Subordinated Convertible Debentures                             $118,138   $111,640   $153,000   $138,312

Common Stock of Subsidiary Subject to Redemption                $      -   $      -   $ 17,026   $ 15,858

Financial Instruments (off-balance-sheet in 2000):
 Forward foreign exchange contracts payable                     $     32   $     32   $      -   $    348

      The fair value of the Company's subordinated convertible debentures and common stock of subsidiary subject to redemption was determined based on quoted market prices.
      The notional amounts of forward foreign exchange contracts outstanding totaled $3,248,000 and $12,474,000 at year-end 2001 and 2000, respectively. The fair value of such contracts is the estimated amount that the Company would pay upon termination of the contracts, taking into account the change in foreign exchange rates, which is recorded in the accompanying balance sheet in 2001 in accordance with SFAS No. 133 (Note 1).

14.   Business Segment and Geographical Information
--------------------------------------------------------------------------------

      The Company organizes and manages its business by individual functional operating entity. The Company has combined its operating entities into two segments: Pulp and Papermaking Equipment and Systems, and Composite and Fiber-based Products. A third segment, Dryers and Pollution-control Equipment, was sold in February 1999. In classifying operational entities into a particular segment, the Company aggregated businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution.
      The Company's Pulp and Papermaking Equipment and Systems segment designs and manufactures stock-preparation equipment, paper machine accessories, and water-management systems for paper and paper recycling industries worldwide.
Principal products manufactured by this segment include: custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper; accessory equipment and related consumables important to the efficient operation of papermaking machines; and water-management systems essential for draining, purifying, and recycling process water. Revenues from the stock-preparation equipment product line were $111,096,000, $112,976,000, and $98,929,000 in 2001, 2000, and 1999, respectively. Revenues from the accessories product line were $63,444,000, $70,306,000, and $74,839,000 in 2001,
2000, and 1999, respectively. Revenues from the water-management product line were $37,789,000, $42,447,000, and $42,611,000 in 2001, 2000, and 1999,
respectively.
      The Dryers and Pollution-control Equipment segment, which consisted of the Company's Thermo Wisconsin subsidiary, manufactured and marketed dryers and pollution-control equipment for the printing, papermaking, and converting industries. In February 1999, the Company sold its Thermo Wisconsin subsidiary
(Note 4).
      The Composite and Fiber-based Products segment employs patented technology to produce biodegradable absorbing granules from papermaking byproducts. These granules are used as agricultural carriers, oil and grease absorbents, and catbox filler. In addition, the Company develops, produces, and markets fiber-based composite products primarily for the building industry, used for applications such as decking and roofing. Prior to September 2000, the Company owned and operated a plant that provided fiber-recovery and water-clarification services to a host

<
                                       29

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

14.   Business Segment and Geographical Information (continued)
--------------------------------------------------------------------------------

mill on a long-term contract basis. The plant, which the Company began operating in July 1998, cleaned and recycled water and long fiber for reuse in the papermaking process. The Company sold this plant to the host mill in September
2000 (Note 4).

(In thousands)                                                                 2001       2000        1999
----------------------------------------------------------------------------------------------------------

Business Segment Information
Revenues:
   Pulp and Papermaking Equipment and Systems                              $213,466   $227,133    $217,724
   Composite and Fiber-based Products (a)                                     7,700      7,794       8,579
   Dryers and Pollution-control Equipment (b)                                     -          -       1,802
   Intersegment sales elimination (c)                                             -        (14)        (69)
                                                                           --------   --------    --------

                                                                           $221,166   $234,913    $228,036
                                                                           ========   ========    ========

Income Before Provision for Income Taxes, Minority Interest,
 Extraordinary Item, and Cumulative Effect of Change in Accounting
 Principle:
   Pulp and Papermaking Equipment and Systems (d)                          $ 26,139   $ 29,209    $ 27,061
   Composite and Fiber-based Products (a)(e)                                 (5,968)    (3,116)     (1,010)
   Dryers and Pollution-control Equipment (b)(f)                                  -          -      11,609
   Corporate (g)                                                             (3,675)    (2,673)     (8,138)
                                                                           --------   --------    --------

   Total operating income                                                    16,496     23,420      29,522
   Interest income (expense), net                                              (726)     2,963       1,029
                                                                           --------   --------    --------

                                                                           $ 15,770   $ 26,383    $ 30,551
                                                                           ========   ========    ========

Total Assets:
   Pulp and Papermaking Equipment and Systems                              $281,522   $280,655    $282,837
   Composite and Fiber-based Products (a)                                    25,632     38,465      72,438
   Corporate (h)                                                             60,500     95,095      87,302
                                                                           --------   --------    --------

                                                                           $367,654   $414,215    $442,577
                                                                           ========   ========    ========

Depreciation and Amortization:
   Pulp and Papermaking Equipment and Systems                              $  7,480   $  7,314    $  7,502
   Composite and Fiber-based Products (a)                                     1,816      2,226       1,410
   Dryers and Pollution-control Equipment (b)                                     -          -          16
                                                                           --------   --------    --------

                                                                           $  9,296   $  9,540    $  8,928
                                                                           ========   ========    ========

Capital Expenditures:
   Pulp and Papermaking Equipment and Systems                              $  1,564   $  2,550    $  2,964
   Composite and Fiber-based Products                                         3,025      3,805         939
                                                                           --------   --------    --------

                                                                           $  4,589   $  6,355    $  3,903
                                                                           ========   ========    ========


<
                                       30

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

14.   Business Segment and Geographical Information (continued)
--------------------------------------------------------------------------------

(In thousands)                                                                 2001       2000        1999
----------------------------------------------------------------------------------------------------------

Geographical Information
Revenues (i):
   United States                                                           $142,425   $157,904    $142,800
   France                                                                    55,291     52,895      60,682
   Other                                                                     33,845     33,427      33,477
   Transfers among geographic areas (c)                                     (10,395)    (9,313)     (8,923)
                                                                           --------   --------    --------

                                                                           $221,166   $234,913    $228,036
                                                                           ========   ========    ========

Long-lived Assets (j):
   United States                                                           $ 21,722   $ 22,213    $ 23,948
   France                                                                     2,933      3,291       4,483
   Other                                                                      3,963      4,422       4,711
                                                                           --------   --------    --------

                                                                           $ 28,618   $ 29,926    $ 33,142
                                                                           ========   ========    ========

Export Revenues Included in United States Revenues Above (k)               $ 36,876   $ 37,926    $ 23,366
                                                                           ========   ========    ========

(a) Reflects the sale of the Company's fiber-recovery and water-clarification services plant in September
    2000 and Thermo Fibergen's 2001 and 2000 redemptions of common stock for $13.1 million and $34.6 million, respectively.
(b) The Company sold this segment in February 1999.
(c) Intersegment sales and transfers among geographic areas are accounted for at prices that are representative of transactions with unaffiliated parties.
(d) Includes $0.6 million of restructuring costs in 2001, $0.5 million of income related to restructuring and unusual items in 2000, and $3.1 million of restructuring and unusual costs in 1999.
(e) Includes $0.1 million of restructuring costs in 2001 and a $0.7 million gain on sale of a plant of in
    2000. Includes operating losses from the composite building products startup of $4.1 million, $2.4 million, and $0.2 million in 2001, 2000, and 1999, respectively.
(f) Includes $11.2 million of gain on sale of business in 1999.
(g) Includes gain on sale of property of $1.0 million in 2000. Includes $3.0 million of unusual items in
    1999 for the write-down of a note receivable. Also includes related carrying costs of the note receivable and underlying security of $1.4 million in 1999.
(h) Primarily cash, cash equivalents, and available-for-sale investments.
(i) Revenues are attributed to countries based on selling location.
(j) Includes property, plant, and equipment, net, and other long-term tangible assets.
(k) In general, export revenues are denominated in U.S. dollars.

<
                                       31

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

15.   Earnings per Share
--------------------------------------------------------------------------------

      Basic and diluted earnings per share were calculated as follows:

(In thousands except per share amounts)                                            2001      2000     1999
----------------------------------------------------------------------------------------------------------

Basic
Income Before Extraordinary Item and Cumulative Effect of Change in
 Accounting Principle                                                           $ 9,362   $16,012  $17,778
Extraordinary Item (net of income taxes of $440)                                    620         -        -
Cumulative Effect of Change in Accounting Principle (net of income
 tax benefit of $580)                                                                 -      (870)       -
                                                                                -------   -------  -------

Net Income                                                                      $ 9,982   $15,142  $17,778
                                                                                -------   -------  -------

Weighted Average Shares                                                          12,266    12,260   12,237
                                                                                -------   -------  -------

Basic Earnings per Share:
   Income before extraordinary item and cumulative effect of change in
     accounting principle                                                       $   .76   $  1.31  $  1.45
   Extraordinary item                                                               .05         -        -
   Change in accounting principle                                                     -      (.07)       -
                                                                                -------   -------  -------

                                                                                $   .81   $  1.24  $  1.45
                                                                                =======   =======  =======

Diluted
Income Before Extraordinary Item and Cumulative Effect of Change in
 Accounting Principle                                                           $ 9,362   $16,012  $17,778
Extraordinary Item (net of income taxes of $440)                                    620         -        -
Cumulative Effect of Change in Accounting Principle (net of income
 tax benefit of $580)                                                                 -      (870)       -
                                                                                -------   -------  -------

Net Income                                                                        9,982    15,142   17,778
Effect of Majority-owned Subsidiary's Dilutive Securities                             -        (7)     (48)
                                                                                -------   -------  -------

Income Available to Common Shareholders, as Adjusted                            $ 9,982   $15,135  $17,730
                                                                                -------   -------  -------

Weighted Average Shares                                                          12,266    12,260   12,237
Effect of Stock Options                                                              47        38       75
                                                                                -------   -------  -------

Weighted Average Shares, as Adjusted                                             12,313    12,298   12,312
                                                                                -------   -------  -------

Diluted Earnings per Share:
 Income before extraordinary item and cumulative effect of change in
   accounting principle                                                         $   .76   $  1.30  $  1.44
 Extraordinary item                                                                 .05         -        -
 Change in accounting principle                                                       -      (.07)       -
                                                                                -------   -------  -------

                                                                                $   .81   $  1.23  $  1.44
                                                                                =======   =======  =======


<
                                       32

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

15.   Earnings per Share (continued)
--------------------------------------------------------------------------------

      Options to purchase 462,200 shares, 435,800 shares, and 181,600 shares of common stock were not included in the computation of diluted earnings per share for 2001, 2000, and 1999, respectively, because the options' exercise prices were greater than the average market price for the common stock and their effect would have been antidilutive.
      In addition, the computation of diluted earnings per share for all periods excludes the effect of assuming the conversion of the Company's 4 1/2% subordinated convertible debentures, convertible at $60.50 per share, because the effect would be antidilutive.

16.   Comprehensive Income
--------------------------------------------------------------------------------

      Comprehensive income combines net income and other comprehensive items, which represent certain amounts that are reported as components of shareholders' investment in the accompanying balance sheet, including foreign currency translation adjustments, unrealized net of tax gains and losses on available-for-sale investments, and deferred gains and losses on foreign currency contracts.
      Accumulated other comprehensive items in the accompanying consolidated balance sheet consist of the following:

(In thousands)                                                                             2001       2000
----------------------------------------------------------------------------------------------------------

Cumulative Translation Adjustment                                                      $(19,934)  $(19,474)
Net Unrealized Gain on Available-for-sale Investments                                         -         21
Deferred Losses on Foreign Currency Contracts                                               (19)         -
                                                                                       --------   --------

                                                                                       $(19,953)  $(19,453)
                                                                                       ========   ========

17.   Adoption of SAB No. 101
--------------------------------------------------------------------------------

      In December 1999, the SEC issued SAB No. 101, which establishes criteria for recording revenue when the terms of the sale include customer acceptance provisions or an obligation of the seller to install the product. In instances where these terms exist and the Company is unable to demonstrate that the customer's acceptance criteria has been met prior to customer use, or when the installation is essential to functionality or is not deemed inconsequential or perfunctory, SAB No. 101 requires that revenue recognition occur at completion of installation and/or upon customer acceptance. In accordance with the requirements of SAB No. 101, the Company has adopted the pronouncement as of January 2, 2000, and has recorded the cumulative effect of the change in accounting principle on periods prior to 2000 in the restated results for the first quarter of 2000. The cumulative effect on net income for 2000 totaled
$870,000, net of income tax benefit of $580,000. Revenues of $3,004,000 in 2000
(as restated for the adoption of SAB No. 101) and $846,000 in 2001, relate to shipments that occurred in 1999 but for which installation and/or acceptance did not occur until 2000 or 2001. These revenues were recorded in 1999 prior to the adoption of SAB No. 101 and thus were a component in the determination of the cumulative effect of change in accounting principle for periods prior to 2000.



<
                                       33

>
Kadant Inc.                                            2001 Financial Statements

                   Notes to Consolidated Financial Statements

18.   Unaudited Quarterly Information
--------------------------------------------------------------------------------

(In thousands except per share amounts)

2001                                                            First        Second    Third (a)  Fourth (a,b)
--------------------------------------------------------------------------------------------------------------

Revenues                                                      $58,900       $56,732      $56,085       $49,449
Gross Profit                                                   22,704        20,648       20,627        18,762
Income Before Extraordinary Item                                3,129         2,447        2,045         1,741
Net Income                                                      3,129         2,447        2,045         2,361
Basic and Diluted Earnings per Share Before
 Extraordinary Item                                               .25           .20          .17           .14
Basic and Diluted Earnings per Share                              .25           .20          .17           .19


2000                                                        First (c)  Second (c,d)  Third (c,e)    Fourth (f)
--------------------------------------------------------------------------------------------------------------

Revenues                                                      $57,922       $60,565      $58,315       $58,111
Gross Profit                                                   23,315        22,635       22,022        21,830
Income Before Cumulative Effect of Change in
 Accounting Principle                                           3,560         3,910        4,332         4,210
Net Income                                                      2,690         3,910        4,332         4,210
Basic and Diluted Earnings per Share Before
 Cumulative Effect of Change in Accounting Principle              .29           .32          .35           .34
Basic and Diluted Earnings per Share                              .22           .32          .35           .34


(a) Includes pretax charges of $0.6 million and $0.1 million related to restructuring costs in the third quarter and fourth quarter, respectively.
(b) Includes extraordinary gain on the repurchase of the Company's 4 1/2% subordinated convertible debentures of $0.6 million, net of income tax provision of $0.4 million.
(c) Restated to reflect the adoption of SAB No. 101.  The first quarter of 2000 reflects a charge for the cumulative effect of change in accounting principle of $0.9 million, net of income tax benefit of $0.6 million.
(d) Includes a pretax gain of $1.0 million on the June 2000 sale of property.
(e) Includes a pretax gain of $0.7 million on the September 2000 sale of the Company's fiber-recovery and water-clarification services plant.
(f) Includes $0.5 million of pretax income related to restructuring and unusual items.



<
                                       34

>


Kadant Inc.                                            2001 Financial Statements

                    Report of Independent Public Accountants

To the Shareholders and Board of Directors of Kadant Inc.:

      We have audited the accompanying consolidated balance sheet of Kadant Inc.
(formerly named Thermo Fibertek Inc., a Delaware corporation) and subsidiaries as of December 29, 2001, and December 30, 2000, and the related consolidated statements of income, cash flows, and comprehensive income and shareholders' investment for each of the three years in the period ended December 29, 2001.
These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kadant Inc.
and subsidiaries as of December 29, 2001, and December 30, 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 29, 2001, in conformity with accounting principles generally accepted in the United States.
      As explained in Notes 1 and 17 to the consolidated financial statements, effective January 2, 2000, the Company changed its method of accounting for revenue recognition.



                                                             Arthur Andersen LLP



Boston, Massachusetts
February 8, 2002

<
                                       35

>


Kadant Inc.                                            2001 Financial Statements

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


      Throughout this Management's Discussion and Analysis of Financial
Condition and Results of Operations, we make forward-looking statements, which are statements concerning possible or assumed future results of operations. When we use words such as "believes," "expects," "anticipates," "intends," "plans,"
"estimates," "should," "likely," "will," or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties, and assumptions and are based on the beliefs and assumptions of our management, based on information currently available to our management. Our future results of operations may differ materially from those expressed in the forward-looking statements. Many of the important factors that will determine these results and values are beyond our ability to control or predict. You should not put undue reliance on any forward-looking statements. For a discussion of important factors that may cause our actual results to differ materially from those suggested by the forward-looking statements, you should read carefully the section captioned
"Forward-looking Statements' immediately following this Management's Discussion and Analysis of Financial Condition and Results of Operations.

Overview
--------------------------------------------------------------------------------

Industry Background
      Kadant operates in two segments: the Pulp and Papermaking Equipment and Systems (Papermaking Equipment) segment and the Composite and Fiber-based
Products segment. Through our Pulp and Papermaking Equipment and Systems segment, we develop, manufacture, and market a range of equipment and products for the domestic and international papermaking and paper recycling industries.
Our principal products include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper; accessory equipment and related consumables important to the efficient operation of papermaking machines; and water-management systems essential for draining, purifying, and recycling process water. We have been in operation for more than 100 years and have a large, stable customer base that includes most paper manufacturers in the world. We also have one of the largest installed bases of equipment in the pulp and paper industry, which provides us with a higher-margin spare parts and consumables business, which we believe is less susceptible to the cyclical trends in the paper industry.
      Through the Composite and Fiber-based Products segment, we develop, manufacture, and market fiber-based composite products for the building industry, and manufacture and sell agricultural carriers derived from cellulose fiber.
      Prior to our incorporation, we operated as a division of Thermo Electron
Corporation. We were incorporated in Delaware in November 1991 as a wholly owned subsidiary of Thermo Electron. In November 1992, we conducted an initial public offering of our common stock and became a majority-owned public subsidiary of Thermo Electron. On July 12, 2001, we changed our name from Thermo Fibertek Inc.
to Kadant Inc., and on August 8, 2001, we were spun off from Thermo Electron and became a fully independent public company (Note 1).

Pulp and Papermaking Equipment and Systems Segment
      Our Papermaking Equipment segment designs and manufactures stock-preparation equipment, paper machine accessories and water-management systems for the paper and paper recycling industries. Principal products manufactured by this segment include:

      - custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper;
      - accessory equipment and related consumables important to the efficient operation of papermaking machines; and
      - water-management systems essential for the continuous cleaning of papermaking machine fabrics and the draining, purifying and recycling of process water for paper sheet and web formation.

<
                                       36

>
Kadant Inc.                                            2001 Financial Statements

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


Overview (continued)
--------------------------------------------------------------------------------

Composite and Fiber-based Products Segment
      Our Composite and Fiber-based Products segment consists of two product lines: our fiber-based granular products and our composite building products. We employ patented technology to produce biodegradable absorbing granules from papermaking byproducts. These granules are primarily used as agricultural carriers. In our composite building products business, we develop, produce, and market fiber-based composite products, primarily for the building industry, used for applications such as decking and roof tiles.
      In January 2001, we acquired the remaining 49% equity interest that we did not already own in Kadant Composites Inc. (formerly named NEXT Fiber Products
Inc.), which is responsible for our composite building products business (Note
3). We established a composite building products manufacturing facility in Green
Bay, Wisconsin, and began production at the facility in 2000.
      Prior to September 2000, this segment owned and operated a plant that provided water-clarification and fiber-recovery services to a host mill on a long-term contract basis. The plant, which we began operating in July 1998, cleaned and recycled water and long fiber for reuse in the papermaking process.
We sold this plant to the host mill in September 2000 (Note 4).

International Sales
      During 2001, approximately 55% of our sales were to customers outside the United States, principally in Europe. We generally seek to charge our customers in the same currency in which our operating costs are incurred. However, our financial performance and competitive position can be affected by currency exchange rate fluctuations affecting the relationship between the U.S. dollar and foreign currencies. We reduce our exposure to currency fluctuations through the use of forward currency exchange contracts. We may enter into forward contracts to hedge certain firm purchase and sale commitments denominated in currencies other than our subsidiaries' functional currencies. These contracts hedge transactions principally denominated in U.S. dollars.

Critical Accounting Policies
      The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates under different assumptions or conditions.
      Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that our most critical accounting policies upon which our financial condition depends, and which involve the most complex or subjective decisions or assessments, are those described below. For a discussion on the application of these and other accounting policies, see Note 1 in the notes to consolidated financial statements.

      Revenue Recognition. Prior to 2000, we generally recognized revenues upon shipment of our products. During the fourth quarter of 2000, effective as of January 2, 2000, we adopted Securities and Exchange Commission (SEC) Staff
Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements"
(Note 17). In addition, we recognize revenues and profits on certain long-term contracts using the percentage-of-completion method of accounting.
      - SAB No. 101. Under SAB No. 101, revenues for products that are sold subject to customer acceptance provisions for which compliance with those provisions cannot be demonstrated until a point in time subsequent to shipment are recognized upon customer acceptance. Revenues for products that are sold subject to installation for which the installation is essential to functionality or not deemed inconsequential


<
                                       37

>

Kadant Inc.                                            2001 Financial Statements

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

Overview (continued)
----------------------------------------------------------------------------------------------------------

        or perfunctory are recognized upon completion of installation. Revenues for products where installation is not essential to functionality, and is deemed inconsequential or perfunctory, are recognized upon shipment with estimated installation costs accrued. We provide a reserve for the estimated warranty and installation costs at the time revenue is recognized. The complexity of all issues related to the assumptions, risks, and uncertainties inherent in the application of SAB No. 101 affect the amounts reported in our financial statements. Under SAB No.
        101, we cannot reliably predict future revenues and profitability due to the difficulty of estimating when installation will be performed or when we will meet the contractually agreed upon performance tests, which can delay or prohibit recognition of revenues. The determination of when we install the equipment or fulfill the performance guarantees is largely dependent on the customer, their willingness to allow installation of the equipment or perform the appropriate tests in a timely manner, and their cooperation in addressing possible problems impeding achievement of the performance guarantee criteria. Unexpected changes in the timing related to the completion of installation or performance guarantees could cause our revenue and earnings to be significantly affected.

      - Percentage-of-Completion. Revenues recorded under the percentage-of-completion method of accounting were $53.5 million in 2001, $43.4 million in 2000, and $40.7 million in 1999. The percentage of completion is determined by comparing the actual costs incurred to date to an estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. Our contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees, and amounts billed in excess of revenues are classified as billings in excess of contract costs and fees. The complexity of the estimation process under the percentage-of-completion method affects the amounts reported in our financial statements. A number of internal and external factors affect our percentage-of-completion and cost of sales estimates, including labor rate and efficiency variances, estimates of warranty costs, estimated future material prices from vendors, and customer specification and testing requirement changes. In addition, we are exposed to the risk, primarily relating to our orders in China, that a customer will not comply with the order's contractual obligations or not accept delivery of the order, causing such customer to forfeit its deposit on the order. The contractual obligations relating to the order may be difficult to enforce through a foreign country's legal system, which could result in a significant reversal of revenue in the period or periods that were affected by the breach of contract. Although we make every effort to ensure the accuracy of our estimates in the application of this accounting policy, if our business conditions were different, or if we used different assumptions, it is possible that materially different amounts could be reported in our financial statements.

      Accounts Receivable. Judgements are used in determining our allowance for bad debts and are based on our historical collection experience, current trends, credit policy, specific customer collection issues, and a percentage of our accounts receivable arrived at by evaluating each aging category. In determining these percentages, we look at historical writeoffs of our receivables. We also look at current trends in the credit quality of our customer base as well as changes in our credit policies. We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and each customer's current creditworthiness. We continuously monitor collections and payments from our customers. While actual bad debts have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same bad debt rates that we have in the past, especially in light of the prolonged downcycle in the paper industry as evidenced by an increase in the amount of accounts receivable written off in 2001. A significant change in the liquidity or financial position of any of our customers could result in the uncollectibility of the related accounts receivable and could adversely impact our operating cash flows in that period.

<
                                       38

>
Kadant Inc.                                            2001 Financial Statements

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


Overview (continued)
--------------------------------------------------------------------------------

      Inventories. We value our inventory at the lower of the actual cost (on a first-in, first-out, or weighted average basis) or market value and include materials, labor, and manufacturing overhead. We regularly review inventory quantities on hand and compare these amounts to historical and forecasted usage and demand of each particular product or product line. We record a charge to cost of revenues for excess and obsolete inventory to reduce the carrying value of the inventories to net realizable value. A significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand, resulting in a charge for the write-down of that inventory in that period.
In addition, our estimates of future product usage or demand may prove to be inaccurate, resulting in an understated or overstated provision for excess and obsolete inventory. Therefore, although we make every effort to ensure the accuracy of our forecasts of future product usage and demand, any significant unanticipated changes in demand or technological developments could have a significant impact on the value of our inventory and our reported operating results.

      Warranties. We offer warranties of various durations to our customers depending upon the specific product and terms of the customer purchase agreement. We typically negotiate terms regarding warranty coverage and length of warranty depending on the product and the application. Our standard mechanical warranties require us to repair or replace defective product during the warranty period at no cost to the customer. We record an estimate for warranty related costs at the time of sale based on our actual historical return rates and repair costs. While our warranty costs have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same warranty return rates or repair costs that we have in the past. A significant increase in warranty return rates or costs to repair our products could have a material adverse impact on our operating results for the period or periods in which such returns or additional costs materialize.

      Valuation of intangible assets and goodwill. Through year-end 2001, we assessed the future useful lives and recoverability of these assets whenever events or changes in circumstances indicated that the current useful lives had diminished or their carrying value had been impaired. Factors we considered important which could have triggered an impairment review included the following:
      - significant underperformance relative to historical or projected future operating results; - significant changes in the manner of our use of the acquired assets or the strategy for our overall business;
      - significant negative industry or economic trends;
We considered the future undiscounted cash flows of acquired companies in assessing the recoverability of these assets. We assessed cash flows before interest charges and if impairment was indicated, we would write the asset down to fair value. If quoted market values were not available, we would estimate fair value by calculating the present value of future cash flows. If impairment had occurred, any excess of carrying value over fair value would have been recorded as a loss. Net intangible assets and goodwill amounted to $123.1 million as of December 29, 2001.
      In July 2001, the Financial Accounting Standards Board (FASB) released for issuance Statement of Financial Accounting Standards (SFAS) No. 141, "Business
Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No.
141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 141 also requires that we recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. It also requires, upon adoption of SFAS No. 142, that we reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS No. 141. SFAS No. 142 requires, among other things, that we no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that we identify reporting units for the purpose of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful

<
                                       39

>
Kadant Inc.                                            2001 Financial Statements

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


Overview (continued)
--------------------------------------------------------------------------------

life. An intangible asset with an indefinite useful life is to be tested for impairment in accordance with the guidelines in SFAS No. 142. SFAS No. 142 is required to be applied in fiscal years beginning after December 15, 2001, to all goodwill and other intangible assets recorded at that date, regardless of when those assets were initially recognized. SFAS No. 142 requires that we complete a transitional goodwill impairment test within six months from the date of adoption. We are also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS No. 142.
Amortization of goodwill in 2001 was $3.4 million on a pretax basis, and $2.3 million on an after-tax basis, or approximately $.19 per diluted share. We are evaluating the impact of the new impairment standards and have not yet determined the effect, if any, of adoption on our financial statements.
      Our judgments and assumptions regarding the determination of the fair value of an intangible asset or goodwill associated with an acquired business could change as future events impact such fair values. Any future impairment loss could have a material adverse impact on our financial condition and results of operations in the period in which impairment is determined to exist.

Industry and Business Outlook
      Our products are primarily sold to the pulp and paper industry. The paper industry is currently in a prolonged downcycle, characterized by falling pulp and paper prices, decreased capital spending, and consolidation of paper companies within the industry. As paper companies continue to consolidate, they frequently reduce capacity and postpone or even cancel capacity addition or expansion projects. This trend, along with paper companies' actions to quickly reduce operating rates and restrict capital spending and maintenance programs when they perceive weakness in their markets, has adversely affected our business. There has been a significant amount of downtime in the pulp and paper industry in 2001. This, coupled with weakened conditions in the world economy in general and the strong U.S. dollar, will continue to produce a weak market environment and soften demand for our products in the foreseeable future. The slowdown in the world economy and the paper industry is continuing and uncertainty continues into 2002 in the markets we serve. In the longer term, we expect the consolidation in the paper industry and improved capacity management will improve paper companies' financial performance and, therefore, will be favorable for both paper companies and their suppliers.
      Bookings in the fourth quarter of 2001 were disappointing in North America and China, bringing our backlog down to $31 million. Our recycling business in North America has been particularly affected by the consolidations in the paper industry and high levels of machine shutdowns. Looking ahead to 2002, we have lowered our previous guidance and estimate earnings for the year to be $.70 to $.80 per diluted share. We will focus our efforts on attaining a more favorable product mix that includes higher-margin aftermarket sales, reducing operating expenses in the Papermaking Equipment segment, and lowering operating losses in the composite building products business. The earnings estimate for 2002 includes the favorable effect of ceasing goodwill amortization of approximately
$.19 per diluted share resulting from the adoption of SFAS No. 142, but excludes the possible unfavorable effect of impairment charges resulting from the adoption of SFAS No. 142 (Note 1). Revenues in 2002 are expected to be between $185 and $195 million. More specifically, earnings in the first quarter of 2002 are expected to be $.05 to $.07 per diluted share, on revenues of $40 to $43 million. In addition, we plan to incur restructuring and unusual charges in accordance with EITF No. 94-3 of approximately $2.5 million in the first quarter, primarily relating to severance charges and the writedown of a facility and its related equipment in our continued effort to improve profitability and in response to a weak market environment. Although startups are difficult to forecast, we believe the composite building products business will generate nearly $1 million in revenues in the first quarter of 2002, and we expect revenues of $4 to $6 million from this business in 2002.

<
                                       40

>
Kadant Inc.                                            2001 Financial Statements

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


Overview (continued)
--------------------------------------------------------------------------------

      In October 2001, we terminated for nonperformance a distributor's exclusive rights to distribute certain of our composite building products in exchange for minimum purchase commitments. We are now rebuilding and expanding our distribution network for composite building products and have begun a program of advertising in trade magazines, in-store promotions, and exhibiting at trade and home shows. Most importantly, in the fourth quarter of 2001 and the first quarter of 2002, we added three distributors with five locations in the Midwest and Southwest. We believe that the market for composite building products will grow as consumer awareness of the advantages of these products increases their acceptance as an alternative to traditional wood products, especially in light of the phase-out of widely used pressure-treated lumber that contains potentially harmful chemicals.

Results of Operations
--------------------------------------------------------------------------------

2001 Compared With 2000

Revenues
      Revenues decreased to $221.2 million in 2001 from $234.9 million in 2000.
Excluding acquisitions and dispositions in 2000 and the unfavorable effects of currency translation in 2001 of $3.6 million due to a stronger U.S. dollar relative to other currencies in countries in which we operate, revenues in 2001 decreased by $9.9 million.
      Pulp and Papermaking Equipment and Systems Segment. Excluding the results of an acquisition and the effect of currency translation, revenues in our Papermaking Equipment segment decreased $10.8 million, or 5%. Revenues from the segment's accessories and water-management product lines decreased $5.6 million and $4.2 million, respectively, primarily as a result of a decrease in demand in North America due to adverse market conditions. Revenues from the Papermaking
Equipment segment's stock-preparation equipment product line decreased $0.7 million primarily as a result of a decrease in sales in North America, largely offset by increases in sales in Europe and export sales to China.
      Composite and Fiber-based Products Segment. The Composite and Fiber-based
Products segment revenues decreased $0.1 million, primarily due to a $1.0 million decrease in revenues as a result of the sale of the fiber-recovery and water-clarification services plant in September 2000, and to a lesser extent, a $0.8 million decrease in revenues at its fiber-based products business primarily due to a decrease in demand from two of its largest agricultural carrier customers. These decreases were largely offset by a $1.7 million increase in sales from its composite building products.

Gross Profit Margin
      Gross profit margin decreased to 37% in 2001 from 38% in 2000. The gross profit margin increased slightly to 39.8% in 2001 from 39.2% in 2000 at the Papermaking Equipment segment. The gross profit margin decreased at the Composite and Fiber-based Products segment due to an increase of approximately
$0.7 million in the cost of natural gas used in the production of fiber-based granules and, to a lesser extent, underabsorbed manufacturing overhead as a result of lower revenues and production at the granules business in 2001. In addition, the gross margin decreased in this segment due to increased negative gross margins as a result of startup efforts at its composite building products business and the absence in 2001 of higher-margin revenues from the fiber-recovery and water-clarification services plant.

Other Operating Expenses
      Selling, general, and administrative expenses as a percentage of revenues increased slightly to 27% in 2001 from 26% in 2000 due to the decrease in revenues. Selling, general, and administrative expenses decreased to $59.0 million in 2001 from $60.9 million in 2000 primarily due to the effects of foreign currency translation and cost reduction efforts at the Papermaking
Equipment segment.

<
                                       41

>

Kadant Inc.                                            2001 Financial Statements

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

2001 Compared With 2000 (continued)
      Research and development expenses decreased to $6.6 million in 2001 compared with $7.7 million in 2000, primarily at the Papermaking Equipment segment. Research and development expenses as a percentage of revenues remained constant at 3% in both periods.

Restructuring Costs
      During 2001, we recorded restructuring costs of $0.7 million for severance costs relating to 63 employees primarily in manufacturing and sales functions at the Papermaking Equipment segment's domestic subsidiaries, all of whom were terminated by December 29, 2001. These actions were taken in an effort to improve profitability and were in response to a continued weak market environment (Note 12).

Gain on Sale of Business and Property
      In September 2000, we sold our fiber-recovery and water-clarification services plant for $3.6 million, resulting in a pretax gain of $0.7 million
(Note 4). In June 2000, we sold our interest in a tissue mill for $3.9 million in cash, resulting in a pretax gain of $1.0 million (Note 4).

Operating Income
      Operating income decreased to $16.5 million in 2001 from $23.4 million in 2000. Excluding restructuring items in both periods, operating income decreased
7% to $26.7 million in 2001 from $28.7 million in 2000 at the Papermaking
Equipment segment. Excluding restructuring costs in 2001 and gain on sale of property in 2000, operating losses increased to $5.9 million in 2001 from $3.8 million in 2000 at the Composite and Fiber-based Products segment. Operating losses from the composite building products business were $4.1 million and $2.4 million in 2001 and 2000, respectively.

Interest Income and Expense
      Interest income decreased to $6.6 million in 2001 from $10.5 million in 2000. Of the total decrease in interest income in 2001, approximately $2.4 million was due to lower prevailing interest rates, and $1.4 million was due to lower average invested balances. The decrease in average invested balances primarily related to Thermo Fibergen's 2001 and 2000 common stock redemption payments (Note 11), and to a lesser extent, the repurchases of our subordinated convertible debentures in the fourth quarter of 2001 (Note 8). Interest expense decreased slightly to $7.3 million in 2001 from $7.5 million in 2000, primarily as a result of the repurchase of our subordinated convertible debentures in 2001
(Note 8).

Income Taxes
      The effective tax rate was 42% in 2001 and 41% in 2000. The effective tax rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes and nondeductible expenses. We expect the effective tax rate to be in the range of 37% to 39% in 2002 as a result of no longer amortizing goodwill under SFAS No. 142 (Note 1) and various tax planning initiatives.

Minority Interest
      Minority interest income in 2001 primarily represents the minority investors' share of losses in our Thermo Fibergen subsidiary. Minority interest income in 2000 primarily represents the minority investor's share of losses in Thermo Fibergen's Kadant Composites subsidiary, offset in part by the accretion of Thermo Fibergen's common stock subject to redemption.

<
                                       42

>
Kadant Inc.                                            2001 Financial Statements

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


2001 Compared With 2000 (continued)

Extraordinary Item
      During 2001, we repurchased $34.9 million principal amount of our 4 1/2% subordinated convertible debentures for $33.5 million in cash, resulting in an extraordinary gain of $0.6 million, net of deferred debt charges and net of income tax provision of $0.4 million (Note 8).

Cumulative Effect of Change in Accounting Principle
      In accordance with the requirements of SAB No. 101, "Revenue Recognition in Financial Statements," we adopted the pronouncement as of January 2, 2000, and recorded a charge in the first quarter of 2000 representing the cumulative effect of change in accounting principle of $0.9 million, net of income tax benefit of $0.6 million (Note 17).

Contingency
      In 2001, Sequa Corporation made a claim in arbitration against us for $3.5 million for an alleged breach of contract following Sequa's purchase of the stock of our subsidiary, Thermo Wisconsin Inc., in February 1999. In December
2001, we were notified by the arbitrator that we had prevailed in the case and were also awarded attorney's fees and expenses incurred in our defense, which were paid to us in January 2002.

2000 Compared With 1999

Revenues
      Excluding the results of Thermo Wisconsin, which was sold in February
1999, revenues increased to $234.9 million in 2000 from $226.3 million in 1999.
Thermo Wisconsin's revenues from external customers were $1.8 million in 1999.
Gauld Equipment and Cyclotech, which were acquired in 2000 (Note 4), added revenues of $4.6 million during 2000. The inclusion for the full 2000 period of results from Arcline Products, which was acquired in May 1999, added incremental revenues of $0.8 million. The unfavorable effects of currency translation due to the strengthening in value of the U.S. dollar relative to other currencies in countries in which we operate decreased revenues at the Papermaking Equipment segment by $9.2 million in 2000.
      Pulp and Papermaking Equipment and Systems Segment. Excluding the results of acquisitions and the effect of currency translation, revenues in our Papermaking Equipment segment increased $13.2 million, or 6%. Revenues from the segment's stock-preparation equipment product line increased $15.2 million as a result of a $15.7 million increase in sales by the North American operations, due principally to greater demand, offset slightly by a decrease in sales in Europe, due to the general market weakness. Revenues from the Papermaking
Equipment segment's accessories product line decreased $1.9 million as a result of a decrease in demand in North America and Europe. Revenues from the segment's water management product line increased $0.3 million related to increased demand in Europe, largely offset by a decrease in demand in North America.
      Composite and Fiber-based Products Segment. Our Composite and Fiber-based
Products segment revenues decreased $0.8 million, primarily due to decreased demand for fiber-based products from the segment's largest customer, as well as a $0.4 million decrease as a result of the sale of the fiber-recovery and water-clarification services plant in September 2000 (Note 4).

Gross Profit Margin
      Gross profit margin decreased to 38% in 2000 from 41% in 1999. The gross profit margin decreased at the Papermaking Equipment segment, primarily due to a change in product mix that resulted largely from a higher proportion of lower-margin large system sales at our North American stock-preparation equipment business. To a

<
                                       43

>
Kadant Inc.                                            2001 Financial Statements

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


2000 Compared With 1999 (continued)
lesser extent, the gross profit margin decreased at the Composite and Fiber-based Products segment, primarily due to decreased sales without a corresponding decrease in costs, an increase of approximately $0.6 million in the cost of natural gas in 2000, and the inclusion of $0.6 million of overhead costs at our new composite building products business.

Other Operating Expenses
      Selling, general, and administrative expenses as a percentage of revenues decreased to 26% in 2000 from 27% in 1999, primarily due to increased revenues from our Papermaking Equipment segment's stock-preparation equipment product line.
      Research and development expenses increased slightly to $7.7 million in 2000, compared with $7.3 million in 1999, or 3% of revenues in both periods. The increase in research and development expenses in 2000 primarily represents increased expenditures at the Papermaking Equipment segment.

Gain on Sale of Business and Property
      In September 2000, we sold our fiber-recovery and water-clarification services plant for $3.6 million, resulting in a pretax gain of $0.7 million
(Note 4). In June 2000, we sold our interest in a tissue mill for $3.9 million in cash, resulting in a pretax gain of $1.0 million (Note 4). In February 1999, we sold our Thermo Wisconsin subsidiary for $13.6 million in cash, resulting in a pretax gain of $11.2 million (Note 4).

Restructuring and Unusual Items
      Restructuring and unusual income of $0.5 million in 2000 represents the reversal of a charge taken in 1999 related to the termination of a distributor agreement, which we are no longer obligated to pay due to the breach of the agreement by the third party distributor (Note 12). Restructuring and unusual costs of $6.2 million in 1999 represents write-downs for impairment of assets, severance costs, termination of distributor agreements, the expected settlement of a contractual dispute, and facility-closure costs (Note 12).

Operating Income
      Operating income decreased to $23.4 million in 2000 from $29.5 million in 1999. Excluding restructuring and unusual items in both periods, operating income decreased 14% to $28.7 million in 2000 from $33.2 million in 1999 at the Papermaking Equipment segment. Excluding gain on sale of property in 2000, operating losses increased to $3.8 million in 2000 from $1.0 million in 1999 at the Composite and Fiber-based Products segment. Operating losses from the composite building products business were $2.4 million and $0.2 million in 2000 and 1999, respectively.

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


<
                                       44

>
Kadant Inc.                                            2001 Financial Statements

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


2000 Compared With 1999 (continued)

Minority Interest
      Minority interest income in 2000 primarily represents the minority investor's share of losses in Thermo Fibergen's Kadant Composites subsidiary for the full year, offset in part by accretion of Thermo Fibergen's common stock subject to redemption. As of September 30, 2000, Thermo Fibergen's common stock subject to redemption was fully accreted. In January 2001, Thermo Fibergen purchased the remaining 49% equity interest in Kadant Composites from the minority investor. Through Thermo Fibergen's redemption of common stock in September 2000 (Note 11), our ownership in Thermo Fibergen increased to 91%.
Minority interest expense in 1999 primarily represents accretion of Thermo
Fibergen's common stock subject to redemption, offset in part by the minority investor's share of losses in Thermo Fibergen's Kadant Composites subsidiary.

Cumulative Effect of Change in Accounting Principle
      In accordance with the requirements of SAB No. 101, "Revenue Recognition in Financial Statements," we adopted the pronouncement as of January 2, 2000, and recorded a charge in the first quarter of 2000 representing the cumulative effect of change in accounting principle of $0.9 million, net of income tax benefit of $0.6 million (Note 17).

Liquidity and Capital Resources
--------------------------------------------------------------------------------

      Consolidated working capital was $159.4 million at December 29, 2001, compared with $173.1 million at December 30, 2000. Included in working capital are cash, cash equivalents, and available-for-sale investments of $119.4 million at December 29, 2001, compared with $148.6 million at December 30, 2000. In addition, we had $5.7 million invested in an advance to a former affiliate as of December 30, 2000. Of the total cash, cash equivalents, and available-for-sale investments at December 29, 2001, $7.5 million was held by our majority-owned
Fiberprep Inc. subsidiary, and the remainder was held by us and our wholly owned subsidiaries. At December 29, 2001, $50.8 million of our cash, cash equivalents, and available-for-sale investments was held by our foreign subsidiaries.
      During 2001, cash of $12.8 million was provided by operating activities compared with $18.4 million in 2000. A decrease in accounts receivable provided cash of $3.2 million, primarily at the Papermaking Equipment segment due to improved collection efforts, the timing of payments, and our overall decrease in revenues. Cash of $2.2 million was used by an increase in unbilled contract costs and fees due to the timing of billings at the Papermaking Equipment segment. In addition, an increase in inventories, primarily at the Papermaking
Equipment segment, used cash of $0.8 million related to an increase in work in process inventories. A decrease in accounts payable used cash of $2.9 million primarily in the Papermaking Equipment segment due to the timing of payments. In addition, a use of cash of $4.6 million resulted from a decrease in other accrued liabilities, primarily customer deposits, deferred revenues, and accrued income taxes.
      Our investing activities, excluding available-for-sale investments and advances to former affiliates activity, used $3.8 million of cash in 2001, compared with $6.0 million in 2000. During 2001, we purchased property, plant, and equipment for $4.6 million, including $3.0 million at the Composite and Fiber-based Products segment, the effects of which were offset in part by the collection of $2.4 million from a note receivable related to the September 2000 sale of our fiber-recovery and water-clarification services plant. In 2001, we paid $1.8 million in connection with the acquisition of shares of Thermo
Fibergen's common stock, and an additional $1.4 million in 2002 in connection with this transaction (Note 11).

<
                                       45

>
Kadant Inc.                                            2001 Financial Statements

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


Liquidity and Capital Resources (continued)
--------------------------------------------------------------------------------

      Our financing activities used cash of $43.8 million in 2001, compared with $33.7 million in 2000. During 2001, we used $33.4 million and $0.6 million to fund the repurchase of our subordinated convertible debentures and common stock, respectively, as well as $0.5 million to fund the payment of long-term obligations. These uses of cash were offset in part by $2.6 million of cash provided by the issuance of our common stock and subsidiary common stock through the exercise of stock options. In September 2001, our board of directors authorized the repurchase, through September 24, 2002, of up to $50 million of our debt and equity securities in the open market, or in negotiated transactions. As of December 29, 2001, we had $15.9 million remaining under this authorization. In addition, during the third quarter of 2001, cash of $1.3 million was provided by a transfer of cash and an associated liability from Thermo Electron in connection with the spinoff.
      In 2000, during the initial redemption period, holders of Thermo
Fibergen's common stock and common stock redemption rights surrendered 2,713,951 shares of Thermo Fibergen's common stock at a redemption price of $12.75 per share, for a total of $34.6 million. Thermo Fibergen used available working capital to fund the payment and retired these shares immediately following the redemption. In 2001, during the final redemption period, holders of Thermo
Fibergen's common stock and common stock redemption rights surrendered 1,030,562 shares of Thermo Fibergen's common stock at a redemption price of $12.75 per share, for a total of $13.1 million. Common stock redemption rights amounting to 970,487 were not surrendered for redemption by the end of the redemption period and expired. Thermo Fibergen used a combination of available working capital and a $6,000,000 loan from us to fund the redemption payment. Immediately following the final redemption period, 10,522,087 shares of Thermo Fibergen common stock remained outstanding, including 10,407,600 shares held by us and 114,487 shares held by shareholders other than us. In January 2002, we paid $1.4 million to the shareholders of the 114,487 shares of Thermo Fibergen's common stock as part of the Thermo Fibergen merger transaction (Note 11).
      At December 29, 2001, we had $80.4 million of undistributed foreign earnings that could be subject to tax if remitted to the U.S. We do not currently intend to repatriate undistributed foreign earnings into the U.S. We believe that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.
      In compliance with the IRS ruling on the spinoff, we intend to issue equity in the range of 10 to 20 percent of our outstanding common stock within one year of the spinoff to support our current business plan, which includes repayments of debt, acquisitions, creation of strategic partnerships, and investments in our core papermaking equipment business and composite building products business (Note 1).
      Our net debt (calculated as total short- and long-term debt and common stock of subsidiary subject to redemption, less cash, cash equivalents, advance to a former affiliate, and available-for-sale investments) was $0.4 million at December 29, 2001, compared with $17.9 million at December 30, 2000.
      During 2002, we plan to make expenditures for property, plant, and equipment of approximately $3.0 million. Included in this amount is $0.7 million for Kadant Composites, which intends to make capital expenditures to develop and expand its composite building products business. Our ability to use our cash and to incur additional debt is limited by financial covenants in our distribution agreement with Thermo Electron (Note 9). These financial covenants, as amended, require that (1) the ratio of our net indebtedness to net capitalization not exceed 40% and (2) on a rolling four quarter basis, that the sum of our (a) operating income (excluding restructuring and other unusual items, such as gains on sales of assets, included in operating income), (b) amortization of goodwill and other intangible assets, and (c) interest income, be at least four times greater than interest expense. At the end of December 2001, we would not have been in compliance with the second covenant. The agreement was subsequently amended to provide that in instances where our net indebtedness to net capitalization is less than or equal to 20% for any measurement date, the coverage ratio of four times greater than interest expense is lowered to three times greater than interest expense. As of December 29, 2001, we were in compliance with all the financial covenants of the agreement, as amended.

<
                                       46

>
Kadant Inc.                                            2001 Financial Statements

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


Liquidity and Capital Resources (continued)
--------------------------------------------------------------------------------

      The tables below are presented as suggested by the SEC in accordance with FR-61. FR-61 suggests that it may be beneficial to aggregate information about our contractual obligations and commercial commitments in a single location.
Detailed information concerning these obligations and commitments can be found in Notes 8 and 10 of our Consolidated Financial Statements. Information in the following tables as of December 29, 2001, is in millions.

                                                Payments Due by Period or Expiration of Commitment
                                       -------------------------------------------------------------------
                                       Less than
                                          1 Year      1-3 Years     4-5 Years  After 5 Years         Total
                                       -------------------------------------------------------------------

Contractual Obligations and Other
 Commercial Commitments:
   Long-term debt                         $  0.6         $119.2        $    -         $    -        $119.8
   Operating leases obligations              1.8            1.8           0.7              -           4.3
                                          ------         ------        ------         ------        ------

     Total contractual cash
       obligations*                          2.4          121.0           0.7              -         124.1
                                          ------         ------        ------         ------        ------

Other Commitments**:
   Letters of credit                         5.8            1.3             -              -           7.1
                                          ------         ------        ------         ------        ------

                                          $  8.2         $122.3        $  0.7         $    -        $131.2
                                          ======         ======        ======         ======        ======

* There are no unconditional purchase obligations of significance other than inventory and property, plant, and equipment purchases made in the ordinary course of business, which are excluded from this analysis.

** In the ordinary course of business, we are, at times, required to issue limited performance guarantees relating to our equipment and systems. We typically limit our liability under these guarantees to amounts that would not exceed the value of the contract. We believe that we have adequate reserves for any potential liability in connection with such guarantees. Such guarantees are excluded from this analysis.

      Provisions in financial guarantees or commitments, debt or lease agreements, or other arrangements could trigger a requirement for an early payment, additional collateral support, amended terms, or acceleration of maturity. The guarantee by Thermo Electron on our 4 1/2% subordinated convertible debentures requires us to comply with certain financial ratios included in our amended Plan and Agreement of Distribution with Thermo Electron
(Note 9). We are in compliance with these financial covenants, as amended, as of December 29, 2001, the latest measurement date. If we were unable to comply with the financial covenants, Thermo Electron could require us to refinance our debentures, conduct an exchange offer for the debentures, or repay in full the underlying obligation. If we were required to take these actions, we might not have sufficient cash or credit capacity to engage in transactions, such as significant acquisition, that might otherwise benefit our business. These circumstances could also impair our ability to continue to engage in transactions that have been integral to historical operations. We believe that our existing resources are sufficient to meet the capital requirements of our existing operations for the foreseeable future.


<
                                       47

>
Kadant Inc.                                            2001 Financial Statements

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


Market Risk
--------------------------------------------------------------------------------

      We are exposed to market risk from changes in interest rates, equity prices, and foreign currency exchange rates, which could affect our future results of operations and financial condition. We manage our exposure to these risks through our regular operating and financing activities. Additionally, we use short-term forward contracts to manage certain exposures to foreign currencies. We enter into forward foreign exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than our subsidiaries' local currencies. We do not engage in extensive foreign currency hedging activities; however, the purpose of our foreign currency hedging activities is to protect our local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Our forward foreign exchange contracts principally hedge transactions denominated in U.S. dollars.
Gains and losses arising from forward contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. We do not enter into speculative foreign currency agreements.

Interest Rates
      Our available-for-sale investments and subordinated convertible debentures are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase or issuance of the financial instrument. A 10% decrease in year-end 2001 and 2000 market interest rates would result in a negative impact of $0.3 million and $2 million, respectively, on the net fair value of our interest-sensitive financial instruments.
      Our cash, cash equivalents, advance to a former affiliate, and available-for-sale investments maturing within one year are sensitive to changes in interest rates. Interest rate changes would result in a change in interest income due to the difference between the current interest rates on cash and cash equivalents and the variable rates that these financial instruments may adjust to in the future. A 10% decrease in year-end 2001 and 2000 interest rates would result in a negative impact on our net income of $0.4 million in both periods.

Equity Prices
      Our subordinated convertible debentures are sensitive to fluctuations in the price of our common stock into which the debentures are convertible. Changes in equity prices would result in changes in the fair value of our subordinated convertible debentures due to the difference between the current market price and the market price at the date of issuance of the debentures. A 10% increase in year-end 2001 and 2000 market equity prices would result in a negative impact of $0.6 million and $0.1 million, respectively, on the net fair value of our subordinated convertible debentures.

Foreign Currency Exchange Rates
      We generally view our investment in foreign subsidiaries in a functional currency other than our reporting currency as long-term. Our investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional currencies of our foreign subsidiaries are principally denominated in French francs, British pounds sterling, and Canadian dollars. The effect of changes in foreign exchange rates on our net investment in foreign subsidiaries is reflected in the accumulated other comprehensive items component of shareholders' investment. A 10% depreciation in year-end 2001 and 2000 functional currencies, relative to the U.S. dollar, would result in a reduction of shareholders' investment of $8.4 million and $7.6 million, respectively.
      The fair value of forward foreign exchange contracts is sensitive to fluctuations in foreign currency exchange rates. The fair value of forward foreign exchange contracts is the estimated amount that we would pay or receive upon termination of the contracts, taking into account the change in foreign currency exchange rates. A 10% depreciation in year-end 2001 and 2000 foreign currency exchange rates related to our contracts would result in an increase in the unrealized loss on forward foreign exchange contracts of $0.3 million and $1.2 million, respectively. Since we use forward foreign exchange contracts as hedges of firm purchase and sale commitments, the unrealized gain or loss on forward foreign currency exchange contracts resulting from changes in foreign currency exchange rates would be offset by corresponding changes in the fair value of the hedged items.

<
                                       48

>

Kadant Inc.                                            2001 Financial Statements

                           Forward-looking Statements

      In connection with the "safe harbor" provisions of the Private Securities
Litigation Reform Act of 1995, we wish to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, our actual results and could cause our actual results in 2002 and beyond to differ materially from those expressed in any forward-looking statements made by us, or on our behalf.

Risks Related to Our Business

      Our business is dependent on the condition of the pulp and paper industry, which is currently in a downcycle. We sell products primarily to the pulp and paper industry. Generally, the financial condition of the global pulp and paper industry corresponds to the condition of the general economy, as well as a number of other factors, including pulp and paper production capacity relative to demand. The global pulp and paper industry is currently in a prolonged downcycle, with falling pulp and paper prices, decreased spending, mill closures, consolidations, and bankruptcies. The North American pulp and paper industry has been particularly adversely affected by higher energy prices, a strong U.S. dollar, and a slowing domestic economy. This cyclical downturn has adversely affected our business. Mill closures, consolidations, and bankruptcies of customers may cause our sales to decline and, if we are unable to collect from our customers, may adversely affect our profitability. The financial condition of the pulp and paper industry may not improve in the near future, and the severity of the downturn could expand to our European and Asian businesses.

      Our business is subject to economic, currency, political, and other risks associated with international sales and operations. During 2001, approximately
55% of our sales were to customers outside the United States, principally in Europe. International revenues are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade; and the protection of intellectual property in foreign countries may be more difficult to enforce. Although we seek to charge our customers in the same currency in which our operating costs are incurred, fluctuations in currency exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products we provide in foreign markets where payment for the products and services is made in the local currency. Any of these factors could have a material adverse impact on our business and results of operations. An increasing portion of our international sales has and may in the future come from China. An increase in revenues from China will expose us to increased risk in the event of changes in the policies of the Chinese government, political unrest or unstable economic conditions or developments in China or in U.S.-China relations that are adverse to trade, including enactment of protectionist legislation or trade restrictions. In addition, orders from customers in China, particularly for large systems that have been tailored to a customer's specific requirements, involve increased risk of cancellation prior to shipment due to payment terms that are applicable to doing business in China.

      We are subject to intense competition in all our markets. We encounter significant competition in each of our principal markets. We believe that the principal competitive factors affecting the markets for our products include quality, price, service, technical expertise, and product innovation. Our competitors include a number of large multinational corporations such as Voith
Paper GmbH and Metso Corporation. Competition, especially in China, could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines.
Competitors' technologies may prove to be superior to ours. Many of these competitors may have substantially greater financial, marketing, and other resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their services and products. Our current products, those under development, and our ability to develop new technologies may not be sufficient to enable us to compete effectively. In addition, our composite building products business is subject to intense competition, particularly in the decking market, from traditional wood products and other composite lumber manufacturers, many of whom have greater financial, technical, and marketing resources than we do, as a result, we may be unable to successfully compete in this market.

<
                                       49

>
Kadant Inc.                                            2001 Financial Statements

                           Forward-looking Statements

      Our composite building products business is a new entrant in a new market.
Our success will depend on our ability to manufacture and distribute our composite building products. In 2000, we began to develop, produce, market, and sell fiber-based composite products primarily for the building industry.
Development, manufacturing, and commercialization of our composite building products will require significant development and testing of the products, and our efforts may not be successful. Further, our composite building products may not gain market acceptance. We may need to incur significant branding and distribution expenses to successfully market and distribute products. Our ability to market these products successfully will also depend on the willingness of consumers to purchase fiber-based composites in lieu of wood-based building products. To penetrate the market and gain market share, we will need to educate consumers, including wood suppliers, contractors, and homebuilders, regarding the benefits of our fiber-based products over products made of wood and other traditional materials. This strategy may not be successful. We have no experience manufacturing these products at volume, cost, and quality levels sufficient to satisfy expected demand, and we may encounter difficulties in connection with any large scale manufacturing or distribution of these new products. If we were to exit this business, we would incur significant losses and reductions in our shareholders' equity.

      Our composite building products business may not be able to obtain effective distribution of its products. The composite building products business is subject to intense competition, and we rely on distributors in the building products industry to market, distribute, and sell our products. We may be unable to produce our products in sufficient quantity to interest these distributors or to retain and add new distributors. If we are unable to effectively distribute our products, our revenues would decline and we would have to incur additional expenses to market these products directly.

      The failure of our composite building products to perform over long periods of time could result in potential liabilities. Our composite building products are fairly new, have not been on the market for long periods of time, and may be used in applications for which we may have no knowledge or limited experience. Because we have limited historical experience, we may be unable to predict the potential liabilities related to product warranty or product liability issues. If our products fail to perform over their warranty periods, we may not have the ability to adequately protect ourselves against this potential liability, which could reduce our operating results as well our stock price.

      We may not be able to obtain our raw material for our composites building products business at commercially reasonable terms and are dependent on a single mill for the raw material. We are dependent on a single paper mill for the fiber used in the manufacture of our composite building products. This mill has the exclusive right to supply the papermaking byproducts used to manufacture the granules used in our process. Although we believe our relationship with the mill is good, the mill could decide not to renew its contract with us in 2003, or may not renew on commercially reasonable terms, and we would be forced to find an alternative supply for this raw material. We may be unable to find an alternative supply on commercially reasonable terms or could incur excessive transportation costs if an alternative supplier were found, which would increase our manufacturing costs and may prevent our products from being competitive.

      We may not be successful in identifying and completing acquisitions or successfully integrating any acquisitions. Our strategy includes the acquisition of technologies and businesses that complement or augment our existing products and services. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory, including antitrust, approvals. Any acquisition completed by us may be made at a substantial premium over the fair value of the net assets of the acquired company. We may not be able to complete future acquisitions, integrate any acquired businesses successfully into our existing businesses, or make such businesses profitable or realize anticipated cost savings or synergies, if any, from these acquisitions. The size and selection of suitable acquisition candidates may also be limited due to the financial covenants with Thermo Electron.

<
                                       50

>
Kadant Inc.                                            2001 Financial Statements

                           Forward-looking Statements

      Our inability to protect our intellectual property could have a material adverse effect on our business. In addition, third parties may claim that we infringe their intellectual property, and we could suffer significant litigation or licensing expense as a result. We place considerable emphasis on obtaining patent and trade secret protection for significant new technologies, products, and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace. Our success depends in part on our ability to develop patentable products and obtain and enforce patent protection for our products both in the United States and in other countries. We own numerous U.S. and foreign patents, and we intend to file additional applications, as appropriate, for patents covering our products. We have filed for a patent relating to our composite building products business.
Patents may not issue from any pending or future patent applications owned by or licensed to us, and the claims allowed under any issued patents may not be sufficiently broad to protect our technology. Any issued patents owned by or licensed to us may be challenged, invalidated, or circumvented, and the rights under these patents may not provide us with competitive advantages. In addition, competitors may design around our technology or develop competing technologies.
Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture increased market position. We could incur substantial costs in defending ourselves in suits brought against us or in suits in which we may assert our patent rights against others. An unfavorable outcome of any such litigation could materially adversely affect our business and results of operations. In addition, as our patents expire, we rely on trade secrets and proprietary know-how to protect our products. We cannot be sure the steps we have taken or will take in the future will be adequate to deter misappropriation of our proprietary information and intellectual property.
      We also rely on trade secrets and proprietary know-how, which we seek to protect, in part, by confidentiality agreements with our collaborators, employees, and consultants. These agreements may be breached, we may not have adequate remedies for any breach, and our trade secrets may otherwise become known or be independently developed by our competitors. Third parties may assert claims against us to the effect that we are infringing on their intellectual property rights. We could incur substantial costs and diversion of management resources in defending these claims, which could have a material adverse effect on our business, financial condition, and results of operations.
      In addition, parties making these claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to make, use, sell, distribute, or market our products and services in the United States or abroad. In the event that a claim relating to intellectual property is asserted against us, or third parties not affiliated with us hold pending or issued patents that relate to our products or technology, we may seek licenses to such intellectual property or challenge those patents. However, we may be unable to obtain these licenses on commercially reasonable terms, if at all, and our challenge may be unsuccessful.
Our failure to obtain the necessary licenses or other rights could prevent the sale, manufacture, or distribution of our products and, therefore, could have a material adverse effect on our business, financial condition, and results of operations.

      Fluctuations in our quarterly operating results may cause our stock price to decline. Given the nature of the markets in which we participate and the effect of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial
Statements" (SAB 101), which became effective as of January 2000, we cannot reliably predict future revenues and profitability, and unexpected changes may cause us to adjust our operations. A significant proportion of our costs are fixed, due in part to our significant sales, research and development, and manufacturing costs. Thus, small declines in revenues could disproportionately affect our operating results. Other factors that could affect our quarterly operating results include: failures to pass contractually agreed upon acceptance tests, which would delay or prohibit recognition of revenues under SAB 101;
demand for and market acceptance of our products; competitive pressures resulting in lower selling prices; adverse changes in the pulp and paper industry; delays or problems in the introduction of new products; our competitors' announcements of new products, services, or technological innovations; contractual liabilities related to guarantees of our equipment performance; increased costs of raw materials or supplies, including the cost of energy; and changes in the timing of product orders.

<
                                       51

>
Kadant Inc.                                            2001 Financial Statements

                           Forward-looking Statements

      Anti-takeover provisions in our charter documents and under Delaware law and the potential tax effects of the distribution could prevent or delay transactions that our shareholders may favor. Provisions of our charter and by-laws may discourage, delay or prevent a merger or acquisition that our shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. For example, these provisions: authorize the issuance of "blank check" preferred stock without any need for action by shareholders; provide for a classified board of directors with staggered three-year terms; require super-majority shareholder voting to effect various amendments to our charter and by-laws; eliminate the ability of shareholders to call special meetings of shareholders; prohibit shareholder action by written consent; and establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.
      In addition, our board of directors has adopted a shareholder rights plan intended to protect shareholders in the event of an unfair or coercive offer to acquire our company and to provide our board of directors with adequate time to evaluate unsolicited offers. Preferred stock purchase rights have been distributed to our common shareholders pursuant to the rights plan. This rights plan may have anti-takeover effects. The rights plan will cause substantial dilution to a person or group that attempts to acquire us on terms that our board of directors does not believe are in our best interests and those of our shareholders, and may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares.
      The tax treatment of the distribution under the Internal Revenue Code and regulations thereunder could also serve to discourage the acquisition of our company. An acquisition of our company within two years following the distribution could result in federal tax liability being imposed on Thermo
Electron and, in more limited circumstances, on shareholders of Thermo Electron who received shares of our common stock in the distribution. In addition, even acquisitions more than two years after the distribution could cause the distribution to be taxable to Thermo Electron if the acquisitions were determined to be pursuant to an overall plan that existed at the time of the distribution. As part of the distribution, we have indemnified Thermo Electron, but not the shareholders of Thermo Electron, for any resulting tax liability if the tax liability is attributable to certain acts by us, including an acquisition of our company. The prospect of that tax liability and our indemnification obligation may have anti-takeover effects.

      A number of actions following the spinoff from Thermo Electron, including our failure to conduct a public offering of our common stock within one year of the spinoff, could cause the distribution to be fully taxable to shareholders of Thermo Electron who received shares of our common stock in the distribution and/or to Thermo Electron, and to us.
      The IRS has issued a ruling that no gain or loss will be recognized by us, Thermo Electron, or its shareholders upon the distribution of our common stock as of the date of the distribution, except with respect to cash received in lieu of fractional shares of our common stock and distributions of our common stock acquired by Thermo Electron within the past five years in taxable transactions.
However, the distribution could become fully taxable if we, Thermo Electron, or the shareholders of Thermo Electron who received shares of our common stock in the distribution, take any of a number of actions following the distribution. We have entered into a tax matters agreement with Thermo Electron that restricts our ability to engage in these types of actions. The IRS ruling is based, in part, on our representation that we will conduct a public offering of 10 to 20 percent of our common stock within one year of the distribution. We may be unable to complete a public offering for a number of reasons, including adverse market conditions or adverse developments in our business following the distribution. If we do not conduct a public offering within one year of the distribution, or if any of the other conditions of the IRS ruling are not satisfied, the distribution could become taxable to the shareholders of Thermo
Electron who received shares of our common stock in the distribution and/or
Thermo Electron. As part of the distribution, we have indemnified Thermo
Electron, but not the shareholders of Thermo Electron, for any resulting tax liability if the tax liability is attributable to certain acts by us, including our inability to complete a public offering of 10 to 20 percent of our common stock within one year after the distribution date.

<
                                       52

>
Kadant Inc.                                            2001 Financial Statements

                           Forward-looking Statements

      Sales of substantial amounts of our common stock may occur from time to time, which could cause our stock price to decline. Our shares were distributed pro rata to the shareholders of Thermo Electron, and from time to time these shareholders have sold and may in the future sell substantial amounts of our common stock in the public market, if our shares no longer meet their investment criteria or other objectives. In addition, we are required to conduct a public offering of 10 to 20 percent of our common stock within one year from the date of the distribution. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, whether as a result of the distribution or otherwise, could cause the market price of our common stock to decline.

      Continuing low interest rates, coupled with declines in expected revenues, could cause us to no longer be in compliance with the financial covenants contained in our agreement with Thermo Electron, and we may be unable to renegotiate the covenants or obtain a waiver from Thermo Electron. The unexpected decline in interest rates in the fall of 2001, coupled with lower invested cash balances and lower operating income, resulted in our non-compliance with one of the financial covenants originally negotiated in our Plan and Agreement of Distribution with Thermo Electron. We were able to negotiate an amendment to the agreement that resulted in our compliance with the financial covenants, as amended. If we should again fail to comply with the financial covenants, there is no assurance that Thermo Electron would either renegotiate the covenants or grant a waiver.

      If we are unable to comply with the financial covenants contained in our agreement with Thermo Electron, we may be required to take certain actions that could compromise our ability to execute our business plan. We have agreed to certain financial covenants with Thermo Electron that restrict our use of cash and our ability to incur additional debt as part of Thermo Electron's continued guarantee of our subordinated convertible debentures. If we are unable to comply with the financial covenants, Thermo Electron could, among other things, require us to refinance our debentures, conduct an exchange offer for the debentures, or repay in full the underlying obligation. If we were required to take these actions, we might not have sufficient cash or credit capacity to engage in transactions, such as significant acquisitions, that might otherwise benefit our business.

      We may have potential business conflicts of interest with Thermo Electron with respect to our past and ongoing relationships that could harm our business operations. Conflicts of interest may arise between Thermo Electron and us in a number of areas relating to our past and ongoing relationships, including:
labor, tax, employee benefit, indemnification, and other matters arising from our separation from Thermo Electron; and restrictions related to our use of cash and our ability to incur indebtedness in connection with Thermo Electron's continuing obligations under its guarantees of our subordinated convertible debentures. We may not be able to resolve any potential conflicts.



<
                                       53

>


Kadant Inc.                                                                      2001 Financial Statements

                                    Selected Financial Information

(In thousands except per share amounts)              2001 (a)   2000 (b)    1999 (c)       1998   1997 (d)
----------------------------------------------------------------------------------------------------------

Statement of Income Data
Revenues                                             $221,166   $234,913    $228,036   $247,426   $239,642
Income Before Extraordinary Item and
 Cumulative Effect of Change in Accounting
 Principle                                              9,362     16,012      17,778     17,995     16,426
Net Income                                              9,982     15,142      17,778     17,995     16,426
Earnings per Share Before Extraordinary Item
 and Cumulative Effect of Change in
 Accounting Principle (e):
   Basic                                                  .76       1.31        1.45       1.46       1.34
   Diluted                                                .76       1.30        1.44       1.44       1.30
Earnings per Share (e):
   Basic                                                  .81       1.24        1.45       1.46       1.34
   Diluted                                                .81       1.23        1.44       1.44       1.30

Balance Sheet Data
Working Capital (f)                                  $159,383   $173,097   $ 158,711   $193,446   $176,996
Total Assets                                          367,654    414,215     442,577    427,100    418,938
Common Stock of Subsidiary Subject to
 Redemption                                                 -          -           -     53,801     52,812
Long-term Obligations                                 119,267    154,650     154,350    153,000    153,000
Shareholders' Investment                              183,557    170,633     164,070    150,948    138,095

(a) Reflects $0.7 million of pretax restructuring costs and the repurchase of $34.9 million of the Company's
    4 1/2% subordinated convertible debentures, resulting in an extraordinary gain of $0.6 million, net of income tax provision of $0.4 million.
(b) Reflects a $1.7 million pretax gain on sale of property, $0.5 million of pretax income related to restructuring and unusual items, the redemption of $34.6 million of Thermo Fibergen's common stock, and a charge for the cumulative effect of change in accounting principle of $0.9 million, net of income tax benefit of $0.6 million.
(c) Reflects an $11.2 million pretax gain on the February 1999 disposition of Thermo Wisconsin, Inc., pretax restructuring costs and unusual items of $6.2 million, and the reclassification of common stock of subsidiary subject to redemption to current liabilities.
(d) Reflects the May 1997 acquisition of Kadant Black Clawson, the issuance of $153.0 million principal amount of 4 1/2% subordinated convertible debentures, and the conversion of a $15.0 million principal amount subordinated convertible note by Thermo Electron.
(e) Restated to reflect the one-for-five reverse stock split, effective July 12, 2001.
(f) Includes $17.0 million and $49.2 million reclassified from common stock of subsidiary subject to redemption to current liabilities in 2000 and 1999, respectively.



<
                                       54

>


Kadant Inc.                                            2001 Financial Statements

Common Stock Market Information
      Effective July 12, 2001, we changed our name to Kadant Inc. from Thermo
Fibertek Inc., with our common stock trading on the American Stock Exchange under the symbol KAI. Our common stock was previously traded under the symbol
TFT. The following table sets forth the high and low sale prices of our common stock for 2001 and 2000, as reported in the consolidated transaction reporting system. Prices have been restated to reflect the one-for-five reverse stock split, effective July 12, 2001.

                                                                       2001                  2000
                                                                 ----------------      ----------------
Quarter                                                            High       Low        High       Low
-------------------------------------------------------------------------------------------------------

First                                                            $21.00    $15.31      $40.94    $32.19
Second                                                            24.45     14.50       34.69     19.69
Third                                                             18.50     11.10       25.63     20.00
Fourth                                                            14.80     12.65       21.25     17.19

      As of January 31, 2002, we had approximately 10,700 holders of record of our common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for our common stock on January 31, 2002, was $14.15 per share.

Shareholder Services
      Shareholders who desire information about Kadant Inc. are invited to contact us at One Acton Place, Suite 202, Acton, Massachusetts 01720, (978)
776-2000. We maintain an internal mailing list to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly reports, annual reports, press releases, and other information as quickly as possible. Additional Company information is available at http://www.kadant.com.

Stock Transfer Agent
      American Stock Transfer & Trust Company is our stock transfer agent and maintains our shareholder activity records. The agent will respond to questions on issuance of stock certificates, change of ownership, lost stock certificates, and change of address. For these and similar matters, please direct inquiries to:

      American Stock Transfer & Trust Company
      Shareholder Services Department
      59 Maiden Lane
      New York, New York 10038
      (718) 921-8200

Dividend Policy
      We have never paid cash dividends and do not expect to pay cash dividends in the foreseeable future because our policy has been to use earnings to finance expansion and growth. Payment of dividends will rest within the discretion of the board of directors and will depend upon, among other factors, our earnings, capital requirements, and financial condition.

Form 10-K Report
      A copy of the Annual Report on Form 10-K for the fiscal year ended
December 29, 2001, as filed with the Securities and Exchange Commission, may be obtained at no charge by contacting Kadant Inc., One Acton Place, Suite 202,
Acton, Massachusetts 01720, (978) 776-2000.


